Exhibit (d)(6)

Syndicated multi currency senior facilities agreement

Project Frankfort

Each party listed in part 1 of schedule 1
(as Borrowers)

Each party listed in part 2 of schedule 1
(as Initial Guarantors)

Each party listed in schedule 2
(as Financiers)

National Australia Bank Limited

ABN 12 004 044 937
(as Senior Agent)

Westpac Banking Corporation

ABN 33 007 457 141
(as Security Trustee)

Westpac Banking Corporation

ABN 33 007 457 141
(as Australian WC Facility Provider)

and

National Australia Bank Limited

ABN 12 004 044 937
(as US LC Facility Provider)

MLC Centre Martin Place Sydney New South Wales 2000 Australia

Telephone +61 2 9225 5000  Facsimile +61 2 9322 4000

www.freehills.com DX 361 Sydney

SYDNEY MELBOURNE PERTH BRISBANE SINGAPORE

Correspondent Offices HANOI HO CHI MINH CITY JAKARTA KUALA LUMPUR

Reference JRS:EDC:36G

Table of contents

Clause

1	Definitions and interpretation
	1.1	Definitions
	1.2	Interpretation
	1.3	Inclusive expressions
	1.4	Business Day
	1.5	Accounting Standards
	1.6	Security Trustee’s limitation of liability protection
	1.7	Shareholder ratification
	1.8	References to Financiers
	1.9	Related Bodies Corporate of Financiers
	1.10	US Repayment Date
	1.11	Permitted Asian Sale Completion Date
	1.12	Pat & Oscars

2	Conditions precedent and conditions subsequent
	2.1	Conditions precedent to initial Funding Portion
	2.2	Conditions precedent to all Funding Portions
	2.3	Certified copies
	2.4	Cancellation of Commitments
	2.5	Merger conditions – US Target Company Security and Merger
	2.6	Condition subsequent - Australian Target Company Security
	2.7	Corporate Restructure
	2.8	Benefit of conditions

3	Commitment, purpose and availability of Facility
	3.1	Provision of Commitments
	3.2	Borrowers and Currencies
	3.3	Several obligations and rights of Financiers
	3.4	Purpose
	3.5	Cancellation of Commitment during Availability Period
	3.6	Cancellation at end of Availability Period
	3.7	Currency conversion
	3.8	Repayment for Currency Movements

4	Funding and rate setting procedures
	4.1	Delivery of Funding Notice
	4.2	Requirements for a Funding Notice
	4.3	Irrevocability of Funding Notice
	4.4	Number of Funding Portions
	4.5	Amount of Funding Portions
	4.6	Selection of Interest Periods
	4.7	Consolidation and division of Funding Portions
	4.8	Selection Notice
	4.9	Determination of Funding Rate
	4.10	Application

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5	Cash Advance Facility
	5.1	Application
	5.2	Provision of Funding Portions
	5.3	Payment to Borrower
	5.4	Interest
	5.5	Liquidity Bills

6	Facility D
	6.1	Application
	6.2	Issue of Letters of Credit
	6.3	Form of Letter of Credit and numbers of Letters of Credit
	6.4	Tax on Letters of Credit
	6.5	Drawings procedure
	6.6	Obligations of the US LC Facility Provider
	6.7	Obligations unconditional
	6.8	Indemnity in respect of Letters of Credit
	6.9	Return of LCs
	6.10	LC Fee

7	Changes to the calculation of interest
	7.1	Market disruption
	7.2	Alternative basis of interest or funding

8	Repayment and prepaying
	8.1	Repayment
	8.2	Scheduled repayments – Facility A
	8.3	Prepayment
	8.4	Mandatory Prepayments – Excess Cash Flow – AUD Facilities
	8.5	Mandatory Prepayments – Excess Cash Flow – USD Facilities
	8.6	Mandatory Prepayments – insurance and other proceeds - AUD Facilities
	8.7	Mandatory Prepayments – insurance and disposal proceeds – USD Facilities
	8.8	Application of prepayment - AUD Facilities
	8.9	Application of prepayment – USD Facilities
	8.10	Mandatory prepayment - other events – AUD Facilities
	8.11	Mandatory prepayment - other events – USD Facilities
	8.12	Prepayments generally

9	Payments
	9.1	Manner of payment
	9.2	Payments on a Business Day
	9.3	Payments in gross
	9.4	Additional payments
	9.5	Taxation deduction procedures
	9.6	Conduct of business by the Senior Finance Parties
	9.7	Amounts payable on demand
	9.8	Appropriation of payments
	9.9	Distribution by Senior Agent
	9.10	Non-receipt of funds by the Senior Agent

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	9.11	Redistribution of payments
	9.12	Rounding
	9.13	Currency exchanges
	9.14	Right to refinance on a tax or other event
	9.15	Financiers’ representations and warranties
	9.16	Information
	9.17	Joint Lead Arrangers’ representations, warranties and undertakings
	9.18	Payments

10	Representations and warranties
	10.1	Representations and warranties
	10.2	Survival and repetition of representations and warranties
	10.3	Reliance by Senior Finance Parties

11	Undertakings
	11.1	Provision of information and reports
	11.2	Proper accounts
	11.3	Notices to the Senior Agent
	11.4	Compliance
	11.5	Maintenance of capital
	11.6	Corporate existence
	11.7	Compliance with Authorisations
	11.8	Payment of Taxes and outgoings
	11.9	Material Documents and Other Material Contracts
	11.10	Amendments to constitution
	11.11	Negative pledge
	11.12	Disposal of assets
	11.13	Acquisition of Assets and investments
	11.14	Financial Indebtedness
	11.15	No change to business
	11.16	Off Balance Sheet Items and Leases
	11.17	No sale and leaseback
	11.18	Financial accommodation
	11.19	Restrictions on dealings
	11.20	Change in ownership
	11.21	Restrictions on Distributions and fees
	11.22	USHoldco, AusHoldco and AsiaHoldco
	11.23	Undertakings regarding Secured Property
	11.24	Insurance
	11.25	Hedging
	11.26	Right of Hedge Counterparty to terminate
	11.27	Australian WC Facility Documents
	11.28	Anti-Terrorism Law
	11.29	Embargoed Person
	11.30	Tax Losses and tax consolidation
	11.31	Ecoli Litigation
	11.32	Employee Trust Funds
	11.33	Intercompany Loans
	11.34	Dissenting Shareholder Payments
	11.35	Blocked Accounts

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	11.36	Financial undertakings
	11.37	Term of undertakings

12	Events of Default
	12.1	Events of Default
	12.2	Effect of Event of Default
	12.3	Automatic acceleration
	12.4	Application of cash cover
	12.5	Transaction Parties to continue to perform
	12.6	Enforcement
	12.7	Investigation of Event of Default
	12.8	Administrator appointed to a Transaction Party

13	Increased costs and illegality
	13.1	Increased costs
	13.2	Illegality
	13.3	Mitigation

14	Guarantee and indemnity
	14.1	Guarantee and Related US Guarantee
	14.2	Payment
	14.3	Securities for other money
	14.4	Amount of Secured Moneys
	14.5	Proof by Senior Finance Parties
	14.6	Avoidance of payments
	14.7	Indemnity for avoidance of Secured Moneys
	14.8	No obligation to marshal
	14.9	Non-exercise of Guarantors’ rights
	14.10	Principal and independent obligation
	14.11	Suspense account
	14.12	Unconditional nature of obligations
	14.13	No competition
	14.14	Extent of Guarantor’s obligations
	14.15	Continuing guarantee
	14.16	Variation
	14.17	Judgments
	14.18	Additional Guarantors
	14.19	Release of Guarantor

15	Indemnities and Break Costs
	15.1	General indemnity
	15.2	Break Costs
	15.3	Foreign currency indemnity
	15.4	Conversion of currencies
	15.5	Continuing indemnities and evidence of loss

16	Fees, Tax, costs and expenses
	16.1	Agent’s fees
	16.2	Security Trustee’s Fees

4

	16.3	Commitment Fee – Facilities A, B, C and E
	16.4	Line Fee – Facility D
	16.5	JLAs’ Fees
	16.6	Australian WC Facility Providers Fees
	16.7	Tax
	16.8	Costs and expenses
	16.9	GST

17	Interest on overdue amounts
	17.1	Payment of interest
	17.2	Accrual of interest
	17.3	Rate of interest

18	Relations between Agent and Financier
	18.1	Appointment of Senior Agent
	18.2	Duties of the Senior Agent
	18.3	Senior Agent’s capacity
	18.4	Role of Joint Lead Arrangers
	18.5	Senior Agent’s obligations
	18.6	Senior Agent’s powers
	18.7	Instructions to Senior Agent
	18.8	Assumptions as to authority
	18.9	Senior Agent’s liability
	18.10	Delegation
	18.11	Senior Agent entitled to rely
	18.12	Provision of information
	18.13	Indemnity by Financiers
	18.14	Independent appraisal by Financiers
	18.15	Acknowledgements and role of Senior Agent
	18.16	Resignation and removal of Senior Agent
	18.17	Institution of actions by Financiers
	18.18	Identity of Financiers
	18.19	Instructions
	18.20	Electronic transmission of notices

19	Assignment and substitution
	19.1	Assignment by Transaction Party
	19.2	Assignment by Financiers
	19.3	Substitution certificate
	19.4	Assist
	19.5	Securitisation Permitted
	19.6	Participation permitted
	19.7	Facility Office
	19.8	No increase in costs or illegality
	19.9	Right to require selldown by Financiers to facilitate a change in Australian WC Facility Provider

20	Saving provisions
	20.1	No merger of security
	20.2	Exclusion of moratorium

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	20.3	Conflict
	20.4	Consents
	20.5	Principal obligations
	20.6	Non-avoidance
	20.7	Set-off authorised
	20.8	Agent’s certificates and approvals
	20.9	No reliance or other obligations and risk assumption
	20.10	Power of attorney

21	General
	21.1	Confidential information
	21.2	Transaction Party to bear cost
	21.3	Notices
	21.4	Governing law and jurisdiction
	21.5	Prohibition and enforceability
	21.6	Waivers
	21.7	Variation
	21.8	Cumulative rights
	21.9	Attorneys
	21.10	Counterparts
	21.11	Code of Banking Practice 2003
	21.12	Patriot Act
	21.13	Waiver of Jury Trial

Schedule 1 – Borrowers and Guarantors

Schedule 2 – Financiers

Schedule 3 – Notice details

Schedule 4 – Officer’s certificate

Schedule 5 – Funding Notice

Schedule 6 – Selection Notice

Schedule 7 – Group Structure Diagram

Schedule 8 – Compliance Certificate

Schedule 9 – Facility A Repayment Dates and Amounts

Schedule 10 – Existing Finance Leases and Existing Bank Guarantees

Schedule 11 – Target Companies

Schedule 12 – Corporate Restructure

Schedule 13 – Trading Cycles

Annexure A – Guarantee Assumption Agreement

Annexure B – Substitution certificate

6

This syndicated multi currency senior facilities agreement

is made on                                   2005 between the following parties:

1             Each party listed in part 1 of schedule 1
(each a Borrower)

2             Each party listed in part 2 of schedule 1
(each an Initial Guarantor)

3             Each party listed in schedule 2
(each a Financier)

4             National Australia Bank Limited
ABN 12 004 044 937
of Level 25, 225 George Street, Sydney  NSW  2000
(Senior Agent)

5             Westpac Banking Corporation
ABN 33 007 457 141
of Level 1, 255 Elizabeth Street, Sydney NSW 2000
(Security Trustee)

6             Westpac Banking Corporation
ABN 33 007 457 141
of Level 14, 260 Queen Street Brisbane
(Australian WC Facility Provider)

7             National Australia Bank Limited
ABN 12 004 044 937
of Level 25, 225 George Street, Sydney  NSW  2000
(US LC Facility Provider)

Recital

The Financiers have agreed, subject to this agreement, to provide the Facilities to the Borrowers through their respective Facility Offices on the terms of this agreement.

The parties agree

in consideration of, among other things, the mutual promises contained in this agreement:

1             Definitions and interpretation

1.1          Definitions

In this agreement:

Account Bank Deed means an agreement or other instrument executed by a Transactional Bank or other bank or financial institution with which a Transaction Party operates deposit accounts in favour of the Security Trustee and which contains certain acknowledgements and undertakings with respect to the Senior Finance Parties’ Security over the relevant deposit accounts with that

Transactional Bank or other bank or financial institution and includes, in relation to a US Transaction Party, a “Deposit Account Control Agreement” under and as defined in the US Security Agreement in relation to those deposit accounts;

Accounting Standards means accounting principles and practices applying by law, or otherwise generally accepted accounting principles, in Australia;

Acquisition Agreement Claim means any claim for breach of contract or warranty by, misrepresentation by, indemnity or other similar claim against, any person (including any employee, officer or adviser of a Transaction Party or any of its Subsidiaries) in relation to the Merger Agreement or the CFG Share Sale Agreement (but does not include any claim under the CFG Share Sale Agreement which is satisfied by a transfer of shares in AusHoldco, USHoldco or AsiaHoldco from, or on behalf of CFG Management, to the Sponsor or Entities exclusively managed and advised by the Sponsor);

Acquisition Costs means:

(a)           amounts payable to:

(1)           holders of certificates representing WRC Common Stock issued and outstanding immediately prior to the Effective Time; and

(2)           holders of WRC Options at the Effective Time,

pursuant to the Merger Agreement and any other amounts payable by the Australian Borrower or a Target Company under or in connection with the Merger Agreement (but not including any payments between Transaction Parties or a payment from the Australian Borrower to a Target Company under the Merger Agreement);

(b)           amounts payable to CFG Management for the acquisition of shares and other equity interests in CFG under the CFG Share Sale Agreement;

(c)           any dividends or other distributions of WRC, CFG or any Target Group Member which have been declared, but remain unpaid immediately prior to Financial Close;

(d)           any special one time bonuses, retention bonuses and other amounts payable to executives and employees of Target Companies which are payable in connection with the Merger or are otherwise accrued but remain unpaid immediately prior to Financial Close;

(e)           liabilities of WRC under or in connection with the Existing Pat & Oscars Lease Guarantees;

(f)            amounts required to repay any Financial Indebtedness of the Target Companies outstanding immediately prior to Financial Close in accordance with clause 2.1(v);

(g)           amounts required to be paid by a Transaction Party at or about Financial Close under any Merger Agreement Hedging;

(h)           costs and expenses (including Taxes) incurred in connection with the cancellation of the Corporate-Owned Life Insurance Policies issued on 1 June 1985 by Manufacturers Life Insurance Company as contemplated in section 7.3(j) of the Merger Agreement;

(i)            the YUM Transfer Fee,

and all other costs and transaction expenses (including costs of the advisors of the Borrowers, the Sponsor, WRC, the Senior Finance Parties and the Mezzanine Finance Parties) and other amounts incurred or to be incurred by a Consolidated Group Member in connection with the Merger, a Shareholders’ Agreement, the Corporate Restructure and the Establishment of Groups contemplated in the Funds Flow Statement;

Additional Guarantor means a person who has executed a Guarantee Assumption Agreement;

Anti-Terrorism Law means any requirement of law relating to terrorism or money laundering;

AsiaHoldco means SingCo Trading Pte. Ltd., a Singaporean Company;

Asian Business means the businesses to be operated by the Asian Group after Financial Close, including:

(a)           the ownership, operation, development and franchising (as franchisor, franchisee or licensee) of the “Sizzler” concept outside Australia, North America, South America and the Caribbean;

(b)           the ownership (whether under licence or otherwise) of all “Sizzler” related trademarks and service marks and other Intellectual Property Rights related to the “Sizzler” business other than to the extent they relate to Australia, North America, South America or the Caribbean; and

(c)           the ownership of the Existing Joint Venture Interests;

Asian Group means AsiaHoldco and its Subsidiaries and, prior to the completion of Corporate Restructure Step Number 6, SIM and each of its Subsidiaries (other than a Subsidiary of SIM which is to be transferred to the US Borrower or another US Group Member pursuant to the Corporate Restructure (being Restaurant Concepts of Australia Pty Ltd, Furnace Concepts International, Inc. and Furnace Concepts Australia Corp));

Asian Group Member means an Entity which forms part of the Asian Group;

Asian Group Subordinated Intercompany Loan Agreement means the agreement entitled “Asian Group Subordinated Intercompany Loan Agreement” dated on or before Financial Close between the Australian Borrower (as borrower) and AsiaHoldco (as lender);

Asian Sale means a sale of all or substantially all of the assets and undertaking of the Asian Group or a sale of all the Marketable Securities in SIM or AsiaHoldco;

ASIC means the Australian Securities and Investments Commission;

Associate means an associate as defined in section 318 of the Income Tax Assessment Act 1936 (Cth);

Attorney means an attorney appointed under a Senior Finance Document;

AUD Facility means a Facility denominated in Australian Dollars, being Facility A, Facility B, the Australian WC Facility or Facility E;

AusHoldco means Collins Foods Holding Pty Limited ACN 113 801 648;

Australian Borrower means Aus Bidco Pty Limited ACN 113 833 391;

Australian Business means the businesses to be operated by the Australian Group after Financial Close, including:

(a)           the operation under franchise of “KFC” restaurants in Australia;

(b)           the ownership, operation, development and franchising (as franchisor, franchisee or licensee) of the “Sizzler” concept in Australia;

(c)           the ownership (whether under licence or otherwise) of all “Sizzler” related trademarks and service marks and other Intellectual Property Rights related to the “Sizzler” business in Australia; and

(d)           prior to the Permitted Asian Sale Completion Date, the Asian Business;

Australian Dollar Equivalent means in relation to an amount expressed in US Dollars at any time, such amount translated into Australian Dollars at the rate of exchange, determined by the Senior Agent, as the spot rate of exchange at which the Senior Agent could, on that date, purchase from another person, in the normal course of dealings with currencies, that amount of currency with Australian Dollars;

Australian Dollars, AUD and A$ means the lawful currency of the Commonwealth of Australia;

Australian Facility Office means, in respect of a Financier:

(a)           the office of the Financier set out opposite its name in schedule 2; or

(b)           subject to clause 1.9, the office of the Financier or its Related Body Corporate notified by the Financier under this agreement;

Australian Funding Portion means a Funding Portion provided or to be provided to the Australian Borrower;

Australian Group means:

(a)           AusHoldco;

(b)           the Australian Borrower;

(c)           CFG and each of its Subsidiaries; and

(d)           prior to the completion of any Permitted Asian Sale, each Asian Group Member;

Australian Group Member means any Entity which forms part of the Australian Group;

Australian Group Tax Sharing Agreement means a tax sharing agreement or tax contribution agreement in relation to any Consolidated Group Member which is part of a consolidated group for Australian tax purposes;

Australian Target Company means each Entity listed in part 1 of schedule 11;

Australian Target Security means a Security required to be executed by an Australian Target Company on the Whitewash Completion Date being:

(a)           a Property Mortgage referred to in paragraph (a) to (e) of the definition of “Property Mortgage”; or

(b)           a Deed of Charge referred to in paragraph (e) of the definition of “Deed of Charge”;

Australian Transaction Party means a Transaction Party incorporated or registered under the laws of Australia;

Australian WC Facility means the Australian Dollar revolving credit facility with an aggregate facility limit of A$15,000,000 made available by the Australian WC Facility Provider to the Australian Borrower under the Australian WC Facility Documents;

Australian WC Facility Documents means the agreement dated on or about the date of this agreement between the Australian Borrower and the Australian WC Facility Provider (as amended or replaced from time to time as permitted under clause 11.27);

Australian WC Facility Letter of Credit means a guarantee, performance bond, banker’s undertaking, letter of credit or similar instrument issued under an Australian WC Facility Document;

Australian WC Facility Provider means:

(a)           Westpac Banking Corporation; or

(b)           any bank or financial institution substituted by the then current Australian WC Facility Provider under and in accordance with clause 19 for the whole of that Australian WC Facility Provider’s Commitment for the Australian WC Facility;

Australian Withholding Tax means any Australian Tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Income Tax Assessment Act 1936 (Cth) or any equivalent Tax imposed under any other legislation from time to time;

Authorisation means:

(a)           any consent, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption; or

(b)           in relation to anything which a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action or notice of intended intervention or action;

Authorised Officer means:

(a)           in relation to a Transaction Party, a director or a secretary, or a person notified to the Senior Agent to be an authorised officer, of the Transaction Party for the purposes of a Senior Finance Document and whose specimen signature is provided with such notification to the Senior Agent and in respect of which the Senior Agent has not received written notification of the revocation of that appointment; and

(b)           in relation to a Senior Finance Party, any person whose title includes the word “Director”, “Managing Director”, “Manager” or “Vice President”, and, provided notification of authorisation is given to the Borrowers on request by any Borrower, any other person appointed by the Senior Finance Party to act as its authorised officer for the purposes of this agreement;

Available Currency means:

(a)           in relation to an AUD Facility (other than Facility E), Australian Dollars;

(b)           in relation to a USD Facility, US Dollars; and

(c)           in relation to Facility E:

(1)           for Funding Portions to be provided or provided to the Australian Borrower, Australian Dollars; and

(2)           for Funding Portions to be provided or provided to the US Borrower, US Dollars;

Availability Period means, in relation to a Facility, the period commencing on the date of this agreement and ending on the earlier of:

(a)           in the case of:

(1)           Facilities A, B and C, Financial Close; and

(2)           in the case of Facilities D and E, the date which is 30 days before the Termination Date; and

(b)           the date on which the Total Commitments for that Facility are cancelled in full under this agreement;

Base Rate means:

(a)           in relation to a Funding Portion or other amount denominated in Australian Dollars, BBR;

(b)           in relation to a Funding Portion or other amount denominated in US Dollars, LIBOR;

BBR means, in respect of an Interest Period for a Funding Portion denominated in Australian Dollars:

(a)           the average bid rate displayed at or about 10.30am (Sydney time) on the Rate Set Date on the Reuters screen BBSY page for a term equivalent to, or if not equivalent to, most closely approximating, the Interest Period, provided, in the case where the term is not equivalent to that Interest Period, the term is not more than 3 days longer or shorter than the Interest Period; or

(b)           if:

(1)           for any reason that rate is not displayed (or is not displayed for the relevant period); or

(2)           the basis on which that rate is displayed is changed and in the opinion of the Senior Agent it ceases to reflect the Financiers’ cost of funding to the same extent as at the date of this agreement, then the BBR will be the rate determined by the Senior Agent to be the average of the buying rates quoted to the Senior Agent by 3 Reference Banks at or about 10.30am (Sydney time) on the Rate Set Date; the buying rates must be for bills of exchange accepted by a leading Australian bank and which have a term equivalent to, or, if not equivalent to, most closely approximating, the Interest Period provided, in the case where the term is not equivalent to that Interest Period, the term is not more than 3 days longer or shorter than the Interest Period; if there are less than 3 Reference Banks quoting buying rates for that period, then the BBR for each

Financier will be the rate notified by that Financier to the Senior Agent to be that Financier’s cost of funding its Pro Rata Share of the Funding Portion for the Interest Period.

All calculations of rates for the purposes of this definition will be expressed as a yield percent per annum to maturity;

Bill means a bill of exchange as defined in the Bills of Exchange Act 1909 (Cth);

Blocked Account means an Australian Prepayment Suspense Account referred to in clause 8.6(b) or, prior to the US Repayment Date, a US Prepayment Suspense Account referred to in clause 8.7(b);

Borrower means:

(a)           the Australian Borrower; or

(b)           at any time prior to the US Repayment Date, the US Borrower,

and, where used in relation to a Funding Portion, means the Borrower which requested that Funding Portion or to whom that Funding Portion is provided;

Break Benefits means, for any repayment or prepayment, the amount (if any) by which:

(a)           the interest (excluding any Margin) on the amount repaid or prepaid which a Financier should have received under this agreement (had the repayment or prepayment not occurred),

is less than:

(b)           the return which that Financier certifies that it would otherwise be able to obtain in respect of the amount repaid or prepaid,

in each case for the period from the date of repayment or prepayment until the last day of the then current Interest Period applicable to the repaid or prepaid amount;

Break Costs means, for any repayment or prepayment, the amount (if any) by which:

(a)           the interest (excluding any Margin) on the amount repaid or prepaid which a Financier should have received under this agreement (had the repayment or prepayment not occurred),

exceeds:

(b)           the return which that Financier would be able to obtain by placing the amount repaid or prepaid to it on deposit with a Reference Bank,

in each case for the period from the date of repayment or prepayment until the last day of the then current Interest Period applicable to the repaid or prepaid amount;

Business Day means:

(a)           for the purposes of clause 21.3, a day on which banks are open for business in the city where the notice or other communication is received excluding a Saturday, Sunday or public holiday;

(b)           in relation to the delivery of a Funding Notice or Selection Notice under a USD Facility or in respect of a Funding Portion provided or to be provided to the US Borrower under Facility E or any payment or advance of a currency by or to the US Borrower, a day on which banks are open for business in New York City, Sydney and Melbourne (excluding a Saturday, Sunday or public holiday);

(c)           in relation to the determination of the Base Rate for a Funding Portion:

(1)           denominated in Australian Dollars, a day on which banks are open for business in Sydney (excluding a Saturday, Sunday or public holiday); and

(2)           denominated in US Dollars, a day on which banks are open for business in London and New York City (excluding a Saturday, Sunday or public holiday); and

(d)           for all other purposes, a day on which banks are open for business in Sydney and Melbourne (excluding a Saturday, Sunday or public holiday);

Business Plan means the Consolidated Group’s proposed budget and updated financial model projections, including a detailed capital expenditure budget for the period prior to the Termination Date (such plan to be in the form approved by the Senior Agent in writing prior to Financial Close or in such other form as may be agreed by the Senior Agent);

Calculation Date means the last day of the third, sixth or ninth Trading Cycle in any Financial Year or the last day of any Financial Year, in each case, occurring on or after 1 January 2006 and on or before the Termination Date. Details of each Calculation Date are highlighted in schedule 13;

Calculation Period means, in relation to a Calculation Date, a period of 13 Trading Cycles ending on the Calculation Date;

Capital Expenditure means expenditure on equipment, machinery, fixed assets, real property improvements or any other capital assets which under Accounting Standards is regarded as capital expenditure;

Cash Equivalent means:

(a)           bank deposits expressly permitted under this agreement; or

(b)           debt instruments which mature within 6 months or are readily tradeable in a liquid market,

in each case which are deposits with, or debts obligations of or which are unconditionally guaranteed by, an entity which has a short term credit rating of at least A1 from Standard & Poor’s or P1 from Moody’s Investors Service or, in the case of bank deposits only, deposits with a Financier;

CFG means Collins Foods Group Pty Limited ABN 52 009 937 900;

CFG Management means each shareholder of CFG immediately prior to Financial Close, other than WRC;

CFG Share Sale Agreement means the agreement entitled “Share Sale and Subscription Agreement” dated on or before Financial Close between, among others, CFG Management (as vendors) and the Australian Borrower (as purchaser) under which CFG Management agree to sell and the Australian Borrower agrees to purchase the shares owned by CFG Management in CFG;

CFI means Collins Foods International Pty Limited, a Nevada corporation;

Change of Control means, in relation to an Entity, where funds exclusively managed and advised by the Sponsor do not, or cease to, Control that Entity;

Change in Law means any present or future law, regulation, treaty, order or official directive or official request (which, if not having the force of law, would be complied with by a responsible financial institution) which:

(a)           commences, is introduced, or changes, after the date of this agreement; and

(b)           does not relate to a change in the effective rate at which Tax is imposed on the overall net income of a Senior Finance Party;

Code means the United States Internal Revenue Code of 1986;

Collateral Security means any present or future Encumbrance, Guarantee or other document or agreement created or entered into by a Transaction Party or any other person as security for, or to credit enhance, the payment of any of the Secured Moneys;

Commitment means:

(a)           in respect of a Financier and a Facility other than the Australian WC Facility, the amount specified opposite its name in schedule 2 in respect of that Facility, as adjusted under this agreement;

(b)           in respect of the Australian WC Facility Provider and the Australian WC Facility, its commitment under the Australian WC Facility Documents (up to a maximum total commitment of A$15,000,000); or

(c)           in respect of a Financier without reference to a particular Facility, the aggregate of the amounts specified opposite its name in schedule 2 for all Facilities, as adjusted under this agreement plus, in the case of a Financier which is also the Australian WC Facility Provider, its commitment under the Australian WC Facility Documents at that time (up to a maximum total commitment of A$15,000,000 in respect of the Australian WC Facility at any time);

Compliance Certificate means a certificate in the form of schedule 8;

Consolidated Group means at any time:

(a)           each Australian Group Member at that time; and

(b)           if that time is prior to the US Repayment Date, each US Group Member at that time;

Consolidated Group Member means any Entity which forms part of the Consolidated Group;

Contested Tax means a Tax payable by a Transaction Party that is being contested in good faith on reasonable grounds;

Continuing Intercompany Loan Agreement means:

(a)           the Asian Group Subordinated Intercompany Loan Agreement;

(b)           the SIM Long Term Loan Agreement; or

(c)           the Subordinated Intercompany Loan Agreement;

Continuing SERP Guarantee means the guarantees given or assumed by CFI or CRQ in respect of the obligations of WRC to 11 former employees in connection with the SERP;

Control means, in respect of an Entity:

(a)           power or control over the management of the Entity, and the identity of the persons responsible for managing the Entity, whether through ownership of voting securities or interests, contract or otherwise including control of the board of directors and the appointment of the majority of directors. It does not matter whether the power or control is direct or (in the reasonable opinion of the Senior Agent) indirect or is, or can be exercised as a result of, by means of or by the revocation or breach of a trust, an agreement, a practice, or a combination of them, whether or not they are enforceable. It does not matter whether the power or control is expressed or implied, formal or informal, exercisable alone or jointly with someone else; and

(b)           the practical ability to determine the outcome of decisions about the Entity’s financial and operating policies;

Controller means a controller as defined in section 9 of the Corporations Act;

Core Australian Group means the Australian Group other than the Asian Group and Core Australian Group Member means each Australian Group Member other than an Asian Group Member;

Core Australian Business means the Australian Business, but excludes the Asian Business;

Corporate Restructure means the corporate restructure contemplated in clause 2.7;

Corporate Restructure Loan means:

(a)           the advance to be made by the US Borrower to the Australian Borrower on Financial Close of approximately A$62,000,000 (or its equivalent in US Dollars), the proceeds of which are to be used by the Australian Borrower to pay Acquisition Costs;

(b)           the promissory note for approximately A$12 million dated the date of completion of Corporate Restructure Step Number 4 made by CFG in favour of SIM, which is to be distributed by way of dividend to WRC on or simultaneously with its issue, as referred to in Corporate Restructure Step Number 4;

(c)           the agreement between the Australian Borrower and WRC to defer payment by the Australian Borrower of the purchase price for the acquisition by the Australian Borrower of all of the issued share capital in CFG held by WRC (that purchase price being approximately A$182,000,000), as referred to in Corporate Restructure Step Number 5;

(d)           the agreement between the Australian Borrower and WRC to defer payment by the Australian Borrower of the purchase price for the acquisition by the Australian Borrower of the rights of WRC under the SIM Long Term Loan Agreement from WRC as referred to in Corporate Restructure Step Number 6;

(e)           on and from completion of Corporate Restructure Step Number 2, the loan existing from WRC to the Australian Borrower as a consequence of the assignment or novation by P&O Holding Corp of it rights under the Pat & Oscars Loan Agreement to WRC at the time of completion of Corporate Restructure Step Number 2;

Corporate Restructure Loan Borrower means the borrower of a Corporate Restructure Loan or, in the case of a promissory note that has been indorsed in favour of another person (as payee), the person to whom that promissory note has been indorsed;

Corporate Restructure Loan Lender means the provider of a Corporate Restructure Loan (and includes the issuer of any promissory note);

Corporate Restructure Step means a step to be undertaken as part of the Corporate Restructure and a reference to the Number of a Corporate Restructure Step is the step corresponding to that number in the table set out in schedule 12;

Corporations Act means the Corporations Act 2001 (Cth);

CRM means Collins Restaurants Management Pty Limited ACN 093 912 979;

Cross Guarantee means the guarantee and indemnity in clause 14;

CRQ means Collins Restaurants Queensland Pty Limited ABN 97 009 988 381;

Current Australian Dollar Amount means, at any time, in respect of a Funding Portion or proposed Funding Portion denominated in:

(a)           Australian Dollars, the principal amount outstanding of the Funding Portion in Australian Dollars at that time; and

(b)           US Dollars, the Australian Dollar Equivalent at that time of the principal amount outstanding of the Funding Portion;

Current LC means any Letter of Credit which has not been discharged in full or in respect of which the obligations of the US Borrower remain unsatisfied;

Debt Interest means an interest (whether present or future) of a Financier under any of the AUD Facilities (other than the Australian WC Facility or a Funding Portion provided or to be provided to the US Borrower under Facility E), including any participation in a Funding Portion provided under an AUD Facility (other than the Australian WC Facility or a Funding Portion provided or to be provided to the US Borrower under Facility E);

Debt Service Cover Ratio means, as at any Calculation Date, the ratio of A to B, where:

(a)           “A” is EBITDA of the Consolidated Group for the Calculation Period ending on that Calculation Date,

less:

(1)           the amount of corporate Tax and other Tax on income and gains (other than Taxes incurred prior to Financial Close and Taxes incurred in connection with the Merger or Corporate Restructure) paid in cash by the Consolidated Group on a consolidated basis during the Calculation Period ending on that Calculation Date (net of cash Tax amounts, including refunds of Tax, received by

Consolidated Group Members during the Calculation Period ending on that Calculation Date); and

(2)           Net Capital Expenditure incurred by the Consolidated Group on a consolidated basis during the Calculation Period ending on that Calculation Date; and

(b)           “B” is the repayments of Facility A required be made under clause 8.2 plus Net Interest Expense for the Consolidated Group in each case during the Calculation Period ending on that Calculation Date;

Deed of Charge means:

(a)           the deed of charge and share mortgage dated on or about the date of this agreement between the Australian Borrower, AusHoldco and the Security Trustee;

(b)           the share pledge dated on or about the date of this agreement between the Australian Borrower and the Security Trustee;

(c)           the share pledge dated on or about the date of completion of Corporate Restructure Step Number 6 between AsiaHoldco and the Security Trustee;

(d)           the US Security Agreement;

(e)           any deed of charge, deed of charge and share mortgage, security agreement or other Encumbrance entered into by an Australian Target Company and the Security Trustee;

(f)            any security agreement, deed of charge, deed of charge and mortgage, share mortgage or other Encumbrance between any one or more US Target Companies or WRC and the Security Trustee (including any joinder agreement to the US Security Agreement);

(g)           the deed of fixed and floating charge dated on or about the date of this agreement between AsiaHoldco and the Security Trustee; or

(h)           the share mortgage dated on or about Financial Close between WRC and the Security Trustee;

Default means:

(a)           an Event of Default; or

(b)           a Potential Event of Default;

Deferred Equity Contribution means equity contributions to be made by CFG Management (or Entities Controlled by CFG Management) contemplated in the Funds Flow Statement which are not actually made on or before Financial Close as contemplated in clause 2.1(q);

DGCL means the General Corporation Law of the State of Delaware;

Disposal means, in respect of any thing, a sale, assignment, transfer or other disposal of that thing or parting with possession of or creating an interest in that thing (or agreeing to do any of those things) and Dispose has a corresponding meaning (with necessary modifications);

Dissenting Share has the meaning given to that term in the Merger Agreement;

Dissenting Shareholder Payment means any payment to be made by WRC in respect of a Dissenting Share either:

(a)           required to be paid under section 262 of the DGCL; or

(b)           agreed to be paid by WRC with respect to any demand for payment provided that the Senior Agent has been given prior written notice of, and has been consulted in relation to, that payment in accordance with clause 11.34;

Distribution means:

(a)           any dividend, distribution or other amount declared or paid by a Transaction Party on any Marketable Securities issued by it, including any payment in respect of a redeemable or preference share; or

(b)           any payment of interest, principal or other amounts in respect of any Financial Indebtedness of a Transaction Party to an Associate or Related Body Corporate;

Dormant Subsidiary means:

(a)           each of the following companies, but only for so long as that company does not carry on any business, undertake any activity or own any assets (including rights under contracts or Intellectual Property Rights) with aggregate book or market values (whichever is higher) in excess of A$50,000 (or equivalent amount in any other currency):

(1)           Collins Foods International Pty Ltd, a company incorporated in Nevada, USA;

(2)           Collins International, Inc., a company incorporated in Delaware, USA;

(3)           Restaurant Concepts International, Inc., a company incorporated in Nevada, USA;

(4)           Furnace Concepts International, Inc., a company incorporated in Nevada, USA;

(5)           Restaurant Concepts of Australia Pty. Ltd., a company incorporated in Nevada, USA;

(6)           Furnace Concepts Australia Corp., a company incorporated in Nevada, USA;

(7)           Sizzler Holdings of Canada, Inc., a company incorporated in Canada;

(8)           Sizzler of NY., Inc., a company incorporated in New York, USA;

(9)           Josephina’s, Inc., a company incorporated in California, USA;

(10)         Sizzler Australia Pty Limited, a company incorporated in Australia

(11)         Curly’s of Springfield P.A., Inc., a company incorporated in Pennsylvania, USA;

(12)         Collins Foods Superannuation Pty Ltd ACN 067 252 635, a company incorporated in Australia;

(13)         Collins Properties, Inc., a company incorporated in New York, USA;

(14)         Scott & Sizzler’s Ltd, a company incorporated in Canada;

(15)         CFI Insurers, Ltd., a Bermudan corporation;

(b)           any other Subsidiary of a Transaction Party which the Senior Agent (acting on the instructions of the Majority Financiers) agrees in writing to be a “Dormant Subsidiary” for the purposes of this agreement but only for so long as that company does not carry on any business, undertake any activity or own any assets (including rights under contracts or Intellectual Property Rights) with aggregate book or market values (whichever is higher) in excess of A$50,000 (or equivalent amount in any other currency);

EBITDA means in respect of any period the consolidated profit of the Consolidated Group (or a Consolidated Group Member, or a Group, depending on the context) for that period after adjustment to exclude (to the extent included):

(a)           any deduction or contribution in respect of corporate Tax or other Taxes on income or gains during that period;

(b)           any deduction in respect of Interest Expense during that period;

(c)           any contribution in respect of Interest Income during that period;

(d)           any contribution in respect of individually significant or abnormal items during that period;

(e)           any deduction in respect of individually significant or abnormal items during that period;

(f)            any deduction in respect of any loss against book value incurred on the disposal of any asset (not being disposals made in the ordinary course of trading) during that period and any loss on any revaluation or impairment of any asset (including intangibles) during that period;

(g)           any contribution in respect of any profit against book value incurred on the disposal of any asset (not being disposals made in the ordinary course of trading) during that period and any profit on any revaluation or impairment of any asset (including intangibles) during that period;

(h)           net profits or losses of any entity which have been consolidated within consolidated profit during that period but are attributable to outside equity interests (not being a Consolidated Group Member, member of the US Group or Australian Group (as applicable));

(i)            amortisation of any goodwill and any intangible assets during that period;

(j)            any deduction for Acquisition Costs or Restructuring Costs (whether amortised or not) (provided that the maximum amount of Acquisition Costs or Restructuring Costs that can be excluded from EBITDA for all Consolidated Group Members or the Consolidated Group under this paragraph (j) during any period is the aggregate amount of all Acquisition Costs and Restructuring Costs contemplated in the Funds Flow Statement less than any deduction made under this paragraph (j) in any previous period (as such maximum amount may be adjusted in accordance with clause 11.12(b)(10) and clause 11.12(c)(6), as applicable));

(k)           any depreciation on fixed assets during that period;

(l)            any unrealised gains or losses during that period;

(m)          any deduction in respect of any management fees paid or payable to PEP Advisory pursuant to the Management Agreement permitted to be paid under clause 11.21(a)(6)(A) or clause 11.21(a)(6)(B) during that period; and

(n)           any other non cash items that are required to be expensed in the profit and loss statement under Accounting Standards;

Effective Time has the meaning given to that term in the Merger Agreement;

Embargoed Person means any person subject to sanctions or trade restrictions under United States law;

Encumbrance means an interest or power, lien or security interest:

(a)           reserved in or over an interest in any asset, including any retention of title; or

(b)           created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes any agreement to grant or create any of the above;

Entity means a person, corporation, partnership, trust or any other entity or organisation;

Environmental Law means any law or provision of a law (whether statute or common law) concerning environmental matters, health or planning, including law regulating Pollutants in connection with the protection of the environment, any law or provision of a law concerning land use, development pollution, waste disposal, toxic or hazardous substances, conservation of natural or cultural resources and resource allocation or health and safety;

Equity Document means:

(a)           the constitution of AusHoldco;

(b)           the Certificate of Incorporation and By-laws of USHoldco;

(c)           a Shareholders’ Agreement;

(d)           the Umbrella Deed;

(e)           prior to the Permitted Asian Sale Completion Date only, the Articles of Association of AsiaHoldco;

ERISA means the Employee Retirement Income Security Act of 1974, as amended;

ERISA Entity means any member of an ERISA Group;

ERISA Event means:

(a)           any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a US Pension Plan (other than an event for which the 30-day notice period is waived by regulation);

(b)           the existence with respect to any US Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived;

(c)           the failure to make by its due date a required instalment under Section 412(m) of the Code with respect to any US Pension Plan or the failure to make any required contribution to a US Multiemployer Plan;

(d)           the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any US Pension Plan;

(e)           the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any US Pension Plan;

(f)            the receipt by any ERISA Entity from the US Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any US Pension Plan or to appoint a trustee to administer any US Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any US Pension Plan;

(g)           the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any US Pension Plan or US Multiemployer Plan;

(h)           the receipt by an ERISA Entity of any notice concerning the imposition of Withdrawal Liability or a determination that a US Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA;

(i)            the making of any amendment to any US Pension Plan which could result in the imposition of a lien or the posting of a bond or other security;

(j)            the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Transaction Party or any of the Subsidiaries; or

(k)           the “substantial cessation of operations” within the meaning of Section 4062(e) of the ERISA with respect to any US Multiemployer Plan;

ERISA Group means any Transaction Party, any Subsidiary of a Transaction Party, any member of a controlled group of corporations and any trade or business (whether or not incorporated) that, together with any Transaction Party or any such Subsidiary, is treated as a single employer under Section 414 of the Code;

Establishment of Groups means the establishment of the US Group, Australian Group and Asian Group as contemplated in clause 2.1(p);

Event of Default means any event specified in clause 12.1;

Exceptions to the Establishment of Groups means:

(a)           at any time:

(1)           obligations and liabilities of the Transaction Parties under the Senior Finance Documents and the Mezzanine Finance Documents;

(2)           obligations and liabilities of a member of any Group (the Payor) to reimburse, on an arm’s length basis, a member of another Group (that other Group being the Payee Group) for a reasonable and commensurate share of all salaries, bonuses and associated salary costs paid to or in respect of executives and employees of the Payee Group to the extent those executives or employees provide services to the Group of which the Payor is a member (whether in common with the Payee Group or any other Group or otherwise);

(3)           obligations and liabilities of a member of the US Group or the Asian Group to reimburse, on an arm’s length basis, the Australian Borrower for a reasonable and commensurate share of the fees payable by Australian Borrower to the Security Trustee and the Senior Agent under the Fee Letters;

(4)           obligations and liabilities of a member of the Asian Group to reimburse, on an arm’s length basis, the Australian Borrower for a reasonable and commensurate share of the fees payable by Australian Borrower to the Mezzanine Agent under any “Fee Letters” as defined in the Mezzanine Facility Agreement;

(b)           at any time prior to the US Repayment Date:

(1)           obligations and liabilities of WRC under or in connection with the Existing Pat & Oscars Lease Guarantees;

(2)           obligations and liabilities of CFI or CRQ under the Continuing SERP Guarantees;

(3)           obligations and liabilities of the parties under the Subordinated Intercompany Loan Agreement;

(4)           obligations and liabilities of WRC to pay any premiums in respect of any insurance policy taken out by WRC on behalf of and at the request of a Core Australian Group Member or, prior to the Permitted Asian Sale Completion Date, an Asian Group Member and obligations liabilities of any Core Australian Group Member or, prior to the Permitted Asian Completion Date, any Asian Group Member to reimburse WRC for any payment of premiums for any such insurance policy taken out on its behalf and its request;

(5)           obligations and liabilities of WRC to pay any premiums in respect of any umbrella insurance coverage taken out by WRC for which a Core Australian Group Member or, prior to the Permitted Asian Sale Completion Date, an Asian Group Member is named as an insured at the request of that Australian Group Member and obligations and liabilities of any Core Australian Group Member or, prior to the Permitted Asian Completion Date, any Asian Group Member to reimburse WRC for a reasonable and commensurate share of the premium paid in respect of any such umbrella insurance coverage (calculated by reference to the proportionate share of that Australian Group Member in that insurance cover;

(c)           at any time prior to the Permitted Asian Sale Completion Date:

(1)           obligations and liabilities of the parties under the Asian Group Subordinated Loan Agreement and the SIM Long Term Loan Agreement; and

(2)           investments of Core Australian Group Members in Asian Group Members where the investment is expressly permitted under the terms of clause 11.13(e);

Excess Cashflow, for any period for the Australian Group or US Group, means EBITDA of the Australian Group or US Group (as applicable) for that period minus (without double counting the same amount twice):

(a)           any amounts paid in cash in respect of scheduled principal repayment of Principal Outstanding made during that period by Australian Group Members or US Group Members, as applicable;

(b)           any amounts paid in cash by Australian Group Members or US Group Members, as applicable, in respect of unscheduled principal repayment or prepayment of Principal Outstanding made during that period under any Facility (and, in the case of Facility D or the Australian Working Capital Facility, only to the extent such repayment or prepayment permanently reduces the Total Commitments for that Facility) provided that in the case of unscheduled principal prepayments under clause 8.6 (in the case of Excess Cashflow of the Australian Group) or clause 8.7 (in the case of Excess Cashflow of the US Group), only to the extent the proceeds from which that prepayment was sourced were included in EBITDA;

(c)           the amount of any proceeds of insurance claims, Disposals (other than Disposals referred to in paragraph (a) of the definition of Permitted Disposal) or Acquisition Agreement Claims of the Australian Group or US Group, as applicable, which are not required to be applied to make mandatory prepayments under clause 8.6 (in the case of Excess Cashflow of the Australian Group) or clause 8.7 (in the case of Excess Cashflow of the US Group), but only to the extent those proceeds were included in EBITDA;

(d)           Interest Expense paid in cash during that period by Australian Group Members or US Group Members, as applicable;

(e)           Net Capital Expenditure for that period by the Australian Group Members or US Group Members, as applicable;

(f)            any corporate Tax or other Taxes on income or gain:

(1)           paid by an Australian Group Member or US Group Member, as applicable, in cash during that period (net of cash Tax amounts, including refunds of Tax, received by Australian Group Members or US Group Members, as applicable, during that period); and

(2)           estimated to be payable by an Australian Group Member or US Group Member, as applicable, in cash during the 6 month period immediately following that period (net of cash Tax amounts, including refunds of Tax, estimated to be receivable by the Australian Group Members or US Group Members, as applicable, during that 6 month period); and

(g)           any realised losses or individually significant costs incurred in cash (ie not including unrealised costs) by Australian Group Members, or US Group Members, as applicable, to the extent not already deducted from EBITDA;

plus:

(h)           any realised gains or individually significant earnings received in cash (ie not including unrealised earnings) during that period by Australian Group Members, or US Group Members, as applicable, to the extent not already included in earnings in EBITDA, except for any realised gains or individually significant earnings which form part of any proceeds of insurance claims, Disposals (other than Disposals referred to in paragraph (a) of the definition of Permitted Disposal) or Acquisition Agreement Claims;

(i)            any amounts deducted from Excess Cashflow by Australian Group Members, or US Group Members, as applicable, pursuant to paragraph (f)(2) of this definition during a previous period for which Excess Cashflow was calculated but not paid during that period;

(j)            the amount of dividends or other profit distributions received in cash by any Australian Group Member or US Group Member, as applicable, during that period from companies that are not members of the Australian Group or US Group (as applicable) (and excluding, for the avoidance of doubt, any equity contribution from a company that is not a member of the Australian Group or US Group (as applicable) to the extent that dividend or profit distribution is already included in EBITDA); and

(k)           Interest Income received in cash during that period by Australian Group Members or US Group Members, as applicable;

Exchange Agent has the meaning given to that term in the Merger Agreement;

Exchange Fund has the meaning given to that term in the Merger Agreement;

Excluded Interest means Interest Expense in respect of the Mezzanine Debt (as defined in the Intercreditor Deed) which:

(a)           is capitalised or deferred; or

(b)           is interest (which is itself capitalised or deferred) on such capitalised or deferred interest; or

(c)           is any other capitalised or deferred interest in respect of the Mezzanine Debt (as defined in the Intercreditor Deed) if and to the extent that it is payable based on a margin of greater than 5.50% per annum, in each case in accordance with the Mezzanine Finance Documents. For the avoidance of doubt, if and to the extent that any Interest Expense referred to above ceases to be deferred or capitalised, it will no longer be Excluded Interest;

Excluded Tax means a Tax imposed by a jurisdiction on the net income of a Senior Finance Party but not a Tax:

(a)           calculated on or by reference to the gross amount of any payment (without allowance for any deduction) derived by a Senior Finance Party under a Senior Finance Document; or

(b)           imposed as a result of a Senior Finance Party being considered a resident of or organised or doing business in that jurisdiction solely as a result of it being a party to a Senior Finance Document or any transaction contemplated by a Senior Finance Document;

Executive Order means United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001;

Existing Australian Tax Consolidation means the consolidation for Australian tax purposes existing between CFG and its Subsidiaries (other than Subsidiaries incorporated or organised under the laws of, or any state (including the District of Columbia) of, the USA) immediately prior to Financial Close, including the tax sharing agreement dated 30 September 2004 between CFG and each of the parties listed in schedule 1 to that agreement as a “TSA Contribution Member”;

Existing Bank Guarantee means each bank guarantee referred to in part 2 of schedule 10;

Existing Finance Leases means each finance lease referred to in part 1 of schedule 10;

Existing Joint Venture Interest means:

(a)           the interest of Sizzler Asia Holdings, Inc. in Sizzler China Pte Ltd, a joint venture established with International Franchise Holding (LaBaun) Ltd to provide support and services for “Sizzler” franchises in China; or

(b)           the interest of Sizzler Asia Holdings, Inc., in Sizzler Steak Seafood Salad(s) Pte Ltd, a joint venture established with Kwang Sai Food Pte Ltd to develop “Sizzler” restaurants in Singapore;

Existing Other Material Contract means:

(a)           the distribution agreement dated 31 July 1995 between CFI (as transferred to CFG) and P&O Logistics;

(b)           the exclusive supply contract between PepsiCo and CRM in place as at Financial Close;

(c)           the exclusive supply contract between Coca-Cola and CFG in place as at Financial Close; or

(d)           the Fountain Beverage Sales Agreement dated 21 March 2005 between Pepsi-Cola and WRC,

or any replacement of any of those contracts;

Existing Pat & Oscars Lease Guarantees means each of the following guarantees:

(a)           Guaranty dated January 18 1996, of the January 25 1996 Carmel Mountain Ranch Lease Agreement between Sudberry-Pardee/CMR #31, Ltd. and S&C Company by Oscar and Martha Sarkisian and George and Tamara Celmo in respect of which WRC has granted an indemnity;

(b)           Guaranty dated August 22 2000 of the June 18 1993 Encinitas Lease Agreement between Karl H. Keller and S&C Co., Inc. by WRC (then known as Sizzler International, Inc.) and FFPE Holding Company, Inc.;

(c)           Guaranty dated before the date of this agreement of the June 18, 1993 Encinitas Lease Agreement between Karl H. Keller and S&C Co., Inc. by Oscar and Martha Sarkisian and George and Tamara Celmo in respect of which WRC has granted an indemnity;

(d)           Guaranty dated September 19 1996, of the September 10 1996 Phoenix Lease Agreement between Vestar Arizona XIII, L.L.C. and Oscar’s of Arizona, L.L.C. by Oscar, Martha, Bernadette and John Sarkisian, George

and Tamara Celmo and Tom and Shauna Mattix in respect of which WRC has granted an indemnity;

(e)           Guaranty dated November 13 1997 of the November 13, 1997 Parkway Plaza Lease Agreement between H and H-EL Cajon and S&C Company, Inc. by Oscar and Martha Sarkisian and George and Tamara Celmo in respect of which WRC has granted an indemnity;

(f)            Guaranty dated April 25 2001, of the April 25, 2001 Carmel Valley Lease Agreement between CDM Retail, L.P. and FFPE, LLC by WRC (then known as Sizzler International, Inc.);

(g)           Guaranty dated October 19 2001 of the October 19 2001 Ontario Lease Agreement between Pacific Oscar’s Ontario and FFPE, LLC by WRC;

(h)           Guaranty dated November 20 2000, of the insurance deductibles related to the November 21 2002 Glendale Lease Agreement between Asset Acquisition, LLC and FFPE, LLC by WRC;

(i)            Guaranty dated November 12 2002, of the November 12 2002 Torrance Lease Agreement between The Torrance Company and FFPE, LLC by WRC;

(j)            Guaranty dated December 23 2002, of the December 23 2002 Buena Park Lease Agreement between Sunrise Buena Park, L.P. and FFPE, LLC by WRC;

(k)           Guaranty dated December 2004 of the December 2004 Moreno Valley Lease Agreement between Gateway Company, L.C. and FFPE, LLC by WRC; and

(l)            Guaranty dated before the date of this agreement of the Mission Valley Lease Agreement between Rio Vista Station and S&C Co., Inc. by Oscar and Martha Sarkisian and George and Tamara Celmo which expires on 30 September 2005 in respect of which WRC has granted an indemnity;

Existing Sizzler Franchisee Debt means amounts owing by US Group Members to Sizzler franchisees (or to any person who was, as at the date the Financial Indebtedness was incurred, a Sizzler franchisee) as at Financial Close, provided that the aggregate principal amount of all such Financial Indebtedness as at Financial Close does not exceed US$1,000,000;

Existing US Tax Consolidation the consolidation for US tax purposes existing between certain Consolidated Group Members and Pat & Oscars Group Members which are incorporated or organised under the laws of, or any state (including the District of Columbia) of, the USA in place immediately prior to Financial Close;

Existing Westpac Charge means the deed entitled “Fixed and Floating Charge” dated 21 August 2000 between CRM and Westpac Banking Corporation;

Existing Westpac Lease Consent means each agreement entered into on or before Financial Close under which the lessor of a Leasehold Interest has, among other things, consented to the existence of a mortgage over the relevant lessee’s interest in that Leasehold Interest to Westpac Banking Corporation;

Existing Westpac Lease Mortgage means each leasehold mortgage entered into on or before Financial Close under which a lessee of a Leasehold Interest has mortgaged its interest in that Leasehold Interest to Westpac Banking Corporation;

Expiry Date means the date of expiry stated on any Letter of Credit;

Face Value Amount means, in respect of a Letter of Credit or an Australian WC Facility Letter of Credit at any time, the amount shown on the Letter of Credit or Australian WC Facility Letter of Credit (as applicable) as the maximum amount payable under it or if one or more drawings have been made under that Letter of Credit or Australian WC Facility Letter of Credit, the maximum amount capable of being drawn under that Letter of Credit or Australian WC Facility Letter of Credit at that time following such drawing or drawings;

Facility means Facility A, Facility B, Facility C, Facility D, Facility E or the Australian WC Facility;

Facility A means the Australian Dollar amortising term cash advance facility made available under this agreement, as described in clause 3.1(a)(1)(A);

Facility A Repayment Date means each date specified as such in column 1 of the table in schedule 9;

Facility A Repayment Amount means, in relation to a Facility A Repayment Date, the amount next to that date in column 2 of the table in schedule 9 (as adjusted in accordance with clause 8.2(e));

Facility B means the Australian Dollar term cash advance facility made available under this agreement, as described in clause 3.1(a)(1)(B);

Facility C means the US Dollar term cash advance facility made available under this agreement, as described in clause 3.1(a)(2);

Facility D means the letter of credit and bank guarantee facility made available under this agreement, as described in clause 3.1(c);

Facility E means the term cash advance facility made available under this agreement, as described in clause 3.1(a)(3);

Facility Office means, in relation to a Financier, the Australian Facility Office or US Facility Office of the Financier;

Fee Letter means:

(a)           the “Project Frankfort – Senior Facilities Arrangement and Underwriting Fee Letter” dated 18 April 2005 between the Joint Lead Arrangers and the Sponsor;

(b)           the fee letter dated on or before Financial Close between the Borrowers and the Senior Agent; or

(c)           the letter dated on or before Financial Close between the Australian Borrower and the Security Trustee;

Financial Close means the time at which all the conditions precedent set out in clause 2.1 have been satisfied or waived in writing by the Senior Agent and the first Funding Portion is provided;

Financial Indebtedness means any debt or other monetary liability (including contingent liabilities) in respect of moneys borrowed or raised or any financial accommodation including under or in respect of any:

(a)           Bill, bond, debenture, note or similar instrument;

(b)           acceptance, endorsement or discounting arrangement;

(c)           Guarantee in respect of moneys borrowed or raised or any financial accommodation;

(d)           finance or capital Lease (the amount of such Financial Indebtedness being determined in accordance with Accounting Standards);

(e)           agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service for more than 120 days;

(f)            obligation to deliver goods or provide services paid for in advance by any person where the deferral exceeds 120 days;

(g)           agreement for the payment of capital or premium on the redemption of any preference or redeemable shares other than where the shares are redeemable solely at the option of the issuer; or

(h)           a swap, option, hedge, forward, futures or similar transaction (the amount of such Financial Indebtedness being the mark to market value of the relevant transaction);

and irrespective of whether the debt or liability:

(i)            is present or future;

(j)            is actual, prospective, contingent or otherwise;

(k)           is at any time ascertained or unascertained;

(l)            is owed or incurred alone or severally or jointly or both with any other person; or

(m)          comprises any combination of the above;

Financial Market Contract means an interest rate, foreign exchange transaction, equity or equity index option, bond option, commodity swap, commodity option, cap transaction, currency swap transaction, cross-currency swap rate transaction or any other hedge or derivative agreement, including any master agreement and any transaction or confirmation under it;

Financial Report means, in relation to an entity or a group, the following financial statements and information in relation to the entity or group (as applicable), prepared for each of its Trading Cycles or a Financial Year:

(a)           a statement of financial performance;

(b)           a statement of financial position; and

(c)           a statement of cash flows,

and, in relation to the Consolidated Group, means an Australian Dollar special purpose combination of the Financial Reports of the Core Australian Group, the Asian Group (if the Permitted Asian Sale Completion Date has not occurred at that time) and the US Group (if the US Repayment Date has not occurred at that time) for a corresponding period;

Financial Undertakings means the undertakings set out in clause 11.36;

Financial Year means any of the following periods:

(a)           2 May 2005 to 30 April 2006 inclusive;

(b)           1 May 2006 to 29 April 2007 inclusive;

(c)           30 April 2007 to 27 April 2008 inclusive;

(d)           28 April 2008 to 3 May 2009 inclusive;

(e)           4 May 2009 to 2 May 2010 inclusive;

(f)            3 May 2010 to 1 May 2011 inclusive;

Financier means:

(a)           a party listed in schedule 2;

(b)           any person who is a Substitute Financier;

(c)           any Related Body Corporate of a Financier who acts in accordance with clause 1.9;

(d)           the Australian WC Facility Provider; or

(e)           the US LC Facility Provider;

Franchise Expense means all amounts payable by a Consolidated Group Member as a franchisee under any franchise arrangement including any payments under any franchise agreement with KFC, any Related Body Corporate of KFC or other person in connection with the franchise of any KFC outlet (including the franchise agreements referred to in paragraphs (a), (b) and (c) of the definition of “KFC Agreement” in this clause 1.1), but not including any payments required to be made as an “Advertising Contribution” or similar payments; the YUM Transfer Fee or any payments under franchise agreements between Australian Group Members or between US Group Members;

Franchisee Shareholder Deed means the deed entitled “Franchisee Shareholder Deed (KFC Outlets)” dated on or about Financial Close between, among others, KFC, CFG, the Australian Borrower and AusHoldco;

Funding Date means the date on which a Funding Portion is provided or issued, or is to be provided or issued, to or for the account or request of a Borrower under this agreement;

Funding Notice means a notice given under clause 4.1;

Funding Period means, in respect of a Letter of Credit, the period from the Funding Date to the Expiry Date of that Letter of Credit;

Funding Portion means each portion of the Total Commitments provided under this agreement or the Australian WC Facility Documents, whether by way of issue of a Letter of Credit under Facility D or provision of a cash advance or otherwise;

Funding Rate means, in respect of an Interest Period, the aggregate of:

(a)           the applicable Base Rate on the Rate Set Date for that Interest Period; and

(b)           the applicable Margin on the Rate Set Date for that Interest Period;

Funds Flow Statement means the funds flow statement provided under clause 2.1(t);

Gearing Ratio means, as at a Calculation Date, the ratio of A:B, where:

(a)           “A” is all outstanding Financial Indebtedness of the Consolidated Group as at that Calculation Date (without double counting Financial Indebtedness of a Consolidated Group Member which is also Guaranteed by another Consolidated Group Member) other than:

(1)           Financial Indebtedness under a Hedge Agreement entered into to hedge against interest rates in relation to one or more of the Facilities or Mezzanine Debt with a Financier which complies with clause 11.25;

(2)           Financial Indebtedness constituting contingent exposures under or in respect of any Letter of Credit issued under Facility D to a Transactional Bank in respect of a Transactional Secured Financing;

(3)           Permitted Financial Indebtedness between Consolidated Group Members;

(4)           Financial Indebtedness of a Joint Venture Subsidiary provided that there is no recourse to or liability of any other member of the Consolidated Group in connection with that Financial Indebtedness; and

(5)           Financial Indebtedness constituting contingent exposures of WRC or a US Group Member in respect of the UBOC Letter of Credit;

less the aggregate balance of each Blocked Account as at that Calculation Date and plus the Face Value Amount of each Australian WC Letter of Credit (to the extent it does not otherwise constitute Financial Indebtedness of the Consolidated Group).

For the avoidance of doubt, Financial Indebtedness under a Transactional Secured Financing and amounts drawn under Letters of Credit or the UBOC Letter of Credit and not repaid will be included in “A”; and

(b)           “B” is EBITDA of the Consolidated Group for the Calculation Period ending on that Calculation Date;

Government Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity;

Group means:

(a)           the Core Australian Group;

(b)           the US Group; or

(c)           the Asian Group;

Group Structure Diagram means the group structure diagram in schedule 7, as amended or updated by the delivery of a new diagram to the Senior Agent under clause 11.1(f);

GST means the goods and services tax levied under the GST Act;

GST Act means A New Tax System (Goods and Services Tax) Act 1999;

Guarantee means any guarantee, indemnity, suretyship, letter of credit, letter of comfort or any other obligation:

(a)           to provide funds (whether by the advance or payment of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of;

(b)           to indemnify any person against the consequences of default in the payment of; or

(c)           to be responsible for,

any debt or monetary liability of another person or the assumption of any responsibility or obligation in respect of the insolvency or the financial condition of any other person;

Guarantee Assumption Agreement means a deed poll in the form of annexure A;

Guarantor means:

(a)           an Initial Guarantor; or

(b)           a person who has executed a Guarantee Assumption Agreement,

unless it has ceased to be a Guarantor in accordance with clause 1.10, 1.11 or 14.19 or has otherwise been released in writing by the Senior Agent (acting on the instructions of all Financiers (other than a Retired Financier)) in full from its obligations as a “Guarantor” under this agreement;

Hedge Agreement means a swap or other agreement to hedge against interest rate exposure entered into by a Borrower in relation to one or more of the Facilities or the Mezzanine Debt with a Financier which complies with clause 11.25;

Hedge Counterparty means each Financier that has entered into a Hedge Agreement with a Borrower;

IFRS means international financial reporting standards;

Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature;

Insurance Policy means, in respect of a Transaction Party or a Subsidiary of a Transaction Party, an insurance policy required to be held by it under clause 11.24;

Intellectual Property Rights includes any patent, design, trade mark, copyright, trade secret, confidential information and any right to use, or to grant the use of, or to be registered owner or user of, any of them;

Intercompany Loan means:

(a)           a Corporate Restructure Loan;

(b)           the loan made pursuant to the Pat & Oscars Loan Agreement;

(c)           any loan made pursuant to the Asian Group Subordinated Intercompany Loan Agreement;

(d)           amounts outstanding under the SIM Long Term Loan Agreement; or

(e)           any loan made pursuant to the Subordinated Intercompany Loan Agreement;

Intercreditor Deed means the deed entitled “Intercreditor Deed – Project Frankfort” dated on or about the date of this agreement between each Borrower each Initial Guarantor, the Senior Agent, the Security Trustee and the Mezzanine Agent;

Interest Expense for a period means all interest and amounts in the nature of interest or of similar effect to interest payable in cash in that period by any Consolidated Group Member including:

(a)           any dividend or distribution payable on any Marketable Security included as Financial Indebtedness;

(b)           any interest expense portion of rentals in respect of capitalised finance lease obligations;

(c)           the face amount of bills of exchange or other financial instruments (but not reliquification bills drawn under this agreement) drawn, issued, endorsed or accepted by a Consolidated Group Member less their net proceeds after discount or issue and payment of any acceptance, endorsement, underwriting or similar fee;

(d)           all line, facility, letter of credit, guarantee, unused line or commitment fees and similar fees of a recurring nature payable in relation to Financial Indebtedness (but not agency, establishment, arrangement or similar fees payable in relation to Financial Indebtedness);

(but not including Interest Expense incurred on transactions between Transaction Parties or Excluded Interest), and adjusted for the net amount of any difference payments by or to a Consolidated Group Member under any interest rate Hedge Agreement, net payments by a Consolidated Group Member under an interest rate Hedge Agreement being added to Interest Expense and net payments to a Consolidated Group Member under an interest rate Hedge Agreement being subtracted from Interest Expense;

Interest Income, for a period, means all interest and amounts in the nature of interest or of similar effect to interest received in cash in that period by any Consolidated Group Member (but not including Interest Income earned on transactions between Consolidated Group Members and not including any adjustment for difference payments by or to a Consolidated Group Member under an interest rate Hedge Agreement);

Interest Payment Date means, in respect of a Funding Portion, the last day of each Interest Period applying to that Funding Portion and, if such an Interest Period is longer than 3 months, each date during that Interest Period falling at 3 monthly intervals after the first day of that Interest Period;

Interest Period means, in respect of a Funding Portion, a period selected or determined under clause 4.6 in relation to that Funding Portion;

Joint Lead Arrangers means UBS AG, Australia Branch and National Australia Bank Limited;

Joint Venture Subsidiary means a Subsidiary of a Transaction Party:

(a)           which is not a Material Subsidiary;

(b)           where Transaction Parties own less than 50.1% of the Marketable Securities (by value and voting rights) in that Subsidiary;

(c)           where one or more third parties (not being a Related Body Corporate or Associate of a Consolidated Group Member or the Sponsor) (the Joint Venturer) own in aggregate not less than 49.9% of the Marketable Securities (by value and voting rights) in that Subsidiary; and

(d)           the Subsidiary was established for the purpose of undertaking a joint venture with the Joint Venturer;

Key Manager means:

(a)           Kevin Perkins;

(b)           Simon Perkins,

or any replacement Key Manager notified in accordance with clause 11.1(j);

KFC means Kentucky Fried Chicken Pty Limited ABN 79 000 587 780;

KFC Agreement means:

(a)           the Master Franchise Agreement;

(b)           a franchise agreement entered into pursuant to the Master Franchise Agreement;

(c)           a franchise agreement between CRQ or Collins Restaurants NSW Pty Ltd and KFC in relation to KFC restaurants at the following locations:

(1)           Atherton;

(2)           Gatton;

(3)           Royal Harbour (Cairns);

(4)           Tannum Sands;

(5)           Garden City Foodcourt;

(6)           Airlie Beach;

(7)           Strathpine Foodcourt;

(8)           Carindale Foodcourt;

(9)           Albany Creek;

(10)         Chermside Foodcourt;

(11)         Carindale;

(12)         Loganholme;

(13)         Grand Plaza Foodcourt;

(14)         Tweed Heads;

(15)         Annandale;

(16)         BP Caboolture North;

(17)         Cairns Central;

(18)         BP Caboolture South;

(19)         Kawana;

(20)         Sunshine Plaza;

(21)         Inala;

(22)         Everton Park;

(23)         Miami;

(24)         Biloela;

(25)         Hervey Bay; or

(26)         Southport;

(d)           the agreement entitled “Development Agreement” dated 1 October 1996 between CFI and KFC as assigned from CFI to CRQ on 21 August 2000;

(e)           the deed entitled “KFC Facility Actions Deed” dated 31 March 2005 between CRQ, CFG and KFC;

(f)            the Franchisee Shareholder Deed;

(g)           the deed entitled “Marketing Fund Participation Deed” dated 4 August 1998 between KFC, KFC Adco Limited and CFI, as assigned by CFI to CRQ on 21 August 2000, as extended by agreement between the parties;

(h)           any other undertaking or agreement between KFC, or any Related Body Corporate of KFC, and a Consolidated Group Member (whether or not any other Entity is also a party to that undertaking or agreement) (including any other franchise agreement); or

(i)            any undertaking or agreement entered into or given under any of the above,

but does not include any such undertaking or agreement determined by performance or terminated in accordance with this agreement or in circumstances which would not otherwise give rise to a Default;

Land means any estate or interest in land owned or occupied by or under the control of a Transaction Party;

LC Beneficiary means the beneficiary of a Letter of Credit;

LC Contract means any written contract or arrangement between a Borrower or any other person and an LC Beneficiary in connection with which the Borrower has requested a Senior Agent to issue a Letter of Credit to the LC Beneficiary;

LC Fee Payment Date means, in respect of a Letter of Credit, each date on which the Letter of Credit fee is payable in respect of that Letter of Credit in accordance with clause 6.10(b);

LC Rate has the meaning given to that term in the Pricing Letter;

Lease means a lease, charter, hire purchase, hiring agreement or any other agreement under which any property is or may be used or operated by a person other than the owner;

Lease Adjusted Interest Cover Ratio means, as at a Calculation Date, the ratio of A:B, where:

(a)           “A” is EBITDA of the Consolidated Group for the Calculation Period ending on that Calculation Date plus all Franchise Expense and Rental Expense for that Calculation Period:

(b)           “B” is the aggregate of:

(1)           Net Interest Expense for that Calculation Period; and

(2)           Franchise Expense for that Calculation Period; and

(3)           Rental Expense during that Calculation Period;

Leasehold Interest means any Lease of any real property or Land to a Consolidated Group Member;

Letter of Credit means any letter of credit or bank guarantee issued under Facility D and includes a letter of credit or bank guarantee issued under clause 19.3(d);

LIBOR means, in respect of an Interest Period for a Funding Portion denominated in US Dollars:

(a)           the arithmetic mean of the rates quoted on the page entitled “LIBOR01” or “LIBOR02” (as applicable) on the Reuters Monitor System at or about 11.00 am (London time) on the Rate Set Date for that Funding Portion for eurodeposits in US Dollars having a tenor or a term (as the case may be) equal to, or if not equal to, most closely approximating, that Interest Period provided in the case where the term is not equivalent to that Interest Period, the term is not more than 3 days longer or shorter than the Interest Period (the Screen Rate); or

(b)           (if no Screen Rate is available) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Senior Agent at its request quoted by the relevant Reference Banks to leading banks in the London interbank market, of at or about 11.00 am (London time) on the Rate Set Date for the offering of deposits in US dollars and for a term comparable to the Interest Period for that Funding Portion provided in the case where the term is not equivalent to that Interest Period, the term is not more than 3 days longer or shorter than the Interest Period; or

(c)           otherwise, as determined in accordance with clause 7;

All calculations of rates for the purpose of this definition will be expressed as a yield percent per annum to maturity;

Liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, reorganisation, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or a similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

Liquidity Bill means a Bill drawn under clause 5.5;

Loss means any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment;

Majority Financiers means Financiers whose Commitments for all Facilities aggregate at least 66.67% of the Total Commitments for all Facilities or, if the Commitments are cancelled, Financiers to whom at least 66.67% of the Principal Outstanding is owing (as calculated in accordance with clause 3.7);

Management Agreement means the agreement entitled “Investment Services Agreement” dated on or about Financial Close between AusHoldco, the Australian Borrower and PEP Advisory;

Margin has the meaning given to that term in the Pricing Letter;

Marketable Securities means marketable securities as defined in section 9 of the Corporations Act and includes and share capital or other equity or quasi equity interest;

Master Franchise Agreement means the agreement entitled “Master Franchise Agreement” dated in or about October 1996 between KFC and CFI and the deed entitled “Deed of Assignment and Guarantee” dated 21 August 2000 between KFC, CFI (as assignor), CRQ (as assignee) and CFG (as guarantor);

Material Adverse Effect means a material adverse effect on:

(a)           any Transaction Party’s ability to perform any of its material obligations under any Senior Finance Document;

(b)           the enforceability or priority of a Senior Finance Document;

(c)           the rights of a Senior Finance Party under a Senior Finance Document; or

(d)           the assets, business or financial condition of the Consolidated Group (taken as a whole);

Material Document means

(a)           the Merger Agreement;

(b)           a KFC Agreement;

(c)           an Equity Document;

(d)           the Management Agreement;

(e)           a Mezzanine Finance Document;

(f)            an Australian Group Tax Sharing Agreement;

(g)           a Continuing Intercompany Loan Agreement;

(h)           the Pat & Oscars Sale Agreement (but only for the period from the date of this agreement to the date that WRC ceases to have any liability for any breach of Warranty under and as defined in that agreement, following which time it will no longer be a “Material Document”);

(i)            the Agreement for Sale between the Australian Borrower and P&O Holding Corp dated 5 August 2005 (but only for the period the Pat & Oscars Sale Agreement is a “Material Document”);

(j)            the CFG Share Sale Agreement (but only for the period from the date of this agreement to the date of completion of Corporate Restructure Step Number 1), or any other document which a Borrower and the Senior Agent agree is a Material Document for the purposes of this document. The Borrowers may not withhold their agreement if the document is a document which, if terminated, would have or be reasonably likely to have a Material Adverse Effect and the Borrowers will be deemed to have given their agreement if they do not respond to the Senior Agent’s written request within 10 Business Days of receipt thereof. It does not include any such undertaking or agreement that has been determined by performance or terminated in accordance with this agreement or in circumstance which would not otherwise give rise to a Default;

Material Subsidiary means each Subsidiary of a Borrower or AsiaHoldco or other member of the Consolidated Group which at any time has total gross assets in excess of 5% of total gross assets of the Consolidated Group or earns more than 5% of EBITDA of the Consolidated Group for any twelve month period;

Merger has the meaning given to that term in the Merger Agreement;

Merger Agreement means the agreement entitled “Agreement and Plan of Merger” dated 28 April 2005 between WRC, the Australian Borrower and USMergeco, as amended on 9 June 2005;

Merger Agreement Hedging means any foreign currency hedging arrangement entered into by AusHoldco to hedge against foreign exchange risk under or in relation to the Merger Agreement;

Merger Consideration has the meaning given to that term in the Merger Agreement;

Mezzanine Agent has the meaning given to that term in the Security Trust Deed;

Mezzanine Debt means Financial Indebtedness in a principal amount of up to A$70,000,000 which is incurred under the Mezzanine Finance Documents and which is subordinated to, and ranks after, the Secured Moneys on the terms of the Intercreditor Deed;

Mezzanine Finance Document has the meaning given to that term in the Intercreditor Agreement;

Mezzanine Facility Agreement has the meaning given to that term in the Security Trust Deed;

Net Capital Expenditure means, for any period, the aggregate amount of Capital Expenditure of all Consolidated Group Members during that period, other than Capital Expenditure that is funded from (but only to the extent funded from):

(a)           drawings under Facility E;

(b)           an equity contribution made to AusHoldco, US Holdco or AsiaHoldco after Financial Close and not contemplated in the Funds Flow Statement (but not including any equity contribution or subscription for shares contemplated in clause 5.6 of the Franchisee Shareholder Deed);

(c)           any Excess Cashflow of the Australian Group (in the case of Capital Expenditure of the Australian Group) or Excess Cashflow of the US Group (in the case of Capital Expenditure of the US Group), from a previous Financial Year which is not required to be applied in prepayment of the Facilities under clause 8.4 or clause 8.5 (as certified by a director of the Australian Borrower or the US Borrower, as applicable) and that has not otherwise been applied to make payments contemplated in clause 11.21(a)(6) or clause 11.12(b)(8); or

(d)           net cash proceeds from:

(1)           an insurance claim in respect of an asset;

(2)           a Permitted Disposal of any asset other than a Permitted Disposal referred to in paragraph (a) of the definition of Permitted Disposal; or

(3)           an Acquisition Agreement Claim in respect of an asset,

not required to be applied in prepayment of the Facilities under clause 8.6 or 8.7;

Net Interest Expense means, in respect of a period, the Interest Expense of the Consolidated Group for that period less the Interest Income of the Consolidated Group for that period;

Non-US Plan means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Transaction Party or any Subsidiary thereof with respect to employees employed outside the United States;

OFAC means US Treasury Department Office of Foreign Assets Control;

Offshore Associate means an associate (within the meaning given to it in section 128F(9) of the Income Tax Assessment Act 1936 (Cth)):

(a)           which is a non-resident of Australia and does not acquire, or would not acquire, its Debt Interests and related participations in carrying on a business in Australia at or through a permanent establishment of the associate in Australia; or

(b)           which is a resident of Australia and which acquires, or would acquire, its Debt Interests and related participations in carrying on a business in a country outside Australia at or through a permanent establishment of the associate in that country; and

which is not acquiring the Debt Interests and related participations or receiving payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme;

Other Material Contract means:

(a)           an Existing Other Material Contract; or

(b)           any other document or agreement to which a Transaction Party is expressed to be a party and which:

(1)           in the case of a document or agreement to which a Core Australian Group Member is expressed to be a party, is material in the context of the Core Australian Business (taken as a whole);

(2)           in the case of a document or agreement to which an Asian Group Member is expressed to be a party, is material in the context of the Asian Business (taken as a whole);

(3)           in the case of a document or agreement to which a US Group Member is expressed to be a party, is material in the context of the US Business (taken as a whole);

Outstanding Current LC Amount means, at any time, the aggregate Face Value Amount of each Current LC at that time;

Overdue Margin means 2% per annum;

Overdue Rate means the aggregate of:

(a)           the Overdue Margin;

(b)           the Margin for the relevant Facility at that time, or, if the amount does not relate solely to a single Facility, the Margin for Facilities B, C and E at that time; and

(c)           the applicable Base Rate on the relevant date on which the Overdue Rate is calculated under clause 17, as determined by the Senior Agent in accordance with the definition of Base Rate in this clause 1.1 except that in making the determination all references in that definition (or definitions referred to in the definition of Base Rate) to:

(1)           “Interest Period” are references to a period of 30 days;

(2)           “Rate Set Date” are to the relevant date on which the Overdue Rate is calculated under clause 17; and

(3)           “Funding Portion” are to the relevant overdue amount;

Party means a party to this agreement and includes its successors in title, permitted assigns and permitted transferees;

Pat & Oscars Group Member means FFPE, LLC. or any of its Subsidiaries (including any Entity which is a subsidiary of FFPE, LLC. as at the date of this agreement but which ceases to be a Subsidiary of FFPE, LLC. at any time thereafter);

Pat & Oscars Loan Agreement means the loan agreement dated on or before Financial Close between P&O Holding Corp and the Australian Borrower (and includes any assignment or novation of that agreement by P&O Holding Corp to WRC at the time of Completion of Corporate Restructure Step Number 2);

Pat & Oscars Sale Agreement means the Membership Interest Sale Agreement to be entered into between WRC and P&O Holding Corp in accordance with the Agreement for Sale between Australian Borrower and P&O Holding Corp dated 5 August 2005;

Patriot Act means USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

Payment Currency means the currency in which any payment is actually made;

PEP Advisory means PEP Advisory Pty Limited ABN 86 086 327 522;

Perfection Certificate has the meaning given to that term in the US Security Agreement;

Permitted Asian Sale means an Asian Sale permitted under clause 11.12(c);

Permitted Asian Sale Completion Date means the date the Senior Agent confirms in writing to the AsiaHoldco that it is satisfied that a Permitted Asian Sale has been completed;

Permitted Capital Expenditure means, in respect of a Transaction Party, Capital Expenditure permitted to be made by that Transaction Party under this agreement;

Permitted Disposal means:

(a)           Disposals of stock-in-trade for arm’s length cash consideration, made by Consolidated Group Members in the ordinary course of day to day trading of the Disposing entity and the expenditure of cash by Consolidated Group Members (provided that the transaction in respect of which the expenditure is made is not otherwise prohibited under this agreement or any other Senior Finance Document);

(b)           a Disposal as part of the Corporate Restructure contemplated in clause 2.7 or any transfer of the shares in WRC from the Australian Borrower to the US Borrower or any other US Group Member;

(c)           a Permitted US Sale;

(d)           a Permitted Asian Sale;

(e)           a Disposal from:

(1)           a Core Australian Group Member to another Core Australian Group Member (other than a Disposal from a Core Australian Group Member which is a Security Provider to a Core Australian Group Member which is not a Security Provider);

(2)           any Asian Group Member to another Australian Group Member (other than a Disposal from an Asian Group Member which is a Security Provider to an Australian Group Member which is not a Security Provider); or

(3)           any US Group Member to another US Group Member (other than a Disposal from a US Group Member which is a Security Provider to a US Group Member which is not a Security Provider);

(f)            a Disposal of an asset (other than real property or Marketable Securities in any Consolidated Group Member) on arm’s length terms which is replaced by one or more assets having a similar function and of comparable or superior type, value and quality;

(g)           the Disposal of Cash Equivalents in return for cash or other Cash Equivalents;

(h)           a Disposal by a US Group Member of assets used solely in connection with Sizzler Restaurants at the following locations currently operated by US Group Members for arm’s length cash consideration where the Disposal occurs in connection with the closure or franchising of the restaurant at that location:

(1)           Cathedral City;

(2)           Marin County;

(3)           Rohnert Park;

(4)           White Plains;

(5)           Secaucus; and

(6)           Yonkers,

and where the net proceeds of Disposal are retained with the US Group and used for corporate purposes of the US Group;

(i)            Disposals of freehold Land not used in the Australian Business (in the case of a Disposal by a Core Australian Group Member) or the US Business (in the case of a Disposal by a US Group Member) for arm’s length cash consideration provided that the net proceeds of the Disposal are retained with the Core Australian Group or US Group (as applicable) and used for corporate purposes of the relevant group;

(j)            Disposals of property not otherwise referred to in this definition of “Permitted Disposal” (but not including any Asian Sale) for arm’s length cash consideration where the net proceeds received, when aggregated with the net proceeds received in respect of any other property Disposed of by Consolidated Group Members under this sub-clause (j) does not exceed A$10,000,000 (or the equivalent amount in any other currency) in aggregate in any 12 month period and provided that the net proceeds of those Disposals are either:

(1)           reinvested within 180 days of receipt in income generating assets for use in the business of:

(A)          the Core Australian Group (where the net proceeds are received by a Core Australian Group Member);

(B)          the US Group (where the net proceeds are received by a US Group Member); or

(C)          the Asian Group (where the net proceeds are received by an Asian Group Member);

(2)           applied within 180 days of receipt:

(A)          by the Core Australian Group (where the net proceeds are received by a Core Australian Group Member);

(B)          by the US Group (where the net proceeds are received by a US Group Member); or

(C)          the Asian Group (where the net proceeds are received by an Asian Group Member);

to fund Permitted Capital Expenditure of the relevant Group;

(3)           applied within 180 days of receipt to permanently prepay Secured Moneys:

(A)          by the Australian Group (where the net proceeds are received by a Core Australian Group Member or Asian Group Member); or

(B)          by the US Group (where the net proceeds are received by a US Group Member),

in accordance with clause 8.3; or

(4)           otherwise retained by and used for corporate purposes of:

(A)          the Core Australian Group (where the net proceeds are received by a Core Australian Group Member);

(B)          the US Group (where the net proceeds are received by a US Group Member); or

(C)          the Asian Group (where the net proceeds are received by an Asian Group Member); or

(k)           any other Disposal approved by the Senior Agent in writing (acting on the instructions of the Majority Financiers),

provided, in each case, that the Guarantee Criteria in clause 14.18(a) would not be breached as a result of the Disposal;

Permitted Encumbrance means:

(a)           every lien created by operation of law in the ordinary course of day to day trading securing an obligation that is not yet due (or is being contested by appropriate means in good faith on reasonable grounds) and which does not constitute Financial Indebtedness;

(b)           a lien or charge arising in favour of a Government Agency by operation of statute unless there is a default in the performance of the obligations secured by the lien or charge which is not being contested in good faith on reasonable grounds by appropriate means;

(c)           a lien created by operation of law arising in the ordinary course of ordinary business for unpaid balance of moneys owing for repairs or otherwise in respect of performance of obligations (not including any retention of title and not including any lien which secures Financial Indebtedness) where the money or obligations it secures is paid or performed when due or contested in good faith on reasonable grounds by appropriate means;

(d)           a lien or charge constituted under a finance Lease permitted under paragraph (m) of the definition of “Permitted Financial Indebtedness” but only to the extent that it affects the asset the subject of the finance Lease (and not any other asset);

(e)           any Security or Collateral Security;

(f)            any retention of title arrangement in favour of any supplier in connection with the acquisition of goods from that supplier provided the goods are acquired in the ordinary course of ordinary business on the normal commercial terms of the supplier (which terms must require a payment within 120 days of purchase), title may not be retained by the supplier in respect of goods that have been paid for in full and the retention of title only affects the assets acquired;

(g)           any right of set-off or combination or amalgamation of accounts of a Financier in respect of deposit accounts maintained by a Transaction Party with that Financier;

(h)           the UBOC Security Agreement in respect of the UBOC Security Account (but only if and to the extent that such Encumbrance solely secures liabilities of any US Group Member in respect of the UBOC Letter of Credit and the UBOC Letter of Credit constitutes Permitted Financial Indebtedness under paragraph (i) of the definition of that term); or

(i)            any other Encumbrance approved by the Senior Agent in writing (acting on the instructions of all Financiers (other than any Retired Financier)),

which affects or relates to any of the assets of any Transaction Party or any Subsidiary of a Transaction Party;

Permitted Existing Tax Consolidation means:

(a)           the Existing Australian Tax Consolidation; or

(b)           the Existing US Tax Consolidation;

Permitted Financial Accommodation means:

(a)           any financial accommodation, or any Guarantee provided by a Transaction Party in respect of financial accommodation, under the Senior Finance Documents or the Mezzanine Finance Documents;

(b)           any financial accommodation, or any Guarantee in respect of financial accommodation, provided by:

(1)           a US Group Member:

(A)          which is a Transaction Party to or on account of another US Group Member which is also Transaction Party; or

(B)          which is not a Transaction Party to or for the account of another US Group Member which is not a Transaction Party;

(2)           a Core Australian Group Member:

(A)          which is a Transaction Party to or on account of another Core Australian Group Member which is a Transaction Party; or

(B)          which is not a Transaction Party to or on account of another Core Australian Group Member which is not a Transaction Party; or

(3)           an Asian Group Member:

(A)          which is a Transaction Party to or on account of another Asian Group Member which is a Transaction Party; or

(B)          which is not a Transaction Party to or on account of another Asian Group Member which is not a Transaction Party;

(c)           at any time prior to the US Repayment Date, any financial accommodation, or any Guarantee in respect of financial accommodation, provided by a US Group Member to Sizzler franchisees provided that the maximum aggregate amount of any such financial accommodation or Guarantees outstanding at any time does not exceed US$3,000,000;

(d)           at any time prior to the US Repayment Date, any financial accommodation provided under the Subordinated Intercompany Loan Agreement;

(e)           at any time prior to the Permitted Asian Sale Completion Date, any financial accommodation provided under the Asian Group Subordinated Intercompany Loan Agreement or the SIM Long Term Loan Agreement;

(f)            deposits into a bank account where either:

(1)           the relevant bank has entered into an Account Bank Deed on terms satisfactory to the Senior Agent (acting on the instructions of the Majority Financiers) in relation to the account; or

(2)           the account is with a Financier,

or, during the 30 day period starting on Financial Close, any deposit into a bank account expressly permitted under clause 11.11(f);

(g)           under or in respect of Cash Equivalents;

(h)           an investment in a joint venture, partnership or subsidiary where the investment is made by way of provision of financial accommodation and the investment is permitted under the terms of clause 11.13(e);

(i)            in the case of a US Group Member only, a deposit of an amount in the UBOC Secured Account provided and for so long as that deposit only secures the obligations of a US Group Member under the UBOC Letter of Credit and the UBOC Letter of Credit constitutes Permitted Financial Indebtedness under paragraph (i) of the definition of that term; or

(j)            with the Senior Agent’s prior written consent;

Permitted Financial Indebtedness means:

(a)           Financial Indebtedness incurred under any Senior Finance Document, provided that the maximum aggregate principal amount of Financial Indebtedness permitted to be outstanding under the Australian WC Facility Documents is A$15,000,000;

(b)           Financial Indebtedness of up to a maximum principal amount of A$70,000,000 under a Mezzanine Finance Document subordinated in accordance with the Intercreditor Deed;

(c)           Financial Indebtedness advanced from:

(1)           a Core Australian Group Member which is a Transaction Party to another Core Australian Group Member which is a Transaction Party;

(2)           a Core Australian Group Member which is not a Transaction Party to another Core Australian Group Member which is not a Transaction Party;

(3)           a US Group Member which is a Transaction Party to another US Group Member which is a Transaction Party;

(4)           a US Group Member which is not a Transaction Party to another US Group Member which is not a Transaction Party;

(5)           an Asian Group Member which is a Transaction Party to another Asian Group Member which is a Transaction Party; or

(6)           an Asian Group Member which is not a Transaction Party to another Asian Group Member which is not a Transaction Party;

(d)           prior to the US Repayment Date, Financial Indebtedness under the Subordinated Intercompany Loan Agreement;

(e)           prior to the Permitted Asian Sale Completion Date, Financial Indebtedness under the Asian Group Subordinated Intercompany Loan Agreement or the SIM Long Term Loan Agreement;

(f)            Financial Indebtedness of a Transaction Party under a Transactional Secured Financing provided that the amount of such Financial Indebtedness is not greater than the Face Value Amount of the Letter of Credit issued under Facility D securing that Financial Indebtedness;

(g)           in the case of:

(1)           a Core Australian Group Member, Financial Indebtedness incurred under a Guarantee of other Permitted Financial Indebtedness of another Core Australian Group Member (other than a Guarantee by a Security Provider of Financial Indebtedness of an Entity which is not a Security Provider);

(2)           in the case of a US Group Member, Financial Indebtedness incurred under a Guarantee of other Permitted Financial Indebtedness of another US Group Member (other than a Guarantee by a Security Provider of Financial Indebtedness of an Entity which is not a Security Provider); or

(3)           an Asian Group Member, Financial Indebtedness incurred under a Guarantee of other Permitted Financial Indebtedness of another Asian Group Member (other than a Guarantee by a Security Provider of Financial Indebtedness of an Entity which is not a Security Provider);

(h)           Financial Indebtedness under foreign exchange hedging entered into in accordance with clause 11.25(b)(1)(B);

(i)            prior to the US Repayment Date, Financial Indebtedness of a US Group Member in respect of the UBOC Letter of Credit provided that:

(1)           the amount of that Financial Indebtedness is not greater than the balance of the UBOC Secured Account at that time; and

(2)           the UBOC Secured Account is secured to Union Bank of California in accordance with the UBOC Security Agreement; and

(3)           the UBOC Letter of Credit only secures the payment of deductible losses in respect of a workers’ compensation insurance program of WRC or any US Group Member (and not any other amount);

(j)            Financial Indebtedness under the Merger Agreement Hedging provided that such Indebtedness is repaid on or about Financial Close;

(k)           Financial Indebtedness incurred by a US Group Member provided that the proceeds will be used to complete a Permitted US Financing and all conditions to the Permitted US Financing will be satisfied at the time of, or contemporaneously, with the incurring of that Financial Indebtedness;

(l)            prior to the completion of the Corporate Restructure, Financial Indebtedness under the Pat & Oscars Loan Agreement;

(m)          any other Financial Indebtedness (excluding for the avoidance of doubt Financial Indebtedness referred to in paragraphs (a) to (l) and (n) of this definition but including for the avoidance of doubt, Financial Indebtedness under any Existing Finance Lease or any Existing Sizzler Franchisee Debt) incurred by a Transaction Party for the purpose of its business as then conducted up to a maximum of A$10,000,000 (or the equivalent amount in any other currency) for all Consolidated Group Members at any time; or

(n)           any other Financial Indebtedness approved by the Senior Agent in writing (acting on the instructions of the Majority Financiers);

Permitted US Refinancing has the meaning given to that term in clause 11.12(b);

Permitted US Sale means a US Sale permitted under clause 11.12(b);

Pollutant means a pollutant, contaminant, dangerous, toxic or hazardous substance, petroleum or petroleum product, chemical, solid, special liquid, industrial or other waste;

Potential Event of Default means any thing which would, or would be reasonably likely to, become an Event of Default on the giving of notice (whether or not notice is actually given), or the expiry of time, or both;

Power means any right, power, authority, discretion or remedy conferred on a Senior Finance Party, a Receiver or an Attorney by any Senior Finance Document or any applicable law;

Premises means any property owned or occupied by a Transaction Party or which is used by a Transaction Party to carry on any activities;

Pricing Letter means the pricing letter dated on or about the date of this agreement between the Borrowers and the Senior Agent;

Principal Outstanding means, at any time:

(a)           where used in respect of a particular Facility, the aggregate principal amount of all outstanding Funding Portions under that Facility at that time and includes, in relation to Facility D, the aggregate Face Value Amount of each Current LC provided under that Facility at that time; or

(b)           otherwise, the aggregate principal amount of all outstanding Funding Portions under all Facilities at that time and includes the aggregate Face Value Amount of each Current LC at that time and the principal outstanding under the Australian WC Facility at that time (including the aggregate face value of each Australian WC Facility Letter of Credit which has not been discharged in full or in respect of which the obligations of the Australian Borrower remain unsatisfied), in each case, in respect of Funding Portions provided to the US Borrower under Facility E, as calculated in accordance with clause 3.7;

Property Mortgage means:

(a)           the real property mortgage to be granted by Collins Property Development Pty Limited in favour of the Security Trustee over Lot 1 on RP 76793 County of Ward; Parish of Beaudesert; Beaudesert Shire; Title Ref: 14124134; Cnr Brisbane and William Streets, Beaudesert;

(b)           the real property mortgage to be granted by Collins Property Development Pty Limited in favour of the Security Trustee over Lot 1 on RP 888300 County of Stanley; Parish of Redcliffe: City of Redcliffe; Title Ref: 50077719; 76 Anzac Ave, Redcliffe;

(c)           the real property mortgage to be granted by Collins Property Development Pty Limited in favour of the Security Trustee over Lot 3 GTP 101608 County of Stanley; Parish of Mackenzie; City of Logan; Title Reference 50050161, 3/92 Chambers Flate Road, Waterford West;

(d)           the real property mortgage to be granted by Collins Property Development Pty Limited in favour of the Security Trustee over Lots 74 and 75 in DP 36137, Lot 2 in DP 503290, Lot A in DP 365500 and Lot C in DP 398008 known as Sizzler Carramar at 559 Hume Highway, Carramar; City of Fairfield: Parish of Bankstown; County of Cumberland;

(e)           the real property mortgage to be granted by Sizzler Restaurants Group Pty Limited in favour of the Security Trustee over Lot 2 DP 814106 at Carlton; Municipality of Kogarah, Parish of St. George, County of Cumberland; Address 110 Princes Highway, Kogarah;

(f)            an Existing Westpac Lease Mortgage,

or any real property mortgage provided in accordance with clause 11.23(b)(2);

Pro Rata Share means, in respect of a Financier:

(a)           where used in respect of a particular Facility or particular Funding Portion, the Commitment of that Financier for that Facility (or the Facility under which the Funding Portion was or is to be provided) expressed as a percentage of Total Commitments for that Facility; and

(b)           otherwise, the Commitment of that Financier for all Facilities expressed as a percentage of the Total Commitments for all Facilities,

(as calculated in accordance with clause 3.7);

Rate Set Date means in relation to a Funding Portion and an Interest Period:

(a)           if the Funding Portion is denominated in Australian Dollars, the first day of the Interest Period; or

(b)           if the Funding Portion is denominated in US Dollars, 2 Business Days prior to the first day of the Interest Period;

Receiver means a receiver or receiver and manager appointed under a Security;

Reference Bank means:

(a)           in relation to BBR or a Funding Portion denominated in Australian Dollars:

(1)           Australia and New Zealand Banking Group Limited;

(2)           Commonwealth Bank of Australia;

(3)           National Australia Bank Limited;

(4)           Westpac Banking Corporation; or

(5)           UBS AG, Australia Branch;

(b)           in relation to LIBOR or a Funding Portion denominated in US Dollars:

(1)           Australia and New Zealand Banking Group Limited;

(2)           Commonwealth Bank of Australia;

(3)           National Australia Bank Limited;

(4)           Westpac Banking Corporation; or

(5)           UBS AG, London Branch;

or such other person as the Senior Agent and the Borrowers may agree;

Related Body Corporate means a related body corporate as defined in section 50 of the Corporations Act but as if “Subsidiary” had the meaning given in this agreement and “body corporate” included any Entity;

Relevant Currency means the currency in which a payment is required to be made under the Senior Finance Documents and in respect of any Funding Portion or other payment obligation denominated in a currency, that currency, or in any other case, if not expressly stated to be another currency, is Australian Dollars;

Rental Expense means, for a period, all amounts payable during that period by a Consolidated Group Member as rent (not including outgoings) under any real property Lease (but not including rent payable by a Consolidated Group Member to another Consolidated Group Member);

Repeating Representation means each of the representations and warranties which are repeated from time to time pursuant to clause 10.2(b) or the representations and warranties under any other Senior Finance Document which are repeated from time to time under the terms of the relevant Senior Finance Document;

Restructuring Costs means any “one-time costs”, referred to in section 3.2 (headed “Head Office Cost Savings”) of the report prepared by PricewaterhouseCoopers entitled “Project Frankfort – Agreed Upon Procedures” dated 18 April 2005;

Retiring Financier means a Financier which substitutes a Substitute Financier under clause 19 for any of its Commitment;

Retired Financier means a Financier whose Commitments are zero or, if the Commitments are cancelled, Financiers to whom none of the Principal Outstanding is owing (contingently or otherwise);

Same Day Funds means immediately available and freely transferable funds;

Secured Moneys means all debts and monetary liabilities of each Transaction Party to the Senior Finance Parties under or in relation to any Senior Finance Document and in any capacity, irrespective of whether the debts or liabilities:

(a)           are present or future;

(b)           are actual, prospective, contingent or otherwise;

(c)           are at any time ascertained or unascertained;

(d)           are owed or incurred by or on account of any Transaction Party alone, or severally or jointly with any other person;

(e)           are owed to or incurred for the account of any Senior Finance Party alone, or severally or jointly with any other person;

(f)            are owed to any other person as agent (whether disclosed or not) for or on behalf of any Senior Finance Party;

(g)           are owed or incurred as principal, interest, fees, charges, Taxes, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs or expenses, or on any other account;

(h)           are owed to or incurred for the account of any Senior Finance Party directly or as a result of:

(1)           the assignment or transfer to any Senior Finance Party of any debt or liability of any Transaction Party (whether by way of assignment, transfer or otherwise); or

(2)           any other dealing with any such debt or liability;

(i)            are owed to or incurred for the account of a Senior Finance Party before the date of this agreement or before the date of any assignment of this agreement to any Senior Finance Party by any other person or otherwise; or

(j)            comprise any combination of the above;

Secured Property means the property subject to a Security;

Security means:

(a)           a Deed of Charge;

(b)           a Property Mortgage;

(c)           an Existing Westpac Charge;

(d)           a US Security Document (other than a US Guarantee);

(e)           an Encumbrance granted by an Additional Guarantor under clause 14.18; or

(f)            a Collateral Security;

Security Provider means a person who has granted a Security;

Security Trust means the Project Frankfort security trust established pursuant to the Security Trust Deed;

Security Trust Deed means the deed entitled “Security Trust Deed – Project Frankfort” dated on or before the date of this agreement between each Borrower, each Initial Guarantor, the Senior Agent, the Mezzanine Agent and Westpac Banking Corporation;

Selection Date means the last day of an Interest Period;

Selection Notice means a notice given under clause 4.8;

Senior Finance Document means:

(a)           this agreement;

(b)           a Hedge Agreement;

(c)           a Fee Letter;

(d)           a Security;

(e)           the Intercreditor Deed;

(f)            the Security Trust Deed;

(g)           a Guarantee Assumption Agreement;

(h)           a US Guarantee;

(i)            a Substitution Certificate;

(j)            a Tripartite Deed;

(k)           an Australian WC Facility Document;

(l)            the Pricing Letter;

(m)          the Subordination Deed dated on or about the date of this agreement between P&O Holding Corp, the Australian Borrower and the Security Trustee;

(n)           the Successful Syndication Side Letter;

(o)           any other document designated as such by the Senior Agent and a Borrower, or

(p)           any undertaking or agreement entered into or given under any of the above. It includes a written undertaking by a Borrower or a Guarantor to a Senior Finance Party under or in relation to any of the above documents;

Senior Finance Party means:

(a)           the Senior Agent;

(b)           a Joint Lead Arranger;

(c)           the Security Trustee;

(d)           a Financier;

(e)           a Hedge Counterparty;

SERP means Supplemental Executive Retirement Plan referred to in the section entitled “Supplemental Executive Retirement Plan (SERP)” of the US legal due diligence report prepared by Ropes & Gray entitled “Pacific Equity Partners: Project Frankfort Review of Worldwide Restaurant Concepts, Inc.” dated 17 April 2005;

Shareholders’ Agreement means:

(a)           the Shareholders Agreement dated on or about Financial Close between AusHoldco, Pacific Equity Partners Fund II L.P., Pacific Equity Partners Supplementary Fund II L.P., Pacific Equity Partners Fund II (NQP) L.P., Pacific Equity Partners Fund II (Australasia) Pty Limited as trustee for the Pacific Equity Partners Fund II (Australasia) Unit Trust, Pacific Equity Partners Fund II (Australasia) Pty Limited as trustee for the Pacific Equity Partners Supplementary Fund II (Australasia) Unit Trust, PEP Investment Pty Limited, PEP Co-Investment Pty Limited, Kevin Perkins and Simon Perkins and each “Manager” whose names and addresses are noted in Schedule 1 of that agreement, in relation to AusHoldco;

(b)           the shareholders agreement dated on or about Financial Close between USHoldco, Pacific Equity Partners Fund II L.P., Pacific Equity Partners Supplementary Fund II L.P., Pacific Equity Partners Fund II (NQP) L.P., Pacific Equity Partners Fund II (Australasia) Pty Limited as trustee for the Pacific Equity Partners Fund II (Australasia) Unit Trust, Pacific Equity Partners Fund II (Australasia) Pty Limited as trustee for the Pacific Equity Partners Supplementary Fund II (Australasia) Unit Trust, PEP Investment Pty Limited, PEP Co-Investment Pty Limited, Kevin Perkins and Simon Perkins and each “Manager” whose names and addresses are noted in Schedule 1 of that agreement, in relation to USHoldco; or

(c)           prior to the Permitted Asian Sale Completion Date, the shareholders agreement dated on or about Financial Close between AsiaHoldco, Pacific Equity Partners Fund II L.P., Pacific Equity Partners Supplementary Fund II L.P., Pacific Equity Partners Fund II (NQP) L.P., Pacific Equity Partners Fund II (Australasia) Pty Limited as trustee for the Pacific Equity Partners Fund II (Australasia) Unit Trust, Pacific Equity Partners Fund II (Australasia) Pty Limited as trustee for the Pacific Equity Partners

Supplementary Fund II (Australasia) Unit Trust, PEP Investment Pty Limited, PEP Co-Investment Pty Limited, Kevin Perkins and Simon Perkins and each “Manager” whose names and addresses are noted in Schedule 1 of that agreement, in relation to AsiaHoldco;

SIM means Sizzler International Marks, Inc., a company incorporated in Delaware;

SIM Long Term Loan Agreement means the agreement entitled “Singco Loan Agreement” between WRC (as lender) and AsiaHoldco as Borrower dated the date of completion of Corporate Restructure Step Number 6 (and includes any assignment or novation of that agreement by WRC to the Australian Borrower at the time of Completion of Corporate Restructure Step Number 6);

Singapore Dollars, SGD and S$ means the lawful currency of Singapore;

Sizzler Franchise Agreement means an agreement between a Transaction Party or any Subsidiary of a Transaction Party and any other person for the franchise of one or more “Sizzler” restaurants (wherever located);

Sponsor means Pacific Equity Partners Pty Limited ABN 60 082 283 949;

Standard Form Existing Westpac Lease Consent means a lessor’s consent and permit to enter in the form of the agreement of that name entered into in 1999 between CFI, Avis Marketing Consultants Pty Limited and Westpac Banking Corporation in relation to the KFC outlet at Acacia Ridge;

Subordinated Intercompany Loan Agreement means the agreement entitled “Subordinated Intercompany Loan Agreement” dated on or about Financial Close between the US Borrower and the Australian Borrower under which each of the Australian Borrower and the US Borrower have agreed to make loans available to the other from time to time in order to support the other’s debt service obligations under this agreement and the Mezzanine Facility Agreement (as applicable) and other obligations;

Subsidiary means:

(a)           a subsidiary as defined in section 46 of the Corporations Act, but an entity will also be taken to be a Subsidiary of another entity if it is controlled by that other entity (as defined in Chapter 2M of the Corporations Act) and, without limiting the foregoing:

(1)           a trust may be a Subsidiary, for the purpose of which a unit or other beneficial interest will be regarded as a share;

(2)           an Entity may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation; and

(b)           in relation to an Entity that is incorporated or organised under the laws of, or any state (including the District of Columbia) of, the USA includes:

(1)           any person the accounts of which would be consolidated with those of that Entity in that Entity’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principals in the USA as of such date;

(2)           any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are, as of such date, owned, controlled or held by the Entity and/or one or more Subsidiaries of that Entity;

(3)           any partnership:

(A)          the sole partner or the managing general partner of which is that Entity and/or one or more Subsidiaries of that Entity; or

(B)          the only general partners of which are that Entity and/or one or more Subsidiaries of that Entity; and

(c)           in relation to AsiaHoldco or any other Entity that is incorporated or organised under the laws of Singapore, includes a subsidiary within the meaning of Section 5 of the Companies Act, Chapter 50 of Singapore; and

any other person that is otherwise Controlled by that Entity and/or one or more Subsidiaries of that Entity;

Substitution Certificate means a certificate in the form of annexure B which is executed pursuant to clause 19;

Substitute Financier means a person substituted by a Financier under clause 19 for any of the Financier’s Commitment;

Successful Syndication has the meaning given to that term in the Successful Syndication Side Letter;

Successful Syndication Side Letter means the letter dated on or about the date of this agreement between the Joint Lead Arrangers and the Borrowers setting out the definition of “Successful Syndication” for the purposes of this agreement;

Target Company means WRC or any of its Subsidiaries:

Tax means:

(a)           any present or future tax including the GST, levy, charge, impost, assessment, duty, fee, deduction, compulsory loan or withholding; or

(b)           any present or future income, stamp or transaction duty, tax or charge,

which is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or other amount imposed on or in respect of any of the above; or

(c)           any transferee, successor, joint and several, contractual or other liability (including liability to US Treas. Reg. § 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in paragraphs (a) and (b) above;

Tax Invoice includes any document or record treated by the Commissioner of Taxation as a tax invoice or as a document entitling a recipient to an input tax credit;

Termination Date means the date 5 years from (and including) the date of Financial Close;

Title Document means any original, duplicate or counterpart certificate or document of title;

Total Commitments means, at any time:

(a)           where used in respect of a particular Facility, the aggregate Commitments of the Financiers for that Facility at that time; or

(b)           otherwise, the aggregate of the Commitments of the Financiers at that time for all Facilities;

Total Facility A Commitments means the aggregate of the Commitments for Facility A, being A$75,000,000 at the date of this agreement;

Total Facility B Commitments means the aggregate of the Commitments for Facility B, being A$75,000,000 at the date of this agreement;

Total Facility C Commitments means the aggregate of the Commitments for Facility C, being US$31,200,000 at the date of this agreement;

Total Facility D Commitments means the aggregate of the Commitments for Facility D, being US$5,000,000, at the date of this agreement;

Total Facility E Commitments means the aggregate of the commitments for Facility E, being A$27,000,000 at the date of this agreement;

Total Undrawn Commitments means, at any time:

(a)           where used in respect of a particular Facility, the aggregate of the Undrawn Commitments of the Financiers for that Facility at that time; or

(b)           otherwise, the aggregate of the Undrawn Commitments of the Financiers for all Facilities at that time;

Trading Cycle means a period of 4 calendar weeks (starting on a Monday and ending on a Sunday). The first Trading Cycle of a Financial Year will commence on the first day of the Financial Year and each subsequent Trading Cycle of that Financial Year will commence on the day after the end of the immediately preceding Trading Cycle. Details of each Trading Cycle for the period from the date of this agreement to 30 September 2010 are set out in schedule 13;

Transaction Document means:

(a)           a Material Document; or

(b)           a Senior Finance Document;

Transaction Party means:

(a)           a Borrower; or

(b)           a Guarantor;

Transactional Bank means the provider of any Transactional Secured Financing to a US Group Member which is a Security Provider;

Transactional Secured Financing means transactional or working capital banking facilities provided to a US Group Member which is a Security Provider on the security of a Letter of Credit;

Tripartite Deed means:

(a)           an Existing Westpac Lease Consent;

(b)           a consent or consent and acknowledgement provided pursuant to clause 11.9(e)(1);

(c)           an Account Bank Deed;

(d)           the Deposit Account Control Agreement dated on or about Financial Close between the Security Trustee, WRC and Union Bank of California; or

(e)           any other document designated as such by the Senior Agent and a Borrower;

UBOC Letter of Credit means an irrevocable standby letter of credit issued by Union Bank of California in favour of Federal Insurance Company as security for the payment of deductible losses in respect of a workers compensation insurance program of any US Group Member;

UBOC Secured Account means WRC’s saving account 3350193595 with Union Bank of California;

UBOC Security Agreement means the security agreement dated July 1, 2004 between WRC and Union Bank of California in relation to the UBOC Secured Account;

Umbrella Deed means the deed so entitled dated on or about Financial Close between AusHoldco, USHoldco, Pacific Equity Partners Fund II L.P., Pacific Equity Partners Supplementary Fund II L.P., Pacific Equity Partners Fund II (NQP) L.P., Pacific Equity Partners Fund II (Australasia) Pty Limited as trustee for the Pacific Equity Partners Fund II (Australasia) Unit Trust, Pacific Equity Partners Fund II (Australasia) Pty Limited as trustee for the Pacific Equity Partners Supplementary Fund II (Australasia) Unit Trust, PEP Investment Pty Limited, PEP Co-Investment Pty Limited, Kevin Perkins and Simon Perkins and each “Manager” whose names and addresses are noted in Schedule 1 of that agreement;

Undrawn Commitment means, in respect of a Financier at any time:

(a)           where used in respect of a particular Facility, the Commitment of that Financier for that Facility at that time less the Principal Outstanding provided by that Financier at that time under that Facility; and

(b)           otherwise, the Commitment of that Financier at that time for all Facilities at that time less the Principal Outstanding provided by that Financier at that time under each Facility;

USA means the United States of America;

US Borrower means US Bidco, Inc., a company incorporated in Delaware, USA;

US Business means the businesses to be operated by the US Group from Financial Close, including:

(a)           the ownership, operation, development and franchising of the “Sizzler” concept in North America, South America and the Caribbean;

(b)           the ownership of all “Sizzler” related trademarks and service marks and other Intellectual Property Rights for North America, South America and the Caribbean; and

(c)           the ownership and leasing of real property where certain “Sizzler” restaurants are located and leasing and subleasing real property to certain franchisees of “Sizzler” restaurants in North America, South America and the Caribbean;

US$, USD and US Dollars means the lawful currency of the USA;

USD Facility means a Facility denominated in USD, being Facility C or Facility D;

US Facility Office means, in respect of a Financier:

(a)           the office of the Financier set out opposite its name in schedule 2; or

(b)           subject to clause 1.9, the office of the Financier or its Related Body Corporate notified by the Financier under this agreement;

US Funding Portion means a Funding Portion provided or to be provided to the US Borrower;

US Group means:

(a)           US Holdco;

(b)           the US Borrower;

(c)           WRC;

(d)           Sizzler USA. Inc,. and its Subsidiaries;

(e)           Josephina’s. Inc.;

(f)            CFI Insurers, Ltd.;

(g)           Affiliated Restaurant Corp;

(h)           Collins Properties, Inc.; and

(i)            each Subsidiary of SIM which is to be transferred to the US Borrower pursuant to the Corporate Restructure (being Restaurant Concepts of Australia Pty Limited, Furnace Concepts International, Inc. and Furnace Concepts Australia Corp);

US Group Member means any entity which forms part of the US Group;

US Guarantee means:

(a)           the US Guarantee executed by the Initial Guarantors which are US Guarantors (being US Holdco, the US Borrower and USMergeco) and delivered to the Security Trustee on or about Financial Close (and includes any joinder agreement under that document); and

(b)           any other guaranty executed by any US Guarantor,

in either case, guaranteeing the payment of any of Secured Moneys;

US Guarantors means those Guarantors which are organized under the laws of any jurisdiction within the United States of America.

USHoldco means US Holdco, Inc., a company incorporated in Delaware, USA;

US LC Facility Provider means:

(a)           National Australia Bank Limited; or

(b)           a person substituted by the then current US LC Facility Provider under and in accordance with clause 19 for any of that US LC Facility Provider’s Commitment under Facility D;

USMergeco means US Mergeco, Inc., a Delaware Corporation;

US Multiemployer Plan means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or Section 3(37) of ERISA:

(a)           to which any ERISA Entity is then making or accruing an obligation to make contributions;

(b)           to which any ERISA Entity has within the preceding five plan years made contributions, including any person which ceased to be an ERISA Entity during such five year period, or

(c)           with respect to which any Transaction Party or a Subsidiary of a Transaction Party could incur liability;

US Pension Plan means an employee pension benefit plan (other than a US Multiemployer Plan or a Non-US Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which any Transaction Party or a Subsidiary of a Transaction Party could incur liability (including under Section 4069 of ERISA);

US Repayment Date means the date the Senior Agent confirms in writing to the US Borrower that it is satisfied that either:

(a)           a Permitted US Sale; or

(b)           a Permitted US Refinancing,

has been completed;

US Sale means a sale of all or substantially all the assets and undertaking of the US Group or a sale of all the Marketable Securities in Sizzler USA, Inc., or any of its holding companies (including the US Borrower or USHoldco);

US Security Agreement means the US Security Agreement dated on or about the date of this agreement made by USHoldco, the US Borrower and USMergeco in favour of the Security Trustee (and includes all joinder agreements to the US Security Agreement);

US Pledge Agreement means:

(a)           the US Pledge Agreement dated on or about the date of this agreement made by the Australian Borrower and the Security Trustee; or

(b)           the US Pledge Agreement dated on or about the date of this agreement made by AsiaHoldco and the Security Trustee;

US Security Document means:

(a)           a US Guarantee;

(b)           the US Security Agreement;

(c)           a US Pledge Agreement;

(d)           a leasehold mortgage granted by any US Transaction Party;

(e)           any securities pledge amendment entered into pursuant to a US Security Agreement;

(f)            any control agreement concerning securities accounts entered into pursuant to a US Security Agreement;

(g)           any control agreement concerning deposit accounts entered into pursuant to a US Security Agreement;

(h)           any copyright security agreement entered into pursuant to a US Security Agreement;

(i)            any patent security agreement entered into pursuant to a US Security Agreement;

(j)            any trademark security agreement entered into pursuant to a US Security Agreement; or

(k)           any other security documentation or Encumbrances executed and delivered by a US Guarantor or a US Transaction Party to secure a US Guarantee or any of the “Secured Moneys” under and as defined in the Security Trust Deed;

US Target Company means each Entity listed in part 2 of schedule 11;

US Transaction Party means a Transaction Party that is incorporated or organised under the laws of, or any state (including the District of Columbia) of, the USA;

Whitewash Completion Date means, in relation to an Australian Target Company, the date which is 14 clear days after the date on which the Whitewash Documents for that Australian Target Company are lodged with ASIC;

Whitewash Documents means, in relation to an Australian Target Company, the documents required to be lodged by or on behalf of that Australian Target Company with ASIC in accordance with section 260B(6) of the Corporations Act in connection with the entering into and performance of the Senior Finance Documents by the Australian Target Company;

Wholly Owned Subsidiary means a wholly owned subsidiary as defined in section 9 of the Corporations Act;

Withdrawal Liability shall mean liability to a US Multiemployer Plan as a result of a complete or partial withdrawal from such US Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA;

WRC means Worldwide Restaurant Concepts, Inc., a Delaware corporation (and including the “Surviving Corporation” under and as defined in the Merger Agreement);

WRC Common Stock means shares of common stock, par value US$0.01 per share, of WRC prior to the Merger;

WRC Head Office Costs means the costs contemplated to be saved as part of the potential closure of the corporate head office of WRC referred to in section 3.2 of the report prepared by PricewaterhouseCoopers entitled “Project Frankfort – Agreed Upon Procedures” dated 18 April 2005;

WRC Option means a “Company Option” under and as defined in the Merger Agreement;

WRC Stockholder means a holder of WRC Common Stock, immediately prior to the Merger; and

YUM Transfer Fee means the transfer fees payable by CRQ to KFC under clause 2(a) of the Franchisee Shareholder Deed.

1.2          Interpretation

In this agreement headings and bold type are for convenience only and do not affect the interpretation of this agreement and, unless the context requires otherwise:

(a)           words importing the singular include the plural and vice versa;

(b)           words importing a gender include any gender;

(c)           other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)           an expression suggesting or referring to a natural person or an entity includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e)           a reference to any thing (including any right) includes a part of that thing but nothing in this clause 1.2(e) implies that performance of part of an obligation constitutes performance of the obligation;

(f)            a reference to a clause, party, annexure, appendix or schedule is a reference to a clause of, and a party, annexure, appendix and schedule to, this agreement and a reference to this agreement includes any annexure, appendix and schedule;

(g)           a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h)           a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i)            a reference to a party to any document includes that party’s successors and permitted assigns;

(j)            a reference to an agreement other than this agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(k)           a reference to an asset includes all property of any nature, including a business, and all rights, revenues and benefits;

(l)            a reference to a document includes any agreement in writing, or any certificate, notice, deed, instrument or other document of any kind;

(m)          no provision of this agreement may be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision;

(n)           a reference to drawing, accepting, endorsing or other dealing with a Bill refers to drawing, accepting, endorsing or dealing within the meaning of the Bills of Exchange Act 1909 (Cth);

(o)           a reference to a body, other than a party to this agreement (including an institute, association or authority), whether statutory or not:

(1)           which ceases to exist; or

(2)           whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(p)           references to time are to Sydney time unless expressly stated otherwise;

(q)           a reference to repayment or prepayment (or similar expression) of any Funding Portion which comprises the issue of one or more Letters of Credit means the payment to the US LC Facility Provider of the aggregate Face Value Amount of the Letters of Credit comprising the Funding Portion in the same currency as the relevant Face Value Amount or the return and cancellation of that Letter of Credit and a reference to the return and cancellation of a Letter of Credit will include the Letter of Credit being otherwise discharged to the satisfaction of the US LC Facility Provider;

(r)            a reference, direct or indirect, to the amount of a Funding Portion comprising one or more Letters of Credit or Australian WC Facility Letter of Credit means the aggregate Face Value Amounts of Letters of Credit or Australian WC Facility Letters of Credit (as applicable) comprising the Funding Portion;

(s)           a Default is “continuing” or “subsisting” if it has not been remedied to the satisfaction of the Senior Agent (acting on the instructions of the Majority Financiers) or waived in writing by the Senior Agent (acting on the instructions of the Majority Financiers).

1.3          Inclusive expressions

Specifying anything in this agreement after the words “include” or “for example” or similar expressions does not limit what else is included unless there is express wording to the contrary.

1.4          Business Day

Except where clause 9.2 applies, where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day in the same calendar month, or if none, the preceding Business Day.

1.5          Accounting Standards

(a)           Any accounting practice or concept relevant to this agreement is to be construed or determined in accordance with the Accounting Standards.

(b)           The parties acknowledge that the Financial Undertakings were determined using accounting principles and practices applying by law, or otherwise generally accepted accounting principles, in the USA as at 1 May 2005 (the Base Standards). If a Transaction Party or the Senior Agent (acting on the instructions of the Majority Financiers) determines that application of the Accounting Standards rather than the Base Standards directly or indirectly affects, or will affect, any of the Financial Undertakings or related definitions in this agreement and it so notifies the other, then the Borrowers and the Senior Agent (acting on the instructions of the Majority

Financiers) agree to negotiate in good faith those amendments which they determine are necessary to ensure that the relevant Financial Undertakings and related definitions (as applicable) continue to have the effect intended under the Base Standards.

(c)           If amendments are not agreed in accordance with clause 1.5(b) within 30 days (or such longer period as the Senior Agent may agree), then the Borrowers will provide to the Senior Agent with the Financial Reports to be provided under this agreement, any reconciliation statements (audited, where applicable) necessary to enable calculations based on the Base Standards, and the Base Standards will be applied for the purposes of compliance with the relevant Financial Undertakings and related definitions in this agreement.

(d)           The Transaction Parties must consider the impact of the application of the Accounting Standards (including the impact of the introduction of IFRS) on the operation of the Financial Undertakings within 12 months of the full implementation of IFRS in Australia. The Borrowers will not be entitled to give a notice under clause 1.5(b) at any time thereafter.

1.6          Security Trustee’s limitation of liability protection

(a)           Limitation of liability

(1)           The Security Trustee enters into this agreement only in its capacity as security trustee of the Security Trust and in no other capacity.

(2)           A liability arising under or in connection with this agreement (whether that liability arises under a specific provision of this agreement, for breach of contract or otherwise) can be enforced against the Security Trustee only to the extent to which it can be satisfied out of property of the Security Trust out of which the Security Trustee is actually indemnified for the liability. Payment by the Security Trustee of an amount equal to the amount it actually receives under its right of indemnity in respect of an obligation under this agreement constitutes a complete discharge of the Security Trustee’s liability in respect of that obligation.

(3)           The limitation of the Security Trustee’s liability under this clause 1.6:

(A)          applies despite any other provision of this agreement (other than clause 1.6(c)); and

(B)          extends to all liabilities and obligations of the Security Trustee in relation to any representation, warranty, conduct, omission, agreement or transaction related to this agreement.

(b)           No action against the Security Trustee personally

No party may:

(1)           sue the Security Trustee personally;

(2)           seek the appointment of a liquidator, administrator, receiver or similar person to the Security Trustee; or

(3)           prove in any Liquidation, administration or arrangement of or affecting the Security Trustee.

(c)           Exception

The provisions of this clause 1.6 will not apply to any obligation or liability of the Security Trustee to the extent that it is not satisfied because there is a reduction in the extent, or an extinguishment, of the Security Trustee’s indemnification out of the assets of the Security Trust, as a result of the Security Trustee’s fraud, gross negligence or breach of trust.

1.7          Shareholder ratification

Each Transaction Party which is a shareholder of another company (a Relevant Company) which is, or is to become, a Transaction Party, ratifies and approves in its capacity as a shareholder or stockholder of that Relevant Company, the execution and performance by each such Relevant Company of each Senior Finance Document to which it is expressed to be a party.

1.8          References to Financiers

References in this agreement to a Financier in respect of a particular Funding Portion made is to the relevant Financier or its Related Body Corporate which provides the Funding Portion in accordance with clause 1.9.

1.9          Related Bodies Corporate of Financiers

(a)           The parties acknowledge and agree that each Financier may satisfy its obligations, and exercise its rights, in relation to its Commitment or Funding Portion denominated in a particular currency through a Related Body Corporate. The parties acknowledge that each Financier, and not any of its Related Bodies Corporate, has the Commitment and the obligation to provide financial accommodation under this agreement. No Related Body Corporate which is or becomes a party to this agreement has any Commitment.

(b)           Any Related Body Corporate of a Financier which provides a Funding Portion must, unless it is already party to this agreement, execute an agreement in form and substance acceptable to the Senior Agent and the Borrowers (acting reasonably) agreeing to be bound by this agreement as the Related Body Corporate of a Financier. The Senior Agent is irrevocably authorised by all Parties to execute any such agreement on their behalf.

(c)           In relation to the proportion of any Funding Portion which a Related Body Corporate provides:

(1)           that Related Body Corporate will be and have all the rights of the Financier of which it is the Related Body Corporate and the Transaction Parties shall have obligations to the Related Body Corporate as a Financier; and

(2)           the Transaction Parties will have no obligations to the Financier,

except that only the Financier and not the Related Body Corporate shall have any voting or decision making rights under this agreement, in which case the Financier shall have any voting or decision making rights of its Related Bodies Corporate.

(d)           The parties acknowledge and agree that UBS AG, Australia Branch may (but is not obliged to) satisfy its obligations to provide its Pro Rata Share of any USD Funding Portions under Facility E by procuring UBS Loan Finance LLC to provide its Pro Rata Share of those Funding Portions to the US Borrower, in which case clause 1.9(c) will apply in relation to that proportion of the Funding Portion provided by UBS Loan Finance LLC.

1.10        US Repayment Date

(a)           On and from the US Repayment Date:

(1)           each US Group Member which is a Transaction Party will cease to be a “Guarantor” and a “Transaction Party” under and for the purposes of this agreement and will cease to have any liabilities under this agreement;

(2)           the following provisions will be terminated:

(A)          clauses 8.5, 8.7, 8.9, 8.11, 11.9(e)(1)(B), 11.31, 11.34, 11.36(a)(4)(B), 12.2(c) and 12.4; and

(B)          all definitions in clause 1.1 which are only used in the clauses referred to in clause 1.10(a)(2)(A),

(each a Terminated US Provision).

(b)           The Security Trustee must (without being required to obtain instructions from the Senior Agent or any Transaction Party or any other “Beneficiary” under and as defined in the Security Trust Deed) release each US Group Member from:

(1)           each Security to which it is expressed to be a party and all property of a US Group Member secured under that Security from that Security; and

(2)           the Intercreditor Deed and the Security Trust Deed and each other Senior Finance Document to which it is expressed to be a party,

on the US Repayment Date.

(c)           If after the US Repayment Date, a clause of this agreement which is not a Terminated US Provision (in this clause 1.10, an Operative Provision) refers to a Terminated US Provision, the Operative Provision will be read:

(1)           where the Operative Provision is expressed to be subject to the Terminated US Provision, the Operative Provision will be read as not being subject to the Terminated US Provision;

(2)           where the Operative Provision expressly or impliedly requires compliance with the Terminated US Provision, there will be no obligation to comply with the Terminated US Provision; and

(3)           in other situations, the Operative Provision will be read as if it does not refer to the Terminated US Provision.

(d)           The Senior Agent must confirm to the US Borrower the occurrence of the US Repayment Date promptly after being satisfied that each of the conditions to the occurrence of the US Repayment Date has been satisfied.

(e)           The Senior Agent and Security Trustee will, on or after the US Repayment Date, upon the request and at the expense of the US Borrower, take all action and execute any documents reasonably necessary to effectuate the releases contemplated by clause 1.10(a) and 1.10(b).

1.11        Permitted Asian Sale Completion Date

(a)           On and from the Permitted Asian Sale Completion Date each Asian Group Member which is a Transaction Party will cease to be a “Guarantor” and a “Transaction Party” under and for the purposes of this agreement and will cease to have any liabilities under this agreement.

(b)           The Security Trustee must (without being required to obtain instructions from the Senior Agent or any Transaction Party or any other “Beneficiary” under and as defined in the Security Trust Deed) release each Asian Group Member from:

(1)           each Security to which it is expressed to be a party and all property of any Asian Group Member secured under that Security from that Security; and

(2)           the Intercreditor Deed and the Security Trust Deed and each other Senior Finance Document to which it is expressed to be a party,

on the Permitted Asian Sale Completion Date.

(c)           The Senior Agent must confirm to the Australian Borrower the occurrence of the Permitted Asian Sale Completion Date promptly after being satisfied that each of the conditions to the occurrence of the Permitted Asian Sale Completion Date has been satisfied.

(d)           The Security Trustee and the Senior Agent will, on or after the Permitted Asian Sale Completion Date, upon the request, and at the expense of, AsiaHoldco, take all action and execute any documents reasonably necessary to effectuate the releases contemplated by clause 1.11(a) and 1.11(b).

1.12        Pat & Oscars

Notwithstanding any other provision of any Senior Finance Document, for the period from the date of Financial Close to the date 90 days after Financial Close, each reference to a Subsidiary of a Transaction Party specifically excludes each Pat & Oscars Group Member notwithstanding that, but for this clause 1.12, any Pat & Oscars Group Member would be such a Subsidiary during that period.

2             Conditions precedent and conditions subsequent

2.1          Conditions precedent to initial Funding Portion

A Financier is not obliged to provide its Commitment or its Pro Rata Share of the first Funding Portion until the Senior Agent has received all of the following in form and of substance satisfactory to the Senior Agent:

(a)           officer’s certificate: an officer’s certificate in the form of part A of schedule 4 (in the case of an Australian Transaction Party) or in the form of part B of schedule 4 (in the case of a US Transaction Party) or in the form of part C of schedule 4 (in the case of AsiaHoldco) given by each Borrower and each Initial Guarantor and dated no more than 5 Business Days before the first Funding Date;

(b)           Senior Finance Documents: originals of each of the following Senior Finance Documents:

(1)           this agreement;

(2)           any Hedge Agreement entered into at that time;

(3)           each Fee Letter;

(4)           the Deeds of Charge referred to in paragraphs (a), (b), and (g)of the definition that term;

(5)           the US Security Agreement (but not any joinder agreement to it);

(6)           each Existing Westpac Lease Mortgage and the Existing Westpac Charge (in each case, to the extent not already held by the Security Trustee);

(7)           the Intercreditor Deed;

(8)           the Security Trust Deed;

(9)           an Australian WC Facility Document entered into between the Australian Borrower and Westpac Banking Corporation;

(10)         each Existing Westpac Lease Consent (to the extent not already held by the Security Trustee);

(11)         the US Guarantee referred to in paragraph (a) of the definitions of that term (but not any joinder agreement to it);

(12)         the Pricing Letter

(13)         a Subordination Deed Poll between P&O Holding Corp, the Australian Borrower and the Security Trustee;

(14)         the Successful Syndication Side Letter,

duly executed by all parties to them and, where applicable, duly stamped or, if not duly stamped, evidence satisfactory to the Senior Agent that they will be duly stamped (including cheques or other means of payment satisfactory to the Senior Agent for the appropriate stamp duties payable in amount and number to allow the Senior Agent or its counsel to attend to stamping of those documents) and in registrable form together with all executed documents necessary to register them;

(c)           Shareholder ratification: shareholder ratification in respect of AusHoldco, AsiaHoldco and USHoldco and the obligations being undertaken by them under the Senior Finance Documents;

(d)           Material Documents, Mezzanine Finance Documents and others:

(1)           certified copies of each of the following Material Documents:

(A)          the Merger Agreement;

(B)          each KFC Agreement referred to in paragraphs (a) to (e) and (g) of the definition of that term;

(C)          each Equity Document;

(D)          the Management Agreement;

(E)           the Subordinated Intercompany Loan Agreement;

(F)           the Mezzanine Facility Agreement;

(G)          the Asian Group Subordinated Intercompany Loan Agreement;

(H)          the Agreement for Sale between the Australian Borrower and P&O Holding Corp dated 5 August 2005;

(I)            the CFG Share Sale Agreement,

duly executed by all parties to them and duly stamped or, if not duly stamped, evidence satisfactory to the Senior Agent that they will be duly stamped;

(2)           evidence that consent has been obtained (on terms satisfactory to the Senior Agent) from KFC in respect of:

(A)          any change of control or other act, matter or thing which will occur as a consequence of or in connection with the Merger, the Establishment of Groups or the Corporate Restructure which requires the consent of KFC under a KFC Agreement; and

(B)          entry into any of the financing arrangements evidenced in the Senior Finance Documents and the Mezzanine Finance Documents (including the grant of any of the Securities) by any Transaction Party or Target Company;

(3)           copy of the Paying Agent Agreement between American Stock Transfer & Trust Company, WRC and the Australian Borrower;

(4)           certified copy of the Franchisee Shareholder Deed duly executed by all parties to it other than any Target Company (it being acknowledged that at Financial Close that document will be subject to an escrow arrangement and will only be released from escrow following confirmation of payment of the YUM Transfer Fee);

(e)           Title Documents: each Title Document required to be lodged with a Senior Finance Party under any Senior Finance Document referred to in clause 2.1(b) and blank transfers of any Marketable Securities forming part of the Secured Property under any Security granted by a Borrower or an Initial Guarantor, including (where they exist) all share certificates and other title documents or certificates with respect to the real property interests or leasehold interests;

(f)            enquiries: results of searches, enquiries and requisitions in respect of each Transaction Party and each Target Company and the Secured Property and property of the Consolidated Group, including that each Target Company which is incorporated or organised under the laws of, or any state (including the District of Columbia) of the USA, is in good standing under the laws of its state of incorporation and under the laws of each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary or advisable;

(g)           insurance: evidence that each Transaction Party and each other Consolidated Group Member (other than any Dormant Subsidiary) has complied with clause 11.24 (as if it were bound under that clause at that time) (except that Consolidated Group Members which are not Transactions Parties at Financial Close will not be required to comply with any obligation under clause 11.24(c) as a condition precedent under this clause 2.1(g));

(h)           opinions:

(1)           an opinion from Freehills, Australian legal counsel to the Senior Finance Parties, in respect of each Australian Transaction Party and the Senior Finance Documents;

(2)           an opinion from Ropes & Gray, US legal counsel to the Borrowers, in respect of each US Transaction Party, P&O Holding Corp and the Senior Finance Documents;

(3)           an opinion from Allen & Overy Shook Lin & Bok, Singaporean legal counsel to the Senior Finance Parties in respect of AsiaHoldco and the Senior Finance Documents;

(4)           a tax opinion from PricewaterhouseCoopers confirming that agreed tax assumptions are reasonable;

(5)           a stamp duty opinion from Clayton Utz;

(i)            fees and expenses: payment of all fees and expenses payable to the Senior Finance Parties and any of their advisors on or before the first Funding Date or evidence that they will be paid out of the first Funding Portion;

(j)            know your client information: such documentation and other evidence requested by any Financier to satisfy the “know your customer” or “know your client” or “client vetting” procedures of that Financier;

(k)           constitutions: evidence that the constitution of each Australian Transaction Party other than AusHoldco contains (or in a case of a Australian Target Company, will as at the Whitewash Completion Date for that Australian Target Company contain):

(1)           a provision of the type referred to in section 187 of the Corporations Act; and

(2)           a provision which provides that the directors may not refuse to register a share transfer effected by a security holder on enforcement of a security over those shares;

(l)            Merger: evidence that:

(1)           the “Closing Date” under and as defined in the Merger Agreement will occur on Financial Close immediately on the provision of financial accommodation under the Senior Finance Documents;

(2)           the Australian Borrower and WRC have agreed that the “Effective Time” for the purposes of the Merger Agreement is the time that a properly executed and certified copy of the Merger Certificate is duly filed with the Secretary of State of the State of Delaware and the Senior Agent is satisfied that such filing will occur immediately following Financial Close and the Merger will be completed at that time;

(3)           no amendment or variation has been made to the Merger Agreement without the prior written consent of the Senior Agent; and

(4)           all conditions to the obligations of any party to the Merger Agreement to effect the merger under the Merger Agreement have been satisfied (and that no provision of or condition or condition precedent under the Merger Agreement (including those set out section 7 of the Merger Agreement) has been waived by any party (whether or not that party is also a party to this agreement) without the written consent of the Senior Agent);

(m)          Key Manager: evidence that the Consolidated Group has entered into contracts with the Key Managers on terms and conditions acceptable to the Senior Finance Parties;

(n)           Authorisations: evidence that all Authorisations necessary for the Merger to be completed and the conduct of the business of the Consolidated Group after Financial Close have been obtained and are in full force and effect and all applicable waiting periods have expired, including WRC Stockholder approval and expiration of Hart-Scott- Rodino Antitrust waiting period (and any extension of that period) and relevant US approvals as contemplated in section 7.1(c) of the Merger Agreement;

(o)           appraisal rights:

(1)           evidence that no WRC Stockholders will have satisfied all conditions necessary as of Financial Close to cause them to be entitled to an appraisal by the Delaware Court of Chancery of the fair value of that stockholders’ WRC Common Stock in connection with the Merger in accordance with section 262 of the DGCL (including:

(A)          the delivery of written demand for appraisal to WRC prior to the taking of any vote of WRC stockholders on the Merger; and

(B)          not voting in favour of the Merger (nor consenting thereto in writing)),

with respect to more than 10% in the aggregate of the outstanding WRC Common Stock immediately prior to Financial Close; or

(2)           if prior to Financial Close, any one or more WRC Stockholders have satisfied all conditions necessary as of such time to cause them to be entitled to an appraisal by the Delaware Court of Chancery of the fair value the stockholder’s shares of Common Stock in connection with the Merger in accordance with section 262 of the DGCL, including:

(A)          the delivery of written demand for appraisal to WRC prior to the taking of any vote of WRC stockholders on the Merger; and

(B)          not voting in favour of the Merger (nor consenting thereto in writing),

then the Senior Agent must receive satisfactory evidence on terms acceptable to all Financiers (other than any Retired Financier) (acting reasonably and in good faith) that the Sponsor has unconditionally committed to make available Sufficient Additional Equity Funding.

For the purposes of this clause 2.1(o), Sufficient Additional Equity Funding means that the Financiers are satisfied that at the time of payment mandated in accordance with section 262 of the DGCL in connection with any appraisal rights (or such other time as the liabilities in connection with any appraisal rights become due and payable), an amount of additional equity funding will be available to WRC (on terms acceptable to all Financiers (other than any Retired Financier) (acting reasonably and in good faith) (and satisfactory legal opinions are provided in connection with that equity commitment) to ensure that all potential liabilities of the Consolidated Group in relation to any such appraisal rights will be met from that committed equity amount (such amounts to be determined reasonably and in good faith). Under the terms of that equity commitment the Sponsor will not be required to actually contribute that equity amount to meet liabilities in relation to appraisal rights to the extent drawings are available at the time of payment mandated in accordance with section 262 of the DGCL (or such other time as the liabilities become due and payable) under Facilities A, B or C to meet those liabilities;

(p)           Establishment of Groups: evidence that, except in connection with liabilities and obligations expressly contemplated in the definition of “Exceptions to Establishment of Groups”:

(1)           Core Australian Group:

(A)          the assets and liabilities of the Core Australian Business are held solely by Core Australian Group Members; and

(B)          the Core Australian Group Members have good title to all material Intellectual Property Rights necessary for the Core Australian Group Members to carry on the Core Australian Business and have exclusive ownership of all “Sizzler” related trade marks and service marks and other Intellectual Property Rights relating to the “Sizzler” business in

Australia, in each case on terms acceptable to the Senior Agent,

or that such conditions will be met following completion of the Corporate Restructure as contemplated in clause 2.7;

(2)           Asian Group:

(A)          the assets and liabilities of the Asian Business are held solely by Asian Group Members; and

(B)          the Asian Group Members have good title to all material Intellectual Property Rights necessary for the Asian Group Members to carry on the Asian Business and have exclusive ownership of all “Sizzler” related trademarks and service marks and other Intellectual Property Rights relating to the “Sizzler” business other than to the extent they relate to Australia, North America, South America or the Caribbean, in each case on terms acceptable to the Senior Agent, or that such conditions will be met following completion of the Corporate Restructure as contemplated in clause 2.7;

(3)           US Group:

(A)          the assets and liabilities of the US Business are held solely by members of the US Group; and

(B)          the US Group Members have good title to all material Intellectual Property Rights necessary for the US Group Members to carry on the US Business and has exclusive ownership of all “Sizzler” related trademarks and service marks and other Intellectual Property Rights relating to the “Sizzler” business in North America, South America or the Caribbean, in each case on terms acceptable to the Senior Agent, or that such conditions will be met following completion of the Corporate Restructure as contemplated in clause 2.7;

(4)           ring fencing: arrangements have been put in place (or arrangements will be in place following completion of the Corporate Restructure as contemplated in clause 2.7) to “ring fence” the Australian Group from the US Group, the US Group from the Australian Group, the Core Australian Group from the Asian Group and both the Australian Group and US Group from the Pat & Oscars Group Members on terms acceptable to the Senior Agent, including that:

(A)          no Core Australian Group Member will or may become liable (whether directly or otherwise) for any obligation or any other liability of any US Group Member, any Pat & Oscars Group Member or any Asian Group Member;

(B)          there are no Guarantees or Encumbrances in place granted by any Core Australian Group Member in connection with, an obligation or liability of a US Group Member, an Asian Group Member or a Pat & Oscars Group Member;

(C)          no Core Australian Group Member is under any obligation, or may be obliged to, contribute any money or asset (including by management or other fee, interest, loan or other financial accommodation, investment or capital or equity contribution or advance or make available financial accommodation) to or for the benefit of any US Group Member, any Pat & Oscars Group Member or an Asian Group Member;

(D)          no Asian Group Member will or may become:

(i)            liable (whether directly or otherwise) for any obligation or any other liability of any US Group Member or any Pat & Oscars Group Member;

(ii)           entitled to any asset of any Core Australian Group Member;

(E)           there are no Guarantees or Encumbrances in place granted by any Asian Group Member in connection with, an obligation or liability of a US Group Member or a Pat & Oscars Group Member;

(F)           no Asian Group Member is under any obligation, or may be obliged to, contribute any money or asset (including by management or other fee, interest, loan or other financial accommodation, investment or capital or equity contribution or advance or make available financial accommodation) to or for the benefit of any US Group Member or any Pat & Oscars Group Member;

(G)          no US Group Member will or may become liable (whether directly or otherwise) for any obligation or any other liability of any Australian Group Member or any Pat & Oscars Group Member or will or may become entitled to any asset of any Australian Group Member or any Pat & Oscars Group Member;

(H)          there are no Guarantees or Encumbrances in place granted by any US Group Member in connection with, an obligation or liability of an Australian Group Member or a Pat & Oscars Group Member;

(I)            no US Group Member is under any obligation, or may be obliged to, contribute any money or asset (including by management or other fee, interest, loan or other financial accommodation, investment or capital or equity contribution or advance or make available financial accommodation) to or for the benefit of any Australian Group Member or a Pat & Oscars Group Member;

(J)           there is no Financial Indebtedness between Australian Group Members, US Group Members and Pat & Oscars Group Members; and

(K)          there is no Financial Indebtedness between Core Australian Group Members and Asian Group Members;

(5)           transfer of value: there has been no transfer of value (excluding for the avoidance of doubt any transfer for arm’s length consideration expressly permitted under this agreement) by any means from the Australian Group to the US Group or from the US Group to the Australian Group or to the Asian Group except any transfer of value expressly contemplated as a consequence of completion of the Corporate Restructure contemplated in clause 2.7 or the Exceptions to the Establishment of Groups;

(q)           Equity: evidence that funds exclusively advised and managed by the Sponsor and CFG Management (or Entities Controlled by CFG Management) have contributed by way of equity contribution, on terms acceptable to the Senior Agent, the equity amounts contemplated in the Funds Flow Statement, subject to an allowance for up to A$4.5 million of Deferred Equity Contributions which will not be required to be contributed as a condition precedent to Financial Close (but which must be contributed within 6 weeks of Financial Close);

(r)            Ownership of Borrowers: evidence that each Borrower and AsiaHoldco are, and will be, following completion of the transactions contemplated by the Shareholders’ Agreements and the CFG Share Sale Agreement, Controlled by funds exclusively managed and advised by the Sponsor;

(s)           Mezzanine Debt: evidence that all conditions precedent to the availability of the Mezzanine Debt in an amount of not less than A$70 million under the Mezzanine Finance Documents (other than any such condition requiring satisfaction of the conditions precedent under this document) have been or will be satisfied on Financial Close and evidence that the Mezzanine Debt will be provided to the Australian Borrower on Financial Close simultaneously with drawdown under Facilities A, B and C;

(t)            Funds Flow Statement: a statement signed by two directors of each Borrower setting out the payments to be made under and in connection with the Transaction Documents and in connection with the transactions contemplated by the Merger Agreement, the Shareholders’ Agreements and the Establishment of Groups and the Corporate Restructure (including equity subscriptions and payment of Acquisition Costs) and the payers and the recipients of such payments and evidence that sufficient amounts are available to meet all Acquisition Costs;

(u)           Total Debt: evidence that immediately following Financial Close the aggregate Financial Indebtedness of the Consolidated Group (without double counting Financial Indebtedness of a Consolidated Group Member which is also Guaranteed by any other Consolidated Group Member and without taking into account Financial Indebtedness between Consolidated Group Members) other than:

(1)           Financial Indebtedness under the Existing Finance Leases;

(2)           Financial Indebtedness under arrangements with Westpac Banking Corporation in connection with the issue of the Existing Bank Guarantees;

(3)           Financial Indebtedness under the Merger Agreement Hedging;

(4)           Financial Indebtedness under any Hedge Agreement entered into on or about Financial Close in accordance with clause 11.25(a);

(5)           Financial Indebtedness under any Letter of Credit issued on or about Financial Close to secure Financial Indebtedness made available by way of transactional or working capital facilities to US Group Members;

(6)           the Permitted Financial Indebtedness referred to in paragraph (i) or (l) of the definition of that term;

(7)           Financial Indebtedness under foreign exchange transactions entered into by the Australian Borrower for settlement on the anticipated Financial Close;

(8)           Financial Indebtedness under Existing Sizzler Franchisee Debt; and

(Total Debt) will not exceed A$260,000,000;

For the purposes of calculating Total Debt under this clause 2.1(u):

(1)           Financial Indebtedness denominated in US Dollars will be converted into Australian Dollars using an exchange rate of USD0.78/AUD 1.00; and

(2)           Financial Indebtedness denominated in a currency other than Australian Dollars or US Dollars will be included as the amount in that other currency notionally converted into Australian Dollars using the rate of exchange determined by the Senior Agent as that rate of exchange at or about Financial Close which the Senior Agent could have, on that date, purchased from another person in the normal course of business in dealing with currencies, that amount of currency with Australian Dollars;

(v)           Financial Indebtedness: evidence that all Financial Indebtedness of the Target Companies other than Financial Indebtedness:

(1)           owed to another Target Company or Transaction Party which is Permitted Financial Indebtedness;

(2)           under the Existing Finance Leases;

(3)           under the arrangements referred to in clause 2.1(u)(2);

(4)           under the Permitted Financial Indebtedness referred to in paragraph (i) of the definition of that term;

(5)           under the Existing Sizzler Franchisee Debt; and

has been or will be repaid immediately following Financial Close and that all Encumbrances and Guarantees securing such Financial Indebtedness have been released or will be released and all related documentation has been or will be terminated contemporaneously with or immediately following the first drawdown under the Facilities;

(w)          Material Adverse Change: evidence (or the Senior Agent is otherwise satisfied) that no material adverse change has occurred in the financial condition, results, business, business activities or current or future credit standing or prospects of the Australian Business or US Business (or a business forming part of the Australian Business or US Business), a Target

Company, a Borrower, AsiaHoldco or any of the Borrowers’ Subsidiaries or Consolidated Group Members;

(x)           solvency certificate: a solvency certificate in respect of USHoldco, USMergeco and the US Borrower;

(y)           Target Companies and AsiaHoldco US Pledge: evidence that:

(1)           the form of all documentation to be provided to the Senior Agent under clauses 2.5, 2.6 and 2.7(c) has been agreed between the Borrowers and the Senior Agent including:

(A)          the Deeds of Charge referred to in paragraphs (c), (e), (f) and (h) of the definition of that term in clause 1.1;

(B)          the Financial Assistance Documents referred to in clause 2.6(b);

(C)          the form of the articles of association and constitutions of the Australian Target Companies and the by-laws of the US Target Companies;

(D)          the solvency certificates to be given by the US Target Companies; and

(E)           any legal opinions to be provided to the Senior Agent,

and that copies of such documentation initialled by the Australian Borrower and US Borrower has been provided to the Senior Agent; and

(2)           the conditions in clause 2.5 will be satisfied immediately following Financial Close;

(z)           Corporate Restructure: evidence that the steps contemplated in schedule 12 will be completed in accordance with, and within the time frames and in order contemplated by, schedule 12 (including the form of all documentation in relation to the Corporate Restructure has been agreed between the Senior Agent and the Borrowers); and

(aa)         Whitewash Documents: a certificate signed by two directors of each of AusHoldco and AusBidco on behalf of the relevant company:

(1)           confirming that all approvals which must be obtained, and all procedures, if any, which must be complied with, under section 260B of the Corporations Act to allow it to enter into and perform each of the Senior Finance Documents, the Shareholders’ Agreement referred to in paragraph (a) of the definition of that term and the CFG Share Sale Agreement have been obtained or complied with; and

(2)           attaching all documents required to be lodged with the Australian Securities and Investments Commission under section 260B of the Corporations Act for the purposes of approving any financial assistance being given it in connection with the Senior Finance Documents, the Shareholders’ Agreement referred to in paragraph (a) of the definition of that term or the CFG Share Sale Agreement and evidence that the Financial Assistance Documents have been lodged with ASIC within the time periods required by the Corporations Act.

2.2          Conditions precedent to all Funding Portions

A Financier is not obliged to provide its Pro Rata Share of any Funding Portion, and in the case of a Funding Portion under Facility D, the US LC Facility Provider is not obliged to (and must not) issue a Letter of Credit, until the following conditions are fulfilled to the Senior Agent’s satisfaction:

(a)           Funding Notice: the Borrower has delivered a Funding Notice to the Senior Agent requesting the Funding Portion;

(b)           Funding Date: the Funding Date for the Funding Portion is a Business Day within the Availability Period for the relevant Facility;

(c)           Commitment: the Commitment of that Financier for the Facility under which the Funding Portion is to be provided will not be exceeded by providing it Pro Rata Share of the Funding Portion. For the purposes of this clause in calculating whether a Financier’s Commitment for Facility E would be exceeded, the amount of an existing Funding Portion provided to a US Borrower under Facility E, or a Funding Portion to be provided to the US Borrower under Facility E, will be the Current Australian Dollar Amount of the relevant Funding Portion or proposed Funding Portion at that time;

(d)           no Default: no Default has occurred which is continuing and no Default (other than a Default which has been waived in writing by the Senior Agent (acting on the instructions of the Majority Financiers) will result from the Funding Portion being provided;

(e)           Repeating Representation: the Repeating Representations and the representations and warranties and the statements in the relevant Funding Notice are correct and not misleading at the date of the Funding Notice and the Funding Date (except to the extent waived in writing by the Senior Agent (acting on the instructions of the Majority Financiers));

(f)            Facility D: in the case of a Funding Portion to be provided by way of Letter of Credit, the Funding Portion is requested under Facility D and the relevant Borrower has completed all standard forms and other standard documentation required by the US LC Facility Provider in relation to the issue of that Letter of Credit;

(g)           Facility D, E or the Australian WC Facility: if the proposed Funding Portion is to be provided under Facility D, E or the Australian WC Facility, the Borrowers have previously drawn a Funding Portion under Facilities A, B and C. Funding Portions will not be provided under Facility D, E or the Australian WC Facility on Financial Close except that a Funding Portion may be provided under Facility D on Financial Close contemporaneously with drawdown under Facilities A, B and C to secure Financial Indebtedness made available by way of transactional or working capital facilities to US Group Members on and from Financial Close and the Existing Westpac Bank Guarantees may be brought under the Australian WC Facility on and from Financial Close (so that they will be taken to be issued under the Australian WC Facility from Financial Close);

(h)           Facility E: in the case of any Funding Portion to be provided under Facility E at any time:

(1)           prior to the US Repayment Date, not less than A$9.5 million (or equivalent in other currencies) has been expended by Consolidated Group Members on Capital Expenditure in the current Financial Year or, in the case of a Funding Portion to be provided before 30 April 2006, not less than A$5,600,000 (or equivalent in other currencies) has been expended by Consolidated Group Members on Capital Expenditure during the period from Financial Close to 30 April 2006; or

(2)           on or after the US Repayment Date, not less than A$6.5 million (or equivalent in other currencies) has been expended by Australian Group Members on Capital Expenditure in the current Financial Year, or, in the case of a Funding Portion to be provided before 30 April 2006, not less than A$3,800,000 (or equivalent in other currencies) has been expended by Australian Group Members on Capital Expenditure during the period from Financial Close to 30 April 2006; and

(i)            Facility E: in the case of any Funding Portion to be provided under Facility E, the Borrower has provided to the Senior Agent a certificate signed by at least two certifiers (which must include at least one director of each Borrower and, prior to the Permitted Asian Sale Completion Date, AsiaHoldco, but may otherwise be any Authorised Officer of the Borrower requesting that Funding Portion) (which certificate must be in a form and of a substance satisfactory to the Senior Agent) confirming that:

(1)           immediately following provision of that Funding Portion, the Gearing Ratio would not exceed or equal the corresponding ratio set for the period in which the proposed Funding Date is to occur in clause 11.36(a)(2) (as if the reference in the table in clause 11.36(a)(2) to the “Period in which Calculation Date occurs” were a reference to the “Period in which the proposed Funding Date occurs”). For the purposes of this clause 2.2(i) the Gearing Ratio will be calculated:

(A)          so that each reference to a “Calculation Date” referred to in “A” of the definition of Gearing Ratio were a reference to that date on which the proposed Funding Date for the relevant Funding Portion;

(B)          so that the amount of the Funding Portion to be provided under Facility E is included in the amount of outstanding Financial Indebtedness of the Consolidated Group (together with all other Financial Indebtedness and other amounts referred to in “A” in the definition of “Gearing Ratio in clause 1.1) at that time; and

(C)          so that EBITDA for the purposes of calculation of “B” in the Gearing Ratio is:

(i)            for the period prior to the date the Financial Reports under clause 11.1(b) are provided to the Senior

Agent in respect of the Trading Cycle ending on 27 May 2007, the EBITDA of the Consolidated Group as at the most recent Calculation Date determined in accordance with clause 11.36(d)(1) or 11.36(e) (as applicable); and

(ii)           thereafter, EBITDA of the Consolidated Group for the period of 13 Trading Cycles ending on the most recently completed full Trading Cycle for which Financial Reports have been provided under clause 11.1(b), adjusted in each case, on a pro forma basis, to take into account the impact of divestments and acquisitions during the relevant period and in accordance with the methodology set out in clause 11.36(c) as if each reference in clause 11.36(c) to a “Financial Undertaking” were to the calculations made in clause 2.2(i)(1), each reference to a “Calculation Period” were to a period for which EBITDA in measured under this clause and each reference to a “Calculation Date” were a reference to the proposed Funding Date under this clause; and

(2)           after consideration of all information and projections available to the Borrowers and including taking into consideration the Interest Expense to be incurred in connection with the proposed Funding Portion, that provision of the Funding Portion would not result in or be likely to result in (now or in the future) a breach any Financial Undertaking.

The conditions precedent in this clause 2.2 (other than clause 2.2(d), (e) and (g)) do not apply to Funding Portions under the Australian WC Facility Documents.

2.3          Certified copies

An Authorised Officer of the relevant Transaction Party must certify a copy of a document given to a Senior Finance Party under clauses 2.1 or 2.2 to be a true copy of the original document. The certification must be made no more than 5 Business Days before the date on which it is provided.

2.4          Cancellation of Commitments

All of the parties agree that each Financier’s Commitments will be cancelled and each of the Facilities will terminate if the first Funding Date has not occurred on or before 12 noon (Sydney time) on 30 September 2005 (or such later date or time as the Senior Agent (acting on the instructions of all Financiers (other than any Retired Financier)) may agree in writing).

2.5          Merger conditions – US Target Company Security and Merger

(a)           Subject to clause 2.5(b), the US Borrower must ensure that, immediately upon consummating the Merger, WRC and each US Target Company becomes a “Guarantor” for the purposes of this agreement in accordance with clause 14.18 and that the Deposit Account Control Agreement referred to in paragraph (d) of the definition of “Tripartite Deed” and that the Deed of Charge referred to in paragraph (h) of the definition of that term is duly executed by all parties to it in a form satisfactory to the Senior Agent.

(b)           The US Borrower must ensure that WRC and the US Target Companies have met the requirements of clause 11.24(c)(1) within 10 Business Days of Financial Close.

(c)           The Borrowers must, immediately upon consummating the Merger, cause WRC and each of its Subsidiaries which are formed under the laws of the United States or any state thereof (other than a Dormant Company) to execute and deliver to the Security Trustee:

(1)           a joinder agreement in the form attached to the US Security Agreement together with all documents and certificates required pursuant to section 3.5 of the US Security Agreement;

(2)           a joinder agreement in the form attached to the US Guaranty together with all documents and certificates required pursuant to section 4.1 of the US Guaranty,

(d)           The Australian Borrower must ensure that, as soon as practicable after Financial Close (and in any case within 1 Business Day of Financial Close):

(1)           the “Certificate of Merger” (as defined in the Merger Agreement) is filed with the Secretary of State of the State of Delaware and the Merger is consummated; and

(2)           all other filings required to be made in connection with the Merger with authorities in other jurisdiction in which WRC is qualified to do business are made;

(3)           the Australian Borrower provides to the Security Trustee share certificates with respect to the shares held by it in WRC and stock powers in connection with those shares;

(4)           the YUM Transfer Fee is paid and the Franchisee Shareholder Deed is duly executed by all parties to it and released from any escrow arrangement to which it may have been subject. The Australian Borrower must provide evidence satisfactory to the Senior Agent that such release from escrow has occurred and that the YUM Transfer Fee has been paid.

2.6          Condition subsequent - Australian Target Company Security

The Australian Borrower must ensure that:

(a)           Shareholder resolutions: all shareholder resolutions and other approvals which are required under section 260B of the Corporations Act for each Australian Target Company in connection with entering into and performance of each of the Senior Finance Documents by each Australian Target Company (including in connection with the Australian Target Companies becoming “Guarantors” for the purposes of this agreement in accordance with this clause 2.6 and the procedure set out in clause 14.18, and entering into the Australian Target Security) are passed within 5 Business Days of Financial Close;

(b)           Lodgement of financial assistance documentation with ASIC: all documents required to be lodged with ASIC under section 260B of the Corporations Act for the purposes of approving any financial assistance being given by an Australian Target Company (including in connection with the Australian Target Companies becoming “Guarantors” for the purposes of this agreement in accordance with this clause 2.6 and the procedure set out in clause 14.18, and entry into the Australian Target Security) (the Financial Assistance Documents) are lodged with ASIC within 5 Business Days of Financial Close in the manner and order prescribed by section 260B of the Corporations Act;

(c)           other financial assistance procedures: all other procedures, if any, which must be followed under section 260B of the Corporations Act for each Australian Target Company in connection with entering into and performance of each of the Senior Finance Documents by each Australian Target Company (including in connection with the Australian Target Companies becoming “Guarantors” for the purposes of this agreement in accordance with this clause 2.6 and the procedure set out in clause 14.18, and entry into the Australian Target Security) are passed, obtained or complied with as soon as possible after Financial Close so as to ensure that the Whitewash Completion Date occurs within 5 Business Days after the date of Financial Close;

(d)           Whitewash Completion Date: on the Whitewash Completion Date (which must occur not later than the date 17 Business Days after the date of Financial Close):

(1)           each Australian Target Company provides to the Senior Agent a certificate signed by two directors of the Australian Target Company on behalf of the Australian Target Company:

(A)          confirming that all approvals which must be obtained, and all procedures, if any, which must be complied with, under section 260B of the Corporations Act to allow each Australian Target Company to enter into and perform each of the Senior Finance Documents to be entered into by the Australian Target Company (including in connection with the Australian Target Company becoming a “Guarantor” for the purposes of this agreement in accordance with this clause 2.6 and the procedure set out in clause 14.18, and entry into its Australian Target Security) have been obtained or complied with; and

(B)          attaching the Financial Assistance Documents and evidence that the Financial Assistance Documents have been lodged with ASIC within the time periods required by the Corporations Act (which documents and evidence must be in form and substance satisfactory to the Senior Agent, acting reasonably);

(2)           each Australian Target Company becomes a “Guarantor” for the purposes of this agreement in accordance with clause 14.18;

(3)           each Existing Westpac Lease Mortgage and the Existing Westpac Charge is amended in the manner agreed between the Australian

Borrower and the Senior Agent prior to Financial Close and becomes part of the “Trust Fund” under and as defined in the Security Trust Deed;

(4)           the constitution of each Australian Target Company includes:

(A)          a provision of the type referred to in section 187 of the Corporations Act; and

(B)          a provision which provides that the directors may not refuse to register a share transfer effected by a Security holder on enforcement of a Security over those shares.

2.7          Corporate Restructure

(a)           The Borrowers must ensure that each of the steps contemplated in schedule 12 is completed in accordance with and within the time frames contemplated by schedule 12 to effect the Corporate Restructure contemplated in that schedule and in accordance with documentation the form and terms of which have been approved by the Senior Agent (it being acknowledged that documentation approved in satisfaction of the condition precedent pursuant to clause 2.1(z) is sufficient for these purposes and that in any case, that approval will not be unreasonably withheld and the Financiers must respond promptly to any such request for approval). Without limitation, the Borrowers must ensure that all consents required in relation to the Corporate Restructure or to effect the Corporate Restructure, including any consents required in connection with any Existing Joint Venture Interests, any KFC Agreement, any Material Document or any consents required as a condition precedent to completion under the Pat & Oscars Sale Agreement (but not including any such consents required in relation to any Leasehold Interest), are obtained prior to the relevant Corporate Restructure Step to which they relate taking place, but within sufficient time to ensure that such Corporate Restructure Steps are completed within the time frames contemplated by schedule 12.

(b)           The Borrowers must promptly notify the Senior Agent of the completion of any Corporate Restructure Step.

(c)           AsiaHoldco must at the time it becomes the owner of any equity securities in SIM or any other Entity formed under the laws of the United States or any state thereof, deliver to Security Trustee a US Pledge Agreement in respect of such equity securities in a form and of a substance satisfactory to the Senior Agent together with duly executed instruments of transfer or assignments in blank therefor and a legal opinion from Ropes & Gray, US legal counsel to the Borrowers, in respect of the US Pledge Agreement and the security interest in those equity securities and such other matters as the Senior Finance Parties may reasonably require in a form reasonably acceptable to the Senior Agent.

(d)           The US Borrower must, within five days after becoming the owner of any equity securities in WRC, Sizzler USA, Inc., a Delaware corporation, or any other entity formed under the laws of the United States or any state thereof, deliver to Security Trustee all certificates evidencing such equity securities together with duly executed instruments of transfer or assignments in blank therefor and a duly executed and completed pledge amendment in the form attached to the US Security Agreement together with such other items as may be required pursuant to the terms of section 5.1 of such US Security Agreement and a legal opinion from US legal counsel to the Borrowers in respect of those documents and the security interest in those equity securities and such other matters as the Senior Finance Parties may reasonably require in a form reasonably acceptable to the Senior Agent.

(e)           The Transaction Parties must ensure that at the time of conversion of SIM or any of its Subsidiaries into limited liability companies, Ropes & Gray, US legal counsel to the Borrowers provide to the Senior Agent a legal opinion in respect of each Senior Finance Document to which the Transaction Party the subject of the conversion is expressed to be a party and such other matters as the Senior Finance Parties may reasonably require in a form reasonably acceptable to the Senior Agent.

(f)            A Transaction Party must not make or receive (and must not permit any Subsidiary of it to make or receive) any Corporate Restructure Loan unless and until the Senior Agent has approved the form and terms of that Corporate Restructure Loan, it being acknowledged that the approval of the form and terms of a Corporate Restructure Loan as a condition precedent pursuant to clause 2.1(z) is sufficient for these purposes.

(g)           All Financial Indebtedness under or in connection with each Corporate Restructure Loan must be fully and finally repaid and cancelled in full upon that repayment as follows, at the time of completion of Corporate Restructure Step Number 7:

(1)           in the case of the Corporate Restructure Loan referred to in paragraph (a) of the definition of that term, by way of set off against the consideration payable by the US Borrower in respect of the acquisition contemplated as part of Corporate Restructure Step Number 7;

(2)           in the case of the Corporate Restructure Loan referred to in paragraph (b) of the definition of that term, by way of set off against liabilities of WRC to the Australian Borrower or any of its Subsidiaries existing as at the date of completion of Corporate Restructure Step Number 7;

(3)           in the case of the Corporate Restructure Loan referred to in paragraph (c) of the definition of that term, by way of set off against liabilities of WRC to the Australian Borrower or any of its Subsidiaries existing as at the date of completion of Corporate Restructure Step Number 7;

(4)           in the case of the Corporate Restructure Loan referred to in paragraph (d) of the definition of that term, by way of set off against liabilities of WRC to the Australian Borrower or any of its Subsidiaries existing as at the date of completion of Corporate Restructure Step Number 7;

(5)           in the case of the Corporate Restructure Loan referred to in paragraph (e) of the definition of that term, by way of set off against liabilities of the Australian Borrower to WRC existing as at the date of completion of Corporate Restructure Step Number 7,

and a Corporate Restructure Loan must not (without the prior written consent of the Senior Agent) be otherwise paid or repaid and a Corporate Restructure Loan Lender may not otherwise receive, and a Corporate Restructure Loan Borrower must not otherwise pay or repay any amounts owing under or in connection with a Corporate Restructure Loan to, or at the direction of, the Corporate Restructure Loan Lender or any person acting or purporting to act, on behalf of the Corporate Restructure Loan Lender.

(h)           The Australian Borrower must not pay or repay any amounts owing to P&O Holding Corp under or in connection with the Pat & Oscars Loan Agreement to, or at the direction of, P&O Holding Corp or any person acting or purporting to act, on behalf of P&O Holding Corp provided that, notwithstanding any of provision of a Senior Finance Document, P&O Holding Corp may transfer or novate all of its rights and interests under and in respect of the Pat & Oscars Loan Agreement to WRC at the time of completion of Corporate Restructure Step Number 2 and the Australian Borrower may consent to P&O Holding Corp making such transfer or novation.

(i)            A Transaction Party must not

(1)           amend or vary, or agree to an amendment or variation of;

(2)           terminate, rescind or discharge;

(3)           grant any waiver, time or indulgence in respect of any obligation under;

(4)           do or omit to do anything which may adversely affect the provisions or operation of; or

(5)           do or omit to do anything which would give any other person legal or equitable grounds to do anything in clause 2.7(i)(1) to 2.7(i)(4)(inclusive) in respect of,

any Corporate Restructure Loan or the Pat & Oscars Loan Agreement to which it is expressed to be a party except as expressly permitted or contemplated in clauses 2.7(g) or 2.7(h) without the prior written consent of the Senior Agent.

2.8          Benefit of conditions

A condition in this clause 2 is for the benefit only of the Senior Finance Parties and:

(a)           only the Senior Agent acting on the instructions of all Financiers (other than any Retired Financier) may waive a condition in clause 2.1; and

(b)           only the Senior Agent acting on the instructions of the Majority Financiers may waive any other condition in this clause 2.

3             Commitment, purpose and availability of Facility

3.1          Provision of Commitments

(a)           Subject to the terms of this agreement, the Financiers make available (rateably accordingly to their respective Commitments for the relevant Facilities):

(1)           AUD Facilities: to the Australian Borrower:

(A)          an Australian Dollar amortising term cash advance facility in an aggregate amount equal to the Total Facility A Commitments (Facility A);

(B)          an Australian Dollar term cash advance facility in an aggregate amount equal to the Total Facility B Commitments (Facility B); and

(2)           USD Facilities: to the US Borrower a US Dollar term cash advance facility, in an aggregate amount equal to the Total Facility C Commitments (Facility C); and

(3)           Facility E: to the Australian Borrower and, prior to the US Repayment Date, the US Borrower, a capital expenditure facility denominated in Australian Dollars in an aggregate amount equal to the Total Facility E Commitments (Facility E).

(b)           Subject to the terms of this agreement and the Australian WC Facility Documents, the Australian WC Facility Provider makes available to the Australian Borrower an Australian dollar revolving credit facility in an aggregate amount of A$15,000,000.

(c)           Subject to the terms of this agreement the US LC Facility Provider makes available to the US Borrower a US Dollar letter of credit and bank guarantee facility in an aggregate amount equal to the Total Facility D Commitments (Facility D).

3.2          Borrowers and Currencies

(a)           Only the US Borrower may request Funding Portions under a USD Facility.

(b)           Only the Australian Borrower may request Funding Portions under an AUD Facility, except that, prior to the US Repayment Date, the US Borrower may also request Funding Portions under Facility E.

(c)           Any Funding Portion provided under this agreement:

(1)           to the US Borrower under a USD Facility or Facility E, will only be made in US Dollars; and

(2)           to the Australian Borrower under an AUD Facility (including Facility E), will only be made in Australian Dollars.

3.3          Several obligations and rights of Financiers

(a)           The obligations and rights of the Financiers under each Senior Finance Document are several.

(b)           Failure of a Financier to perform its obligations under a Senior Finance Document does not relieve any other Financier from any of its obligations under a Senior Finance Document.

(c)           No Financier is responsible for the obligations of any other Financier under a Senior Finance Document.

(d)           Each Financier may separately enforce its rights under any Senior Finance Document, unless a Senior Finance Document provides otherwise.

3.4          Purpose

(a)           Facility A, Facility B and Facility C:

The Borrowers must use the net proceeds of a Funding Portion provided under Facility A, Facility B or Facility C only in or towards:

(1)           on Financial Close, payment of Acquisition Costs (including in the case of payment of the Merger Consideration, to fund the making of a deposit to the Exchange Fund with the Exchange Agent in an amount of cash sufficient to pay the Merger Consideration);

(2)           in the case of Facility C only and on Financial Close, funding advances by the US Borrower to the Australian Borrower under the Corporate Restructure Loan referred to in paragraph (a) of the definition of that term (provided it is a condition of that loan that the Australian Borrower applies the proceeds to meet Acquisition Costs).

(b)           Australian Working Capital Facility:

The Australian Borrower must use the net proceeds of a Funding Portion provided under Australian WC Facility only to fund general working capital needs of the Australian Group.

For the avoidance of doubt, the Australian Borrower is not entitled to apply the proceeds of a Funding Portion provided under the Australian WC Facility:

(1)           to refinance or repay indebtedness or to fund debt service (including to make any repayments or prepayments or interest payments required to be made under the Facilities under this agreement, including under clause 8 or clause 5.4);

(2)           to fund Capital Expenditure; or

(3)           to fund any acquisition to be made by a Borrower or any other Transaction Party or Subsidiary of a Transaction Party not in the ordinary course of its ordinary business.

(c)           Facility D:

Facility D may only be used to procure the issue of a Letter of Credit in favour of a Transactional Bank to secure Financial Indebtedness made available by way of transactional or working capital facilities to US Group Members.

(d)           Facility E:

(1)           The Australian Borrower must use the net proceeds of a Funding Portion provided to it under Facility E only to fund Permitted Capital Expenditure of Australian Group Members.

(2)           The US Borrower must use the net proceeds of a Funding Portion provided to it under Facility E only to fund Permitted Capital Expenditure of US Group Members.

No Senior Finance Party is bound to monitor or verify the application of any amount borrowed under this agreement.

3.5          Cancellation of Commitment during Availability Period

(a)           A Borrower may cancel any of the Total Undrawn Commitments of a Facility by giving the Senior Agent at least 3 Business Days’ notice.

(b)           A partial cancellation of the Total Undrawn Commitments of a Facility may only be made in a minimum amount of A$2,000,000 and in an integral multiple of A$1,000,000 (in the case of an AUD Facility) and in a minimum amount of US$2,000,000 and in an integral multiple of US$1,000,000 (in the case of a USD Facility).

(c)           The Commitment of a Financier for a Facility is cancelled to the extent of its Pro Rata Share of the Total Undrawn Commitments for that Facility cancelled under this clause 3.5.

(d)           A notice given under clause 3.5(a) is irrevocable.

3.6          Cancellation at end of Availability Period

On the last day of the Availability Period for a Facility, the Commitment of each Financier for that Facility is cancelled to the extent of its Undrawn Commitment for that Facility.

3.7          Currency conversion

To determine:

(a)           the “Majority Financiers”; or

(b)           the “Pro Rata Share” of a Financier across one or more Facilities;

(c)           the Undrawn Commitment under Facility E or the Total Undrawn Commitments under Facility E,

on any date for the purposes of this agreement, the amounts of Commitments, Total Commitments or Principal Outstanding (as applicable) expressed in a currency other than the Australian Dollars will be translated into Australian Dollars at the rate of exchange, determined by the Senior Agent, as that rate of exchange at which the Senior Agent could have, on that date, purchased from another person in the normal course of business in dealing with currencies, that amount of currency with Australian Dollars.

3.8          Repayment for Currency Movements

If on any Interest Payment Date for any Funding Portion provided under Facility E the Senior Agent determines that the aggregate Current Australian Dollar Amount of all outstanding Funding Portions provided under Facility E at that time exceeds by more than 10% the Total Facility E Commitments at that time, the US Borrower must repay (as a repayment under Facility E) to the Senior Agent on the Interest Payment Date, for the account of the Financiers in their respective Pro Rata Shares for Facility E, the amount by which the Total Facility E Commitments is exceeded on that Interest Payment Date together with all unpaid interest to that date in respect of the amount repaid.

4             Funding and rate setting procedures

4.1          Delivery of Funding Notice

(a)           If a Borrower requires the provision of a Funding Portion it must deliver to the Senior Agent a Funding Notice. The US Borrower may not give a Funding Notice (whether under Facility E or otherwise) on or after the US Repayment Date.

(b)           The Senior Agent must notify:

(1)           each Financier (other than any Retired Financier) at its Australian Facility Office, in the case of an Australian Funding Portion, or at its US Facility Office in the case of a US Funding Portion of the contents of each Funding Notice requesting a Funding Portion under Facility A, B, C or E and the Financier’s Pro Rata Share of each such Funding Portion requested; and

(2)           the US LC Facility Provider of the contents of any Funding Notice requesting a Funding Portion under Facility D,

as soon as reasonably practicable and in any event within 1 Business Day after the Senior Agent receives the Funding Notice.

4.2          Requirements for a Funding Notice

A Funding Notice to be effective must:

(a)           be in writing in the form of, and specifying the matters required in, schedule 5; and

(b)           be received by the Senior Agent:

(1)           in the case of an Australian Funding Portion, before 11.00am (Sydney time) on a Business Day at least 2 Business Days before the proposed Funding Date (or any shorter period that the Senior Agent agrees in writing (acting on the instructions of all Financiers (other than a Retired Financier));

(2)           in the case of a US Funding Portion not being a Funding Portion requested under Facility D), before 11.00am (Sydney time) on a Business Day at least 5 Business Days before the proposed Funding Date (or any shorter period that the Senior Agent agrees in writing

(acting on the instructions of all Financiers (other than a Retired Financier));

(3)           if the Funding Notice relates to a Funding Portion requested under Facility D, before 11.00am (Sydney time) on a Business Day at least 5 Business Days before the proposed Funding Date (or any shorter period that the US LC Facility Provider agrees in writing).

4.3          Irrevocability of Funding Notice

A Borrower is irrevocably committed to draw Funding Portions from the Financiers in accordance with each Funding Notice given by it to the Senior Agent.

4.4          Number of Funding Portions

(a)           Except as expressly contemplated in clause 2.2(g), no Funding Portion may be requested under Facility D, E or the Australian WC Facility unless Funding Portions have also been requested to be provided under Facilities A, B and C before the proposed Funding Date for the Funding Portion requested under Facility D, E or the Australian WC Facility (as applicable).

(b)           The Borrowers must ensure that no more than:

(1)           3 Funding Portions are outstanding under each of Facilities A, B and C at any time; and

(2)           1 Funding Portion is outstanding under Facility D at any time (or such greater number as the US LC Facility Provider may approve from time to time); and

(3)           6 Funding Portions are outstanding in aggregate under Facility E at any time.

(c)           Funding Portions under each of Facilities A, B and C will only be available on Financial Close to meet Acquisition Costs.

4.5          Amount of Funding Portions

The Borrowers must ensure that the amount each Funding Portion is either:

(a)           not less than the minimum amount and in an integral multiple of the amount specified below for a Funding Portion in that currency; or

Currency of Funding Portion	Minimum amount of Funding Portion		Integral Multiple
Australian Dollars	A$	2,000,000	A$	1,000,000
US Dollars	US$	2,000,000	US$	1,000,000

(b)           equal to the Total Undrawn Commitments for the relevant Facility.

4.6          Selection of Interest Periods

(a)           A Borrower must select the initial Interest Period which is to apply to a Funding Portion in the Funding Notice delivered for that Funding Portion.

(b)           A Borrower may select a subsequent Interest Period which is to apply to a Funding Portion in a Selection Notice delivered for that Funding Portion.

(c)           Each Interest Period must:

(1)           until Successful Syndication, be of 1 week (or such other period as the Borrowers and the Joint Lead Arrangers may agreed having regard to the anticipated date of Successful Syndication and provided that, until Successful Syndication occurs, all Interest Periods for all outstanding Funding Portions must end on the same date); and

(2)           thereafter, be of 1, 2, 3 or 6 months or any other period agreed between the Borrower and the Senior Agent (acting on the instructions of the Majority Financiers if less than 6 months, or all Financiers (other than a Retired Financier), if more) for the relevant Funding Portion.

(d)           If an Interest Period ends on a day which is not a Business Day, it is regarded as ending on the next Business Day in the same calendar month or, if none, the preceding Business Day.

(e)           An Interest Period for a Funding Portion commences either on the first Funding Date for that Funding Portion or on the last day of the immediately preceding Interest Period for that Funding Portion.

(f)            No Interest Period may end after the Termination Date.

(g)           If a Borrower:

(1)           fails to select an Interest Period for a Funding Portion under clause 4.6(a) or clause 4.6(b); or

(2)           selects an Interest Period in a manner which does not comply with this clause 4.6,

then that Interest Period will be, subject to clauses 4.6(d), (e) and (f), 1 month.

4.7          Consolidation and division of Funding Portions

(a)           If two or more Funding Portions drawn by the same Borrower under the same Facility have Interest Periods which are of the same duration and which end on the same day, then those Funding Portions will be consolidated into, and treated as, a single Funding Portion.

(b)           Subject to clauses 4.4 and 4.5, if a Borrower requests in a Selection Notice that a Funding Portion drawn by that Borrower be divided into two or more Funding Portions with different Interest Periods selected by that Borrower in a manner that complies with clause 4.6, then that Funding Portion will be divided into the amounts and with the Interest Periods specified in the Selection Notice.

4.8          Selection Notice

A Selection Notice to be effective must be:

(a)           in writing in the form of schedule 6; and

(b)           received by the Senior Agent before 11.00am (Sydney time) on a Business Day at least 2 Business Days (in the case of an Australian Funding Portion) and 4 Business Days (in the case of a US Funding Portion) before the Selection Date for the relevant Funding Portion (or any shorter period that the Senior Agent agrees in writing (acting on the instructions of all Financiers (other than a Retired Financier))).

4.9          Determination of Funding Rate

(a)           The Senior Agent must notify each Financier (other than any Retired Financier) and the relevant Borrower of the Funding Rate for an Interest Period at its relevant Facility Office as soon as reasonably practicable, and in any event within 1 Business Day, after it has made its determination of the applicable Base Rate.

(b)           In the absence of manifest error, each determination of the Base Rate by the Senior Agent is conclusive evidence of that rate against the Borrower.

4.10        Application

(a)           Clauses 4.6 to 4.9 (inclusive) do not apply to Funding Portions provided under Facility D (which do not have Interest Periods).

(b)           This clause 4 does not apply to Funding Portions provided or to be provided under the Australian WC Facility (which will be governed by the Australian WC Facility Documents).

5             Cash Advance Facility

5.1          Application

This clause 5 does not apply to Funding Notices or Funding Portions provided under Facility D (which are dealt with in clause 6) or under the Australian WC Facility (which will be governed by the Australian WC Facility Documents).

5.2          Provision of Funding Portions

If a Borrower gives a Funding Notice:

(a)           in the case of an AUD Funding Portion, each Financier must provide through its Australian Facility Office to the Senior Agent, its Pro Rata Share of the Funding Portion in Same Day Funds, in Australian Dollars, no later than 12 noon (Sydney time) on the specified Funding Date and in accordance with that Funding Notice; or

(b)           in the case of a USD Funding Portion, each Financier must provide through its US Facility Office to the Senior Agent, its Pro Rata Share of the Funding Portion in Same Day Funds, in US Dollars, no later than 12 noon (New York time) on the specified Funding Date and in accordance with the Funding Notice.

5.3          Payment to Borrower

On receipt of the amounts paid to it by the Financiers under clause 5.2, the Senior Agent must pay those amounts in Same Day Funds in the Relevant Currency to the Borrower or as directed by the Borrower in the relevant Funding Notice.

5.4          Interest

(a)           The Borrowers must pay interest on the principal amount of each Funding Portion provided to it for each Interest Period applying to that Funding Portion at the Funding Rate for the Interest Period.

(b)           Interest is calculated on daily balances on the basis of:

(1)           a 365 day year (in the case of advances in Australian Dollars); and

(2)           a 360 day year (in the case of advances in US Dollars),

for the actual number of days elapsed from and including the first day of each Interest Period to, but excluding, the last day of the Interest Period or, if earlier, the date of prepayment or repayment of the Funding Portion under this agreement.

(c)           Each Borrower must pay accrued interest on each Funding Portion provided to it in arrears to the Senior Agent on each Interest Payment Date for the relevant Funding Portion or, if earlier, the date of prepayment or repayment of the Funding Portion under this agreement.

5.5          Liquidity Bills

(a)           The Australian Borrower irrevocably and for value authorises each Financier, at its option, to prepare Liquidity Bills in respect of a Funding Portion provided to the Australian Borrower, so that:

(1)           their total face value amount does not exceed the outstanding principal amount of the Financier’s Pro Rata Share of the Funding Portion and total interest payable to the Financier in respect of the Funding Portion;

(2)           their maturity date is not later than the last day of the Interest Period for that Funding Portion,

and to sign them as drawer or endorser in the name of and on behalf of the Australian Borrower.

(b)           A Financier may negotiate or deal with any Liquidity Bill prepared by it as it sees fit and for its own benefit.

(c)           A Financier must pay any Tax on or in respect of the Liquidity Bills and any dealing with the Liquidity Bills in respect of that Financier.

(d)           Each Financier indemnifies the Australian Borrower against any Loss which the Australian Borrower suffers, incurs or is liable for in respect of the Borrower being a party to a Liquidity Bill in respect of that Financier.

(e)           Nothing in clause 5.5(d) affects the Australian Borrower’s obligations under this agreement (including its obligations in relation to the payment of the Secured Moneys) which are absolute and unconditional obligations and not affected by any actual or contingent liability of any Financier to a Borrower under clause 5.5(d).

(f)            If the Australian Borrower discharges any Liquidity Bill by payment, the amount of that payment is regarded as applied on the date of payment against the money owing by the Borrower to the Financier who prepared that Liquidity Bill.

6             Facility D

6.1          Application

This clause 6 only applies to the Facility D.

6.2          Issue of Letters of Credit

If the US Borrower gives a Funding Notice requesting the issue of a Letter of Credit under Facility D then, if the conditions precedent set out in clauses 2.1 and 2.2 have been met, the US LC Facility Provider must issue the Letter of Credit on the specified Funding Date and in accordance with that Funding Notice.

6.3          Form of Letter of Credit and numbers of Letters of Credit

A Letter of Credit must:

(a)           be in such form as may be agreed by the US LC Facility Provider and the US Borrower from time to time;

(b)           only be payable in US Dollars and on a Business Day;

(c)           have an Expiry Date which is on or before the Termination Date; and

(d)           be irrevocable and non transferable.

6.4          Tax on Letters of Credit

The US Borrower must pay all Taxes (other than an Excluded Tax) on or in respect of any issued Letter of Credit.

6.5          Drawings procedure

(a)           The US Borrower irrevocably authorises the US LC Facility Provider to pay immediately any claim made or purported to be made under a Letter of Credit and which appears, in the opinion of the US LC Facility Provider, on its face, to be in order (a claim). The US LC Facility Provider:

(1)           need not refer first to the US Borrower or obtain their authority for the payment and is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim;

(2)           need not enquire whether the claim has been properly made; and

(3)           may meet any claim even though the US Borrower disputes its validity.

(b)           If the US LC Facility Provider makes any payment under a Letter of Credit or a claim is made, the US Borrower must pay to the US LC Facility Provider, immediately on demand, Same Day Funds in the same amount and in the same currency as the payment made by the US LC Facility Provider or the claim made on the US LC Facility Provider, together with interest from the date of payment under the Letter of Credit calculated as specified in clause 17.

(c)           The liability of the US Borrower under clause 6.5(b) in respect of any Letter of Credit is a continuing obligation and only ceases upon the US Borrower paying to US LC Facility Provider all amounts required to be paid under this agreement in respect of the Letter of Credit.

(d)           The US Borrower acknowledges that the Senior Agent will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

6.6          Obligations of the US LC Facility Provider

(a)           Subject to the relevant LC Beneficiary satisfying all requirements of a Letter of Credit regarding a request for payment under the Letter of Credit, the US LC Facility Provider must pay the LC Beneficiary despite:

(1)           any breach by the US Borrower of any of its obligations under this agreement or of any provision of a LC Contract;

(2)           any direction by the US Borrower to the US LC Facility Provider not to pay;

(3)           any right of set-off or other claim which the US Borrower may have against the LC Beneficiary;

(4)           any dispute between the US Borrower and the LC Beneficiary;

(5)           any dispute by the US Borrower as to the obligation of the US LC Facility Provider to make payment; or

(6)           any other thing notified or known to the US LC Facility Provider relating to either or both of the US Borrower and any LC Beneficiary.

(b)           The US LC Facility Provider will not issue any notice to any LC Beneficiary to cancel any Letter of Credit issued to that LC Beneficiary prior to the final Expiry Date stated in that Letter of Credit or to bring forward the final Expiry Date of that Letter of Credit except:

(1)           at the written request of the US Borrower where the Transactional Secured Financing to which that Letter of Credit relates have been repaid in full and all commitments under it cancelled (or the US LC Facility Provider is satisfied that this will be the case as at the date of cancellation); or

(2)           if an Event of Default subsists if it has received instructions from the Senior Agent to do so.

6.7          Obligations unconditional

(a)           The obligations of the US Borrower under this clause 6, including clause 6.5(b), and clause 6.8, are absolute and unconditional and are not released or discharged or otherwise affected by anything which but for this provision might have that effect, including:

(1)           any set-off, deduction, counterclaim, agreement, defence, suspension, deferment or other claim which the US Borrower may have against the US LC Facility Provider or any LC Beneficiary;

(2)           any falsity, alteration, inaccuracy, insufficiency or forgery of or in any communication which, in the US LC Facility Provider’s opinion, appears to be a communication signed or authorised under any Senior Finance Document or a Letter of Credit;

(3)           any communication inaccurately transmitted or received or sent by an unauthorised person;

(4)           any impossibility or illegality of performance of any agreement (including a Letter of Credit, an LC Contract or any other document);

(5)           any act of any Governmental Agency, court or arbitrator or application of any law (present or future) in any jurisdiction affecting any of the terms of any agreement (including a Letter of Credit, an LC Contract or any other document);

(6)           any failure by any person to obtain any Authorisation or other approval or consent necessary or appropriate in connection with any agreement (including a Letter of Credit, an LC Contract or any other document);

(7)           any falsity, inaccuracy, insufficiency or forgery of or in any document presented to the US LC Facility Provider as a payment document or otherwise in respect of a Letter of Credit and which appears to the US LC Facility Provider in its opinion to correspond to the documents required under the relevant Letter of Credit;

(8)           a Letter of Credit, any LC Contract or any other document or transaction being wholly or partly void, voidable, unenforceable or invalid;

(9)           any time, waiver or consent granted to or by, or composition with, any Transaction Party, any LC Beneficiary or any other person;

(10)         the release of any other Transaction Party or any other person under the terms of any composition or arrangement with any creditor or any Transaction Party or Subsidiary of a Transaction Party;

(11)         the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Transaction Party, any LC Beneficiary or any other person, or any non-presentation or non-performance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(12)         any incapacity or lack of power, authority or legal personality of or dissolution or change in the member or status of a Transaction Party, any LC Beneficiary or any other person;

(13)         any amendment (whoever fundamental) or replacement of a Senior Finance Document, any Letter of Credit or any other document or security;

(14)         any insolvency or similar proceedings; or

(15)         any other act, omission, matter or thing whatsoever whether negligent or not.

(b)           The US LC Facility Provider is not liable for any failure, and is not required to make any enquiries, in respect of any matter listed in clause 6.7(a).

(c)           Clauses 6.7(a) and (b) apply irrespective of:

(1)           the consent or knowledge, or lack of consent or knowledge, of US LC Facility Provider, any Transaction Party or any other person of any event described in clause 6.7(a); or

(2)           any rule of law or equity to the contrary.

6.8          Indemnity in respect of Letters of Credit

Without limiting its liability under clause 6.5(b), the US Borrower unconditionally and irrevocably indemnifies the US LC Facility Provider against any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment (including, any Tax (other than an Excluded Tax) referred to in clause 6.4) which the US LC Facility Provider suffers, incurs or is liable for by reason of or arising out of or in consequence of:

(a)           the US LC Facility Provider issuing, making payment under or in relation to, or consenting to any amendment to or variation of, any Letter of Credit requested by the US Borrower;

(b)           any claim for payment under a Letter of Credit; or

(c)           anything done by any person who is or claims to be entitled to the benefit of a Letter of Credit in connection with the Letter of Credit.

The US Borrower agrees to pay amounts due under this indemnity on demand from the indemnified person.

6.9          Return of LCs

(a)           If, despite clause 6.3(c), any Letter of Credit issued under Facility D has an Expiry Date after the Termination Date or, if earlier, the date on which the Total Commitments for that Facility D are cancelled in full under this agreement, the US Borrower must ensure that the relevant Letter of Credit is returned to the US LC Facility Provider and cancelled in full on the Termination Date or, if earlier, the date on which the Total Commitments for that Facility D are cancelled in full under this agreement.

(b)           On the Termination Date or, if earlier, the date on which the Total Commitments for that Facility D are cancelled in full under this agreement, the Commitment for Facility D will be automatically cancelled and the US Borrower must pay to the Senior Agent, or at its direction, the Security Trustee, the Face Value Amount of each Current LC issued by it which is not returned and cancelled in full as contemplated by clause 6.9(a) (to be held as cash cover, pursuant to documentation reasonably acceptable to the US LC Facility Provider) in respect of the obligations of the US Borrower in respect of that Letter of Credit pending its expiry or cancellation) plus all accrued fees and other amounts owing with respect thereto.

(c)           The US Borrower must ensure the prompt return and cancellation of each Letter of Credit in respect of a Transactional Secured Financing upon the cancellation and repayment (but not replacement) of the transactional bank facilities to which it relates.

6.10        LC Fee

The US Borrower must pay to the US LC Facility Provider a non refundable letter of credit fee at the LC Rate which applies as at the date of issue of the Letter of Credit (in the case of the first payment) and thereafter at the LC Rate which applies on the immediately preceding LC Fee Payment Date for that Letter of Credit, on the Face Value Amount of each Letter of Credit requested by it for the period from the date of issue of that Letter of Credit to its Expiry Date or the date of return and cancellation (whichever is earlier). The fee:

(a)           accrues daily from (and including) the date of issue of the Letter of Credit to (but excluding) the Expiry Date of the Letter of Credit or the date of return and cancellation (whichever is earlier); and

(b)           is payable quarterly in arrears commencing 3 months after the Funding Date for that Letter of Credit and also on the date of return or cancellation of the relevant Letter of Credit (the first such payment being calculated using the LC Rate as at the date of issue of the Letter of Credit and any subsequent payment being calculated using the LC Rate as at the date of the previous payment under this clause); and

(c)           is calculated on actual days elapsed and a year of 360 days.

7             Changes to the calculation of interest

7.1          Market disruption

(a)           If a Market Disruption Event (as defined in clause 7.1(b)) occurs in relation to a Funding Portion for any Interest Period for which the Base Rate was to have been LIBOR, then the Funding Rate for each Financier’s Pro Rata Share of that Funding Portion for the Interest Period shall be the rate per annum which is the sum of:

(1)           the applicable Margin on the Rate Set Date for that Interest Period; and

(2)           the rate notified to the Senior Agent by the Financier (acting through its relevant Facility Office) as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Financier of funding its Pro Rata Share of that Funding Portion from whatever source it may reasonably select.

(b)           In this agreement Market Disruption Event means, in respect of a Funding Portion

(1)           at or about noon (local time) on the Rate Set Date for the relevant Interest Period, the Screen Rate for that Funding Portion is not available and none or only one of the relevant Reference Banks supplies a rate to the Senior Agent to determine LIBOR for the relevant currency and period of that Funding Portion; or

(2)           before close of business on the Rate Set Date for the relevant Interest Period, the Senior Agent receives notifications from the relevant Facility Office of a Financier that the cost to it of obtaining matching deposits in the London interbank market would be in excess of the relevant Screen Rate.

7.2          Alternative basis of interest or funding

(a)           If a Market Disruption Event occurs and the Senior Agent or the relevant Borrower so requires, the Senior Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)           Any alternative basis agreed pursuant to clause 7.2(a) shall, with the prior consent of each Financier (other than any Retired Financier) (acting through its relevant Facility Office) and the Borrowers, be binding on all parties.

8             Repayment and prepaying

8.1          Repayment

The Borrowers must repay to the Senior Agent for the account of the Financiers each Funding Portion and all other Secured Moneys:

(a)           in full on the Termination Date;

(b)           otherwise as required under this agreement (including under this clause 8).

This clause 8.1 does not apply to repayments of Funding Portions under the Australian WC Facility Documents which are paid to the Australian WC Facility Provider direct in accordance with clause 9.1.

8.2          Scheduled repayments – Facility A

(a)           On each Facility A Repayment Date the Australian Borrower must repay Principal Outstanding under Facility A in an aggregate amount equal to the Facility A Repayment Amount for that Facility A Repayment Date (as adjusted in accordance with clause 8.2(e)) or, if less, the whole of the Principal Outstanding under Facility A.

(b)           The final instalment for Facility A will be the Principal Outstanding under Facility A as at the Termination Date.

(c)           The Borrowers must repay the Principal Outstanding referred to in clause 8.2(a) together with all unpaid interest accrued to the Facility A Repayment Date in respect of the amount repaid.

(d)           The Commitment of a Financier for Facility A is reduced by its Pro Rata Share of any amount of Principal Outstanding repaid under clause 8.2(a) and accordingly a repaid amount may not be redrawn.

(e)           Principal Outstanding prepaid under Facility A in accordance with clause 8.3, 8.4, 8.6 or 8.10(b) will be applied to reduce on a pro rata basis the remaining Facility A Repayment Amounts.

8.3          Prepayment

(a)           Subject to this clause 8.3, a Borrower may prepay to the Senior Agent any amount of the Principal Outstanding by giving the Senior Agent at least 5 Business Days’ prior notice specifying the prepayment date.

(b)           Amounts prepaid under this clause 8.3 by:

(1)           the Australian Borrower will be applied in or towards prepayment of Principal Outstanding under the AUD Facilities as set out in clause 8.8; and

(2)           the US Borrower will be applied in or towards prepayment of Principal Outstanding under the USD Facilities as set out in clause 8.9.

(c)           Prepayment of part of the Principal Outstanding may only be made in the following minimum amounts and in the following integral multiples:

Facilities	Minimum partial prepayment		Integral Multiple
AUD Facilities	A$	2,000,000	A$	1,000,000
USD Facilities	US$	2,000,000	US$	1,000,000	.

(d)           The Borrowers must prepay the Principal Outstanding specified in the prepayment notice on the prepayment date specified in the notice together with all unpaid interest accrued to the prepayment date in respect of the prepaid amount.

(e)           A notice given under clause 8.3(a) is irrevocable.

(f)            The Borrowers may make a prepayment under clause 8.3 on any Business Day.

(g)           The delivery of a Current LC to the US LC Facility Provider is not treated as a prepayment for the purposes of clause 8.3.

8.4          Mandatory Prepayments – Excess Cash Flow – AUD Facilities

The Australian Borrower must ensure, in respect of each Financial Year, that within 90 days of the end of the Financial Year, an amount equal to the percentage of Excess Cashflow for the Australian Group for that Financial Year (or, in the case of the Financial Year ending on 30 April 2006, the Excess Cashflow for the Australian Group from Financial Close until the end of that Financial Year) as set out in the Compliance Certificate provided to the Senior Agent in accordance with clause 11.1(c) in respect of the Financial Year with the audited Financial Reports provided under clause 11.1(a) for that Financial Year, determined by reference to the table below, based on the relevant Gearing Ratio for the Consolidated Group for that Financial Year as set out in the Compliance Certificate provided to the Senior Agent in accordance with clause 11.1(c) in respect of the Financial Year with the Consolidated Group’s audited Financial Report for that Financial Year, is paid to the Senior Agent to be applied in or towards prepayment of Principal Outstanding under the AUD Facilities as set out in clause 8.8:

Gearing Ratio for the Consolidated Group for the Financial Year	Percentage of Excess Cashflow of the Australian Group for that Financial Year to be applied towards prepayment of Principal Outstanding under the AUD Facilities
Greater than or equal to 2.0:1	75%
Less than 2.0:1	50	%.

8.5          Mandatory Prepayments – Excess Cash Flow – USD Facilities

The US Borrower must ensure, in respect of each Financial Year, that within 90 days of the end of the Financial Year, an amount equal to the percentage of Excess Cashflow for the US Group for that Financial Year (or, in the case of the Financial Year ending on 30 April 2006, the Excess Cashflow for the period from Financial Close until the end of that Financial Year) as set out in the Compliance Certificate provided to the Senior Agent in accordance with clause 11.1(c) in respect of the Financial Year with the US Group’s audited Financial Report for that Financial Year, determined by reference to the table below, based on the relevant Gearing Ratio for the Consolidated Group for that Financial Year as set out in the Compliance Certificate provided to the Senior Agent in accordance with clause 11.1(c) in respect of the Financial Year with the Consolidated Group audited Financial Report for that Financial Year, is paid to the Senior Agent to be applied in or towards prepayment of Principal Outstanding under the USD Facilities as set out in clause 8.9:

Gearing Ratio for the Consolidated Group for the Financial Year	Percentage of Excess Cashflow of the US Group for that Financial Year to be applied towards prepayment of Principal Outstanding under the USD Facilities
Greater than or equal to 2.0:1	75%
Less than 2.0:1	50	%.

8.6          Mandatory Prepayments – insurance and other proceeds - AUD Facilities

(a)           If, at any time, a Australian Group Member receives proceeds from:

(1)           insurance proceeds: an insurance claim where the aggregate insurance proceeds received by all Australian Group Members in that Financial Year will be in excess of A$5,000,000 (or the equivalent amount in any other currency) as a result of receipt of those proceeds, but not including insurance proceeds if and to the extent the net proceeds are:

(A)          received in respect of workers’ compensation, public liability policies or any other policies where, under the terms of those policies, the proceeds of the policies are paid directly to third parties (and not to any Transaction Party);

(B)          applied, or are committed to be applied, within 180 days of receipt towards reinstatement or replacement of the asset or assets to which the proceeds relate or, in the case of proceeds under a business interruption policy, in compensation for the loss of revenue which is the subject of the claim to which the proceeds relate, or otherwise towards such other purpose of the Australian Group as the Senior Agent (acting on the instructions of the Majority Financiers) may approve and provided that either no Event of Default subsists on the date of receipt of the proceeds or if an Event of Default subsists on the date of receipt of the proceeds, the Australian Borrower has given the Senior Agent not less than 10 Business Days notice of the proposed application of those insurance proceeds (which notice must be given promptly following receipt of the insurance proceeds) and the Senior Agent (acting on the instructions of the Majority Financiers) has within that 10 Business Day period, notified the Australian Borrower in writing that it approves that application; or

(C)          prepaid under clause 11.24(k)(2);

(To the extent the A$5,000,000 threshold is exceeded as a result of receipt of those insurance proceeds, a prepayment will be required from the whole of those proceeds (where the individual proceeds exceed A$5,000,000) or otherwise to the extent of the excess over A$5,000,000;)

(2)           Disposals: the Disposal or lease of any asset, business or undertaking of any Australian Group Member other than net proceeds of a Disposal which is:

(A)          a Permitted Disposal referred to in paragraph (a), (b) (d), (e)(1) or (2), (f), (g) or (i) of the definition of “Permitted Disposal” in clause 1.1; or

(B)          a Permitted Disposal referred to in paragraph (j) of the definition of “Permitted Disposal” in clause 1.1 by an Australian Group Member where the net proceeds of the Disposal, when aggregated with the net proceeds of any other Disposals by Australian Group Members in accordance with paragraph (j) of the definition of “Permitted Disposal” in clause 1.1 in the then current Financial Year, does not exceed A$5,000,000 (or equivalent amount in any other currency). To the extent the A$5,000,000 threshold is exceeded as a result of that

Disposal a prepayment will be required from the net proceeds of that Disposal);

(3)           Acquisition Agreement Claims: an Acquisition Agreement Claim where the aggregate proceeds from Acquisition Agreement Claims received by all Australian Group Members in that Financial Year are in excess of A$5,000,000 (or the equivalent amount in any other currency) as a result of receipt of those proceeds, but not including proceeds if and to the extent the net proceeds are:

(A)          in respect of a liability or claim upon an Australian Group Member arising from that Acquisition Agreement Claim; or

(B)          paid to an Australian Group Member by way of reimbursement of monies disbursed by that Australian Group Member to discharge any liability or claim referred to in clause 8.6(a)(3)(A); or

(C)          to be applied within 180 days of receipt towards reinstatement or replacement of the asset or assets to which the proceeds relate and no Event of Default subsists on the date of receipt of the proceeds;

and:

(D)          the proceeds referred to in:

(i)            clauses 8.6(a)(3)(A) or (B) are properly applied either in discharge of that liability or claim as soon as possible, but in any event within 180 days of receipt of those proceeds; and

(ii)           clause 8.6(a)(3)(C) are properly applied within 180 days of receipt towards reinstatement or replacement of the asset or assets to which the proceeds relate,

or towards such other purpose of the Australian Group as the Senior Agent (acting on the instructions of the Majority Financiers) may approve; and

(E)           on or before receipt of those proceeds, the Australian Group Member who received the proceeds has provided such details of the proposed discharge, reinstatement or replacement (as applicable) as the Senior Agent may reasonably require,

(4)           Franchisee Shareholder Deed: any equity contribution or subscription for shares contemplated in clause 5.6 of the Franchisee Shareholder Deed;

the Australian Borrower must cause an amount equal to the net proceeds so received to be paid to the Senior Agent within 2 Business Days of receipt to be applied in or towards prepayment of Principal Outstanding under the AUD Facilities as set out in clause 8.8.

(b)           If the Australian Borrower is required to prepay or procure the prepayment of any amount under this clause 8.6 inclusive, the Australian Borrower may, rather than prepaying such amounts within 2 Business Days of receipt of the relevant proceeds required in clause 8.6(a), elect to make the prepayment on the last day of the Interest Period for the Funding Portion or Funding Portions (a Relevant Funding Portion) against which the prepayment is to be applied under clause 8.8. If the Australian Borrower makes such an election, it must ensure that an amount equal to the amount of the required prepayment is paid to the Senior Agent on or before the date the prepayment would otherwise have been required to be made under clause 8.6(a) (being within 2 Business Days of receipt of the relevant proceeds). The Senior Agent will deposit that amount to an interest bearing suspense account in the name of the Australian Borrower (the Australian Prepayment Suspense Account) with the Senior Agent. On the last day of the then current Interest Period for each Relevant Funding Portion (or on any earlier date requested by the Australian Borrower or any earlier time at which an Event of Default subsists) the Senior Agent may apply the balance (including accrued interest) of the Australian Prepayment Suspense Account which is to be applied to repay the Relevant Funding Portion with an Interest Period ending on that day towards the required prepayment. To the extent that the prepayment required is less than the balance (including accrued interest) of the Australian Prepayment Suspense Account, then once the whole of the relevant prepayment required under clause 8.6(a) has been made and provided no Event of Default subsists, the Australian Borrower may request that the Senior Agent pay that balance to the Australian Borrower.

8.7          Mandatory Prepayments – insurance and disposal proceeds – USD Facilities

(a)           If, at any time, a US Group Member receives proceeds from:

(1)           insurance proceeds: an insurance claim where the aggregate insurance proceeds received by all US Group Members in that Financial Year will be in excess of A$5,000,000 (or the equivalent amount in any other currency), as a result of receipt of those proceeds, but not including insurance proceeds if and to the extent the net proceeds are:

(A)          received in respect of workers’ compensation, public liability policies or any other policies where, under the terms of those policies, the proceeds of the policies are paid directly to third parties (and not to any Transaction Party);

(B)          applied, or are committed to be applied, within 180 days of receipt towards reinstatement or replacement of the asset or assets to which the proceeds relate or, in the case of proceeds under a business interruption policy, in compensation for the loss of revenue which is the subject of the claim to which the proceeds relate, or otherwise towards such other purpose of the US Group as the Senior Agent (acting on the instructions of the Majority Financiers) may approve and either no Event of Default subsists on the date of receipt of the proceeds or if an Event of Default subsists on the date of receipt of the proceeds, the US Borrower has given the Senior Agent not less than 10 Business Days written notice of the proposed application of those insurance proceeds (which notice must be given promptly following receipt of the insurance proceeds) and the Senior Agent (acting on the instructions of the Majority Financiers) has, within that 10 Business Day period, notified the US Borrower in writing that it approves that application; or

(C)          prepaid under clause 11.24(k)(2);

(To the extent the A$5,000,000 threshold is exceeded as a result of receipt of those proceeds, a prepayment will be required from the whole of those proceeds (where the individual proceeds exceed A$5,000,000) or otherwise to the extent of the excess over A$5,000,000;)

(2)           Disposals: the Disposal or lease of any asset, business or undertaking of any US Group Member (including sale of company owned restaurants to franchisees) other than net proceeds of a Disposal which is:

(A)          a Permitted Disposal referred to in paragraphs (a) to (c), (e)(3) or (f) to (i) (inclusive) of the definition of “Permitted Disposal” in clause 1.1;

(B)          a Permitted Disposal referred to in paragraph (j) of the definition of “Permitted Disposal” in clause 1.1 by a US Group Member where the net proceeds of the Disposal, when aggregated with the net proceeds received in respect of any other Disposals by US Group Members in accordance with paragraph (j) of the definition of “Permitted Disposal” in clause 1.1, in the then current Financial Year, does not exceed A$5,000,000 (or equivalent amount in any other currency). To the extent the A$5,000,000 threshold is exceeded as a result of the Disposal a prepayment will be required) from the net proceeds of that Disposal;

(3)           Acquisition Agreement Claims: an Acquisition Agreement Claim where the aggregate proceeds from Acquisition Agreement Claims received by all US Group Members in that Financial Year are in excess of A$5,000,000 (or the equivalent amount in any other currency), but not including proceeds if and to the extent the net proceeds are:

(A)          in respect of a liability or claim upon an US Group Member arising from that Acquisition Agreement Claim; or

(B)          paid to a US Group Member by way of reimbursement of monies disbursed by that US Group Member to discharge any liability or claim referred to in clause 8.7(a)(3)(A); or

(C)          to be applied within 180 days of receipt towards reinstatement or replacement of the asset or assets to which the proceeds relate;

and:

(D)          the proceeds:

(i)            referred to in clauses 8.7(a)(3)(A) or (B) are properly applied either in discharge of that liability or claim as soon as possible, but in any event within 180 days of receipt of those proceeds; and

(ii)           the proceeds referred to in clause 8.7(a)(3)(C) are properly applied within 180 days of receipt towards reinstatement or replacement of the asset or assets to which the proceeds relate,

or towards such other purpose of the US Group as the Senior Agent (acting on the instructions of the Majority Financiers) may approve and no Event of Default subsists on the date of receipt of the proceeds; and

(E)           on or before receipt of those proceeds, the US Group Member who received the proceeds has provided such details of the proposed discharge, reinstatement or replacement (as applicable) as the Senior Agent may reasonably require, the Borrowers must cause an amount equal to the net proceeds so received to be paid to the Senior Agent within 2 Business Days of receipt to be applied in or towards prepayment of Principal Outstanding under the USD Facilities and Funding Portions provided to the US Borrower under Facility E as set out in clause 8.9.

(b)           If the US Borrower is required to prepay or procure the prepayment of any amount under this clause 8.7, the US Borrower may, rather than prepaying such amounts within 2 Business Days of receipt of the relevant proceeds required in clause 8.7(a), elect to make the prepayment on the last day of the Interest Period for the Funding Portion or Funding Portions (a Relevant Funding Portion) against which the prepayment is to be applied under clause 8.8. If the US Borrower makes such an election, it must ensure that an amount equal to the amount of the required prepayment is paid to the Senior Agent on or before the date the prepayment would otherwise have been required to be made under clause 8.7(a) (being within 2 Business Days of receipt of the relevant proceeds). The Senior Agent will deposit that amount to an interest bearing suspense account in the name of the US Borrower (the US Prepayment Suspense Account) with the Senior Agent. On the last day of the then current Interest Period for each Relevant Funding Portion (or on any earlier date requested by the US Borrower or any earlier time at which an Event of Default subsists) the Senior Agent may apply the balance (including accrued interest) of the US Prepayment Suspense Account which is to be applied to repay the Relevant Funding Portion with an Interest Period ending on that day towards the required prepayment. To the extent that the prepayment required is less than the balance (including accrued interest) of the US Prepayment Suspense Account, then once the whole of the relevant prepayment required under clause 8.7(a) has been made and provided no Event of Default subsists, the US Borrower may request that the Senior Agent pay that balance to the US Borrower.

8.8          Application of prepayment - AUD Facilities

(a)           Amounts prepaid by the Australian Borrower under clauses 8.3, 8.4, 8.6 and 8.10(b) will be applied by the Senior Agent as follows:

(1)           first, in pro rata repayment of all Principal Outstanding under Facilities A and B;

(2)           second, if and once Facilities A and B have been repaid in full, towards the pro rata repayment of all Principal Outstanding under Facility E provided to the Australian Borrower; and

(3)           third, if and once Facilities A and B and all amounts owing by the Australian Borrower under Facility E have been repaid in full, towards the prepayment of Principal Outstanding under the Australian WC Facility; and

(4)           fourth, if and once all AUD Facilities (not including any Funding Portions provided to the US Borrower under Facility E) have been repaid in full, to cancel the Total Commitments under Facility E (except to the extent represented by any outstanding Funding Portions provided to the US Borrower under Facility E) and then the Australian WC Facility in an amount equal to the proceeds which would otherwise be available to make a prepayment (and the Commitment of a Financier for Australian WC Facility or Facility E (as applicable) is reduced by its Pro Rata Share of any such cancellation).

(b)           For the purposes of determining any pro rata repayment or prepayment amounts under this clause, the Senior Agent must, to the extent necessary, convert the proceeds received from the Australian Borrower into Australian Dollars in accordance with clause 9.13.

8.9          Application of prepayment – USD Facilities

(a)           Amounts prepaid by the US Borrower under clause 8.3, 8.5 and 8.7 will be applied by the Senior Agent as follows:

(1)           first, repayment of all Principal Outstanding under Facility C;

(2)           second, if and once Facility C has been repaid in full, towards the repayment of all Principal Outstanding provided to the US Borrower under Facility E;

(3)           third, if and once Facility C and all amounts owing by the US Borrower under Facility E have been repaid in full, towards the prepayment of Principal Outstanding under Facility D; and

(4)           fourth, if and once Facility C and Facility D have been repaid in full and all amounts owing by the US Borrower under Facility E have been repaid in full, to cancel the Total Commitments under Facility D in an amount equal to the proceeds which would otherwise be available to make a prepayment (and the Commitment of a the US LC Facility Provider for Facility D is reduced by its Pro Rata Share of any such cancellation).

(b)           For the purposes of determining any pro rata repayment or prepayment amounts under this clause, the Senior Agent must, to the extent necessary,

convert the proceeds received from the US Borrower into US Dollars in accordance with clause 9.13.

8.10        Mandatory prepayment - other events – AUD Facilities

(a)           The Australian Borrower must immediately prepay all of the Funding Portions under all AUD Facilities (not including Funding Portions provided to the US Borrower under Facility E) and all other Secured Moneys under or in connection with the AUD Facilities (not including Funding Portions provided to the US Borrower under Facility E but including Secured Moneys under Hedge Agreements in relation to the AUD Facilities or Hedge Agreements with the Australian Borrower) and all Undrawn Commitments in relation to the AUD Facilities will be cancelled in full if:

(1)           a Change of Control occurs in relation to the Australian Group or an Australian Group Member (not being a Change of Control of a Subsidiary of the Australian Borrower which occurs as part of a Permitted Disposal);

(2)           if any shares (or similar equity securities or Marketable Securities) in any Australian Group Member are listed on any stock exchange or are sold or issued by way of flotation or other public offering and a Change of Control occurs in relation to any Australian Group Member as a result;

(3)           all or substantially all of the business or assets of the Australian Group are sold; or

(4)           in the reasonable opinion of the Senior Agent, the Australian Group materially changes its core business, being the Australian Business immediately following Financial Close,

provided that a mandatory prepayment obligation will not be triggered under this clause solely by virtue of the occurrence of the Corporate Restructure or a Permitted Asian Sale.

(b)           On the date of completion of any Asian Sale, the Australian Borrower must prepay Principal Outstanding under the AUD Facilities in an aggregate amount of A$12,000,000 plus the amount of all payments made by Core Australian Group Members to SIM or any of its Subsidiaries under the terms of Intellectual Property licenses existing as at the date of Financial Close as contemplated in clause 11.21(b)(3) during the period from Financial Close (or such lesser amount as may be agreed by the Senior Agent acting on the instructions of the Majority Financiers) together with all unpaid accrued interest in respect of the principal amount prepaid. Any principal amount prepaid by the Australian Borrower under this clause 8.10(b) will be applied in or towards prepayment of the AUD Facilities as set out in clause 8.8.

8.11        Mandatory prepayment - other events – USD Facilities

The US Borrower must immediately prepay all of the Funding Portions under all USD Facilities and all Funding Portions provided to it under Facility E and all other Secured Moneys under or in connection with the USD Facilities and all

Funding Portions provided to it under Facility E in full (including Secured Moneys under Hedge Agreements in relation to the USD Facilities or Hedge Agreements with the US Borrower) and the Undrawn Commitment under the USD Facilities will be cancelled in full if:

(a)           a Change of Control occurs in relation to the US Group or a US Group Member (not being a Change of Control of a Subsidiary of the US Borrower which occurs as part of a Permitted Disposal (other than a Permitted US Sale));

(b)           if any shares (or similar equity securities or Marketable Securities) in any US Group Member are listed on any stock exchange or are sold or issued by way of flotation or other public offering and a Change of Control occurs in relation to any US Group Member as a result;

(c)           all or substantially all of the business or assets of the US Group are sold (including pursuant to a US Sale) or there is a US Sale;

(d)           in the reasonable opinion of the Senior Agent, the US Group materially changes its core business, being the US Business immediately following Financial Close; or

(e)           it refinances all or any of the Secured Moneys under or in connection with the USD Facilities or Funding Portions provided to the US Borrower under Facility E from the proceeds of any other Financial Indebtedness.

8.12        Prepayments generally

(a)           The Commitment of a Financier for Facility A, Facility B, Facility C or Facility E is reduced by its Pro Rata Share of any amount of Principal Outstanding prepaid under this clause 8 under that Facility and accordingly a prepaid amount under Facility A, Facility B, Facility C or Facility E may not be redrawn.

(b)           An amount prepaid under the Australian WC Facility:

(1)           under clause 8.3 may be redrawn; and

(2)           under any other provision of this clause 8 may not be redrawn (and the Commitment of a the US LC Facility Provider for Facility D or is reduced by its Pro Rata Share of any amount of Principal Outstanding so prepaid or the Commitment of the Australian WC Facility Provider is reduced by the amount of Principal Outstanding so prepaid (as applicable)).

(c)           A Borrower may be liable to pay Break Costs (and a Financier may be liable to pay Break Benefits) in accordance with clause 15.2 if all or any part of a Funding Portion is prepaid by the Borrower (including under any provision of this clause 8) on a day other than the last day of the Interest Period for that Funding Portion.

9             Payments

9.1          Manner of payment

(a)           Subject to clause 9.1(b), all payments by a Transaction Party under the Senior Finance Documents must be made:

(1)           in Same Day Funds;

(2)           in the Relevant Currency;

(3)           no later than 11.00am (Sydney time) (in the case of an Australian Transaction Party) or 11.00am (New York time) (in the case of a US Transaction Party) on the due date to the Senior Agent’s account as specified by the Senior Agent to the Borrowers, or in any other manner the Senior Agent or the Security Trustee directs from time to time.

(b)           Until either:

(1)           the Security Trustee directs that all payments are to be made to it; or

(2)           the Secured Moneys have been declared due and payable under clause 12.2(a)(1),

(whichever occurs earlier) payments may be made by the Transaction Parties to the Australian WC Provider under the Australian WC Facility Documents, and to the Hedge Counterparties under the Hedge Agreements, direct.

9.2          Payments on a Business Day

If a payment is due on a day which is not a Business Day, the due date for that payment is the next Business Day in the same calendar month or, if none, the preceding Business Day, and interest must be adjusted accordingly.

9.3          Payments in gross

All payments which a Transaction Party is required to make under any Senior Finance Document must be without:

(a)           any set-off, counterclaim or condition; or

(b)           any deduction or withholding for any Tax or any other reason unless the Transaction Party is required to make a deduction or withholding by applicable law.

9.4          Additional payments

(a)           If:

(1)           any Transaction Party or the Senior Agent or the Security Trustee is required to make a deduction or withholding in respect of Tax (other than Excluded Tax) (including any interest, penalties or addition to Tax) from any payment to be made to a Senior Finance Party under any Senior Finance Document; or

(2)           a Senior Finance Party is required to pay any Tax (other than Excluded Tax) (including any interest, penalties or addition to Tax) in respect of any payment it receives from a Transaction Party or the Senior Agent or the Security Trustee under any Senior Finance Document, the Transaction Party:

(3)           indemnifies each Senior Finance Party against that Tax (including a Tax (other than an Excluded Tax) imposed or asserted on or attributable to amounts payable under this clause or any interest, penalties or addition to Tax) whether or not such Tax was correctly or legally imposed or asserted by the relevant Government Agency); and

(4)           must pay to each Senior Finance Party an additional amount to ensure that each Senior Finance Party receives when due a net amount (after payment of any Tax (other than Excluded Tax) in respect of each additional amount) that is equal to the full amount it would have received if a deduction or withholding or payment of Tax (other than Excluded Tax) (including any interest, penalties or addition to Tax) had not been made.

(b)           The US Borrower is not required to indemnify a Financier or pay an additional amount to a Financier under clause 9.4(a)(3) or 9.4(a)(4) (as applicable) in respect of Tax imposed by the USA with respect to a payment of interest in respect of a USD Facility or a Funding Portion provided to the US Borrower under Facility E if on the date on which such interest payment falls due the US Facility Office of the Financier is located outside the USA and the payment could have been made to the relevant Financier without deduction or withholding, or the Financier would not be required to pay the relevant Tax (as applicable), if the Financier’s US Facility Office were located in the USA at the time of that payment.

(c)           If a Transaction Party:

(1)           makes an indemnity payment under clause 9.4(a)(3) to a Senior Finance Party; or

(2)           pays an additional amount to a Senior Finance Party under clause 9.4(a)(4),

(a Tax Payment) and the Senior Finance Party to whom that Tax Payment was made determines that:

(d)           a credit again, relief or remission for, or repayment of any Tax (other than an Excluded Tax) is attributable to that Tax Payment (a Tax Credit); and

(e)           that Senior Finance Party has obtained, utilised and retained that Tax Credit,

then, subject to clause 9.6, the Senior Finance Party shall pay an amount to the Transaction Party which that Senior Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the circumstances not arisen under which the Tax Payment was required to be made by the Transaction Party.

(f)            Each Transaction Party acknowledges and agrees that it will promptly notify each Financier whose US Facility Office is outside the USA if it becomes aware that:

(1)           it will or will be reasonably likely to be required to make a deduction or withholding in respect of Tax imposed by the USA; or

(2)           the Financier will be required to pay any Tax (other than an Excluded Tax),

with respect to a payment of interest in respect of a USD Facility or a Funding Portion provided to the US Borrower under Facility E.

9.5          Taxation deduction procedures

If clause 9.4(a)(1) applies:

(a)           the Transaction Party (or Senior Agent or Security Trustee, as applicable) must timely pay the amount deducted or withheld to the appropriate Government Agency as required by law; and

(b)           the Transaction Party must:

(1)           use reasonable endeavours to obtain a payment receipt from the Government Agency (and any other documentation ordinarily provided by the Government Agency in connection with the payment); and

(2)           within 2 Business Days after receipt of the documents referred to in clause 9.5(b)(1), deliver copies of them to the Senior Agent.

9.6          Conduct of business by the Senior Finance Parties

No provision of this agreement will:

(a)           interfere with the right of any Senior Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)           oblige any Senior Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)           oblige any Senior Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

9.7          Amounts payable on demand

If any amount payable by a Transaction Party under any Senior Finance Document is not expressed to be payable on a specified date, that amount is payable by the Transaction Party on demand by the Senior Agent.

9.8          Appropriation of payments

(a)           Except where clause 9.8(b) applies, all payments made by a Transaction Party under a Senior Finance Document may be appropriated as between principal, interest and other amounts as the Senior Agent determines or, failing any determination, in the following order:

(1)           first, towards reimbursement of all fees, costs, expenses, charges, damages and indemnity payments due and payable by the Transaction Parties under the Senior Finance Documents;

(2)           second, towards payment of interest due and payable under the Senior Finance Documents; and

(3)           third, towards repayment or prepayment of the Principal Outstanding.

(b)           Any money recovered by a Senior Finance Party as a result of the exercise of a Power under a Security must be appropriated in the manner provided in that Security.

(c)           Any appropriation under clauses 9.8(a) or (b) overrides any appropriation made by a Transaction Party.

9.9          Distribution by Senior Agent

(a)           A payment received by the Senior Agent under a Senior Finance Document is received by the Senior Agent on account of the Financiers unless:

(1)           the payment is made to the Senior Agent for its own account; or

(2)           a provision in a Senior Finance Document expressly provides otherwise.

(b)           The Senior Agent must promptly distribute amounts received on account of the Financiers among them in:

(1)           in their respect Pro Rata Shares for the relevant Facility (where received in respect of a particular Facility); and

(2)           otherwise, in their respective Pro Rata Shares determined in accordance with paragraph (b) of the definition of that term in clause 1.1,

and (subject to clause 9.13) in the same type of funds as received by the Senior Agent.

(c)           For the avoidance doubt, this clause 9.9 does not apply to amounts received by the US LC Facility Provider from the US Borrower under clause 6.

9.10        Non-receipt of funds by the Senior Agent

(a)           If:

(1)           the Senior Agent elects to make a payment (Agent Payment) to any party (Payee) that is to be made out of a payment (Payer’s Payment) due to the Senior Agent by another party (Payer) before the Senior Agent has received the Payer’s Payment; and

(2)           the Payer does not in fact make the Payer’s Payment to the Senior Agent on the due date,

the Payee must repay the Senior Agent Payment to the Senior Agent on demand.

(b)           The Payer indemnifies the Senior Agent and the Payee against any Loss suffered or incurred by the Senior Agent or the Payee as a result of any failure by the Payer to make the Payer Payment when due.

9.11        Redistribution of payments

(a)           If a Financier receives or recovers an amount from a Transaction Party under the Senior Finance Documents other than in accordance with clause 9.9 or, in the case of a Hedge Counterparty or the Australian WC Facility Provider, in accordance with clause 9.1(b) (whether by way of voluntary or involuntary payment or by way of set-off, combination or amalgamation of accounts or otherwise, including under clause 5.5(f) or clause 20.7) or recovers any amount from a Transaction Party (whether under the Senior Finance Documents, or otherwise) as a consequence of exercising any Encumbrance or right of set-off or combination or amalgamation of accounts in respect of an account maintained with that Financier by a Transaction Party:

(1)           the Financier must promptly advise the Senior Agent that it has received or recovered the amount;

(2)           the Financier must within 3 Business Days after demand by the Senior Agent pay to the Senior Agent the amount determined by the Senior Agent to be equal to the amount (excess amount) by which the amount received or recovered exceeds the amount the Financier would have received if the amount had been paid to the Senior Agent and distributed in accordance with clause 9.9, and to that extent, the liability of the Transaction Party to the Financier will not be reduced by the recovery or payment, other than to the extent of any distribution received by the party under clause 9.11(a)(3);

(3)           the Senior Agent must treat the payment of the excess amount as if it were a payment by the Transaction Party to the Senior Agent on account of all the Financiers and promptly distribute the excess amount to the Financiers in accordance with clause 9.9; and

(4)           as between each Transaction Party and the Senior Finance Parties, the excess amount is to be treated as not having been paid to the Financier, but as having been paid to all the Financiers in accordance with their respective entitlements.

(b)           If an amount to which clause 9.11(a) applies is subsequently required to be repaid by the Financier who originally received or recovered it to a Transaction Party, each Senior Finance Party which has received any part of it must repay that part to the Financier who originally received or recovered it, and the adjustments under clause 9.11(a)(4) will be reversed.

(c)           Immediately upon a Financier making or becoming liable to make a payment under clause 9.11(a)(2), each Transaction Party shall indemnify the Financier against the payment to the extent that (despite clause 9.11(a)(2)) its liability has been discharged by the recovery or payment.

9.12        Rounding

The Senior Agent may round amounts to the nearest unit of Relevant Currency in making any allocation or appropriation under the Senior Finance Documents.

9.13        Currency exchanges

If the Senior Agent receives an amount under a Senior Finance Document in a currency which is not in the Relevant Currency, the Senior Agent:

(a)           may convert the amount received into the Relevant Currency in accordance with its normal procedures; and

(b)           is only regarded as having received the amount that it has converted into the Relevant Currency.

9.14        Right to refinance on a tax or other event

If a Borrower is required to make an indemnity payment under clause 9.4(a)(3) or to pays an additional amount to a Financier under clause 9.4(a)(4) or a Borrower receives a demand from a Financier under clause 13.1(a), the Borrower may, but will not be required to, require that Financier (the Affected Financier) to novate all (but not less than all) of its rights and obligations under the Senior Finance Documents to any other person selected by the Borrowers (the Substitute Financier) provided that:

(a)           the Borrowers must:

(1)           ensure that:

(A)          any necessary prior Authorisation from any Government Agency is obtained;

(B)          the novation is effected in accordance with clause 19.3; and

(C)          the Substitute Financier meets the requirements of clause 19.2(a)(5); and

(2)           must prepare and finalise all documentation in connection with that substitution required under clause 19.3 and pay the fee contemplated in clause 19.3(a); and

(b)           the Substitute Financier must pay to the Affected Party, in consideration of the novation an amount not less than all the Principal Outstanding and accrued interest of the Affected Financier at that time; and

(c)           the Borrower must pay to the Affected Party all its reasonable costs and expenses and other amounts incurred in connection with the novation (including amounts determined by the Financier as being incurred by reason of liquidation or reemployment of deposits or other funds acquired by the Financier to fund or maintain its Commitment) and any other Secured Moneys of the Affected Financier; and

(d)           the amount of costs, Taxes, fees or charges payable by the Transaction Parties (including amounts payable under clauses 9.4 and 13.1) will not be increased as a result of circumstances existing at the time of that novation. For the avoidance of doubt nothing in this clause 9.14(d) will disentitle any Substitute Financier or other Senior Finance Party to payment or reimbursement of any such increased cost, Taxes fees or charges in accordance with this agreement (this clause 9.14(d) being a restriction on the Borrowers).

For the avoidance of doubt that if the Financier is unable to novate its rights and obligations for any reason under this clause 9.14, then that Financier will continue to be a “Financier” under and for the purposes of this agreement.

9.15        Financiers’ representations and warranties

Each Financier represents and warrants to the Australian Borrower that it is and, at the time it acquires a Debt Interest, it will be carrying on the business of providing finance, or investing or dealing in securities, in the course of operating in financial markets.

9.16        Information

In connection with any Debt Interest held by it or issued by it, each Joint Lead Arranger and each Financier will (at the cost of the Australian Borrower) provide to the Australian Borrower when reasonably requested by the Australian Borrower any factual information in its possession or which it is reasonably able to provide to assist the Australian Borrower to demonstrate (based upon tax advice received by the Australian Borrower) that the public offer test under section 128F of the Income Tax Assessment Act 1936 (Cth) has been satisfied in relation to the Debt Interests, and where to do so will not, in the Joint Lead Arranger’s or the Financier’s reasonable opinion, breach any law or regulation or any duty of confidence.

9.17        Joint Lead Arrangers’ representations, warranties and undertakings

The Joint Lead Arrangers confirm that they sent offer letters in connection with participation in the AUD Facilities in the form approved by the Australian Borrower to the list of 8 persons approved by the Australian Borrower for that purpose.

9.18        Payments

The Senior Agent will ensure that the bank accounts to which it directs Transaction Parties or Senior Finance Parties to make payments under or in relation to:

(a)           the AUD Facilities (other than in connection with Funding Portions provided or to be provided to the US Borrower under Facility E) are located in Australia; and

(b)           the USD Facilities or Funding Portions provided or to be provided to the US Borrower under Facility E, are located in the USA.

10           Representations and warranties

10.1        Representations and warranties

Each Transaction Party represents and warrants to and for the benefit of each Senior Finance Party that:

(a)           registration: it has been incorporated as a company limited by shares in accordance with the laws of its place of incorporation and is validly existing under those laws;

(b)           corporate power: it has the corporate power to own its assets and to carry on its business as it is now being conducted;

(c)           authority: it has power and authority to enter into and perform its obligations under the Transaction Documents to which it is expressed to be a party;

(d)           authorisations: it has taken all necessary corporate action to authorise the execution, delivery and performance of the Transaction Documents to which it is expressed to be a party;

(e)           binding obligations: the Transaction Documents to which it is expressed to be a party constitute its legal, valid and binding obligations and, subject to any necessary stamping and registration, are enforceable in accordance with their terms subject to laws generally affecting creditors’ rights and to principles of equity;

(f)            transaction permitted: the execution, delivery and performance by it of the Transaction Documents to which it is expressed to be a party will not breach, or result in a contravention of:

(1)           any law, statute or Authorisation in any material respect;

(2)           its constitution or other constituent documents; or

(3)           any other material Encumbrance or agreement which is binding on it in any material respect,

and will not result in:

(4)           the creation or imposition of any Encumbrance on any of its assets other than as permitted under a Senior Finance Document;

(5)           the acceleration of the date for payment of any obligation under any agreement which is binding on it; or

(6)           a limitation on its powers or the powers of its directors to be exceeded;

(g)           financial information: the most recent Financial Reports which it has provided to the Senior Agent under clause 11.1:

(1)           give a true and fair view of the financial condition and state of affairs of the Consolidated Group, US Group, Core Australian Group or Asian Group (as applicable) as at the date they were prepared and of the results and operations of the Consolidated Group, the US Group, the Core Australian Group or the Asian Group (as applicable) for the period that they cover;

(2)           were prepared in accordance with Accounting Standards (or if required by Singapore law, any individual accounts of the Asian Group were prepared in accordance with accounting principles and practices applying by law, or otherwise generally accepted accounting principles and financial reporting standards, in Singapore) and applicable laws of all applicable jurisdictions; and

(3)           disclose all material Financial Indebtedness and material contingent liabilities of the Consolidated Group, US Group, Core Australian Group or Asian Group (as applicable);

(h)           no change in affairs: there has been no change (in its or any of its Subsidiaries’ state of affairs or otherwise) since the end of the accounting period for the most recent Financial Reports or accounts referred to in clause 10.1(g) which has had, or is reasonably likely to have, a Material Adverse Effect;

(i)            no litigation: no litigation, arbitration, mediation, conciliation, Tax claim, administration, dispute or administrative or other proceeding in respect of it, its Subsidiaries or any of its assets or assets of its Subsidiaries (other than frivolous or vexatious claims) is current or pending or has been commenced or, to its knowledge (after due enquiry), threatened, which, if adversely determined, either alone, or together with any other such litigation, arbitration, mediation, conciliation, Tax claim, administration, dispute or administrative or other proceeding, would have or be reasonably likely to have a Material Adverse Effect;

A reference in this clause 10.1(i) to any litigation does not include any litigation specifically disclosed in the sections entitled “Litigation” in the Australian legal due diligence report prepared by Clayton Utz entitled “Legal Due Diligence Report Pacific Equity Partners: Project Frankfort Review of the Australian businesses of Worldwide Restaurant Concepts, Inc.” dated 21 April 2005 or the US legal due diligence report prepared by Ropes & Gray entitled “Pacific Equity Partners: Project Frankfort Review of Worldwide Restaurant Concepts, Inc.” dated 17 April 2005 or in the document entitled “Update of Litigation provided by Worldwide Restaurant Concepts, Inc.” provided to the Joint Lead Arrangers Australian Counsel prior to the date of this agreement (the Litigation Update) to the extent (but only to the extent) that the amount of claims made as part of that litigation do not exceed the amount of claims disclosed or estimated in the litigation sections of the relevant due diligence reports or in the Litigation Update (as applicable);

(j)            no benefit to related party and no financial assistance: no Transaction Party (or Related Body Corporate) has contravened or will contravene Chapter 2E or 2J of the Corporations Act (or any equivalent legislation under the law of any jurisdiction other than the Commonwealth of Australia, including section 76 of the Companies Act (Cap. 50) of Singapore) by entering into any Transaction Document or participating in any transaction in connection with any Transaction Document;

(k)           no default:

(1)           neither it nor any of its Subsidiaries is in default under a document or agreement (including an Authorisation) or Material Document binding on it or its assets in circumstances which have or are reasonably likely to have a Material Adverse Effect;

(2)           nothing has occurred which constitutes an event of default, cancellation event, prepayment event or similar event (whatever called) under those documents or agreements, whether immediately or after notice or lapse of time or both, where such circumstances have or are reasonably likely to have a Material Adverse Effect;

(3)           no Event of Default subsists;

(l)            Authorisations:

(1)           each Authorisation which is required:

(A)          in relation to the execution, delivery and performance by it of the Transaction Documents to which it is expressed to be a party and the transactions contemplated by those documents;

(B)          in relation to the validity and enforceability of those documents; or

(C)          to enable it to properly carry out its business as now conducted or contemplated (including under Environmental Law) in all material respects,

has been obtained or effected;

(2)           each Authorisation referred to in clause 10.1(l)(1) is in full force and effect. It is not in breach of any material condition under any of them which has not been promptly remedied and relevant fines paid;

(m)          disclosure:

(1)           all reports, financial and any other information (other than assumptions, estimates, forecasts and projections) provided to any Senior Finance Party by the Sponsor or on behalf of the Sponsor in connection with entry into the Senior Finance Documents (as that information was updated prior to the date of this agreement), is correct in all material respects and not misleading in any material respect (by omission or otherwise) as at the date of this agreement and neither that information (as so updated) nor the conduct of the Sponsor or anyone on behalf of the Sponsor in connection with entry into the Senior Finance Documents was misleading in any material respect, by omission or otherwise;

(2)           all reports, financial or any other information (other than assumptions, estimates, forecasts and projections) (as updated from time to time) provided to any Senior Finance Party by it or on its behalf under the Senior Finance Documents or in connection with the Senior Finance Documents (including in relation to it, the Merger, the Merger Agreement, the Shareholders’ Agreements, the Australian Business, the US Business, the Target Companies, the Material Documents, its assets, business or affairs or the Transaction Documents) from time to time was correct in all material respects and not misleading in any material respect (by omission or otherwise) as at the date of this agreement, or if later, at the time it was provided or updated and neither that information as so updated nor its conduct or the conduct of anyone on its behalf was or is misleading in any material respect (by omission or otherwise);

(3)           all assumptions, estimates, forecasts and projections (including in any financial model) provided to the Senior Finance Parties by or on behalf the Sponsor (as updated prior to the date of this agreement) are based on reasonable grounds as at the date of this agreement, using historical information and have been made in good faith and prepared with due care; and

(4)           all assumptions, estimates, forecasts and projections (including each Business Plan and in each case as updated from time to time) provided to the Senior Finance Parties by it or on its behalf are based on reasonable grounds as at the date of this agreement or, if later, at the time provided or updated, using historical information and have been made in good faith and prepared with due care;

(n)           full disclosure: it or the Sponsor has disclosed in writing to the Senior Agent all material facts relating to it and the Consolidated Group, the Merger, the Australian Business, the US Business, the Shareholders’ Agreements, the Material Documents, the Target Companies, the Senior Finance Documents, the Secured Property, the Material Documents, the Merger Agreement, the Merger and all things in connection with them known to them (having made due enquiry) which would, or would be reasonably likely to, adversely affect the decision of a reasonable and prudent financial institution to enter into any Senior Finance Document;

(o)           agreements and documents:

(1)           each document or agreement which has the effect of varying or amending a Senior Finance Document or amending or varying a Material Document in a material respect has been disclosed to the Senior Agent in writing;

(2)           all copies of documents (including its latest audited Financial Reports and all Authorisations) given by it or on its behalf to a Senior Finance Party were, at the time provided (or if updated, at the time updated) true and complete copies and are not misleading in any material respect (including by omission);

(3)           except to the extent terminated as permitted by this agreement, determined by performance or terminated at the end of its term or in circumstances which would not otherwise give rise to a Default, each Material Document entered into (or purported to be entered into) at the time this representation and warranty is given is in full force and effect;

(p)           legal and beneficial owner: it is the sole legal and beneficial owner of its Secured Property free of any Encumbrance other than a Permitted Encumbrance;

(q)           no Encumbrances or other interests: there is no Encumbrance over any of its Secured Property or any property of any of its Subsidiaries other than a Permitted Encumbrance;

(r)            Security:

(1)           each Senior Finance Document to which it is expressed to be a Party which is an Encumbrance is, subject to any necessary stamping and registration, a valid perfected Encumbrance over the property to which it is expressed to apply ranking ahead of all Encumbrances other than Encumbrances which are mandatorily preferred by law (and only to the extent mandatorily preferred by law) or Permitted Encumbrances which, by their terms, rank ahead of the relevant Encumbrance;

(2)           the right, title and assets and undertakings over which a Security purports to create an Encumbrance are capable of being encumbered by and constitute Secured Property under that Security;

(s)           not a trustee: it does not enter into any Transaction Document as trustee of any trust or settlement and does not hold any assets as trustee of a trust;

(t)            commercial benefit: the entering into and performance by it of its obligations under the Transaction Documents to which it is expressed to be a party is for its commercial benefit and is in its commercial interests;

(u)           Group Structure:

(1)           immediately following completion of the Merger, its only Subsidiaries are listed in the Group Structure Diagram; and

(2)           the Group Structure Diagram is true and correct in all respects and accurately describes the ownership of each Transaction Party and each Subsidiary of a Transaction Party;

(v)           Shares fully paid:

(1)           all Marketable Securities constituting part of the Secured Property are fully paid and (other than Marketable Securities in the Existing Joint Venture Interests or any Joint Venture Subsidiary) not subject to an option to purchase or similar right; and

(2)           the constitutional documents of the entity in which those Marketable Securities are held (other than Marketable Securities in the Existing Joint Venture Interests or any Joint Venture Subsidiary) do not and could not restrict or inhibit in any way any transfer of those Marketable Securities pursuant to an enforcement of a Security;

(w)          Intellectual Property Rights: it and each of its Subsidiaries has good title to, or right to use (under licence or otherwise), all material Intellectual Property Rights necessary for it to carry on its business as presently conducted and the nature of any such right to use will enable it to carry on its business as presently conducted;

(x)           Laws: it and each of its Subsidiaries are complying and have complied in all material respects with all laws (including any Environmental Law) binding on it or that Subsidiary (as applicable) other than laws of a minor nature;

(y)           solvency: it and each of its Subsidiaries is solvent. For the purposes of this clause 10.1(y), “solvent”:

(1)           in relation to Australian Transaction Parties and Subsidiaries of Transaction Parties which are incorporated or registered in

Australia, has the meaning given to that term in the Corporations Act; and

(2)           in relation to US Transaction Parties and Subsidiaries of Transaction Parties which are incorporated or organised under the laws of, or any state (including the District of Columbia), of the USA means:

(A)          the fair value of the assets of each such entity is greater than the total amount of its debts and liabilities (whether subordinated, contingent or otherwise);

(B)          the present fair saleable value of the assets of each such entity is greater than the amount that will be required to pay the probable liability on its debts and other liabilities (whether subordinated, contingent or otherwise), as such debts and other liabilities become absolute and matured;

(C)          no such entity intended to incur debts or liabilities (whether subordinated, contingent or otherwise) nor will any such entity incur debts or liabilities (whether subordinated, contingent or otherwise) that would be beyond such entities’ ability to pay such debts and liabilities as the same became absolute and matured; and

(D)          no such entity has unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following Financial Close.

In determining the foregoing, the amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability and due consideration shall be given to all rights of contribution or reimbursement that may exist from other Transaction Parties; and

(3)           in relation to AsiaHoldco or any Subsidiary of AsiaHoldco or Transaction Party which is incorporated or registered in Singapore, means that such Entity is not unable to pay its debts within the meaning of section 254 of the Companies Act (Cap. 50) of Singapore;

(z)           immunity: it does not, nor do any of its assets, enjoy immunity from any suit or execution;

(aa)         no Material Adverse Effect: except as disclosed to the Senior Agent in writing, it does not know of any fact and there has been no event or occurrence, which has had, or is reasonably likely to have, a Material Adverse Effect;

(bb)        Anti-Terrorism Law:

(1)           no Transaction Party and, to the knowledge of the Transaction Parties, none of its Related Bodies Corporate is in violation of any

Anti-Terrorism Laws, including the Executive Order, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56;

(2)           no Transaction Party and to the knowledge of the Transaction Parties, no Related Bodies Corporate or broker or other agent of any Transaction Party acting or benefiting in any capacity in connection with the Facilities is any of the following:

(A)          a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(B)          a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(C)          a person with which any Financier is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D)          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(E)           a person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(3)           no Transaction Party and, to the knowledge of the Transaction Parties, no broker or other agent of any Transaction Party acting in any capacity in connection with the Facilities

(A)          conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clause 10.1(bb)(2);

(B)          deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or

(C)          engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law;

(cc)         Investment Company Act/Public Utility Holding Company Act: none of the Transaction Parties or any of their Subsidiaries is:

(1)           an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the US Investment Company Act of 1940, as amended;

(2)           a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended;

(dd)        Federal Reserve Regulations: none of the Transaction Parties or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock (as such term is defined in Regulation U issued by the US Federal Reserve Board). No part of the proceeds of any Facility or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the US Federal Reserve Board, including Regulation T, U or X issued by the US Federal Reserve Board. The pledge of the Secured Property does not violate any of such regulations;

(ee)         ERISA Events no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would have or be reasonably likely to have a Material Adverse Effect or result in the imposition of any Encumbrance on any property of any ERISA Entity. Each ERISA Entity is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each US Pension Plan and the published interpretations thereunder. The present value of all accumulated benefit obligations of all underfunded US Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than A$1,000,000 (or the equivalent amount in any other currency) the fair market value of the assets of all such underfunded US Pension Plans. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each ERISA Entity to all US Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such US Multiemployer Plan, would not have or be reasonably likely to have a Material Adverse Effect;

(ff)          tax consolidation: except as expressly permitted under clause 11.30:

(1)           it has not elected to consolidate with or form a tax group with any other person and has not taken any steps to do so (except as expressly permitted under this agreement);

(2)           no other person has made an election to it to be consolidated with it (whether or not with any other person) (except as expressly permitted under this agreement); and

(3)           it does not form part of a tax consolidated group (except as expressly permitted under this agreement);

(gg)        Information Memorandum:

(1)           the information (other than assumptions, opinions, intentions, estimates, forecasts or projections) in the information memorandum dated 17 May 2005 including in relation to the Australian Business and US Business or any member of the Consolidated Group or any Target Company, approved by the Borrowers for syndication of the Facilities (the Information Memorandum) was true, accurate and not misleading in any material respect (by omission or otherwise) at the date when approved (17 May 2005);

(2)           all assumptions, opinions, intentions, estimates, forecasts and projections in the Information Memorandum were based on reasonable grounds as at the date of approval of the Information Memorandum and were made in good faith, were prepared with due care and were honestly held or made;

(3)           the arithmetic of all computations contained in the Information Memorandum were accurate and the assumptions upon which such calculations are based were reasonable; and

(4)           all reasonable enquiries were made by the Borrowers to ascertain and to verify the foregoing;

(hh)        dormant subsidiaries: each of the companies referred to in the definition of “Dormant Subsidiary” in clause 1.1 which has not, as at the time this representation and warranty is made or taken to be made or repeated, ceased to exist as a result of a solvent liquidation or solvent winding up:

(1)           does not carry on any business or undertake any activity; and

(2)           does not own any assets which, taken together, have an aggregate book or market value (whichever is higher) of more than A$50,000 (or equivalent amount in any other currency); and

(ii)           Establishment of Groups: on and from completion of the Corporate Restructure and except in connection with liabilities and obligations expressly contemplated in the definition of “Exceptions to Establishment of Groups” at that time:

(1)           Core Australian Group:

(A)          the assets and liabilities of the Core Australian Business are held solely by Core Australian Group Members; and

(B)          the Core Australian Group Members have good title to all material Intellectual Property Rights necessary for the Core Australian Group Members to carry on the Core Australian Business and have exclusive ownership of all “Sizzler” related trademarks or service marks and other Intellectual Property Rights relating to the Sizzler business in Australia;

(2)           Asian Group:

(A)          the assets and liabilities of the Asian Business are held solely by Asian Group Members;

(B)          the Asian Group Members have good title to all material Intellectual Property Rights necessary for the Asian Group Members to carry on the Asian Business and have exclusive ownership of all “Sizzler” trademarks or service marks and other Intellectual Property Rights relating to the Sizzler business other than to the extent they relate to Australia, North America, South America or the Caribbean;

(3)           US Group:

(A)          the assets and liabilities of the US Business (including liabilities in connection with the WRC Head Office Costs) are held solely by members of the US Group; and

(B)          the US Group Members have good title to all material Intellectual Property Rights necessary for the US Group and have exclusive ownership of all “Sizzler” trademarks or service marks and other Intellectual Property Rights relating to the Sizzler business in North America, South America or the Caribbean;

(4)           ring fencing:

(A)          no Core Australian Group Member will or may become liable (whether directly or otherwise) for any obligation or any other liability of any US Group Member, any Pat & Oscars Group Member or any Asian Group Member;

(B)          there are no Guarantees or Encumbrances in place granted by any Core Australian Group Member in connection with, an obligation or liability of a US Group Member, an Asian Group Member or a Pat & Oscars Group Member;

(C)          no Core Australian Group Member is under any obligation, or may be obliged to, contribute any money or asset (including by management or other fee, interest, loan or other financial accommodation, investment or capital or equity contribution or advance or make available financial accommodation) to or for the benefit of any US Group Member, any Pat & Oscars Group Member or an Asian Group Member;

(D)          no Asian Group Member will or may become:

(i)            liable (whether directly or otherwise) for any obligation or any other liability of any US Group Member or any Pat & Oscars Group Member;

(ii)           entitled to any asset of any Core Australian Group Member;

(E)           there are no Guarantees or Encumbrances in place granted by any Asian Group Member in connection with, an obligation or liability of a US Group Member or Pat & Oscars Group Member;

(F)           no Asian Group Member is under any obligation, or may be obliged to, contribute any money or asset (including by management or other fee, interest, loan or other financial accommodation, investment or capital or equity contribution or advance or make available financial accommodation) to or for the benefit of any US Group Member or any Pat & Oscars Group Member;

(G)          no US Group Member will or may become liable (whether directly or otherwise) for any obligation or any other liability of any Australian Group Member or any Pat & Oscars

Group Member or will or may become entitled to any asset of any Australian Group Member or any Pat & Oscars Group Member;

(H)          there are no Guarantees or Encumbrances in place granted by any US Group Member in connection with, an obligation or liability of an Australian Group Member or a Pat & Oscars Group Member;

(I)            no US Group Member is under any obligation, or may be obliged to, contribute any money or asset (including by management or other fee, interest, loan or other financial accommodation, investment or capital or equity contribution or advance or make available financial accommodation) to or for the benefit of any Australian Group Member; and

(J)           there is no Financial Indebtedness between Australian Group Members, US Group Members and Pat & Oscars Group Members;

(K)          there is no Financial Indebtedness between Core Australian Group Members and Asian Group Members.

10.2        Survival and repetition of representations and warranties

The representations and warranties given under this agreement:

(a)           survive the execution of each Senior Finance Document; and

(b)           are repeated on Financial Close and (except for the representations and warranties in clauses 10.1(m)(1), 10.1(m)(3), 10.1(n), 10.1(u)(1) and 10.1(gg)) are repeated on each Funding Date and are repeated on each Interest Payment Date, with respect to the facts and circumstances then subsisting.

10.3        Reliance by Senior Finance Parties

Each Transaction Party acknowledges that each Senior Finance Party has entered into each Senior Finance Document to which it is a party in reliance on the representations and warranties given under this agreement.

11           Undertakings

11.1        Provision of information and reports

AusHoldco, AsiaHoldco and USHoldco must provide to the Senior Agent (with sufficient copies for the Financiers) (other than Retired Financiers)) the following:

(a)           Annual Financial Reports: as soon as practicable but no later than 90 days after the end of each Financial Year:

(1)           copies of the annual audited Financial Report of the Consolidated Group for that Financial Year (or, in the case of the Financial Year ending 30 April 2006, for the period from Financial Close to 30 April 2006);

(2)           prior to the US Repayment Date, copies of the annual audited Financial Report of the US Group for that Financial Year (or, in the case of the Financial Year ending 30 April 2006, for the period from Financial Close to 30 April 2006) (which is to be provided by USHoldco);

(3)           prior to the Permitted Asian Sale Completion Date, copies of the annual audited Financial Report of the Asian Group for that Financial Year (or, in the case of the Financial Year ending 30 April 2006, for the period from Financial Close to 30 April 2006) (which is to be provided by AsiaHoldco); and

(4)           unless both the Permitted Asian Completion Date and the US Repayment Date has occurred at that time, the audited Financial Report of the Core Australian Group for that Financial Year (or, in the case of the Financial Year ending 30 April 2006, for the period from Financial Close to 30 April 2006) (which is to be provided by AusHoldco), and, if applicable, adjusted Financial Reports prepared for the purpose of clause 1.5;

(b)           Trading Cycle reports: as soon as practicable but no later than 30 days after the end of each Trading Cycle, copies of:

(1)           the Consolidated Group’s consolidated management Financial Reports;

(2)           prior to the US Repayment Date, copies of the consolidated management Financial Reports of the US Group (which are to be provided by USHoldco);

(3)           prior to the Permitted Asian Sale Completion Date, copies of the consolidated management Financial Reports of the Asian Group (which are to be provided by AsiaHoldco); and

(4)           unless both the Permitted Asian Sale Completion Date and the US Repayment Date have occurred at that time, copies of the consolidated management Financial Reports of the Core Australian Group (which are to be provided by AusHoldco), in each case, in respect of that Trading Cycle and Financial Year to date (or, in the case of the Financial Year ending 30 April 2006, for the period from Financial Close to date) and in the form approved by the Senior Agent in writing prior to Financial Close, if any, or such other form as may be agreed by the Senior Agent from time to time;

(c)           Compliance Certificate:

(1)           together with the Financial Reports provided under clause 11.1(a) and together with the Financial Reports provided under clause 11.1(b) in respect of a period ending on a Calculation Date, a certificate signed by two certifiers of each Borrower (and, prior to the Permitted Asian Sale Completion Date, two certifiers of AsiaHoldco) (each of whom must either be a director of the

Borrower or AsiaHoldco, the CEO of the Borrower or AsiaHoldco or the CFO of the Borrower or AsiaHoldco, as applicable) which certifies:

(A)          the accuracy of the relevant Financial Reports;

(B)          whether or not:

(i)            the Financial Undertakings; and

(ii)           the Guarantee Criteria set out in clause 14.18(a);

for the relevant Calculation Period ending on the date up to which the Financial Reports were prepared have been met;

(C)          only in the case of a Compliance Certificate given together with the audited Financial Reports provided under clause 11.1(a) or with the Trading Cycle reports provided under clause 11.1(b) in respect of a period ending at the end of a Financial Year, the amount of Excess Cashflow for the relevant Financial Year (or, in the case of the Financial Year ending 30 April 2006, for the period from Financial Close to 30 April 2006) for each of:

(i)            the Australian Group; and

(ii)           at any time prior to the US Repayment Date, the US Group and the Australian Group; and

(D)          continuous perfection (described in a current Perfection Certificate) of all liens, security interests and Encumbrances of the Security Trustee as required by the US Security Documents,

and which contains reasonably detailed calculations in relation to the Financial Undertakings, Excess Cashflow calculations and the Guarantee Criteria;

(2)           at the time it provides the Financial Reports under clause 11.1(a) in respect of a Financial Year (or, in the case of the Financial Year ending 30 April 2006, for the period from Financial Close to 30 April 2006), a certificate from it auditors (who must be internationally recognised or otherwise acceptable to the Senior Agent) confirming:

(A)          the accuracy of the Compliance Certificate provided under clause 11.1(c)(1) in respect of that Financial Year (or, in the case of the Financial Year ending 30 April 2006, for the period from Financial Close to 30 April 2006); and

(B)          the calculations set out in each other Compliance Certificate provided since the previous Auditor’s Certificate provided under this clause 11.1(c)(2) (or since Financial Close in the case of the first auditors certificate) by reference to management Financial Reports for the relevant Calculation Period.

The auditors certificate will not be required to provide any confirmation as to the accuracy of the certifications required under clause 11.1(c)(1)(D) as to continuous perfection (described in a current Perfection Certificate) of all liens, security interests and Encumbrances of the Security Trustee as required by the US Security Documents;

(d)           Business Plan: not later than 30 days after the beginning of each Financial Year, a copy of the Business Plan for the Consolidated Group (with separate sections for the US Group and Australian Group prior to the US Repayment Date) (the initial Business Plan to be provided no later than 60 days prior to 31 March 2006;

(e)           directors’ certificate: at the Senior Agent’s reasonable request, a certificate signed by at least 2 directors of each Borrower and, prior to the Permitted Asian Sale Completion Date, AsiaHoldco stating:

(1)           if a Default has occurred; and

(2)           if so, full details of the relevant Default and the remedial action being taken or proposed;

(f)            Group Structure Diagram: an updated Group Structure Diagram on each occasion that the then current Group Structure Diagram becomes incorrect or misleading (including as a result of completion of any part of the Corporate Restructure);

(g)           documents issued:

(1)           copies of all documents issued by AusHoldco, USHoldco or AsiaHoldco to holders of its Marketable Securities or to any Entity that has provided a shareholder loan to it or to any stock exchange; and

(2)           copies of all documents issued by Transaction Parties to:

(A)          holders of its Marketable Securities (but only to the extent that those documents are issued to those holders in their capacity as shareholder or stockholder or holder of those Marketable Securities); or

(B)          any Entity that has provided a shareholder loan to it (but only to the extent those documents are provided to that Entity in its capacity as a providers of the relevant loan); or

(C)          any stock exchange,

in each case at the same time as their issue;

(h)           Insurance Report: if requested by the Senior Agent, as soon as practicable (and in any event within 20 Business Days of request) provide a report to the Senior Agent by an independent advisor acceptable to the Senior Agent on the current insurance policies of the Transaction Parties and their respective Subsidiaries and which confirms whether the Transaction Parties are meeting the requirements of clause 11.24. The Senior Agent may not make more than 1 request under this clause 11.1(h) in any Financial Year unless a Default subsists;

(i)            Know your customer: if:

(1)           the introduction of, or any change in, any law or regulation (including its interpretation or application) made after the date of this agreement;

(2)           any change in the status of a Transaction Party or the composition of the shareholders of a Transaction Party after the date of this deed; or

(3)           a proposed assignment, transfer or novation by a Financier of any of its rights or obligations in relation to the Senior Finance Documents to a party that is not already a Financier at the time of the assignment, transfer or novation, requires a Financier (or its assignee) to comply with “know your customer”, “know your client” or “client vetting” procedures and the necessary information is not already available to it, the relevant Transaction Party must promptly upon the request of the Senior Agent, supply, or procure the supply of, the documentation and other evidence reasonably requested by that Senior Agent on behalf of the Financier for it to satisfactorily carry out all necessary “know your customer”, “know your client” or “client vetting” procedures;

(j)            Key Manager: as soon as reasonably practicable, notice of any Key Manager ceasing to be employed in an executive role with a Transaction Party and the identity of any replacement of that Key Manager;

(k)           Leasehold Interest consent report: as soon as practicable but no later than 30 days after the end of each Trading Cycle a report setting out the details of the consents and confirmations obtained under clauses 11.9(e) and 11.9(g) since Financial Close;

(l)            Deferred Equity Contribution: promptly notify the Senior Agent of receipt of any Deferred Equity Contribution including details of the application of that equity contribution; and

(m)          other information: as soon as reasonably practicable following receipt of request (and in any event within 10 Business Days (or such longer period as the Senior Agent may agree in writing, acting reasonably) from receipt of request), any other information which the Senior Agent reasonably requests in relation to it or any of its assets, the Secured Property or the financial condition, business, property or affairs of itself, any Consolidated Group Member or any Subsidiary of it.

11.2        Proper accounts

Each Transaction Party must (and must ensure that each of its Subsidiaries (other than Dormant Subsidiaries) does):

(a)           keep accounting records which give a true and fair view of its financial condition and state of affairs;

(b)           ensure that the Financial Reports it provides under clause 11.1:

(1)           are denominated in Australian Dollars (other than any individual accounts of the US Group, which will be denominated in US Dollars, and any individual accounts of the Asian Group, which will be denominated in Singapore Dollars);

(2)           are prepared in accordance with the Accounting Standards and applicable law (it being acknowledged that, if required by Singapore law, any individual accounts of the Asian Group will be prepared in accordance with accounting principles and practices applying by law, or otherwise generally accepted accounting principles and financial reporting standards applicable in Singapore); and

(3)           include any directors and auditors’ reports and any notes attached to or intended to be read with any of them; and

(c)           comply with Accounting Standards (including to ensure that adequate reserves are made for contingent and other liabilities in accordance with applicable Accounting Standards).

11.3        Notices to the Senior Agent

Each Transaction Party must notify the Senior Agent as soon as it becomes aware of:

(a)           any Default occurring and full details of the event and any step taken or proposed to remedy it;

(b)           any material breach of, or material default under, any Material Document to which it is a party (whether by it or any other party to that Material Document) and full details of the non compliance and any steps taken by the Transaction Party or the other party to remedy it;

(c)           any intention by it to exercise any material right, power or remedy under any Material Document to which it is a party as a consequence of any default under it;

(d)           the termination in any Financial Year of more than 10% by number of:

(1)           any KFC Agreements;

(2)           any Leasehold Interests; or

(3)           prior to the US Repayment Date, any Sizzler Franchise Agreements,

not including for the purpose of calculating that 10% any termination of an agreement on the expiry of the term of the relevant agreement or a termination of an agreement at the election of the Transaction Party which is a party to that agreement where a replacement arrangement is entered into by it at or before the time of termination on substantially similar terms;

(e)           any litigation, arbitration, administration or other proceeding in respect of it or any Subsidiary of it or any of its assets or any assets of a Subsidiary of it being commenced or threatened which is either:

(1)           in respect of an amount excess of A$1,000,000 (or the equivalent amount in any other currency); or

(2)           if adversely determined, would have or be reasonably likely to have a Material Adverse Effect;

This clause 11.3(e) does not apply to any litigation specifically disclosed in the sections entitled “Litigation” in the Australian legal due diligence report prepared by Clayton Utz entitled “Legal Due Diligence Report Pacific Equity Partners: Project Frankfort Review of the Australian businesses of Worldwide Restaurant Concepts, Inc.” dated 21 April 2005 or the US legal due diligence report prepared by Ropes & Gray entitled “Pacific Equity Partners: Project Frankfort Review of Worldwide Restaurant Concepts, Inc.” dated 17 April 2005 or in the document entitled “Update of Litigation provided by Worldwide Restaurant Concepts, Inc.” provided to the Joint Lead Arrangers Australian Counsel prior to the date of this agreement (the Litigation Update) to the extent (but only to the extent) that the amount of claims made as part of that litigation does not exceed the amount of claims disclosed or estimated in the litigation sections of the relevant due diligence reports or in the Litigation Update (as applicable);

(f)            any Encumbrance (other than a Permitted Encumbrance) that exists over any of its assets or the assets of a Subsidiary of it;

(g)           any:

(1)           material notice, order or material correspondence with or from a Government Agency relating to its or a Subsidiary of its business or assets which has or is reasonably likely to have a Material Adverse Effect;

(2)           dispute between it or any of its Subsidiaries and a Government Agency which, if adversely decided, is reasonably likely to have a Material Adverse Effect; or

(3)           proposal by a Government Agency to acquire compulsorily all or any substantial part of its Secured Property or all or any other substantial part of its or its Subsidiaries assets or business;

(h)           all material notices and other material communications that it or its Subsidiaries gives or receives under any KFC Agreement (including any notice from KFC under clause 5.6 of the Franchisee Shareholder Deed);

(i)            the acquisition by it or any of its Subsidiaries of a Subsidiary and each change or proposed change in its shareholding or the shareholding of any Subsidiary of it;

(j)            the acquisition by it or any of its Subsidiaries of any interest in real property with a value in excess of A$10 million (or equivalent amounts in other currencies);

(k)           any change to the identity of its Authorised Officers for the purposes of this agreement or any other Senior Finance Document, giving specimen signatures of any new Authorised Officer appointed, and, where requested by the Senior Agent, evidence satisfactory to the Senior Agent of the authority of any Authorised Officer;

(l)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Transaction Parties and their Subsidiaries in an aggregate amount exceeding A$1,000,000 (or the equivalent amount in any other currency), a written notice specifying the nature thereof, what action the

Transaction Party, its Subsidiaries or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the US Internal Revenue Service, US Department of Labor, US Pension Benefit Guaranty Corporation or US Multiemployer Plan sponsor with respect thereto;

(m)          any material amendment or variation, or firm proposal to make a material amendment or variation, to a Material Document; or

(n)           any amendment or variation, or firm proposal to make an amendment or variation, to an Australian WC Facility Document.

11.4        Compliance

Each Transaction Party must:

(a)           comply with all its obligations under each Senior Finance Document to which it is a party; and

(b)           comply (and procure that its Subsidiaries comply) in all material respects with:

(1)           all applicable laws (including Environmental Laws), other than laws of a minor nature; and

(2)           all material requirements, orders, judgments, awards, decisions, findings or other determinations of any Governmental Agency (and promptly remedy any breach of any material condition under them and pay any applicable fines incurred as a result).

11.5        Maintenance of capital

A Transaction Party must not (and must ensure that each of its Subsidiaries (other than any Dormant Subsidiary) does not):

(a)           except as expressly contemplated in clause 2.1(aa), clause 2.6 or clause 14.18, pass a resolution under sections 254N or 260B of the Corporations Act (or equivalent or similar legislation in any other jurisdiction) or make or pass a resolution to make unpaid capital capable of being called up only in certain circumstances;

(b)           reduce or pass a resolution to reduce its capital other than to the extent such reduction of capital:

(1)           is to be funded from amounts which would otherwise be permitted to be paid as distributions under clause 11.21(a)(6)(C); or

(2)           is made with the Senior Agent’s prior written consent;

(c)           buy-back or pass a resolution to buy-back, any of its shares other than to the extent that such buy-back:

(1)           is to be funded from amounts which would otherwise be permitted to be paid as distributions under clause 11.21(a)(6)(C); or

(2)           is made with the Senior Agent’s prior written consent;

(d)           acquire any shares or stock in itself except to the extent such acquisition is permitted by law and:

(1)           is to be funded from amounts which would otherwise be permitted to be paid as distributions under clause 11.21(a)(6)(C); or

(2)           is made with the Senior Agent’s prior written consent; or

(e)           attempt or take any steps to do anything which it is not permitted to do under clauses 11.5(a), (b), (c) or (d).

11.6        Corporate existence

(a)           Subject to clause 11.6(b), each Transaction Party must do everything (and must ensure that each of its Subsidiaries (other than any Dormant Subsidiary) does everything) necessary to preserve its corporate existence in good standing, including:

(1)           not transferring its jurisdiction of registration;

(2)           not consenting to or taking any steps for the purposes of entering into or effecting any scheme of arrangement or merger or consolidation with any other person or persons; and

(3)           not consenting to or taking any steps for the purpose of entering into or effecting any other scheme under which it or any of it ceases to exist or under which all or substantially all of its assets or liabilities are vested in or assumed by any other person.

(b)           Nothing in this clause prohibits the solvent liquidation or solvent winding up of a Dormant Subsidiary or subject to clause 11.10(b), Asian Group Member other than AsiaHoldco converting to a limited liability company.

11.7        Compliance with Authorisations

Each Transaction Party must (and must ensure that each of its Subsidiaries (other than any Dormant Subsidiary) does):

(a)           obtain and maintain and comply with all material conditions under (and must promptly remedy any material breaches and pay all relevant fines in respect of) all Authorisations required:

(1)           for the execution, delivery and performance by it of the Transaction Documents to which it is a party and the transactions contemplated by those documents;

(2)           the validity and enforceability against it of each Transaction Document to which it is a party, or to enable it to perform its obligations under each Transaction Document to which it is a party; or

(3)           in relation to it or any of its assets (including under Environmental Law) where failure to do so would or would be reasonably likely to affect its ability to properly carry out its business as currently conducted or contemplated in any material respect; and

(b)           not do anything which would prevent the renewal of any Authorisation referred to in clause 11.7(a).

11.8        Payment of Taxes and outgoings

(a)           Each Transaction Party must (and must ensure that each of its Subsidiaries does):

(1)           pay all Taxes when due or within any applicable grace period (other than Contested Taxes where failure to pay the Contested Tax will not have or be reasonably likely to have a Material Adverse Effect or Taxes of a minor or immaterial nature or amount); and

(2)           must withhold all Taxes required to be withheld by it (other than Contested Taxes where failure to do so will not have or be reasonably likely to have Material Adverse Effect or Taxes of a minor or immaterial nature or amount).

(b)           Each Transaction Party must (and must ensure that each of its Subsidiaries does) pay all Contested Taxes when the terms of any final determination or settlement require those Contested Taxes to be paid.

11.9        Material Documents and Other Material Contracts

(a)           A Transaction Party must not (and must ensure that each of its Subsidiaries does not):

(1)           amend or vary in any material respect, or agree to a material amendment or variation of, any Material Document to which it is expressed to be a party. For the avoidance of doubt, but subject always to clause 11.9(h)(2), nothing in this clause 11.9(a) prohibits the renewal or extension of a KFC Agreement which is a franchise agreement at the end of its term on terms equivalent, or substantially similar, to the terms of the standard form of agreement used by KFC for the grant of franchises in Australia at the time of the renewal;

(2)           terminate, rescind or discharge (except by performance) any Material Document to which it is a party, except that a Core Australian Group Member will be permitted to voluntarily terminate, rescind or discharge a KFC Agreement to which it is a party provided that:

(A)          where the KFC Agreement is a franchise agreement, the EBITDA of the Core Australian Group for the immediately preceding Financial Year referable to:

(i)            the KFC outlet to which that franchise agreement relates; and

(ii)           any other KFC outlets for which franchise agreements have been terminated, rescinded or discharged in accordance with this clause 11.9(a)(2)(A) in the then current Financial Year,

does not exceed 5% of the EBITDA of the Core Australian Group referable to all KFC outlets operated under all KFC Agreements which are franchise agreements for the immediately preceding Financial Year; and

(B)          such termination, rescission or discharge does not give rise to a default or breach of or a right for KFC to terminate any other KFC Agreement (not including a default or breach of any other KFC Agreement which is a franchise agreement and which could otherwise be voluntarily terminated, rescinded or discharged at that time in a manner which would be permitted under clause 11.9(a)(2)(A) at that time);

(3)           grant any waiver, time or indulgence in respect of any material obligation under:

(A)          any Material Document to which it is a party (other than a KFC Agreement); or

(B)          a KFC Agreement, where the grant of that waiver, time or indulgence would have, or would be reasonably likely to have, a Material Adverse Effect or would or would be reasonably like to give rise to an entitlement for KFC to terminate, rescind or avoid all or substantially all the franchise agreements between Core Australian Group Members and KFC (or any of its Affiliates) then in place;

(4)           do or omit to do anything which may adversely affect any material provisions, or the operation, in any material respect, of:

(A)          any Material Document to which it is a party (other than a KFC Agreement); or

(B)          a KFC Agreement, where doing that thing or omitting to do that thing would have, or would be reasonably likely to have, a Material Adverse Effect or would or would be reasonably like to give rise to an entitlement for KFC to terminate, rescind or avoid all or substantially all the franchise agreements between Core Australian Group Members and KFC (or any of its Affiliates) then in place;

(5)           do or omit to do anything which would give any other person legal or equitable grounds to do anything in clause 11.9(a)(1)-(4) in respect of:

(A)          any Material Document to which it is a party (other than a KFC Agreement);

(B)          a KFC Agreement, where doing that thing or omitting to do that thing would have, or would be reasonably likely to have, a Material Adverse Effect or would or would be reasonably like to give rise to an entitlement for KFC to terminate, rescind or avoid all or substantially all the franchise agreements between Core Australian Group Members and KFC (or any of its Affiliates) then in place.

(b)           Each Transaction Party must (and must ensure that each of its Subsidiaries does) enforce its rights, powers and remedies under each Material Document to which it is a party prudently and promptly rectify any material breach or non compliance by it under any Material Document.

(c)           Each Transaction Party must ensure that all new Material Documents (including novations or assignments of such Material Documents) other than KFC Agreements and that all new Other Material Contracts entered into by it after the date of this agreement (other than any Existing Other Material Contract) contain an acknowledgment that the relevant Transaction Party’s rights under that contract have been charged or secured in favour of the Security Trustee in its capacity as trustee of the “Frankfort Security Trust” and that the counterparty to that contract may not terminate the Material Contract or Other Material Contract solely as a result of any enforcement of that charge or security and must give the Security Trustee an opportunity to remedy any default giving rise to the right to terminate the relevant Material Document or Other Material Contract.

(d)           Each Transaction Party which is party to an Existing Other Material Contract must use its best endeavours to obtain from the counterparties to that Existing Other Material Contract an acknowledgment, and if required under the terms of the Existing Other Material Contract, consent from that counterparty, that the relevant Transaction Party’s rights under the Existing Other Material Contract have been charged or secured in favour of the Security Trustee in its capacity as trustee of the “Frankfort Security Trust” and that the counterparty may not terminate the Existing Other Material Contract solely as a result of any enforcement of that charge or security and must give the Security Trustee a reasonable opportunity to remedy any default giving rise to a right to terminate the Existing Other Material Contract before being entitled to terminate that Existing Other Material Contract as a result.

(e)           Each Transaction Party which holds a Leasehold Interest must use its best endeavours to obtain from the lessor of the Leasehold Interest:

(1)           in the case of:

(A)          Leasehold Interests of Australian Group Members, an acknowledgment, and if required under the terms of the Leasehold Interest, consent from that lessor, that the relevant Transaction Party’s rights under the Leasehold Interest have been mortgaged, charged or secured in favour of the Security Trustee in its capacity as trustee of the “Frankfort Security Trust” and that the landlord may not terminate the Leasehold Interest solely as a result of any enforcement of that mortgage, charge or security and must give the Security Trustee a reasonable opportunity to remedy any default giving rise to a right to terminate the Leasehold Interest before being entitled to terminate that Leasehold Interest as a result, either in the form the Standard Existing Westpac Leasehold Consent (with appropriate amendments to the parties and details of the relevant Leasehold Interest) or such other form as the Senior Agent (acting on the instructions of the Majority Financiers) and the Australian Borrower may agree from time to time; and

(B)          Leasehold Interests of US Group Members, a consent in the form agreed with the Senior Agent prior to Financial Close in respect of the Leasehold Interests of US Group Members in the following locations in the USA:

(i)            4Th & Vermont;

(ii)           San Jose;

(iii)          Los Feliz;

(iv)          Pico Rivera;

(v)           Inglewood;

(vi)          Colma;

(vii)         Concord;

(viii)        Michael’s Plazza, Magnolia Drive, Riverside, California;

(ix)           Van Nuys;

(x)            Northridge;

(xi)           Indio;

(xii)          Hayward;

(xiii)         Santa Clara;

(xiv)        Airport & Manchester;

(xv)         Torrance,

and in respect of any new Leasehold Interest entered into by a US Group Member after Financial Close; and

(2)           in the case of all Leasehold Interests, the consent of the relevant landlord to any change of control resulting from the Merger or the Corporate Restructure to the extent that consent is required under the term of the relevant Leasehold Interest, in relation to each such Leasehold Interest as soon as possible after the date of this agreement or the grant of the relevant Leasehold Interest (whichever is later).

(f)            Nothing in clause 11.9(d) will require a Transaction Party to:

(1)           continue to attempt to obtain the acknowledgments and consents referred to in clause 11.9(e)(1) and (e)(2) where the Transaction Party has already used its best endeavours to obtain those consents and acknowledgments, if and for so long as, in the Transaction Party’s reasonable opinion, there is no reasonable prospect that the lessor will give the acknowledgments or consents and there has been no change in circumstances which would make it more likely that the lessor may give those consents or acknowledgments; or

(2)           pay any material fee or other amount to the relevant landlord to obtain the consents or acknowledgments referred to in clause 11.9(e)(1) and (e)(2) (although the Transaction Party must pay, to the extent requested by the landlord as a condition to its consent or acknowledgment, the landlord’s reasonable costs and expenses (including legal costs) in connection with the consent or acknowledgment).

(g)           The parties acknowledge and agree that if a landlord has given an Existing Westpac Leasehold Consent in relation to a Leasehold Interest in the form of the Standard Existing Westpac Leasehold Consent (for the avoidance of doubt, with appropriate amendments to the parties and details of the relevant Leasehold Interest) and the original of such Existing Westpac Leasehold Consent is held by the Security Trustee at Financial Close, the requirements of clause 11.9(e)(1)(A) will be taken to be satisfied in relation to that Leasehold Interest provided that the landlord confirms in writing to the Security Trustee that:

(1)           the Existing Westpac Leasehold Consent continues in full force and effect despite any change in the lessee of that Leasehold Interest from the time that Existing Westpac Leasehold Consent was originally given (if there has been a change to the identity of the lessee of the Leasehold Interest from the time that Existing Westpac Leasehold Consent was originally given and unless such confirmation has already been given by the landlord to Westpac Banking Corporation in writing);

(2)           each Security which affects that Leasehold Interest (or any Security which would affect that Leasehold Interest if the consent of the landlord under the Leasehold Interest were obtained in relation to that Security affecting the Leasehold Interest) is a “Security” under and for the purposes of that Existing Westpac Leasehold Consent (and accordingly that the landlord consents to the existence of each such Security to the extent it affects that Leasehold Interest);

(3)           that the consents and covenants contained in that Existing Westpac Leasehold Consent extend to Westpac Banking Corporation in its capacity as trustee of the Security Trust (and so that each reference in the Existing Westpac Leasehold Consent to the “Bank” is a reference to the Security Trustee in that capacity); and

(4)           it acknowledges that such Existing Westpac Leasehold Consent relates to the provision of financial accommodation to various parties under the Senior Finance Documents and the Mezzanine Finance Documents.

(h)           A Transaction Party must not:

(1)           enter into any new arrangement, agreement or contract with KFC or any Related Body Corporate of KFC (whether alone or together with any other person) other than:

(A)          a franchise agreement in relation to a KFC outlet (present of future);

(B)          any other agreement which does not relate to any Land or Leasehold Interest and which, in the opinion of the Transaction Party (acting reasonably and in good faith) could not be expected to be adverse (when considered as a whole with other arrangements or contracts of the

Transaction Parties) to the position of the Senior Finance Parties; or

(C)          any other agreement entered into with the consent of the Senior Agent, which consent may not be unreasonably withheld or delayed; or

(2)           enter into any arrangement, agreement or contract with KFC or any Related Body Corporate of KFC (whether alone or together with any other person) in relation to or in connection with any present or future Land or Leasehold Interest (including any arrangements under which KFC may have access to or rights in relation to, that Land or Leasehold Interest) without the prior written consent of the Senior Agent (which consent the Senior Agent may, despite clause 11.9(h)(1)(C), withhold or delay in its absolute discretion).

(i)            For the purposes of this clause 11.9 only, a reference in this clause 11.9 to a “Material Document” does not include any “Mezzanine Finance Document”.

11.10      Amendments to constitution

(a)           A Transaction Party must not (and must ensure that any of its Subsidiaries (other than any Dormant Subsidiary) does not) amend its constitution or any other constituent document of it or shareholders’ agreement relating to it, or the terms of issue of any redeemable preference shares in it, or allow them to be amended:

(1)           in the case of a constitution of an Australian Transaction Party to remove or qualify or affect the operation in any way of:

(A)          a provision of the type referred to in section 187 of the Corporations Act; or

(B)          a provision which provides that the directors may not refuse to register a share transfer effected by a holder of an Encumbrance on enforcement of an Encumbrance over those shares; or

(2)           in any other way which would, or would be reasonably likely to, be prejudicial to the position of any Senior Finance Party.

(b)           Sizzler International Marks, Inc. and Sizzler Asia Holdings, Inc. may be converted into Delaware limited liability companies, and Sizzler New Zealand Limited, Sizzler South East Asia, Inc. and Sizzler Restaurant Services, Inc. may be converted into Nevada limited liability companies if, and only if:

(1)           the Senior Agent is given 5 Business Days notice of the conversion;

(2)           the documentation for the conversion and the organisational and operating documentation for the Entities the subject of the conversion are in a form and substance reasonably satisfactory to the Senior Agent; and

(3)           the Entity the subject of the conversion executes and delivers or causes to be executed and delivered such agreements, instruments,

legal opinions, certificates and other documents relating to the conversion and limited liability company as the Senior Agent reasonably requests.

11.11      Negative pledge

(a)           A Transaction Party must not (and must ensure that any of its Subsidiaries does not) create or allow to exist or agree to any Encumbrance over any of its assets (present or future) other than a Permitted Encumbrance.

(b)           A Transaction Party must not (and must ensure that any of its Subsidiaries does not) acquire an asset which is, or upon its acquisition will be, subject to an Encumbrance which is not a Permitted Encumbrance.

(c)           A Transaction Party must not (and must ensure that any of its Subsidiaries does not) allow any other person to have a right or power to receive or claim any rents, profits or receivables (whether capital or income) in respect of any of its assets other than under a Security.

(d)           A Transaction Party must not (and must ensure that any of its Subsidiaries does not):

(1)           deposit or lend money on terms that it will not be repaid until its or another person’s obligations or indebtedness are performed or discharged; or

(2)           deposit or lend money to a person to whom it is, or is likely to become actually or contingently indebted (other than deposits expressly contemplated under paragraph (f) of the definition of “Permitted Financial Accommodation” in clause 1.1); or

(3)           enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts in circumstances where the arrangement is in connection with:

(A)          the raising of Financial Indebtedness; or

(B)          the acquisition of an asset.

Nothing in this clause 11.11(d) or any other provision of this agreement prohibits WRC maintaining the UBOC Secured Account, or the existence of the UBOC Security Agreement in respect of the UBOC Secured Account, provided that the UBOC Security Agreement solely secures amounts in respect of the UBOC Letter of Credit and that the UBOC Letter of Credit constitutes Permitted Financial Indebtedness under paragraph (i) of the definition of that term in clause 1.1.

(e)           A Transaction Party must not (and must ensure that any of its Subsidiaries does not) enter into any arrangement which, if complied with, would prevent any Transaction Party from complying with its obligations under the Senior Finance Documents.

(f)            The parties acknowledge and agree that each Consolidated Group Member identified in column 1 below may maintain the bank accounts set out beside its name in the table below during the 30 day period commencing on Financial Close provided that the aggregate balance in all such accounts of all Consolidated Group Members does not at any time during that period exceed US$200,000 and provided that within 30 days of Financial Close such accounts are either closed or an Account Bank Deed is entered into in respect of them on terms satisfactory to the Senior Agent (acting on the instructions of the Majority Financiers):

Consolidated Group Member	Bank	Account No
Sizzler USA Restaurants, Inc.	Wells Fargo Bank	4801-913534
Sizzler USA Restaurants, Inc.	Bank of America	9429142117
Sizzler USA Franchise, Inc.	Wells Fargo Bank	4801-913583
Sizzler USA Restaurants, Inc.	Bank One	968447
Sizzler USA Restaurants, Inc.	Wells Fargo Bank	4758-374102

11.12      Disposal of assets

(a)           A Transaction Party must not (and must ensure that its Subsidiaries do not) Dispose of any part of its assets, property or undertaking (either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily) other than a Permitted Disposal. Nothing in this clause prohibits the creation or existence of a Encumbrance which is a Permitted Encumbrance.

(b)           A US Sale will be a “Permitted Disposal” and a “Permitted US Sale” if and only if the following conditions are satisfied in connection with that US Sale:

(1)           the US Borrower provides the Senior Agent with at least 10 Business Days notice of the proposed US Sale;

(2)           no Default subsists at any time from notice of the proposed US Sale under clause 11.12(b)(1) until the date of completion of that US Sale and no Default would occur or would be reasonably likely to occur as a result of the proposed US Sale;

(3)           the net proceeds of the US Sale are used (and will be sufficient) to:

(A)          repay the USD Facilities, all Secured Money in connection with the USD Facilities and all Funding Portions provided to the US Borrower under Facility E and any Secured Moneys incurred in connection with those Funding Portions (including accrued interest on the amounts prepaid, Break Costs payable in connection with the prepayment and costs and expenses which are required to be reimbursed or paid in accordance with the Senior Finance Documents incurred by the Senior Finance Parties in connection with the proposed US Sale);

(B)          to pay any close out amount and related costs and expenses in connection with the termination of each Hedge Agreement which relates to the USD Facilities (including any Hedge Agreement with the US Borrower); and

(C)          to meet any liability of any US Group Member under this agreement accrued but unpaid as at the date of completion the proposed US Sale;

(4)           the Commitments under the USD Facilities are permanently reduced to zero at the time of completion of that US Sale and all Hedge Agreements in relation to the USD Facilities and Hedge Agreements with the US Borrower are terminated at no cost to the Australian Group;

(5)           each Current LC is discharged in full and all amounts outstanding under or in connection with that Current LC are repaid in full at or at no cost to the Australian Group contemporaneously with the time of completion of that US Sale;

(6)           the Continuing SERP Guarantees are released in full on or prior to completion of the proposed US Sale at no cost to the Australian Group (so that no Australian Group Member will have any continuing liability under or in relation to those Continuing SERP Guarantees) and prior to completion of the proposed US Sale, WRC has reimbursed CFI or CRQ in cash for any amounts paid by them under any Continuing SERP Guarantee from the date of Financial Close until the date of its release from liability under the Continuing SERP Guarantees as contemplated in this clause;

(7)           WRC is owned by another US Group Member (and not by any Australian Group Member) at the time of the proposed US Sale;

(8)           without double counting amounts repaid or prepaid under clause 11.12(b)(3)(A), all amounts owing under or in connection with the Subordinated Intercompany Loan Agreement are repaid in full and the Subordinated Intercompany Loan Agreement is terminated and provided in the case of repayments required by the Australian Borrower, that such repayments at that time are sourced only from either:

(A)          additional equity contributed to the Australian Group for that purpose not contemplated in the Funds Flow Statement and not being any equity contribution or subscription for shares contemplated in clause 5.6 of the Franchisee Shareholder Deed; or

(B)          Excess Cashflow of the Australian Group for a Financial Year which is not required to be applied in prepayment of the AUD Facilities under clause 8.4 and that has not otherwise been applied to make payments contemplated in clause 11.21(a)(6) or to meet Capital Expenditure as contemplated in paragraph (c) of the definition of “Net Capital Expenditure” where the prepayments required under clause 8.4 in respect of the Financial Year to which that Excess Cashflow relates have been made at that time;

(9)           2 directors of each of the Australian Borrower and the US Borrower certify in writing to the Senior Agent at the time of completion of the proposed US Sale that (and the Senior Agent is otherwise satisfied that):

(A)          clause 11.12(b)(2) is satisfied;

(B)          the Continuing SERP Guarantees have been released in full at no cost to the Australian Group and WRC has reimbursed CFI or CRQ in cash for any amounts paid by them under any Continuing SERP Guarantee from the date of Financial Close until the date of its release from liability under the Continuing SERP Guarantees;

(C)          clause 11.19 has been complied with in all respects between Financial Close and the date of completion of the proposed US Sale in relation to transactions between Australian Group Members and US Group Members (except as previously approved in writing by the Senior Agent); and

(D)          none of the WRC Head Office Costs or other costs relating to the US Group are or will be costs of the Australian Group;

(E)           there has been no transfer of value (excluding for the avoidance of doubt any transfer for arms length cash consideration expressly permitted under this agreement) from the Australian Group to the US Group since Financial Close (excluding any transfer expressly contemplated as part of the Corporate Restructure, any transfer of the shares in WRC from the Australian Borrower to a US Group Member and any transfer of value which will be taken to have occurred as a consequence of the repayment of the Subordinated Intercompany Loan Agreement as contemplated in clause 11.12(b)(8) and any transfer of value which will be taken to have occurred as a result of any payment by CFI or CRQ under any Continuing SERP Guarantee provided that CFI or CRQ has been reimbursed in cash for that payment as contemplated in clause 11.12(b)(9)(B));

(F)           after consideration of all information and projections available to the Australian Borrower and the US Borrower and including taking into consideration the effect of the proposed US Sale on the earnings and debt levels of the Consolidated Group, that completion of the proposed US Sale would not result in or be reasonably likely to result in (now or in the future) a breach any Financial Undertaking;

(10)         if the proposed US Sale is to be completed prior to the first anniversary of Financial Close, the Australian Borrower and the Senior Agent have agreed revised “caps” for the adjustments to be made to EBITDA in relation to Acquisition Costs and Restructuring Costs for the purposes of paragraph (j) of the definition of EBITDA. The Australian Borrower and the Senior Agent (acting the instructions of the Majority Financiers) agree to negotiate in good faith such amounts having regard to the fact that the US Group will no longer form part of the Consolidated Group and that the Acquisition Costs and Restructuring Costs referred to in the Funds Flow Statement which are referable to the US Group will not be incurred by the Consolidated Group following completion of the Permitted US Sale;

(11)         if the proposed US Sale is to be completed:

(A)          on or before 23 July 2006, the Australian Borrower and the Senior Agent have agreed revised amounts for the purposes of the tables set out in clauses 11.36(d) and 11.36(e); or

(B)          after 23 July 2006 but before 30 April 2007, the Australian Borrower and the Senior Agent have agreed revised amounts for the purposes of the table set out in clause 11.36(e).

The Borrowers and the Senior Agent (acting the instructions of the Majority Financiers) agree to negotiate in good faith the revisions to those amounts which they determine are necessary having regard to the fact that the US Group will no longer form part of the Consolidated Group after completion of the Permitted US Sale; and

(12)         the Corporate Restructure has been completed;

(13)         all payments or reimbursements required to be made by US Group Members under clause 11.30(e) at that time have been made and if required by the Senior Agent, acting reasonably, indemnification arrangements have been put in place on terms satisfactory to the Senior Agent in respect of any residual liability that any Australian Group Member may have in connection with the Tax liabilities of a US Group Member as a result of the Existing US Tax Consolidation (with the identity of the provider of the indemnity to be satisfactory to the Senior Agent);

(14)         no Insurance Policy of an Australian Group Member in place at that time is part of an umbrella insurance arrangement with any US Group Member; and

(15)         the Senior Agent has no reason to believe (acting reasonably and in good faith) that any person, including a Transaction Party, liquidator, provisional liquidator, administrator, official manager, trustee in bankruptcy, receiver, receiver and manager, other controller (as defined in the Corporations Act) or similar official, is reasonably likely to exercise a right to recoup or claim repayment of any part of any amount paid, repaid or satisfied under this clause 11.12(c), whether under the laws of preferences, fraudulent dispositions or otherwise.

A “Permitted US Refinancing” will be taken to have occurred if, and only if, each of the conditions set out in this clause 11.12(b)(1) to (15)

(inclusive) are satisfied but as if each reference to a “US Sale” were a reference to the proposed Permitted US Refinancing and each reference to the proceeds of the US Sale were a reference to the Financial Indebtedness to be incurred by US Group Members to effect the refinancing of the USD Facilities and Funding Portions provided to the US Borrower under Facility E and to pay any close out amounts and related costs and expenses in connection with the termination of each Hedge Agreement which relates to the USD Facilities (including any Hedge Agreement with the US Borrower) and to meet any liability of any US Group Member under this agreement accrued but unpaid as at the date of completion of the proposed US Refinancing.

(c)           An Asian Sale will be a “Permitted Disposal” and a “Permitted Asian Sale” if and only if the following conditions are satisfied in connection with that Asian Sale:

(1)           the Australian Borrower provides the Senior Agent with at least 10 Business Days notice of the proposed Asian Sale;

(2)           no Default subsists at any time from notice of the proposed Asian Sale under clause 11.12(c)(1) until the date of completion of that Asian Sale and no Default would occur or would be reasonably likely to occur as a result of the proposed Asian Sale;

(3)           the net proceeds of the Asian Sale are to be used (and will be sufficient) to:

(A)          make the mandatory prepayment of the AUD Facilities required under clause 8.10(b) and to meet all other associated interest payments, costs and expenses (including accrued interest on the amount prepaid, Break Costs payable in connection with the prepayment and costs and expenses incurred by the Senior Finance Parties in connection with the proposed Asian Sale which are required to be reimbursed or paid in accordance with the Senior Finance Documents);

(B)          without double counting amounts paid or repaid under clause 11.12(c)(3)(A), repay in full all amounts invested or contributed by Core Australian Group Members in or to any Asian Group Member between Financial Close and the date of the proposed Asian Sale (whether by way management or other fee, interest, loan or other financial accommodation, investment or capital or equity contribution or advance or otherwise) including to repay in full all outstanding amounts owed by SIM under the SIM Long Term Loan Agreement (including capitalised interest) and to ensure that the SIM Long Term Loan Agreement is cancelled. The amount required to be repaid in respect of any investment or contribution will be the amount actually invested or contributed and not the then current value of that investment; and

(C)          to meet any liability of any Asian Group Member under this agreement accrued but unpaid as at the date of completion the proposed Asian Sale,

(4)           all amounts owing by Core Australian Group Members under or in connection with the Asian Group Subordinated Intercompany Loan Agreement are:

(A)          either repaid in full from additional equity contributed to the Core Australian Group for that purpose not contemplated in the Funds Flow Statement and not being any equity contribution or subscription for shares contemplated in clause 5.6 of the Franchisee Shareholder Deed or from such other source as the Senior Agent (acting on the instructions of the Majority Financiers) may agree (such agreement not to be unreasonably withheld); or

(B)          forgiven (at no cost to the Core Australian Group) so that the Core Australian Group Members have no further liability in connection with the Asian Group Subordinated Intercompany Loan Agreement,

and the Asian Group Subordinated Intercompany Loan Agreement is terminated;

(5)           2 directors of each of the Australian Borrower and AsiaHoldco certify in writing to the Senior Agent at the time of completion of the proposed Asian Sale that (and the Senior Agent is otherwise satisfied that):

(A)          clause 11.12(c)(2) is satisfied;

(B)          clause 11.19 has been complied with in all respects between Financial Close and the date of completion of the proposed Asian Sale in relation to transactions between Core Australian Group Members and Asian Group Members (except as previously approved in writing by the Senior Agent); and

(C)          there has been no transfer of value (excluding, for the avoidance of doubt, any transfer for arms length cash consideration expressly permitted under this agreement) from any Core Australian Group Member to an Asian Group Member since Financial Close (excluding any transfer expressly contemplated as part of the Corporate Restructure or any transfer in connection with the repayment of the Asian Group Subordinated Intercompany Loan Agreement or the SIM Long Term Loan Agreement required as part of the Permitted Asian Sale under this clause 11.12(c)); and

(D)          after consideration of all information and projections available to the Australian Borrower and including taking into consideration the effect of the proposed Asian Sale on the earnings and debt levels of the Consolidated Group, that completion of the proposed Asian Sale would not result in or be reasonably likely to result in (now or in the future) a breach any Financial Undertaking;

(6)           if the proposed Asian Sale is to be completed prior to the first anniversary of Financial Close, the Borrowers and the Senior Agent have agreed revised “caps” for the adjustments to be made to EBITDA in relation to Acquisition Costs and Restructuring Costs for the purposes of paragraph (j) of the definition of EBITDA. The Borrowers and the Senior Agent (acting the instructions of the Majority Financiers) agree to negotiate in good faith such amounts having regards to the fact that the Asian Group will no longer form part of the Consolidated Group and that the Acquisition Costs and Restructuring Costs referred to in the Funds Flow Statement which are referable to the Asian Group will not be incurred by the Consolidated Group after completion of the proposed Asian Sale;

(7)           if the proposed Asian Sale is to be completed:

(A)          on or before 23 July 2006, the Borrowers and the Senior Agent have agreed revised amounts for the purposes of the tables set out in clauses 11.36(d) and 11.36(e); or

(B)          after 23 July 2006 but before 30 April 2007, the Borrowers and the Senior Agent have agreed revised amounts for the purposes of the table set out in clause 11.36(e).

The Borrowers and the Senior Agent (acting on the instructions of the Majority Financiers) agree to negotiate in good faith the revisions to those amounts which they determine are necessary having regard to the fact that the Asian Group will no longer form part of the Consolidated Group after completion of the Permitted Asian Sale;

(8)           the Corporate Restructure has been completed;

(9)           all payments or reimbursements required to be made by Asian Group Member under clause 11.30(e) at that time have been made and if required by the Senior Agent, acting reasonably, indemnification arrangements have been put in place on terms satisfactory to the Senior Agent in respect of any residual liability that any Core Australian Group Member or, if the US Repayment Date has not occurred, US Group Member may have in connection with the Tax liabilities of an Asian Group Member as a result of the Existing US Tax Consolidation (with the identity of the provider of the indemnity to be satisfactory to the Senior Agent);

(10)         no Insurance Policy of a Core Australian Group Member or, if the US Repayment Date has not occurred at that time, US Group Member, in place at that time is part of an umbrella liability arrangement with any Asian Group Member; and

(11)         the Senior Agent has no reason to believe (acting reasonably and in good faith) that any person, including a Transaction Party, liquidator, provisional liquidator, administrator, official manager, trustee in bankruptcy, receiver, receiver and manager, other controller (as defined in the Corporations Act) or similar official, is reasonably likely to exercise a right to recoup or claim repayment of any part of the amount paid or satisfied as contemplated in this clause 11.12(c), whether under the laws of preferences, fraudulent dispositions or otherwise;

(d)           The Security Trustee must (without being required to obtain the instructions from the Senior Agent or any “Beneficiary” under and as defined in the Security Trust Deed) release from any Security any assets, property or undertaking the subject of a Permitted Disposal:

(1)           upon reasonable notice from the disposing entity; and

(2)           provided that such reasonable notice is given, simultaneously with receipt by the Disposing entity of the proceeds of sale of the assets, property or undertaking being Disposed.

(e)           Where a Subsidiary of a Transaction Party issues Marketable Securities and either:

(1)           its holding company; or

(2)           in the case of an issue of Marketable Securities by:

(A)          a Core Australian Group Member (other than AusHoldco), another Core Australian Group Member which is a Security Provider;

(B)          a US Group Member (other than USHoldco), another US Group Member which is a Security Provider; or

(C)          an Asian Group Member (other than AsiaHoldco), another Asian Group Member which is a Security Provider,

does not acquire all the Marketable Securities the holding company will be taken to have Disposed of the Marketable Securities, it or any other person referred to in clause 11.12(e)(2), does not acquire.

11.13      Acquisition of Assets and investments

A Transaction Party must not (and must ensure that its Subsidiaries do not) make, or agree to make, any acquisition or investment in assets (including any investment in any joint venture, partnership or subsidiary whether by way of equity investment or provision of financial accommodation or otherwise) which is not in the ordinary course of its ordinary business other than:

(a)           any acquisition or investment as part of any Permitted Capital Expenditure of that Transaction Party;

(b)           any acquisition or investment as part of the Merger or the Corporate Restructure or, in the case of a US Group Member, an acquisition of stock in WRC;

(c)           the acquisition of or investment in cash or Cash Equivalents;

(d)           in the case of:

(1)           a Core Australian Group Member, any acquisition from or investment in another Core Australian Group Member or acquisition of shares or other Marketable Securities in a Core Australian Group Member (other than an acquisition by a Core

Australian Group Member which is not a Security Provider from a Core Australian Group Member which is a Security Provider or the acquisition of shares or other Marketable Securities, or investment, by a Core Australian Group Member which is a Security Provider, in a Core Australian Group Member which is not a Security Provider);

(2)           an Asian Group Member, any acquisition from or investment in another Asian Group Member or acquisition of shares or other Marketable Securities in an Asian Group Member (other than an acquisition by an Asian Group Member which is not a Security Provider from an Asian Group Member which is a Security Provider or the acquisition of shares or other Marketable Securities, or investment, by an Asian Group Member which is a Security Provider, in an Asian Group Member which is not a Security Provider);

(3)           a US Group Member, any acquisition from or investment in another US Group Member (other than an acquisition by a US Group Member which is not a Security Provider from an US Group Member which is a Security Provider or the acquisition of shares or other Marketable Securities or investment by a US Group Member which is a Security Provider in a US Group Member which is not a Security Provider);

(e)           any other acquisition or investment in assets (including any investment in any joint venture, partnership or subsidiary) on terms which are no less favourable to it than arm’s length terms and made for valuable commercial consideration which, when aggregated with:

(1)           all of its other acquisitions or investments in assets which are not in the ordinary course of its ordinary business or otherwise permitted under this clause 11.13; and

(2)           all of the other acquisitions or investments in assets of all other Transaction Parties and Subsidiaries of Transaction Parties which are not in the ordinary course of their respective ordinary businesses or otherwise permitted under this clause 11.13, does not exceed A$10,000,000 (or the equivalent amount in any other currency) from the date of this agreement to the date the Secured Moneys are fully and finally repaid in full and all Commitments under all Facilities cancelled in full.

11.14      Financial Indebtedness

(a)           A Transaction Party must not (and must ensure that each of its Subsidiaries does not) incur any Financial Indebtedness other than Permitted Financial Indebtedness.

(b)           The Australian Borrower must ensure that between Financial Close and the date the conditions subsequent in clause 2.6 are satisfied that the only amounts or obligations owing by Target Companies to Westpac Banking Corporation (in any capacity and either actually or contingently) relate to the Existing Bank Guarantees and any Existing Finance Lease with Westpac Banking Corporation.

11.15      No change to business

(a)           A Transaction Party must not (and must ensure that each of its Subsidiaries does not) engage in any business other than, or do anything which would result in substantial changes to, its core businesses and operations as at Financial Close and the date of completion of the Corporate Restructure (being, in the case of US Group Members, the US Business, and in the case of Core Australian Group Members, the Core Australian Business and in the case of Asian Group Members, the Asian Business) (including by the creation, acquisition or investment in any additional business). Nothing in this clause 11.15(a) prohibits a Disposal as part of the Corporate Restructure, a Permitted US Sale, a Permitted Asian Sale or a transfer of shares in WRC from the Australian Borrower to the US Borrower or another US Group Member.

(b)           A Transaction Party must not change its financial year without the prior written consent of the Senior Agent.

11.16      Off Balance Sheet Items and Leases

Each Transaction Party must not, and must ensure that its Subsidiaries do not:

(a)           incur any off balance sheet commitments or liabilities without the prior written consent of the Senior Agent other than commitments or liabilities:

(1)           expressly permitted under this agreement (including under operating leases permitted under clause 11.16(b) or in relation to investment in joint ventures permitted under clause 11.13(e) or Guarantees of Permitted Financial Indebtedness or Permitted Financial Accommodation expressly permitted under this agreement); or

(2)           in connection with financing arrangements of Joint Venture Subsidiaries provided that there is no recourse to or liability of any member of the Consolidated Group (other than the Joint Venture Subsidiary) in connection with any such Financial Indebtedness;

(b)           lease any assets except for:

(1)           a Lease of real property for the purposes of operating its business;

(2)           other operating Leases entered into in the ordinary course of its ordinary day business;

(3)           finance leases permitted under paragraph (m) of the definition of “Permitted Financial Indebtedness” in clause 1.1; or

otherwise with the prior written consent of the Senior Agent.

11.17      No sale and leaseback

A Transaction Party must not (and must ensure that each of its Subsidiaries do not) Dispose of any of its assets to a person where, under the terms of that sale or Disposal, or under a related transaction, that asset is or may be Leased to a

Transaction Party, that Subsidiary or any Associate or Related Body Corporate of a Transaction Party without the prior written consent of the Senior Agent.

11.18      Financial accommodation

A Transaction Party must not (and must ensure that each of its Subsidiaries do not) provide any financial accommodation (including by making deposits to bank accounts), or give any Guarantee or Encumbrance (other than a Permitted Encumbrance) in respect of any financial accommodation, to or for the benefit of any person, other than Permitted Financial Accommodation.

11.19      Restrictions on dealings

(a)           Subject to clause 11.19(b), a Transaction Party must not (and must ensure that each of its Subsidiaries do not):

(1)           enter into an agreement;

(2)           acquire or Dispose of an asset;

(3)           obtain or provide a service;

(4)           obtain a right or incur an obligation; or

(5)           implement any other transaction,

with any person unless it does so on terms which are no less favourable to it than arm’s length terms in the ordinary course of business for valuable commercial consideration.

(b)           Clause 11.19(a) does not apply to transactions:

(1)           between:

(A)          a Core Australian Group Member and another Core Australian Group Member (provided that if one or more such Core Australian Group Member is a Transaction Party and one or more such other Core Australian Group Members is not a Transaction Party, the terms are no less favourable to the Core Australian Group Members which are Transaction Parties than arm’s length terms);

(B)          an Asian Group Member and another Asian Group Member (provided that if one or more such Asian Group Member is a Transaction Party and one or more such other Asian Group Members is not a Transaction Party, the terms are no less favourable to the Asian Group Members which are Transaction Parties than arm’s length terms);

(C)          between a US Group Member and another US Group Member (provided that if one or more such US Group Member is a Transaction Party and one or more such other US Group Members is not a Transaction Party, the terms are no less favourable to the US Group Members which are Transaction Parties than arm’s length terms);

(2)           evidenced or contemplated by:

(A)          the Equity Documents (except to the extent varied without the consent of the Senior Agent);

(B)          the Subordinated Intercompany Loan Agreement, the Asian Group Subordinated Intercompany Loan Agreement or the SIM Long Term Loan Agreement;

(C)          the Corporate Restructure;

(D)          the Exceptions to the Establishment of Groups applicable at that time;

(E)           Intellectual Property licenses existing as at the date of Financial Close between SIM and its Subsidiaries and the Core Australian Group (but only for the period from Financial Close to the earlier of the date of completion of the Corporate Restructure Step Number 4 and the date that Corporate Restructure Step Number 4 is required to be completed as contemplated in schedule 12); or

(F)           a transfer of stock in WRC from the Australian Borrower to a US Group Member.

(c)           For the avoidance of doubt, clause 11.19(a) applies (without limitation) to transactions between:

(1)           Australian Group Members and US Group Members;

(2)           Core Australian Group Member and Asian Group Members; and

(3)           Consolidated Group Members and Pat & Oscars Group Members,

all of which all must be on terms which are no less favourable to the parties than arm’s length terms in the ordinary course of business for valuable commercial consideration (but subject always to clause (b)).

(d)           Each Core Australian Group Member must ensure that full cash consideration is charged to and paid by the US Group Members and Asian Group Members for a reasonable and commensurate share of all salaries, bonuses and associated salary costs paid to or in respect of executives or employees of the Core Australian Group to the extent that those executives or employees provide services to the US Group or the Asian Group (as applicable) (whether in common with the Core Australian Group or otherwise).

(e)           After the Corporate Restructure has been completed, a Transaction Party which is an Asian Group Member:

(1)           must not (and must ensure that each of its Subsidiaries which are Asian Group Members do not) have any liability or become liable (whether directly or otherwise) for any obligation or any other liability of any US Group Member or any Pat & Oscars Group Member;

(2)           must ensure that there are no Guarantees or Encumbrances in place granted by any Asian Group Member in connection with, an obligation or liability of a US Group Member or any Pat & Oscars Group Member;

(3)           must ensure that no Asian Group Member is under any obligation, or may be obliged to, and must not, contribute any money or asset (including by management or other fee, interest, loan or other financial accommodation, investment or capital or equity contribution or advance or make available financial accommodation) to or for the benefit of any US Group Member or any Pat & Oscars Group Member,

except for, and only to the extent of, any Exceptions to the Establishment of Groups applicable at that time.

(f)            After the Corporate Restructure has been completed, a Transaction Party which is a Core Australian Group Member:

(1)           must not (and must ensure that each of its Subsidiaries which are Australian Group Members do not) have any liability or become liable (whether directly or otherwise) for any obligation or any other liability of any US Group Member, any Pat & Oscars Group Member or any Asian Group Member;

(2)           must ensure that there are no Guarantees or Encumbrances in place granted by any Core Australian Group Member in connection with, an obligation or liability of any US Group Member, any Pat & Oscars Group Member or any Asian Group Member;

(3)           must ensure that no Core Australian Group Member is under any obligation, or may be obliged to, and must not, contribute any money or asset (including by management or other fee, interest, loan or other financial accommodation, investment or capital or equity contribution or advance or make available financial accommodation) to or for the benefit of any US Group Member, any Pat & Oscars Group Member or any Asian Group Member,

except for, and only to the extent of, any Exceptions to the Establishment of Groups applicable at that time. WRC must reimburse CFI or CRQ for any amounts paid or required to be paid by CFI or CRQ (as applicable) under a Continuing SERP Guarantee as soon as reasonably practicable after that payment is made.

(g)           After the Corporate Restructure has been completed, a Transaction Party which is a US Group Member:

(1)           must not (and must ensure that each of its Subsidiaries which are US Group Members do not) have any liability or become liable (whether directly or otherwise) for any obligation or any other liability of any Australian Group Member;

(2)           ensure that there are not Guarantees or Encumbrances in place granted by any US Group Member in connection with, an obligation or liability of an Australian Group Member;

(3)           ensure that no US Group Member is under any obligation, or may be obliged to, and must not, contribute any money or asset (including by management or other fee, interest, loan or other financial accommodation, investment or capital or equity contribution or advance or make available financial accommodation) to or for the benefit of any Australian Group Member,

except for, and only to the extent of, any Exceptions to the Establishment of Groups applicable at that time.

(h)           The Transaction Parties must ensure that, after the Corporate Restructure has been completed, there is no Financial Indebtedness:

(1)           between Australian Group Members and US Group Members other than, prior to the US Repayment Date, under the Subordinated Intercompany Loan Agreement; and

(2)           between Asian Group Members and Core Australian Group Members other than, prior to the Permitted Asian Sale Completion Date, under:

(A)          the Asian Group Subordinated Intercompany Loan Agreement; and

(B)          the SIM Long Term Loan Agreement.

(i)            If WRC pay any premiums in respect of any insurance policy taken out by WRC on behalf of and at the request of an Australian Group Member or any umbrella insurance coverage taken out by WRC on which an Australian Group Member is named as an insured at the request of the Australian Group Member, AusHoldco must ensure that that the Australian Group Member promptly (and in any case within 10 Business Days) reimburses WRC in cash for the amount of the premium paid (in the case of a stand alone policy) or a reasonable and commensurate share of the premium paid in respect of any umbrella insurance coverage (calculated by reference to the proportionate share of that Australian Group Member is that insurance cover).

(j)            The parties acknowledge and agree that if, for the purposes of properly organising the tax or corporate affairs of any Group, it is necessary for a guarantee fee to be charged in connection with any Guarantee given by a member of any Group in respect of the liabilities of a member of any other Group under a Senior Finance Document or a Mezzanine Finance Document then the Senior Agent (acting on the instructions of the Majority Banks) will not unreasonably withhold its consent to that fee being paid or charged provided that:

(1)           the guarantee fee is set an a appropriate commercial rate for the provision of the guarantee; and

(2)           any amendments that the Senior Agent may reasonably require to this agreement (including any changes to the provisions of this agreement relating to a Permitted Asian Sale, Permitted US Refinancing or Permitted US Sale) as a result of the proposed movement of cash between the Groups in connection with that fee have been agreed by the Transaction Parties and appropriately documented.

11.20      Change in ownership

A Transaction Party must not (and must ensure that each of its Subsidiaries does not) do anything (other than pursuant to a Permitted Disposal, a voluntary solvent liquidation, dissolution or corporate reorganisation effected with the prior written consent of the Senior Agent, a solvent liquidation or solvent winding up of a Dormant Subsidiary, or any other event, act, matter or thing which takes place as part of the Corporate Restructure as contemplated in schedule 12) which would result in:

(a)           any Core Australian Group Member (other than AusHoldco) ceasing to be a wholly owned, directly or indirectly, Subsidiary of AusHoldco;

(b)           following completion of the Corporate Restructure, any Asian Group Member (other than AsiaHoldco) ceasing to be a wholly owned, directly or indirectly, Subsidiary of AsiaHoldco;

(c)           following completion of the Corporate Restructure, any US Group Member (other than USHoldco or WRC) ceasing to be a wholly owned, directly or indirectly, Subsidiary of USHoldco; or

(d)           WRC ceasing to be a wholly owned, directly or indirectly, Subsidiary of either AusHoldco or USHoldco.

11.21      Restrictions on Distributions and fees

(a)           A Transaction Party must not (and must ensure that its Subsidiaries do not):

(1)           pay or distribute any money or asset or make any Distribution (including by management or other fee, interest, dividend, return of capital, repayment or redemption or an indemnity payment) to a direct or indirect shareholder or stockholder, a Sponsor, an Associate or an Related Body Corporate (or a Related Party, Related Body Corporate or Associate of any of them, including any director), including under any indemnification agreement; or

(2)           make any payment (including by management or other fee, interest, dividend, return of capital, repayment or redemption, reimbursement of costs or expenses, indemnity payment or otherwise) under the Management Agreement, other than:

(3)           payment of reasonable fees and expenses of independent directors of not more than A$300,000 (or equivalent amount in other currencies) in any Financial Year; and

(4)           payment of amounts when due under contractual arrangements entered into in the ordinary course of business with Associates of any direct or indirect shareholder or stockholder or the Sponsor (other than PEP Advisory) which comply with clause 11.19(a) and which are not otherwise prohibited under the terms of this agreement;

(5)           payment of reasonable salaries and bonuses to executives and employees, provided that, in the case of Key Managers, salary and bonus payments may not increase by more than 15% per annum from the levels approved under clause 2.1(m) or such other amount as may be approved for that purpose by the Senior Agent (acting on the instructions of the Majority Financiers);

(6)           payment of the following, but only to the extent funded from the amount of any Excess Cashflow of the US Group or Australian Group for a Financial Year (the Relevant Financial Year) (in each case as set out in the Compliance Certificate provided to the Senior Agent in accordance with clause 11.1(c) in respect of that Financial Year) that is not required to be applied to make prepayments under clause 8.4 (in the case of Excess Cashflow of the Australian Group) or clause 8.5 (in the case of Excess Cashflow of the US Group) and which has not been applied at that time to either meet Capital Expenditure as contemplated in paragraph (c) of the definition of “Net Capital Expenditure” or, in the case of Excess Cashflow of the Australian Group, that has not been applied to make repayments under the Subordinated Intercompany Loan as contemplated in clause 11.12(b)(8) at that time (that amount being the Remainder Excess Cashflow for that Financial Year) and provided that such payments may only be made after the prepayments required under clause 8.4 and clause 8.5 in respect of the Relevant Financial Year have been made and provided that no Default subsists or will result from payment being made:

(A)          payment of an amount not more than A$1,600,000 may be paid to PEP Advisory under the Management Agreement in respect of the Relevant Financial Year from the amount of such Remainder Excess Cashflow not otherwise applied under this clause 11.21(a)(6)(except in the case of the Financial Year in which Financial Close occurs, in which case the maximum amount permitted to be paid to PEP Advisory from under the Management Agreement in respect of that Financial Year from any Remainder Excess Cashflow for that Financial Year will be A$1,600,000 multiplied by the actual numbers of days in the Financial Year which occurred after Financial Close, divided by 365);

(B)          to the extent amounts contemplated in clause 11.21(a)(6)(A) are not permitted to be paid to PEP Advisory under clause 11.21(a)(6)(A) due to an insufficiency of Remainder Excess Cashflow available for that purpose for the Relevant Financial Year, such amount may be paid from any Remainder Excess Cashflow of any subsequent Financial Year not otherwise applied under this clause 11.21(a)(6) (subject always to the caps and other restrictions in clause 11.21(a)(6)(A));

(C)          if (and only if):

(i)            the Gearing Ratio for the Relevant Financial Year, as set out in the audited Compliance Certificate for that Financial Year provided to the Senior Agent in accordance with clause 11.1(c)(1) in respect of the Relevant Financial Year, is less than 2.5:1; and

(ii)           the Gearing Ratio as at the most recent Calculation Date is less than 2.5:1; and

(iii)          there is no Excluded Interest at that time, nor will any Excluded Interest arise as a result of that payment being made,

the Remainder Excess Cashflow for the Relevant Financial Year not otherwise applied under this clause 11.21(a)(6) may be used to fund Distributions to shareholders of AusHoldco or, prior to the US Repayment Date, USHoldco; and

(7)           in the case of the US Borrower, it may pay by way of reimbursement any Excess Cashflow of the US Group that is not required to be applied to make prepayments under or clause 8.5 to the Australian Borrower to facilitate payments under clauses 11.21(a)(6)(A) or 11.21(a)(6)(B) provided that such payments may only be made after the prepayments required under clause 8.5 in respect of the Relevant Financial Year have been made and provided that no Default subsists or will result from that payment being made. For the avoidance of doubt, nothing in this clause 11.21(a)(7) increases the amount that would otherwise be permitted to be paid under clauses 11.21(a)(6)(A) or 11.21(a)(6)(B) in accordance with their terms but is included to facilitate the making of such payments as so permitted.

For the purposes of this clause 11.21(a) “Related Party” of an entity has the meaning given in section 228 of the Corporations Act (as if the entity were a public company) or where the entity is not incorporated in Australia, any person that would be a related party if that entity were incorporated in Australia, regardless of the place of incorporation of the person.

(b)           Nothing in this clause 11.21 restricts:

(1)           any payment or distribution of any money or asset or the making of any Distribution (including by management or other fee, interest, dividend, return of capital, repayment or redemption) from:

(A)          a Core Australian Group Member to another Core Australian Group Member which is a Security Provider; or

(B)          a US Group Member to another US Group Member which is a Security Provider; or

(C)          a Asian Group Member to another Asian Group Member or to a Core Australian Group Member, in each case which is a Security Provider;

(2)           payments contemplated in the Funds Flow Statement;

(3)           during the period from Financial Close to the earlier of the date of completion of the Corporate Restructure Step Number 4 and the date that Corporate Restructure Step Number 4 is required to be completed as contemplated in schedule 12, payments under the terms of Intellectual Property licenses existing as at the date of

Financial Close between SIM and its Subsidiaries and the Core Australian Group;

(4)           payments by a member of any Group (the Payor) to reimburse, on an arm’s length basis, a member of another Group (that other Group being the Payee Group) for a reasonable and commensurate share of all salaries, bonuses and associated salary costs paid to or in respect of executives and employees of the Payee Group to the extent those executives or employees provide services to the Group of which the Payor is a member (whether in common with the Payee Group or any other Group or otherwise);

(5)           payments by a member of the US Group or the Asian Group to reimburse, on an arm’s length basis, the Australian Borrower for a reasonable and commensurate share of the fees payable by Australian Borrower to the Security Trustee and the Senior Agent under the Fee Letters in connection with the Senior Finance Documents; or

(6)           payments by a member of the Asian Group to reimburse, on an arm’s length basis, the Australian Borrower for a reasonable and commensurate share of the fees payable by Australian Borrower to the Mezzanine Agent under any “Fee Letter” as defined in the Mezzanine Facility Agreement;

(7)           reimbursement by WRC of CFI or CRQ for any amounts paid or required to be paid by CFI or CRQ (as applicable) under a Continuing SERP Guarantee;

(8)           the distribution of the promissory note referred to in paragraph (b) of the definition of Corporate Restructure Loan from SIM to WRC at the time of completion of Corporate Restructure Step Number 4; or

(9)           payments by any Asian Group Member to the Australian Borrower to facilitate payments under 11.21(a)(6)(A) or 11.21(a)(6)(B). For the avoidance of doubt, nothing in this clause 11.21(a)(7) increases the amount that would otherwise be permitted to be paid under clauses 11.21(a)(6)(A) or 11.21(a)(6)(B) in accordance with their terms but is included to facilitate the making of such payments as so permitted.

11.22     USHoldco, AusHoldco and AsiaHoldco

Each of USHoldco, AusHoldco, and AsiaHoldco must operate solely as holding companies and must not conduct any business or have any other asset or liability other than in connection with:

(a)           any Marketable Securities in it;

(b)           it holding Marketable Securities in Consolidated Group Members and, in the case of:

(1)           USHoldco, subject to clause 11.30, consolidated USA Taxes;

(2)           AusHoldco, subject to clause 11.30, consolidated Australian Taxes; and

(3)           AsiaHoldco, subject to clause 11.30, consolidated Singaporean Taxes or consolidated USA Taxes.

(c)           the Senior Finance Documents, the Mezzanine Finance Documents, the Equity Documents, the Management Agreement or the Franchisee Shareholder Deed; or

(d)           professional fees and administration costs in the ordinary course of business as a holding company, including directors fees permitted to be paid under clause 11.21(a)(3).

11.23      Undertakings regarding Secured Property

Each Transaction Party must:

(a)           maintenance of the Secured Property:

(1)           maintain and protect its Secured Property in a prudent manner;

(2)           keep its Secured Property in a good state of repair and in good working order, allowing for fair wear and tear;

(3)           remedy every material defect in its title to any part of its Secured Property;

(4)           take or defend all legal proceedings which a prudent operator of a business or owner of property such as the Australian Business (in the case of an Australian Group Member) or the US Business (in the case of a US Group Member) would take to protect or recover any of its Secured Property; and

(5)           take all reasonable steps to keep its Secured Property valid and subsisting and free from liability to forfeiture, cancellation, avoidance or loss and not take any action which would or would be reasonably likely to result in any of those things occurring;

(b)           further security:

(1)           do anything which the Senior Agent reasonably requests, in each case at the expense of the Transaction Party, which:

(A)          more satisfactorily charges or secures or protects the priority of its Security, or secures to the Security Trustee its Secured Property in a manner consistent with any provision of any Senior Finance Document; or

(B)          aids in the exercise of any Power of a Senior Finance Party,

including, the execution of any document, the delivery of Title Documents or the execution and delivery of blank transfers;

(2)           when the Senior Agent requests, execute a legal or statutory mortgage in favour of the Security Trustee over any real property (including any Leasehold Interest) in form and substance required by the Senior Agent to secure the Secured Moneys. The Senior Agent may not make such request in relation to a Leasehold Interest where either:

(A)          the consent of the landlord under that Leasehold Interest is required in relation to the grant of that legal or statutory mortgage to the Security Trustee under the terms of the relevant Leasehold Interest and such consent has not been obtained; or

(B)          that Leasehold Interest is subject to an Existing Westpac Lease Mortgage and the Transaction Party has made such amendments to that Existing Westpac Lease Mortgage as agreed between the Australian Borrower and the Senior Agent (acting on the instructions of the Majority Financiers) prior to Financial Close and that Existing Westpac Lease Mortgage forms part of the “Trust Fund” under the Security Trust Deed; and

(3)           use its best endeavours to register any mortgage executed under clause 11.23(b)(2), where such registration is required to ensure the enforceability, validity or priority of the mortgage or, if registration is being undertaken by or on behalf of the Senior Finance Parties, to do all things requested of it by or on behalf of the Senior Finance Parties necessary to effect, perfect or complete that registration;

(c)           Title Documents: deposit with Security Trustee (or its nominee), all the Title Documents in respect of any of its Secured Property which is subject to the fixed charge (or lien or security interest under a US Security Agreement) created under its Security immediately on:

(1)           its execution of its Security or, if later, the date on which is obtains (or is entitled to obtain) those Title Documents;

(2)           acquisition of any asset which forms part of its Secured Property and is subject to the fixed charge (or lien or security interest) created by its Security or, if later, the date on which it obtains (or is entitled to obtain) those Title Documents; and

(3)           the floating charge which is created by its Security crystallising and fixing (or lien or security interest under any US Security Agreement) (and the Security Trustee will return those Title Documents upon request if the charge has de-crystallised or is no longer fixed (or lien or security interest under any US Security Agreement is released));

(d)           registration and protection of security: ensure that its Security is registered and filed in all registers in all jurisdictions in which it must be registered and filed to ensure the enforceability, validity or priority of the Security against all persons and to be effective as an Encumbrance or, if registration is being undertaken by or on behalf of a Senior Finance Party, to do all things requested of it by or on behalf of a Senior Finance Party necessary to ensure that the filing or registration of the Security is completed or perfected including to ensure that the Deeds of Charge referred to in paragraphs (c) and (g) of the definition of that term are duly stamped in Singapore and registered in Singapore within 30 days of their execution;

(e)           no caveats: use its best endeavours to cause any caveat which is lodged in respect of its Secured Property, other than a caveat lodged by a Senior Finance Party, to be removed as soon as reasonably practicable but in any event within 10 Business Days after the date that it becomes aware of its existence;

(f)            inspection: (and must ensure that each of their Subsidiaries will), permit any representatives designated by any Senior Finance Party to visit and inspect the financial records and the property of such Transaction Party or Subsidiary, as the case may be, at reasonable times (which must be during normal business hours) and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by such Transaction Party or Subsidiary, as the case may be, to discuss the affairs, finances, accounts and condition of such Transaction Party or Subsidiary, as the case may be, with the officers and employees thereof and advisors therefore (including independent accountants). If no Event of Default subsists, an inspection under clause 11.23(f) must not unreasonably interfere with the business or operations of the Transaction Party (or Subsidiary);

(g)           US Security Agreement: if it is a party to a US Security Agreement, within five days after becoming the owner of any equity securities in any entity formed under the laws of the United States or any state thereof, deliver to Security Trustee all certificates evidencing such equity securities together with duly executed instruments of transfer or assignments in blank therefor and a duly executed and completed pledge amendment in the form attached to the US Security Agreement together with such other items as may be required pursuant to the terms of section 5.1 of the US Security Agreement and a legal opinion from US counsel acceptable to the Senior Agent in respect of those documents and the security interest in those equity securities and such other matters as the Senior Finance Parties may reasonably require in a form reasonably acceptable to the Senior Agent.

A reference in this clause 11.23 to Secured Property of a Transaction Party is to be read as a reference to property which is at that time required under a Senior Finance Document to be secured under a Security, whether or not that Security has been executed.

11.24      Insurance

(a)           General requirements: Each Transaction Party must (and must ensure that its Subsidiaries, other than Dormant Subsidiaries do) insure and keep insured its Secured Property and other assets:

(1)           for amounts and against risks for which a person holding assets and carrying on a business similar to that of the Transaction Party (or Subsidiary, as applicable) would prudently take out insurance;

(2)           against damage, destruction and any other risk to their full replacement value or on a reinstatement basis;

(3)           against workers’ compensation, public liability and business interruption; and

(4)           for any other risk to the extent and for the amounts recommended in any insurance report provided pursuant to clause 11.1(h),

and must take out and maintain all insurances required to be maintained by it under any applicable law.

(b)           Payment of premiums: Each Transaction Party must (and must ensure that its Subsidiaries do) punctually pay all premiums and other amounts necessary to effect and maintain in force each of its Insurance Policies.

(c)           Contents of insurance policy: Each Transaction Party must (and must ensure that its Subsidiaries do):

(1)           ensure that each of its Insurance Policies relating to property damage (other than under a motor vehicle policy, a crime policy, a cargo policy or a contract works policy) or to business interruption:

(A)          notes the Security Trustee as trustee for each Senior Finance Party as an insured and insures each of their insurable interests; and

(B)          names the Security Trustee as the loss payee or, except in the case of an Insurance Policy of a US Transaction Party, names the Security Trustee as loss payee on and from the date of notification by the Security Trustee to the insurer that it wishes to be loss payee (the Security Trustee not being entitled to give such notice unless a Default subsists), or, in the case of any such Insurance Policies of a US Target Company which becomes a Transaction Party immediately after Financial Close, that such notations and namings are made within 2 Business Days of Financial Close;

(2)           use its best endeavours to ensure that any Insurance Policy not referred clause 11.24(c)(1):

(A)          notes the Security Trustee as trustee for each Senior Finance Party as an insured and insures each of their insurable interests; and

(B)          other than in the case of a workers compensation policy, a public liability policy or any other policy where, under the terms of those policies, the proceeds are paid directly to third parties and not to any Transaction Party (a Third Party Policy), names the Security Trustee as the loss payee or, except in the case of an Insurance Policy of a US Transaction Party, names the Security Trustee as loss payee on and from the date of notification by the Security Trustee to the insurer that it wishes to be loss payee (the Security Trustee not being entitled to give such notice unless a Default subsists); and

(3)           use its best endeavours to ensure that, by the date which is 6 months after Financial Close, each of its Insurance Policies (other than worker’s compensation and public liability or any Third Party Policy):

(A)          cannot be terminated or varied in any material respect by the insurer for any reason including the non-payment of the premium or any other amount in respect of the insurance policy, unless the Security Trustee is given 15 days prior written notice;

(B)          provides that notice of any occurrence given by one insured party will be regarded as notice given by all insured parties and that failure by one insured party to observe and fulfil the conditions of the policy will not prejudice the rights of any other insured party;

(C)          provides that the insurer will provide the Senior Agent with copies of all notices from the insurer which materially amend the terms of the policy or affect the insurance cover or its terms; and

(D)          includes any other terms and conditions recommended in any insurance report provided pursuant to clause 11.1(h).

(d)           Reputable insurer: Each Transaction Party must (and must ensure that its Subsidiaries do) take out each of its Insurance Policies with a reputable and substantial insurer with a long term credit rating of at least “A–” from Standard & Poor’s or “A3” from Moody’s Investors Service (or such other insurer as may be approved by the Senior Agent in writing (which approval must not be unreasonably withheld or delayed)). The Transaction Parties must promptly notify the Senior Agent of any change in identity of the provider of any Insurance Policy.

(e)           No prejudice: Each Transaction Party must not (and must ensure that each of its Subsidiaries does not) do or omit to do, or allow or permit to be done or not done, anything which may materially prejudice any of its Insurance Policies.

(f)            Deliver documents: Each Transaction Party must promptly deliver to the Senior Agent:

(1)           adequate evidence as to the existence and currency of its Insurance Policies; and

(2)           any other detail in respect of its Insurance Policy which the Senior Agent may reasonably require and notify to the Transaction Party from time to time.

(g)           No change to policy: A Transaction Party must not (and must ensure that each of its Subsidiaries does not) vary, rescind, terminate, cancel or make a material change to any of its Insurance Policies which would result in non compliance with clauses 11.24(a), 11.24(c) or 11.24(d) without the Senior Agent’s written consent (which must not be unreasonably withheld or delayed).

(h)           Full disclosure: Before entering into any of its Insurance Policies, each Transaction Party must (and must ensure that each of its Subsidiaries does) disclose to the insurer all facts which are material to the insurer’s risk.

(i)            Assistance in recovery of money: Each Transaction Party must do all things reasonably required by the Senior Agent or the Security Trustee to enable the Senior Agent or Security Trustee to recover any money due in respect of any of its Insurance Policies where, in accordance with the

Senior Finance Documents, one or more Senior Finance Parties are entitled to such money.

(j)            Notification by Security Provider: Each Transaction Party must notify the Senior Agent as soon as reasonably practicable after it becomes aware of:

(1)           an event which gives rise to a claim of A$1,000,000 (or the equivalent amount in any other currency) or more under any of its Insurance Policies; and

(2)           the cancellation or variation for any reason of any insurance policy.

(k)           Dealing with insurance policy proceeds:

(1)           Unless clause 11.24(k)(3) applies or unless insurance proceeds are required to be applied in prepayment of the Facilities under clause 8.6(a)(1), clause 8.7(a)(1) or clause 11.24(k)(2), the proceeds of any insurance policy may be used for any purpose nominated by the Transaction Party provided that the proceeds are:

(A)          in the case of insurance proceeds received by a Core Australian Group Member, retained within the Core Australian Group and used for the corporate purposes of the Core Australian Group or otherwise used to repay all or any part of the AUD Facilities;

(B)          in the case of insurance proceeds received by a US Group Member, retained within the US Group and used for the corporate purposes of the US Group or otherwise used to repay all or any part of the USD Facilities; or

(C)          in the case of insurance proceeds received by an Asian Group Member, retained within the Asian Group and used for the corporate purposes of the Asian Group or otherwise used to repay all or any part of the AUD Facilities.

(2)           Unless clause 11.24(k)(3) applies, if an Event of Default is subsisting, the Transaction Party must notify the Senior Agent of the proposed application of any insurance proceeds promptly upon receipt and unless the Senior Agent (acting on the instructions of the Majority Financiers) has within that 10 Business Days of receipt of the notice from the Transaction Party, notified the Transaction Party in writing that it approves that application, those proceeds must be used:

(A)          in the case of insurance proceeds received by a Core Australian Group Member, to repay the AUD Facilities;

(B)          in the case of insurance proceeds received by a US Group Member, used to repay the USD Facilities; or

(C)          in the case of insurance proceeds received by an Asian Group Member, used to repay all or any part of the AUD Facilities or for any other purpose which the Senior Agent approves in writing.

(3)           Clauses 11.24(k)(1) and (2) do not apply to proceeds received from any workers’ compensation or public liability policy or reinstatement policy Third Party Policy to the extent that the proceeds are paid to a person:

(A)          entitled to be compensated under the workers’ compensation, public liability policy or Third Party Policy; or

(B)          under a contract for the reinstatement.

(l)            Application of reinstatement proceeds: If required under the terms of a reinstatement policy, the Transaction Party must (and must ensure that its Subsidiaries do) apply all proceeds payable under the reinstatement policy to the reinstatement of its property.

(m)          Power to take proceedings: If an Event of Default is subsisting and a Receiver has not been appointed, the Senior Agent or Security Trustee may, by notice to the Borrower, take full power to make, enforce, settle, compromise, sue on and discharge all claims and recover and receive all moneys payable in respect of:

(1)           any claim under any insurance policy; and

(2)           any compensation claim in respect of any injury to an employee of the Senior Agent, Receiver or Attorney suffered while exercising or attempting to exercise any Power.

(n)           US Real Property: With respect to each real property of a US Transaction Party that is covered by a Property Mortgage (if any), such US Transaction Party must obtain flood insurance in such total amount as the Senior Agent may from time to time require, if at any time the area in which any improvements located on such real property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the US Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the US Flood Disaster Protection Act of 1973, as amended from time to time.

(o)           Insurance proceeds: the parties acknowledge and agree that, if the Security Trustee receives any proceeds of any Insurance Policy which a Transaction Party is entitled to receive or retain under this agreement, or which a third party, other than a Consolidated Group Member, is entitled to receive or retain, the Security Trustee will take such further actions as may be reasonably requested by the relevant Transaction Party to cause such insurance proceeds to be paid to that Transaction Party or third party (as applicable).

(p)           Umbrella Insurance Arrangements:

(1)           Subject to clause 11.24(p)(2), the Transaction Parties must ensure that no person or Entity other than a Consolidated Group Member or the Security Trustee is named as an insured on any Insurance Policy of a Consolidated Group Member (including that no such person or Entity may be named as an insured on any umbrella liability coverage taken by a Consolidated Group Member) unless otherwise approved in writing by the Senior Agent (acting on the instructions of the Majority Financiers).

(2)           The parties acknowledge and agree that the Transaction Parties will be allowed 90 days from Financial Close to ensure that P&O Holding Corp any Pat & Oscars Group Member is removed from any umbrella liability insurance coverage taken out by a Consolidated Group Member or to make other arrangements acceptable to the Senior Agent.

11.25      Hedging

(a)           The Borrowers must enter into and maintain Hedge Agreements with a Financier within 15 days of Financial Close to hedge, in a manner and on terms acceptable to the Senior Agent (acting reasonably), at least 75% of its floating rate interest exposure under the Facilities and the Mezzanine Debt for a period of not less than 5 years from Financial Close.

(b)           A Transaction Party must not (and must ensure that each of its Subsidiaries does not):

(1)           enter into a Hedge Agreement or other Financial Market Contract except:

(A)          in accordance with clause 11.25(a);

(B)          any foreign exchange hedging in respect of all or part of its and its Subsidiaries actual foreign exchange exposures arising in the ordinary course of business in connection with its trading activities; or

(C)          otherwise with the Senior Agent’s prior written consent; and

(2)           enter into any Financial Market Contracts for speculative purposes (being purposes other than the purpose of hedging its interest rate, foreign exchange and other exposures relating to its business in accordance with good industry and general business practice).

(c)           The Hedge Agreements must be and remain substantially in the form of those agreed in accordance with clause 11.25(a) or any other form agreed by the Senior Agent (acting on the instructions of the Majority Financiers) and neither the Hedge Counterparties nor the Transaction Parties which are party to that Hedge Agreement may seek any amendment to the Hedge Agreements not otherwise permitted under this clause 11.25(c).

11.26      Right of Hedge Counterparty to terminate

(a)           If:

(1)           the Secured Moneys have been declared due and payable under clause 12.2(a)(1);

(2)           an Event of Default under clause 12.1(a) in relation to a Hedge Agreement subsists and the Event of Default has not been remedied within 10 Business Days of notice to the Senior Agent of its occurrence;

(3)           an adoption, of or change in law after, the commencement date of a Hedge Agreement renders it unlawful for any party to that Hedge Agreement to perform any payment obligation under it; or

(4)           an Event of Default subsists or a Hedge Counterparty can otherwise terminate the Hedge Agreement and the Senior Agent so instructs,

then the relevant Hedge Counterparty may, and in the case of clause 11.26(a)(4) must, terminate that Hedge Agreement in accordance with, and subject to the terms of that Hedge Agreement, but must not otherwise terminate the Hedge Agreement.

(b)           A Transaction Party may terminate a Hedge Agreement in accordance with its terms provided that the applicable hedging requirements in clause 11.25 continue to be satisfied.

(c)           Hedge Counterparties and the Borrowers may net and set-off amounts owing under a Hedge Agreement against other such amounts (but not against amounts owing under the other Senior Finance Documents) in accordance with the Hedge Agreement.

(d)           If the Borrowers elect to repay the Facilities in full, the Borrowers must close out all Hedge Arrangements at the time of such refinancing unless the relevant Hedge Counterparty agrees otherwise.

(e)           The Borrowers and the relevant Hedge Counterparties must ensure that each Hedge Agreement reflects the requirements of this clause 11.26.

11.27      Australian WC Facility Documents

(a)           The Australian Borrower and the Australian WC Facility Provider must not (without the prior written consent of the Senior Agent) amend or vary or consent to any amendment or variation of any term of any Australian WC Facility Document which would have the effect of:

(1)           increasing the amount of any interest or fees payable under any Australian WC Facility Document;

(2)           increasing the frequency of, or bring forward, the date for making, payments of interest or fees under any Australian WC Document;

(3)           altering the basis of calculation of any interest or fees under any Australian WC Facility Document which would result in the amount of those fees or that interest being increased;

(4)           increasing the amount of the commitment under the Australian WC Documents;

(5)           adversely affect a right or interest of any Senior Finance Party in respect of any other Senior Finance Document;

(6)           adding any further condition precedent to drawdown under the facilities provided under the Australian WC Facility Documents or making any condition precedent to drawdown under the facilities provided under the Australian WC Facility Document more onerous on the Australian Borrower;

(7)           making the facilities provided under the Australian WC Facility Documents be on terms less favourable to the Australian Borrower.

(b)           The Australian WC Facility Provider may not waive any condition precedent to the provision of any financial accommodation under the Australian WC Facility Documents without the prior written consent of the Senior Agent (acting on the instructions of the Majority Financiers).

(c)           The Australian WC Facility Provider may not, until a notice has been served by the Senior Agent under and in accordance with clause 12.2(a)(1), demand early repayment of any money owing to it in respect of the Australian WC Facility.

(d)           To the extent of any inconsistency between the provisions of the Australian WC Facility Documents and the provisions of this agreement, the provisions of this agreement will prevail. The Australian WC Facility Documents are varied to the extent necessary to give effect to this clause 11.27.

11.28      Anti-Terrorism Law

(a)           No Transaction Party will, or will permit any of its Subsidiaries to, directly or indirectly:

(1)           knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clause 10.1(bb);

(2)           knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law; or

(3)           knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Transaction Parties shall deliver to the Senior Finance Parties any certification or other evidence requested from time to time by any Senior Finance Party in its reasonable discretion, confirming the Transaction Parties’ compliance with this clause 11.28).

(b)           No Transaction Party will, or will permit any of its Subsidiaries to, cause or permit any of the funds of such Transaction Party that are used to repay any amount under any Facility to be derived from any unlawful activity with the result that the provision of the Funding Portions would be in violation of any applicable law or regulation.

11.29      Embargoed Person

No Transaction Party will, or will permit any of its Subsidiaries to cause or permit:

(a)           any of the funds or properties of the Transaction Parties that are used to repay any amounts under any Facility to constitute property of, or be beneficially owned directly or indirectly by, any Embargoed Person or Embargoed Persons that is identified on:

(1)           the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by

OFAC pursuant to any authorizing statute including, but not limited to, the US International Emergency Economic Powers Act, 50 USC. §§ 1701 et seq., The Trading with the Enemy Act, 50 USC. App. 1 et seq., and any Executive Order or rule or regulation promulgated thereunder, with the result that the investment in the Transaction Parties (whether directly or indirectly) is prohibited by any applicable law or regulation, or any advance made by any Financier would be in violation of any applicable law or regulation, or

(2)           the Executive Order, any related enabling legislation or any other similar Executive Orders; or

(b)           any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Transaction Parties, with the result that the investment in the Transaction Parties (whether directly or indirectly) is prohibited by any applicable law or regulation.

11.30      Tax Losses and tax consolidation

(a)           A Transaction Party must not and ensure its Subsidiaries (other than any Dormant Subsidiary) do not transfer any tax losses, except:

(1)           in the case of a transfer by a Core Australian Group Member, to another Security Provider which is a Core Australian Group Member as part of a tax consolidation between members of the Core Australian Group;

(2)           in the case of a transfer by a US Group Member, to another Security Provider which is an US Group Member as part of a tax consolidation between members of the US Group; and

(3)           in the case of a transfer by an Asian Group Member, to another Security Provider which is an Asian Group Member as part of a tax consolidation between members of the Asian Group.

(b)           No Consolidated Group Member may be or become a member of a consolidated group for Australian tax purposes unless the Senior Agent has approved an Australian Group Tax Sharing Agreement in connection with that consolidation within 3 months of that consolidation taking place and that document is a “Material Document” for the purposes of this agreement.

(c)           Notwithstanding any other provision of any Finance Document, each Permitted Existing Tax Consolidation is expressly permitted by the Finance Documents, provided that:

(1)           each Pat & Oscars Group Member must cease to be a member of the Existing US Tax Consolidation on the date on which Corporate Restructure Step Number 2 is completed;

(2)           each Core Australian Group Member which is organised under the laws of any jurisdiction within the USA must cease to be a member of the Existing US Tax Consolidation on the date on which Corporate Restructure Step Number 5 is completed;

(3)           each Asian Group Member which is organised under the laws of any jurisdiction within the USA must cease to be a member of the Existing US Tax Consolidation on the date on which Corporate Restructure Step Number 6 is completed;

(4)           the existence of the Existing Australian Tax Consolidation must end on the date on which Corporate Restructure Step Number 5 is completed.

(d)           The parties acknowledge and agree that:

(1)           US Group Members may be part of a US tax consolidated group with other US Group Members but may not be a part of any other tax consolidated group (whether with an Australian Group Member or otherwise) (except as expressly permitted under clause 11.30(c));

(2)           Asian Group Members may be part of a US or Singapore tax consolidated group with other Asian Group Members but may not be a part of any other tax consolidated group (whether with a Core Australian Group Member or US Group Member or otherwise) (except as expressly permitted under clause 11.30(c));

(3)           subject to clause 11.30(b), Core Australian Group Members may be part of an Australian tax consolidated group with other members of the Core Australian Group but may not be a part of any other tax consolidated group (whether with a Core Australian Group Member or US Group Member or otherwise) (except as expressly permitted under clause 11.30(c)).

(e)           If as a result of the existence of the Existing US Tax Consolidation:

(1)           an Australian Group Member becomes liable to pay any Tax liability of, or referable to, a US Group Member, USHoldco must ensure that the US Group Member promptly reimburses the relevant Australian Group Member in cash for all amounts it pays in connection with that liability or will ensure that a US Group Member satisfies that liability;

(2)           a Core Australian Group Member or a US Group Member becomes liable to pay any Tax liability of, or referable to, an Asian Group Member, AsiaHoldco must ensure that the Asian Group Member promptly reimburses the relevant Core Australian Group Member or US Group Member in cash for all amounts it is or may be required to pay in connection with that liability or will ensure that an Asian Group Member satisfies that liability.

11.31      Ecoli Litigation

WRC must (and each Transaction Party of which WRC is a Subsidiary from time to time must ensure that WRC does) apply all funds paid to it by any party to the agreement entitled “Settlement Agreement and General Release” dated 30 November 2004 between WRC, Family Tree Produce, Gold Coast Produce, Employers Mutual Casualty Company and Golden Eagle Insurance Corporation (Settlement Agreement) and required to be held by WRC in an escrow account under the Settlement Agreement to satisfy liabilities under damages claims, including known and unknown claims, in respect of the alleged E.coli bacteria exposure referred to in the recitals to the Settlement Agreement. To the extent any the balance of that account exceeds the amount of those damages claims (including any claims which are reasonably likely to occur in the future) such amount shall be subject to the security interests of the Security Trustee under applicable US law and WRC may have access to such excess.

11.32      Employee Trust Funds

The parties acknowledge and agree that WRC and each other US Group Member may maintain bank accounts for the purposes of holding funds on trust for employees in respect of employee insurance arrangements and:

(a)           that no undertaking or obligation of WRC or a US Group Member under any Senior Finance Document will be taken to be breached; and

(b)           no representation or warranty or statement of a WRC or US Group Member under any Senior Finance Document or any notice, certificate, statement or other document contemplated by, or made or delivered pursuant to any Senior Finance Document will be taken to be incorrect or misleading, solely as a consequence of maintenance of those accounts as trustee for those employees.

11.33      Intercompany Loans

(a)           Subject to compliance by the Transaction Parties with the terms of this clause 11.33 and clause 2.7(f) to (i) (in relation to the Corporate Restructure Loans and the Pat & Oscars Loan Agreement), clause 11.12(b)(8) (in relation to the Subordinated Intercompany Loan Agreement) and clause 11.12(c)(4) (in relation to the Asian Group Subordinated Intercompany Loan Agreement and the SIM Long Term Loan Agreement), the parties acknowledge and agree that each of the Consolidated Group Members may be party to the Intercompany Loans and may exercise their rights and comply with their obligations under the Intercompany Loans (including for the avoidance of doubt by providing financial accommodation, incurring Financial Indebtedness and receiving or making payments or repayments under those Intercompany Loans) and that:

(1)           no undertaking or obligation of any Transaction Party under any Senior Finance Document or any other agreement or undertaking of any nature will be taken to be breached; and

(2)           no representation or warranty or statement of any Transaction Party under any Senior Finance Document or any other document contemplated by, or made or delivered pursuant to any Senior Finance Document will be taken to be incorrect or misleading, solely as a consequence of any Consolidated Group Member being a party to any Intercompany Loan, exercising its rights or complying with its obligations under any Intercompany Loan (including for the avoidance of doubt by providing financial accommodation, incurring Financial

Indebtedness or receiving or making payments or repayments under any Intercompany Loan).

(b)           A Transaction Party must not:

(1)           amend or vary, or agree to an amendment or variation of;

(2)           terminate, rescind or discharge (except by performance);

(3)           grant any waiver, time or indulgence in respect of any obligation under;

(4)           do or omit to do anything which may adversely affect the provisions or operation of; or

do or omit to do anything which would give any other person legal or equitable grounds to do anything in clause 11.33(b)(1)-(4) in respect of, any Continuing Intercompany Loan Agreement to which it is expressed to be a party or provide any advance under any Continuing Intercompany Loan Agreement except as expressly contemplated, permitted and required by the relevant Continuing Intercompany Loan Agreement.

(c)           Each Transaction Party must do all things necessary to enforce all of its rights, powers and remedies under each Continuing Intercompany Loan Agreement to which it is expressed to be a party. A Transaction Party must:

(1)           exercise its rights under the Asian Group Subordinated Intercompany Loan Agreement or the Subordinated Intercompany Loan Agreement to require loans to be made to it under those documents to the extent those loans are required by it to allow it to pay the Secured Moneys or the “Secured Moneys” under and as defined in the Mezzanine Facility Agreement as and when they fall due;

(2)           exercise its rights to be paid interest under the SIM Long Term Loan Agreement; and

(3)           prepay any loan made to it under the Asian Group Subordinated Intercompany Loan Agreement or the Subordinated Intercompany Loan Agreement (as applicable) as soon as reasonably practicable after having been made.

(d)           All Financial Indebtedness under or in connection with the SIM Long Term Loan Agreement must be fully and finally repaid by SIM to the Australian Borrower in connection with any Permitted Asian Sale as contemplated in clause 11.12(c)(3)(B) and Financial Indebtedness under the SIM Long Term Loan Agreement must not (without the prior written consent of the Senior Agent) be otherwise paid or repaid and the Australian Borrower may not otherwise receive, and SIM must not otherwise pay or repay, any amounts owing under or in connection with the SIM Long Term Loan Agreement to, or at the direction of, the Australian Borrower or any person acting or purporting to act, on behalf of the Australian Borrower other than any interest (including any accrued interest) payable under the SIM Long Term Loan Agreement (which must be paid under and in accordance with the SIM Long Term Loan Agreement).

(e)           All Financial Indebtedness under or in connection with the Asian Group Subordinated Intercompany Loan Agreement must be fully and finally repaid by Australian Borrower (or foregiven by AsiaHoldco) in connection with any Permitted Asian Sale as contemplated in clause 11.12(c)(4) and Financial Indebtedness under the Asian Group Subordinated Intercompany Loan Agreement must not (without the prior written consent of the Senior Agent (acting on the instructions of the Majority Financiers) be otherwise paid or repaid and AsiaHoldco may not otherwise receive, and the Australian Borrower, must not otherwise pay or repay to, or at the direction of, AsiaHoldco or any person acting or purporting to act, on behalf of the AsiaHoldco, any amounts owing under or in connection with the Asian Group Subordinated Intercompany Loan Agreement without the prior written consent of the Senior Agent (acting on the instructions of the Majority Financiers) (such consent not to be unreasonably withheld).

11.34      Dissenting Shareholder Payments

WRC must provide reasonable notice to and consult with the Senior Agent prior to making any payments with respect to any demand for payment with respect to any Dissenting Shares (other than Dissenting Shareholder Payments required to be paid under section 262 of the DGCL).

11.35      Blocked Accounts

(a)           Each Blocked Account must be maintained with the Senior Agent.

(b)           Each Blocked Account will bear interest at the Senior Agent’s prevailing rates (if applicable).

(c)           Each Transaction Party hereby irrevocably authorises the Security Trustee and the Senior Agent to make all transfers and withdrawals from each Blocked Account to the extent to which those transfers and withdrawals are contemplated in any Senior Finance Document.

(d)           Each Transaction Party, for consideration received, severally appoints and authorises each of the Security Trustee and the Senior Agent and each director, secretary or other officer (as defined in the Corporations Law) of the Security Trustee and the Senior Agent its attorney, in their respective names and on their respective behalf to do all things and execute, sign, seal and deliver (conditionally or unconditionally in the attorney’s discretion) all documents, deeds and instruments necessary or desirable for the operation of each Blocked Account in accordance with the Senior Finance Document. This power may be delegated or a sub-power may be given, and any delegate or sub-attorney may be removed by the attorney appointing it.

(e)           Despite the other provisions of this agreement, neither the Security Trustee nor the Senior Agent will be required to transfer and/or withdraw from a Blocked Account on any date amounts which, in aggregate, exceed the balance of the Blocked Account at that time.

(f)            At any time while an Event of Default subsists, the Security Trustee may make transfers and/or withdrawals from the Blocked Accounts as it determines and each Transaction Party irrevocably authorises the Security Trustee to make transfers and/or withdrawals and give such directions as the Security Trustee thinks fit in respect of the Blocked Accounts at any time while an Event of Default subsists.

(g)           The Transaction Parties must ensure that only Authorised Officers or attorneys of the Senior Agent are nominated as signatories to the Blocked Accounts.

(h)           Neither the Security Trustee nor the Senior Agent is under any obligation to take any action in relation to a Blocked Account which in the sole discretion of the Security Trustee or the Senior Agent may be contrary to any law or any Senior Finance Document.

(i)            Neither the Security Trustee nor the Senior Agent has any duties in relation to the Blocked Accounts except as specified in this agreement. In that regard, neither the Security Trustee nor the Senior Agent will be liable for any error in judgment or any mistake of fact or law, except for its own fraud, gross negligence or wilful default.

11.36      Financial undertakings

(a)           Each Borrower undertakes to ensure that:

(1)           (Debt Service Cover Ratio): at each Calculation Date, the Debt Service Cover Ratio is greater than 1.10:1;

(2)           (Gearing Ratio): at each Calculation Date, the Gearing Ratio does not exceed or equal the corresponding ratio set out below for the period in which that Calculation Date occurs:

Period in which Calculation Date occurs	Gearing Ratio
Financial Close to (and including) 31/10/2006	5.50:1
Financial Close to (and including) 31/10/2007	5.25:1
Financial Close to (and including) 31/10/2008	5.00:1
Financial Close to (and including) 31/10/2009	4.75.1
any time after 31/10/2009	4.50:1

(3)           (Lease Adjusted Interest Cover Ratio): at each Calculation Date, the Lease Adjusted Interest Cover Ratio exceeds the corresponding ratio set out below for the period in which that Calculation Date occurs:

Period in which Calculation Date occurs	Lease Adjusted Interest Cover Ratio
Financial Close to (and including) 31/10/2007	1.20:1
Any time after 31/10/2007	1.30:1

(4)           (Capital Expenditure):

(A)          the Consolidated Group does not incur Capital Expenditure (excluding Capital Expenditure referred to in paragraphs (b), (c) and (d) of the definition of Net Capital Expenditure) during each period specified below, in excess of the amount specified in:

(i)            column 1 below for that period if to the US Repayment Date has not occurred at that time; or

(ii)           otherwise, in column 2 for that period.

Where the US Repayment Date occurs during any twelve month period pro rata adjustments between Column 1 and Column 2 will be made accordingly to reflect the proportion of the period prior to the US Repayment Date (for which the cap in column 1 will apply) and on or after the US Repayment Date (for which the cap in column 2 will apply).

Period	Column 1 A$ (or equivalent amount in other currencies) Before US Repayment Date		Column 2 A$ (or equivalent amount in other currencies) After US Repayment Date
From Financial Close up to and including 30 April 2006	A$	12,000,000	A$	11,500,000
From 1 May 2006 up to and including 30 April 2007	A$	18,000,000	A$	16,000,000
From 1 May 2007 up to and including 30 April 2008	A$	19,000,000	A$	17,000,000
From 1 May 2008 up to and including 30 April 2009	A$	12,000,000	A$	9,500,000
From 1 May 2009 up to and including 30 April 2010	A$	12,000,000	A$	9,500,000
From 1 May 2010 up to and including 30 April 2011	A$	12,000,000	A$	9,500,000

provided that if the Capital Expenditure made during the relevant period is less than the limit set out above for the relevant period (the Initial Period), the excess may be utilised in the 18 months immediately following that period (the Subsequent Period) only for such purposes and will excluded from the above calculations for the Subsequent Period or Periods for those purposes.

(B)          the US Group does not incur Capital Expenditure (excluding Capital Expenditure referred to in paragraphs (b), (c) and (d) of the definition of Net Capital Expenditure) during each period specified below, in excess of the amount specified in column 1 below for that period.

Period	Column 1 A$ (or equivalent amount in other currencies)
From Financial Close up to and including 30 April 2006	A$	1,750,000
From 1 May 2006 up to and including 30 April 2007	A$	3,000,000
From 1 May 2007 up to and including 30 April 2008	A$	4,000,000
From 1 May 2008 up to and including 30 April 2009	A$	4,000,000
From 1 May 2009 up to and including 30 April 2010	A$	4,000,000
From 1 May 2010 up to and including 30 April 2011	A$	4,000,000

(b)           In respect of conversion of non Australian Dollar amounts in calculating Financial Covenants and except as otherwise expressly stated above, non Australian Dollar earnings will be converted to Australian Dollars using the same exchange rate applied to convert non Australian Dollar liabilities into Australian Dollars.

(c)           In respect of any calculation of a Financial Undertaking (other than the Financial Undertaking relating to Capital Expenditure in clause 11.36(a)(4)) on a Calculation Date where:

(1)           the US Repayment Date has occurred during the Calculation Period ending on that Calculation Date, the Financial Undertaking will be calculated as if the Consolidated Group did not include the US Group for the whole of that Calculation Period (and EBITDA, Franchise Expense, Interest Expense and Lease Expense will be calculated accordingly without including amounts in respect of the US Group); and

(2)           the Permitted Asian Sale Completion Date occurred during the Calculation Period ending on that Calculation Date, the Financial Undertaking will be calculated as if the Consolidated Group did not include the Asian Group for the whole of that Calculation Period

(and EBITDA, Franchise Expense, Interest Expense and Lease Expense will be calculated accordingly without including amounts in respect of the Asian Group).

(d)           Any calculation of a Financial Undertaking set out in clause 11.36(a)(1), (2) or (3) for the Calculation Dates occurring on 8 January 2006, 30 April 2006 and 23 July 2006, will be determined as follows:

(1)           EBITDA, corporate Tax or other Taxes on income and gains paid in cash, Net Capital Expenditure, Franchise Expense and Rental Expense will be determined using:

(A)          actual amounts for the period from 17 October 2005 (the beginning of the 7th Trading Cycle for FY 06) to the Calculation Date; and

(B)          adding to the actual amounts referred to in (A) the amount set out in the table below for that Calculation Date in respect of EBITDA, corporate Tax or other Taxes on income and gains paid in cash, Net Capital Expenditure, Franchise Expense or Rental Expense (as applicable) and adding to EBITDA the amount of the “Head Office Add-Back” referred to in the table for that Calculation Date (in each case, as those amounts may as adjusted in accordance with clause 11.12(b)(10) and clause 11.12(c)(6), as applicable); and

Calculation Date	8 January 2006		30 April 2006		23 July 2006
EBITDA	A$	40,540,000	A$	23,580,000	A$	11,620,000
Corporate Tax or other Taxes on income and gains paid in cash	A$	2,600,000	A$	1,510,000	A$	750,000
Net Capital Expenditure	A$	7,480,000	A$	4,650,000	A$	2,630,000
Rental Expense		$16,450,000		$10,590,000	A$	5,320,000
Franchise Expense	A$	9,090,000	A$	5,440,000	A$	2,730,000
Head Office Add Back	A$	2,450,000	A$	4,900,000	A$	6,120,000

(C)          Interest Expense shall be determined for the period from Financial Close to the Calculation Date and then annualised; and

(D)          the repayments of Facility A are as required under clause 8.2;

(e)           Any calculation of EBITDA for the purposes of a Financial Undertaking set out in clause 11.35(a) (1), (2) or (3) for the Calculation Dates occurring on 15 October 2006, 7 January 2007 and 30 April 2007 shall have added to it the amount set out in the table below in respect of that Calculation Date (as adjusted in accordance with clause 11.12(b)(10) and clause 11.12(c)(6), as applicable);

Calculation Date	15 October 2006		7 January 2007		30 April 2007
Head Office Add-Back	A$	6,740,000	A$	4,460,000	A$	2,010,000

(f)            If a Financial Undertaking under clauses 11.36(a)(1), (2) or (3) is not met on any Calculation Date, the Event of Default which will occur under clause 12.1(b)(4) as a result will be taken to have been remedied if, and only if, the relevant Financial Undertaking is met on the next two Calculation Dates (the remedy being effective on the second of such Calculation Dates).

11.37      Term of undertakings

Unless the Senior Agent (acting on instructions of the Majority Financiers) otherwise agrees in writing, until:

(a)           the Total Commitments are cancelled; and

(b)           the Secured Moneys are unconditionally repaid in full; and

(c)           each Security is discharged,

each Transaction Party must, at its own cost, comply with its undertakings in this clause 11.

12           Events of Default

12.1        Events of Default

It is an Event of Default, whether or not it is within the control of a Transaction Party, if:

(a)           failure to pay: a Transaction Party fails to pay or repay:

(1)           any principal or interest under the Senior Finance Documents when due and payable by it, other than where the Transaction Party has demonstrated to the satisfaction of the Senior Agent that such failure resulted solely from technical or administrative difficulties relating to the banking system used for the transfer of such amount to the Senior Agent, and the failure is remedied within 2 Business Days of the due date; or

(2)           any other part of the Secured Moneys within 3 Business Days after its due date;

(b)           financial undertakings and conditions subsequent: a Transaction Party breaches any of the following clauses:

(1)           clause 2.5;

(2)           clause 2.6;

(3)           clause 11.14(b);

(4)           clause 11.36,

or if for any reason any of the steps contemplated in schedule 12 are not completed in accordance with, and within the time frames and in order contemplated by, schedule 12 in order to complete the Corporate Restructure as contemplated in that schedule;

(c)           non-remediable failure: a Transaction Party:

(1)           fails to perform any other undertaking or obligation of it under any Senior Finance Document and that failure is not remediable; or

(2)           fails to satisfy within the time stipulated anything which the Senior Agent or Security Trustee made a condition of waiving compliance with a condition precedent or undertaking;

(d)           remediable failure: the failure described in clause 12.1(c)(1) is remediable, and the Transaction Party does not remedy the failure within 10 Business Days of the earlier of the Senior Agent giving notice to any Transaction Party, or any Transaction Party becoming aware, of that failure;

(e)           misrepresentation: any representation or warranty or statement of a Transaction Party:

(1)           under a Senior Finance Document or in any Funding Notice or Selection Notice is incorrect or misleading (whether by omission or otherwise) in any respect when made or repeated; or

(2)           in any notice, certificate, statement or other document contemplated by, or made or delivered pursuant to any Senior Finance Document or information or Financial Report delivered pursuant to clause 11.1 is incorrect or misleading in any material respect when made or repeated,

(Misrepresentation) and if the fact or circumstance which has or have caused the Misrepresentation is remediable the Transaction Party does not remedy that fact or those circumstance within 10 Business Days of the earlier of the Senior Agent giving notice to any Transaction Party, or any Transaction Party becoming aware, of the Misrepresentation;

(f)            cross default: any Financial Indebtedness of a Transaction Party, or any Subsidiary of a Transaction Party in an amount in excess of A$2,000,000 (or the equivalent amount in any other currency):

(1)           becomes due and payable, or becomes capable of being declared due and payable, before the scheduled date for payment; or

(2)           is not paid when due (after taking into account any applicable grace period);

For the purposes of this paragraph, if a person is required to provide cash cover for Financial Indebtedness as a result of an actual, likely or threatened default or an event of default or termination, cancellation, special prepayment or similar event, whatever called, that Financial Indebtedness will be taken to be due and payable.

(g)           judgment: a judgment in an amount exceeding A$2,000,000 (or equivalent amount in any other currency) is obtained against a Transaction Party, any Consolidated Group Member or any Subsidiary of a Transaction Party and that judgment is not satisfied or set aside within 14 days;

(h)           Encumbrance: any Encumbrance securing an amount in excess of A$2,000,000 (or equivalent amount in any other currency) is enforced, or becomes capable of being enforced, against an asset of a Transaction Party, any Consolidated Group Member or any Subsidiary of a Transaction Party;

(i)            Guarantee: any Guarantee is enforced, or becomes capable of being enforced, against a Transaction Party, any Consolidated Group Member or any Subsidiary of a Transaction Party in respect of an amount exceeding A$2,000,000 (or equivalent amount in any other currency) and the amount payable under that Guarantee is not paid when due (after taking into account any applicable grace period);

(j)            execution: a distress, attachment, execution or other process of a Government Agency is issued against, levied or entered upon an asset of a Transaction Party, or any Consolidated Group Member or any Subsidiary of a Transaction Party in respect of an amount exceeding A$2,000,000 (or equivalent amount in any other currency);

(k)           Controller: any of the following occur:

(1)           a Controller (including a receiver or receiver and manager), provisional liquidator, trustee for creditors or in bankruptcy or analogous person is appointed, or any steps are taken to appoint a Controller (unless, in the case of an application to a court for an order to appoint a Controller, that application is stayed, withdrawn or dismissed within 15 Business Days); or

(2)           a resolution to appoint a Controller(including a receiver or receiver and manager), provisional liquidator, trustee for creditors or in bankruptcy or analogous person is passed, or any steps are taken to pass a resolution to appoint a Controller, to a Transaction Party, any Consolidated Group Member or any Subsidiary of a Transaction Party or over an asset of a Transaction Party, any Consolidated Group Member or any Subsidiary of a Transaction Party other than in connection with the solvent Liquidation of a Dormant Subsidiary;

(l)            winding up: any of the following occur:

(1)           an application is made (other than an application which is stayed, withdrawn or dismissed within 15 Business Days);

(2)           an order is made;

(3)           a resolution is passed; or

(4)           proceedings are commenced (other than proceedings which are stayed, withdrawn or dismissed within 15 Business Days);

for the winding up of any Transaction Party or any Consolidated Group Member or any Subsidiary of a Transaction Party (other than a solvent winding up of a Dormant Subsidiary) unless this takes place as part of a solvent reconstruction, amalgamation, merger or consolidation that has previously been approved in writing by the Senior Agent (acting on the instructions of the Majority Financiers);

(m)          administration: any of the following occur:

(1)           an administrator or judicial manager is appointed, or any steps are taken to appoint an administrator or judicial manager; or

(2)           a resolution to appoint an administrator or judicial manager is passed, or any steps are taken to pass a resolution to appoint an administrator or judicial manager,

to a Transaction Party, any Consolidated Group Member or any Subsidiary of a Transaction Party unless this takes place as part of a solvent reconstruction, amalgamation, merger or consolidation that has previously been approved in writing by the Senior Agent (acting on the instructions of the Majority Financiers);

(n)           reduction or release of capital: without the prior written consent of the Senior Agent, a Transaction Party, any Consolidated Group Member or any Subsidiary of a Transaction Party:

(1)           reduces its capital (including a purchase or buy back of its shares or stock);

(2)           passes a resolution to reduce its capital or to authorise it to purchase or buy back its shares or passes a resolution under Chapter 2J of the Corporations Act or an equivalent provision, or calls a meeting to consider any such resolution;

(3)           applies to a court to call any such meeting or to sanction any such resolution or reduction; or

(4)           passes or takes any step to pass a resolution under section 254N of the Corporations Act,

or takes action having a similar effect under equivalent legislation in any jurisdiction other than the Commonwealth of Australia unless this takes place as part of a solvent reconstruction, amalgamation, merger or consolidation that has previously been approved in writing by the Senior Agent (acting on the instructions of the Majority Financiers) or except as otherwise expressly permitted under this agreement;

(o)           deregistration: a Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party (other than a Dormant Subsidiary) is deregistered, or any steps are taken to deregister a Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party (other than a Dormant Subsidiary);

(p)           suspends payment: a Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party stops or suspends or threatens to stop or suspend payment of its debts (or a class of its debts);

(q)           insolvency: a Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party is:

(1)           unable to pay its debts when they are due; or

(2)           presumed to be insolvent under the Corporations Act;

(r)            ceasing business: except as expressly permitted under the terms of this agreement (including as part of a Permitted Disposal), a Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party (other than any Dormant Subsidiary) ceases to carry on business or suspends or threatens to cease or suspend the conduct of all or a substantial part of its business or Disposes of or threatens to Dispose of all or substantially all of its assets;

(s)           reorganisation: a Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party implements a merger, demerger or scheme of arrangement with any person unless this takes place as part of a solvent reconstruction, amalgamation, merger or consolidation that has been previously approved in writing by the Senior Agent (acting on the instructions of the Majority Financiers);

(t)            arrangements: a Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, any of its creditors;

(u)           investigation: an investigation into all or part of the affairs of a Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party commences under any companys’ or corporations’ legislation in circumstances where if adversely determined that would or would be reasonably likely to have, in the reasonable opinion of the Majority Financiers, a Material Adverse Effect;

(v)           compulsory acquisition:

(1)           all or any substantial part of the Secured Property or other assets of the Consolidated Group (taken as a whole) is compulsorily acquired by or by order of a Government Agency or under law;

(2)           a Government Agency orders the sale, vesting or divesting of all or any substantial part of the Secured Property or other material assets of the Consolidated Group (taken as a whole);

(3)           a Government Agency takes a step for the purpose of any of the above;

(w)          Environmental event: there is a requirement of expenditure or of cessation or alteration of activity, under Environmental Law, which has or is reasonably likely to have, in the reasonable opinion of the Majority Financiers, a Material Adverse Effect;

(x)           unenforceability:

(1)           a material provision of a Transaction Document is (or is claimed to be) illegal, invalid, void, voidable or unenforceable or in the case of a Senior Finance Document, does not (or is claimed not to) have the priority the Senior Finance Parties intended it to have and, in the case of any material provision of a KFC Agreement which is (or is claimed to be) invalid, void, voidable or unenforceable, that invalidity, voidness, voidableness or unenforceability would have, or would be reasonably likely to have, in the reasonable opinion of the Majority Financiers, a Material Adverse Effect or the invalidity, voidness, voidableness or unenforceability relates to all or substantially all the KFC Agreements or all or substantially all the franchise agreements between Transaction Parties and KFC (or any Affiliates of KFC);

(2)           any person becomes entitled to terminate, rescind or avoid any material provision of any Transaction Document and, in the case of an entitlement to terminate, rescind or avoid any material provision of a KFC Agreement, any such termination, rescission or avoidance would have or be reasonably likely to have, in the reasonable opinion of the Majority Financiers, a Material Adverse Effect or it relates to all or substantially all the KFC Agreements or all or substantially all the franchise agreements between Core Australian Group Members and KFC (or any of its Affiliates) then in place;

(3)           the execution, delivery or performance of a Transaction Document by a Transaction Party breaches or results in a contravention of any law in any material respect (other than laws of a minor nature) (or is claimed to be);

(4)           a law or anything done by a Government Agency wholly or partially renders illegal a Transaction Document or any material provision of a Transaction Document;

(5)           a law or anything done by a Government Agency wholly or partially prevents or restrict the performance or effectiveness of a Transaction Document or any material provision of a Transaction Document and that has or is reasonably likely to have, in the reasonable opinion of the Majority Financiers, a Material Adverse Effect; or

(6)           any Security shall cease to be in full force and effect, or shall cease to give the Security Trustee for the benefit of the Senior Finance Parties, the Encumbrances, rights, powers and privileges purported to be created and granted under that Security in favour of the Security Trustee, or shall be claimed not to be a valid, perfected, Encumbrance with the intended priority provided for in, or required by, the Senior Finance Documents,

(“claimed” in this clause means claimed by a Transaction Party or a Related Body Corporate of a Transaction Party or any party to a Senior Finance Document (other than a Senior Finance Party) or anyone on behalf of them, including a shareholder);

(y)           material adverse effect: any event or series of events (whether related or not) occurs, or any circumstances arise or exist, which, in the reasonable opinion of the Majority Financiers, has or is reasonably likely to have a Material Adverse Effect;

(z)           pension event: an ERISA Event, or similar event with respect to Non-US Plans, shall have occurred that, when taken together with all other ERISA Events, and similar events with respect to Non-US Plans, that have occurred, which, in the reasonable opinion of the Majority Financiers, has or is reasonably likely to have a Material Adverse Effect;

(aa)         US Insolvency: an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking:

(1)           relief in respect of any Transaction Party, or any Consolidated Group Member or any Subsidiary of a Transaction Party or a substantial part of the property of any Transaction Party, any other Consolidated Group Member or a Subsidiary of a Transaction Party, under Title 11 of the US Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(2)           the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party or for a substantial part of the property of any Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party; or

(3)           the winding-up or liquidation of any Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party;

and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(bb)        US Insolvency: any Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party shall:

(1)           voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(2)           consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause 12.1(aa) above;

(3)           apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party or for a substantial part of the property of any Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party;

(4)           file an answer admitting the material allegations of a petition filed against it in any such proceeding;

(5)           make a general assignment for the benefit of creditors;

(6)           become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(7)           take any action for the purpose of effecting any of the foregoing; or

(8)           wind up or liquidate;

(cc)         Asian Group Member: any Transaction Party, any Consolidated Group Member or a Subsidiary of a Transaction Party (including any Asian Group Member) is declared by the Minister of Finance of the Republic of Singapore to be a declared company under the provisions of Part IX of the Companies Act, Chapter 50 of Singapore;

(dd)        Revocation of Authorisation: an Authorisation which is material to the performance of a Transaction Document, to the Business, or to the validity or enforceability of a Transaction Document, is repealed, revoked or terminated or expires, or is withdrawn, modified or amended, and that event in the reasonable opinion of the Majority Financiers has or could be reasonably expected to have a Material Adverse Effect and the Authorisation is not promptly replaced by another Authorisation reasonably acceptable to the Majority Financiers;

(ee)         Inter-creditor default:

(1)           any party (other than a Senior Finance Party) fails to comply with its obligations under clauses 2, 3, 4, 5, 8.3, or 8.5 of the Intercreditor Deed and such failure, if capable of remedy, is not remedied within 14 days of notice from the Senior Agent or Security Trustee to a Borrower; or

(2)           any representation or warranty of any party (other than a Senior Finance Party) under clause 7 of the Intercreditor Deed is incorrect or misleading and the fact or circumstance which caused that misrepresentation is not remedied within 14 days of notice from the Senior Agent or Security Trustee to a Borrower;

(ff)          analogous process: anything analogous to anything referred to in clauses 12.1(h) to (t) (inclusive) or clauses 12.1(aa), (bb), or (cc) or which has substantially similar effect, occurs with respect to any Transaction Party, any Consolidated Group Member or any Subsidiary of a Transaction Party under any overseas law or any law which commences or is amended after the date of this agreement;

(gg)        Deferred Equity Contribution: an amount equal to any Deferred Equity Contribution is not contributed (whether by CFG Management, Entities Controlled by CFG Management, any shareholder of AusHoldco or otherwise) by way of equity contribution on terms acceptable to the Senior Agent in the manner contemplated in the Funds Flow Statement within 6 calendar weeks of Financial Close;

(hh)        Pat & Oscars Reimbursement: if, as a result of the existence of the Existing US Tax Consolidation or otherwise, a Consolidated Group Member becomes liable to pay or pays any Tax liability of, or referable to, any Pat & Oscars Group Member and the aggregate amount of all such payments and liabilities of Consolidated Group Members not reimbursed in cash (including by way of equity contribution) to the Consolidated Group Members by a person other than another Consolidated Group Member at that time exceeds A$50,000 (or equivalent in other currencies);

(ii)           Existing Pat & Oscars Lease Guarantees: the aggregate of:

(1)           any costs incurred by any Consolidated Group Member after Financial Close to determine or terminate the liability of WRC under any Existing Pat & Oscars Lease Guarantee; and

(2)           amounts paid or required to be paid by any Consolidated Group Member after Financial Close under or in connection with an Existing Pat & Oscars Lease Guarantee,

which have not been reimbursed in cash (including by way of equity contribution) to that Consolidated Group Member within 10 Business Days of being incurred by a person other than another Consolidated Group Member exceeds A$2.5 million (or equivalent amount in other currencies);

(jj)           Pat & Oscars Sale Agreement: any claim for breach of contract or warranty by, misrepresentation by, indemnity or other similar claim against, is made against WRC or any Consolidated Group Member in relation to the Pat & Oscars Sale Agreement where the amount of such claim is not reimbursed in cash to WRC or Consolidated Group Member by a person other than a Consolidated Group Member within 2 Business Days of receipt; or

(kk)         letter of credit claims: WRC or a Consolidated Group Member pays, or an account of WRC or any Consolidated Group Member is debited, in respect of a claim under a letter of credit that relates to P&O Holding Corp, a Pat & Oscars Group Member or any employee of any of them and such amount is not reimbursed in cash to WRC or the relevant Consolidated Group Member (including by way of equity contribution) within 2 Business Days by a person other than another Consolidated Group Member.

12.2        Effect of Event of Default

(a)           If an Event of Default subsists the Senior Agent may, and if so directed by the Majority Financiers must, at any time after its occurrence by notice to the Borrowers declare that:

(1)           the Secured Moneys are immediately due and payable; or

(2)           the Commitment of each Financier is cancelled,

or make each of the declarations under clauses 12.2(a)(1) and (2).

(b)           The Borrowers must immediately repay the Secured Moneys on receipt of a notice under clause 12.2(a)(1).

(c)           Without prejudice to any other Power, upon or at any time after the occurrence of an Event of Default and while its subsists:

(1)           the Senior Agent or the Security Trustee may require the US Borrower by notice to pay to the Senior Agent or the Security Trustee cash cover equal to the Face Value Amount of each Current LC, and upon receiving the notice the US Borrower must immediately pay the cash cover specified in the notice to the Senior Agent or the Security Trustee (as applicable) in Same Day Funds and in the Relevant Currency (and, to the extent required by the Senior Agent or the Security Trustee the US Borrower must enter into an Account Bank Deed in a form acceptable to the Senior Agent in relation to the account in which that cash collateral is held); and

(2)           the US LC Facility Provider must following receipt of instructions from the Senior Agent to do so (and the US Borrower irrevocably authorises the US LC Facility Provider to) pay the Face Value Amount of any Letter of Credit to the LC Beneficiary thereof in discharge of the US LC Facility Provider’s liability thereunder to the LC Beneficiary.

(d)           Without prejudice to any other Power, upon or at any time after the occurrence of an Event of Default and while its subsists:

(1)           the Senior Agent or the Security Trustee may require the Australian Borrower by notice to pay to the Senior Agent or the Security Trustee cash cover equal to the Face Value Amount of each Australian WC Facility Letter of Credit which has not been discharged in full or in respect of which the obligations of the Australian Borrower remain unsatisfied, and upon receiving the notice the Australian Borrower must immediately pay the cash cover specified in the notice to the Senior Agent or the Security Trustee (as applicable) in Same Day Funds in the Relevant Currency; and

(2)           the Australian WC Facility Provider must following receipt of instructions from the Senior Agent to do so (and the Australian Borrower irrevocably authorises the Australian WC Facility Provider to) pay the Face Value Amount of any Australian WC Facility Letter of Credit which has not been discharged in full or in respect of which the obligations of the Australian Borrower remain unsatisfied to the beneficiary of that Australian WC Facility Letter of Credit in discharge of the Australian WC Facility Provider’s liability thereunder to the beneficiary of that Australian WC Facility Letter of Credit.

12.3        Automatic acceleration

Notwithstanding any other provision of this agreement upon the entry of an order for relief under the Title 11 of the United States Bankruptcy Code with respect to a US Transaction Party, without notice to any Transaction Party or Borrower or any other act by the Senior Agent or Financier:

(a)           all of the Secured Moneys of that US Transaction Party shall forthwith automatically become immediately due and payable;

(b)           must immediately deposit cash cover as contemplated in clause 12.2(c)(1) in respect of each Current LC and that deposit will become immediately due and payable; and

(c)           the obligations of the Senior Finance Parties hereunder to that US Transaction Party shall forthwith automatically be cancelled,

all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Transaction Parties.

12.4        Application of cash cover

(a)           The Senior Agent must, to the extent permitted by applicable law and, subject always to the Security Trust Deed, apply any cash cover paid to it under clause 12.2(c)(1) or clause 12.2(d)(1) first against the obligations of the Borrowers under the Senior Finance Documents in respect of any relevant Letter of Credit or Australian WC Letter of Credit (as applicable) and secondly in payment of the balance, if any, of the Secured Moneys.

(b)           The Senior Agent is not required to pay any interest on any amount of cash cover paid to it under clause 12.2(c)(1) or clause 12.2(d)(1).

12.5        Transaction Parties to continue to perform

(a)           If the Senior Agent makes a declaration under clause 12.2 or an automatic acceleration occurs under clause 12.3:

(1)           the declaration does not affect the obligations of a Transaction Party under the Senior Finance Documents; and

(2)           each Transaction Party must continue to perform its obligations under the Senior Finance Documents as if the declaration had not been made, subject to any directions given by a Senior Finance Party under any Senior Finance Document.

(b)           Clause 12.5(a) does not affect the Borrowers’ obligations under clause 12.2 or clause 12.3.

12.6        Enforcement

(a)           The Senior Finance Documents may be enforced in accordance with their terms without notice to a Transaction Party or any other person even if:

(1)           a Senior Finance Party accepts any part of the Secured Moneys after an Event of Default; or

(2)           there has been any other Event of Default.

(b)           No Senior Finance Party is liable to any Transaction Party for any Loss a Transaction Party may suffer, incur or be liable for arising out of or in connection with a Senior Finance Party exercising any Power in accordance with its terms, except to the extent specifically set out in a Senior Finance Document.

12.7        Investigation of Event of Default

If the Senior Agent believes that there is a Default, the Senior Agent may appoint a person to investigate this. Each Transaction Party agrees to co-operate with the person and comply with every reasonable request they make. If there is or was a Default the Transaction Party agrees to pay all costs in connection with the investigation.

12.8        Administrator appointed to a Transaction Party

If the Security Trustee or the Senior Agent is notified by a Transaction Party, a Financier, the Senior Agent or the Security Trustee, or under the Corporations Act that an administrator (other than an administrator appointed by the Security Trustee) has been appointed to a Transaction Party:

(a)           the Security Trustee or the Senior Agent (as applicable) agrees to notify each other, and the Financiers, of the appointment. The Senior Agent agrees to then obtain the instructions of the Financiers under clause 18 on whether or not it should instruct the Security Trustee to appoint a Receiver to the Transaction Party under a Security within the Decision Period (as defined in the Corporations Act); and

(b)           if the Senior Agent does not receive instructions from the Majority Financiers by a time which the Senior Agent considers is the latest time by which instructions should be received in order for it to be able to arrange the appointment of a Receiver to the Transaction Party within that period, then, despite any other provision of a Senior Finance Document, but subject to clause 18.7(a)(3), the Senior Agent may (but it not obliged to) instruct the Security Trustee to appoint a Receiver to the Transaction Party under the Security within that period.

13           Increased costs and illegality

13.1        Increased costs

(a)           If a Financier determines that any Change in Law affecting it or any of its holding companies (each a Holding Company) directly or indirectly:

(1)           increases the effective cost to that Financier of performing its obligations under the Senior Finance Documents or funding or maintaining its Commitment or its Pro Rata Share of the Principal Outstanding;

(2)           reduces any amount received or receivable by that Financier under the Senior Finance Documents; or

(3)           in any other way reduces the effective return to the Financier or any Holding Company under the Senior Finance Documents or the overall return on capital of the Financier or any Holding Company,

(each an Increased Cost), the Borrowers must pay to the Financier on demand compensation for the Increased Cost to the extent attributed by the Financier or Holding Company (using the methods it considers appropriate) to the Financier’s obligations under the Senior Finance Documents or the funding or maintenance of its Commitment or its Pro Rata Share of the Principal Outstanding.

(b)           A claim under clause 13.1(a):

(1)           must contain reasonable details of the event giving rise to the claim, the amount of the claim and the basis of computation of the claim; and

(2)           in the absence of manifest error, is sufficient evidence of the amount to which the Senior Finance Party is entitled under clause 13.1(a) unless the contrary is proved.

(c)           Clause 13.1(a) does not apply to the extent any Increased Cost is:

(1)           attributable to a deduction or withholding in respect of Tax from a payment to the Financier required to be made by a Transaction Party by applicable law; or

(2)           compensated for by clause 9.4(a) (or would be compensated under clause 9.4(a) but was not compensated solely because the exception in clause 9.4(b) applied or because the Tax was an Excluded Tax).

13.2        Illegality

(a)           If any Change in Law or other event makes it illegal for a Financier to perform its obligations under the Senior Finance Documents or fund or maintain its Commitment, the Financier may by notice to the Borrowers:

(1)           suspend its obligations under the Senior Finance Documents for the duration of the illegality; or

(2)           by notice to the Borrowers, cancel its Commitments and require the Borrowers to repay the Secured Moneys in respect of that Financier in full on the date which is 40 Business Days after the date on which the Financier gives the notice or any earlier date required by, or to comply with, the applicable law.

(b)           A notice under clause 13.2(a)(2) is irrevocable and the Borrowers must, on the repayment date determined under clause 13.2(a)(2), pay to the Senior Agent on account of the Financier the Secured Moneys in respect of the Financier in full.

13.3        Mitigation

(a)           Each Financier shall, in consultation with the Borrowers, take all reasonable steps requested by the Borrowers to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, this clause 13 or clause 9.4(a) including transferring its rights and obligations under the Senior Finance Documents to a Related Body Corporate or another Facility Office.

(b)           Clause 13.3(a) above does not in any way limit the obligations of any Transaction Party under the Finance Documents.

(c)           The Borrowers shall indemnify each Financier for all costs and expenses reasonably incurred by that Financier as a result of steps taken by it under clause 13.3(a) provided that the Financier notifies a Borrower prior to incurring costs and expenses to be indemnified under this clause in excess of A$5,000.

(d)           A Financier is not obliged to take any steps under clause 13.3(a) if, in the opinion of that Financier, to do so might be prejudicial to it, in breach of any law or regulation applying to it or be in breach of any internal policy or procedure of it or any Affiliate.

14           Guarantee and indemnity

14.1        Guarantee and Related US Guarantee

(a)           The Guarantors jointly and severally and unconditionally and irrevocably guarantee to each Senior Finance Party the payment of the Secured Moneys due to each Senior Finance Party.

(b)           In addition to the guarantee contained herein, each of the US Guarantors shall execute the US Guarantee and to the extent that the provisions of this clause 14 shall duplicate or conflict with the provisions thereof, the terms of the US Guarantee shall govern the obligations of such Guarantors provided, further that solely with respect to any US Guarantor which has granted to the Security Trustee a deed of trust in any interest in real property located in the State of California (each a CA DOT Guarantor), if any provision of this agreement or any other Finance Document (other than any US Security Document) shall duplicate or conflict with the provisions of the US Guarantee, the terms of the US Guarantee shall govern the obligations of that CA DOT Guarantor. All future Guarantors that shall be required by clause 14.18 to execute a Guarantee Assumption Agreement shall, if they are organized under the laws of any jurisdiction within the United States of America, also execute joinder agreements to the US Guarantee and be bound under the US Guarantee on the same basis as the US Guarantors which originally execute the US Guarantee.

14.2        Payment

(a)           If the Secured Moneys are not paid when due, each Guarantor must immediately on demand from the Senior Agent pay to the Senior Agent for the account of the Senior Finance Parties the Secured Moneys in the same manner and currency as the Secured Moneys are required to be paid.

(b)           A demand under clause 14.2(a) may be made at any time and from time to time.

14.3        Securities for other money

Each Senior Finance Party may apply any amounts received by it or recovered under any:

(a)           Collateral Security; or

(b)           other document or agreement,

which is a security for any of the Secured Moneys and any other money in the manner it determines in its absolute discretion.

14.4        Amount of Secured Moneys

(a)           This clause 14 applies to any amount which forms part of the Secured Moneys from time to time.

(b)           The obligations of each Guarantor under this clause 14 extend to any increase in the Secured Moneys as a result of:

(1)           any amendment, supplement, renewal or replacement of any Senior Finance Document to which a Transaction Party and any Senior Finance Party is a party; or

(2)           the occurrence of any other thing.

(c)           Clause 14.4(b):

(1)           applies regardless of whether any Guarantor is aware of or consented to or is given notice of any amendment, supplement, renewal or replacement of any agreement to which a Transaction Party and any Senior Finance Party is a party or the occurrence of any other thing; and

(2)           does not limit the obligations of any Guarantor under this clause 14.

14.5        Proof by Senior Finance Parties

In the event of the Liquidation of a Transaction Party (other than a solvent reconstruction, amalgamation, merger or consolidation that has previously been approved in writing by the Senior Agent (acting on the instructions of the Majority Financiers)), each Guarantor authorises each Senior Finance Party to prove for all money which any Guarantor has paid or is or may be obliged to pay under any Senior Finance Document, any other document or agreement or otherwise in respect of the Secured Moneys.

14.6        Avoidance of payments

(a)           If any payment, conveyance, transfer or other transaction relating to or affecting the Secured Moneys is:

(1)           void, voidable or unenforceable in whole or in part; or

(2)           claimed to be void, voidable or unenforceable and that claim is upheld, conceded or compromised in whole or in part,

the liability of each Guarantor under this clause 14 and any Power is the same as if:

(3)           that payment, conveyance, transfer or transaction (or the void, voidable or unenforceable part of it); and

(4)           any release, settlement or discharge made in reliance on any thing referred to in clause 14.6(a)(3),

had not been made and each Guarantor must immediately take all action and sign all documents necessary or required by the Senior Agent to restore to each Senior Finance Party the benefit of this clause 14 and any Encumbrance held by the Senior Finance Parties immediately before the payment, conveyance, transfer or transaction.

(b)           Clause 14.6(a) applies whether or not any Senior Finance Party knew, or ought to have known, of anything referred to in clause 14.6(a).

14.7        Indemnity for avoidance of Secured Moneys

(a)           If any of the Secured Moneys (or money which would have been Secured Moneys if it had not been irrecoverable) are irrecoverable by any Senior Finance Party from:

(1)           any Transaction Party; or

(2)           a Guarantor on the footing of a guarantee,

the Guarantors jointly and severally, unconditionally and irrevocably, and as a separate and principal obligation:

(3)           indemnify each Senior Finance Party against any Loss suffered, paid or incurred by that Senior Finance Party in relation to the non payment of that money; and

(4)           must pay the Senior Agent for the account of that Senior Finance Party an amount equal to that money.

(b)           Clause 14.7(a) applies to the Secured Moneys (or money which would have been Secured Moneys if it had not been irrecoverable) which are or may be irrecoverable irrespective of whether:

(1)           they are or may be irrecoverable because of any event described in clause 14.12;

(2)           they are or may be irrecoverable because of any other fact or circumstance;

(3)           the transactions or any of them relating to that money are void or illegal or avoided or otherwise unenforceable; and

(4)           any matters relating to the Secured Moneys are or should have been within the knowledge of any Senior Finance Party.

14.8        No obligation to marshal

A Senior Finance Party is not required to marshal or to enforce or apply under or appropriate, recover or exercise:

(a)           any Encumbrance, Guarantee or Collateral Security or other document or agreement held, at any time, by or on behalf of that or any other Senior Finance Party; or

(b)           any money or asset which that Senior Finance Party, at any time, holds or is entitled to receive.

14.9        Non-exercise of Guarantors’ rights

A Guarantor must not exercise any rights it may have inconsistent with this clause 14.

14.10      Principal and independent obligation

(a)           This clause 14 is:

(1)           a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

(2)           independent of and not in substitution for or affected by any other Collateral Security which any Senior Finance Party may hold in respect of the Secured Moneys or any obligations of any Transaction Party or any other person.

(b)           This clause 14 is enforceable against a Guarantor:

(1)           without first having recourse to any Collateral Security;

(2)           whether or not any Senior Finance Party has:

(A)          made demand on any Transaction Party (other than any demand specifically required to be given, or notice required to be issued, to a Guarantor under clause 14.2 or any other provision of a Senior Finance Document);

(B)          given notice to any Transaction Party or any other person in respect of any thing; or

(C)          taken any other steps against any Transaction Party or any other person;

(3)           whether or not any Secured Moneys is then due and payable; and

(4)           despite the occurrence of any event described in clause 14.12.

14.11      Suspense account

(a)           Each Senior Finance Party may apply to the credit of an interest bearing suspense account any:

(1)           amounts received under this clause 14;

(2)           dividends, distributions or other amounts received in respect of the Secured Moneys in any Liquidation; and

(3)           other amounts received from a Guarantor, a Transaction Party or any other person in respect of the Secured Moneys.

(b)           Each Senior Finance Party may retain the amounts in the suspense account for as long as it determines and is not obliged to apply them in or towards satisfaction of the Secured Moneys.

14.12      Unconditional nature of obligations

(a)           This clause 14 and the obligations of each Guarantor under the Senior Finance Documents are absolute, binding and unconditional in all circumstances, and other than pursuant to an express release or discharge, are not released or discharged or otherwise affected by anything which but for this provision might have that effect, including:

(1)           the grant to any Transaction Party or any other person of any time, waiver, covenant not to sue or other indulgence;

(2)           the release (including a release as part of any novation) or discharge of any Transaction Party or any other person;

(3)           the cessation of the obligations, in whole or in part, of any Transaction Party or any other person under any Senior Finance Document or any other document or agreement;

(4)           the Liquidation of any Transaction Party or any other person;

(5)           any arrangement, composition or compromise entered into by any Senior Finance Party, any Transaction Party or any other person;

(6)           any Senior Finance Document or any other document or agreement being in whole or in part illegal, void, voidable, avoided, unenforceable or otherwise of limited force or effect;

(7)           any extinguishment, failure, loss, release, discharge, abandonment, impairment, compounding, composition or compromise, in whole or in part of any Senior Finance Document or any other document or agreement;

(8)           any Collateral Security being given to any Senior Finance Party by any Transaction Party or any other person;

(9)           any alteration, amendment, variation, supplement, renewal or replacement of any Senior Finance Document or any other document or agreement;

(10)         any moratorium or other suspension of any Power;

(11)         any Senior Finance Party, a Receiver or Attorney exercising or enforcing, delaying or refraining from exercising or enforcing, or being not entitled or unable to exercise or enforce any Power;

(12)         any Senior Finance Party obtaining a judgment against any Transaction Party or any other person for the payment of any of the Secured Moneys;

(13)         any transaction, agreement or arrangement that may take place with any Senior Finance Party, any Transaction Party or any other person;

(14)         any payment to any Senior Finance Party, a Receiver or Attorney, including any payment which at the payment date or at any time after the payment date is in whole or in part illegal, void, voidable, avoided or unenforceable;

(15)         any failure to give effective notice to any Transaction Party or any other person of any default under any Senior Finance Document or any other document or agreement;

(16)         any legal limitation, disability or incapacity of any Transaction Party or of any other person;

(17)         any breach of any Senior Finance Document or any other document or agreement;

(18)         the acceptance of the repudiation of, or termination of, any Senior Finance Document or any other document or agreement;

(19)         any Secured Moneys being irrecoverable for any reason;

(20)         any disclaimer by any Transaction Party or any other person of any Senior Finance Document or any other document or agreement;

(21)         any assignment, novation, assumption or transfer of, or other dealing with, any Powers or any other rights or obligations under any Senior Finance Document or any other document or agreement;

(22)         the opening of a new account of any Transaction Party with any Senior Finance Party or any transaction on or relating to the new account;

(23)         any prejudice (including material prejudice) to any person as a result of:

(A)          any thing done or omitted by any Senior Finance Party, any Transaction Party or any other person;

(B)          any Senior Finance Party, a Receiver, Attorney or any other person selling or realising any property the subject of a Collateral Security at less than the best price;

(C)          any failure or neglect by any Senior Finance Party, a Receiver, Attorney or any other person to recover the Secured Moneys from any Transaction Party or by the realisation of any property the subject of a Collateral Security; or

(D)          any other thing;

(24)         the receipt by any Senior Finance Party of any dividend, distribution or other payment in respect of any Liquidation;

(25)         the failure of any other Guarantor or any other person who is intended to become a co-surety or co-indemnifier of that Guarantor to execute this agreement or any other document; or

(26)         any other act, omission, matter or thing whether negligent or not.

(b)           Clause 14.12(a) applies irrespective of:

(1)           the consent or knowledge or lack of consent or knowledge, of any Senior Finance Party, any Transaction Party or any other person of any event described in clause 14.12(a); or

(2)           any rule of law or equity to the contrary.

(c)           Notwithstanding the above contained in this clause 14.12, each US Guarantor hereby confirms that it is the intention of the parties hereto that the guarantees contained herein by each US Guarantor does not constitute a fraudulent transfer or conveyance for purposes of United States bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar United States federal or state law to the extent applicable to any US Guarantor. To effectuate the foregoing intention, each US Guarantor and the other parties to this agreement hereby irrevocably agree that the guarantees contained herein of such US Guarantor and any other obligations of such US Guarantor hereunder will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such US Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of any other obligations of such other Guarantor, if any, result in the transfers and obligations of such

US Guarantor under this agreement not constituting a fraudulent transfer or conveyance. In determining the foregoing, the amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability and due consideration shall be given to all rights of contribution or reimbursement that may exist from other Transaction Parties, including, without limitation, the rights under clause 14.13(a) below.

14.13      No competition

(a)           In the event that any US Guarantor shall at any time make a payment under this clause 14 or under the US Guarantee:

(1)           the US Borrower or the Australian Borrower (as applicable) agrees to reimburse such US Guarantor for the amount of such payment and to allow such US Guarantor to offset the amount that it is entitled to be so reimbursed against any and all amounts that it may then owe to such Borrower under any intercompany indebtedness; and

(2)           to the extent that such US Guarantor is not reimbursed in full by the Borrowers, the other Guarantors each agree that, to the extent that such US Guarantor is otherwise then indebted to such other Guarantor, the US Guarantor shall also be entitled to a right of contribution from such other Guarantor by offsetting such right to contribution against such indebtedness.

(b)           Except for the rights of offset by the US Guarantors set out in clause 14.13(a), until the Secured Moneys have been fully paid and this clause 14 has been finally discharged, a Guarantor is not entitled to:

(1)           be subrogated to any Senior Finance Party;

(2)           claim or receive the benefit of:

(A)          any Encumbrance, Guarantee or other document or agreement of which any Senior Finance Party has the benefit;

(B)          any moneys held by any Senior Finance Party; or

(C)          any Power;

(3)           either directly or indirectly to prove in, claim or receive the benefit of any distribution, dividend or payment arising out of or relating to the Liquidation (other than a solvent reconstruction, amalgamation, merger or consolidation that has previously been approved in writing by the Senior Agent (acting on the instructions of the Majority Financiers)) of any Transaction Party liable to pay the Secured Moneys, except in accordance with clause 14.13(c);

(4)           make a claim or exercise or enforce any right, power or remedy (including under an Encumbrance or Guarantee or by way of contribution) against any Transaction Party liable to pay the Secured Moneys;

(5)           accept, procure the grant of or allow to exist any Encumbrance in favour of a Guarantor from any Transaction Party liable to pay the Secured Moneys;

(6)           exercise or attempt to exercise any right of set-off against, or realise any Encumbrance taken from, any Transaction Party liable to pay the Secured Moneys; or

(7)           raise any defence or counterclaim in reduction or discharge of its obligations under this clause 14.

(c)           If required by any Senior Finance Party, a Guarantor must prove in any Liquidation (other than a solvent reconstruction, amalgamation, merger or consolidation that has previously been approved in writing by the Senior Agent (acting on the instructions of the Majority Financiers)) of any Transaction Party liable to pay the Secured Moneys for all money owed to the Guarantor.

(d)           All money recovered by a Guarantor from any Liquidation (other than a solvent reconstruction, amalgamation, merger or consolidation that has previously been approved in writing by the Senior Agent (acting on the instructions of the Majority Financiers)) or under any Encumbrance or Guarantee from any Transaction Party liable to pay the Secured Moneys must be received and held in trust by the Guarantor for the Senior Finance Parties to the extent of the unsatisfied liability of the Guarantor under this clause 14.

(e)           A Guarantor must not do or seek, attempt or purport to do anything referred to in clause 14.13(a).

14.14      Extent of Guarantor’s obligations

(a)           If more than one person is named as “Guarantor”, each of them is liable for all the obligations under this Cross Guarantee both individually and jointly with any one or more other persons named as “Guarantor”.

(b)           This Guarantee and Indemnity takes effect as a cross-guarantee and cross-indemnity when one or more of the Transaction Parties are the same as one or more of the Guarantors. In those circumstances, it is a separate guarantee and indemnity in relation to the obligations of each Transaction Party as if that person were:

(1)           the only person included in the definition of “Transaction Party”; and

(2)           excluded from the definition of “Guarantor”.

14.15      Continuing guarantee

This clause 14 is a continuing obligation of each Guarantor, despite:

(a)           any settlement of account; or

(b)           the occurrence of any other thing,

and remains in full force and effect until:

(c)           all the Secured Moneys have been paid in full; and

(d)           this clause 14 has been finally discharged by all the Senior Finance Parties.

14.16      Variation

This clause 14 extends to cover the Senior Finance Documents as amended, varied or replaced, whether with or without the consent of any one or more of the Guarantors, including any increase in the limit or maximum principal amount available under a Senior Finance Document.

14.17      Judgments

A final judgment obtained against a relevant Transaction Party is conclusive as against each Guarantor.

14.18      Additional Guarantors

(a)           The Borrowers and each Guarantor must ensure that at all times

(1)           the Guarantors comprise members of the Consolidated Group which, at all times, together with the Borrowers, own at least 95% of total gross assets of the Consolidated Group and earn at least 95% of EBITDA of the Consolidated Group; and

(2)           each Material Subsidiary is a Guarantor,

(the Guarantee Criteria).

(b)           The Guarantee Criteria will be tested within 30 days of each Calculation Date and shall be based on the latest Financial Reports of the Consolidated Group provided under clause 11.1.

(c)           If at any time the Guarantee Criteria are not met, the Borrower must ensure that sufficient Subsidiaries of the Borrowers and Consolidated Group Members become Guarantors for the purposes of this agreement and comply with this clause 14.18 so as to ensure compliance with the Guarantee Criteria within 10 Business Days (or 25 Business Days if it is necessary for the relevant Subsidiary to comply with the procedure set out in section 260B of the Corporations Act).

(d)           An Entity which is required to become a Guarantor must, within the time frames contemplated in clause 14.18(c):

(1)           execute and deliver to the Senior Agent an officer’s certificate in the relevant form of schedule 4 in respect of that Guarantor and, if it is organized under the laws of any jurisdiction within the United States of America, a solvency certificate;

(2)           execute and deliver to the Security Trustee an “Accession Deed (Security Provider)” under and as defined in the Security Trust Deed;

(3)           execute and deliver to the Senior Agent a certificate from two directors of the Guarantor confirming that guaranteeing the Secured Moneys would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded and unless it is organized under the laws of any jurisdiction within the United States of America (in relation to whom a solvency certificate has been provided under clause 14.18(d)(1), confirming that the entity is, and after giving the New Securities (as defined below) will be, able to pay its debts as they become due from its own money;

(4)           execute and deliver to the Senior Agent a Guarantee Assumption Agreement and, if it is organized under the laws of any jurisdiction within the United States of America, a joinder agreement to the US Guarantee and to the US Security Agreement;

(5)           execute and deliver to the Security Trustee the following Encumbrances:

(A)          a fixed and floating charge over all its assets and undertaking in substantially the same form as the Deeds of Charge (or appropriate form for the jurisdiction in which it is organised or incorporated), or, if it is organised under the laws of any jurisdiction within the United States of America, a joinder agreement to the US Security Agreement; and

(B)          a real property mortgage over all real property held by it substantially the same form as the Property Mortgages (or appropriate form for the jurisdiction in which that real property is located and for the form of real property interest held) except that it will not be required to grant a real property mortgage over any Leasehold Interest where either:

(i)            the consent of the landlord under that Leasehold Interest is required in relation to the grant of that legal or statutory mortgage to the Security Trustee under the terms of the relevant Leasehold Interest and such consent has not been obtained; or

(ii)           that Leasehold Interest is subject to an Existing Westpac Lease Mortgage and has made such amendments to that Existing Westpac Lease Mortgage as agreed between the Australian Borrower and the Senior Agent prior to Financial Close and that Existing Westpac Lease Mortgage forms part of the “Trust Fund” under the Security Trust Deed, to secure, the Secured Moneys (the New Securities);

(6)           duly stamp each document referred to in this clause 14.18 or, if it does not duly stamp them, it must provide evidence satisfactory to the Senior Agent that those documents will be duly stamped (including cheques or other means of payment satisfactory to the Senior Agent for the appropriate stamp duties payable in amount and in number to allow the Senior Agent (or its counsel) to attend to stamping of those documents);

(7)           give to the Senior Agent all duly completed forms, notices and other documents required to register or file with the appropriate Government Agency any document referred to in this clause 14.18;

(8)           deliver to the Senior Agent a copy of any Authorisation which is required in relation to the execution, delivery and performance by it of the Guarantee Assumption Agreement and any other Transaction Documents to which it is expressed to be a party and the transactions contemplated by those documents and in relation to the validity and enforceability of those documents; and other document, opinion or assurance which the Senior Agent considers to be necessary in connection with the entry into and the performance of the transactions contemplated by the Guarantee Assumption Agreement and any other Senior Finance Document to which it is a party;

(9)           deliver to the Senior Agent a legal opinion from legal advisors reasonably acceptable to the Senior Agent in Australia and in its jurisdiction of incorporation dealing with execution, legal and binding obligations, compliance with Corporations Act (or other relevant legislation and including any structural or whitewash issues where applicable) and such other matters as the Senior Finance Parties may reasonably require;

(10)         deliver to the Security Trustee all documents and evidence of title to the property to be charged or mortgaged by the New Securities and blank transfers of any Marketable Securities forming part of its Secured Property, including all share certificates and other title documents or certificates with respect to the real property interests, leasehold interest or shareholdings held by it;

(11)         deliver to the Senior Agent evidence of ratification by each shareholder of that Entity of its giving the New Securities and executing the Guarantee Assumption Agreement and the signing and delivery of any other Senior Finance Document to which that Entity is a party and the observance of its obligations under those documents (unless all its shareholders are already Transaction Parties, in which case that ratification will be taken to be satisfied by virtue of clause 1.7);

(12)         deliver to the Senior Agent certified copies of certificates of currency for insurances to evidence that it has complied with clause 11.24;

(13)         do everything that the Senior Agent may reasonably request to ensure the enforceability of its obligations as a Guarantor and a Security Provider and as a “Security Provider” under both the Security Trust Deed and the Intercreditor Deed.

(e)           All documentation provided to the Senior Agent under clause 14.18(d) must be in a form and substance satisfactory to the Senior Agent (acting reasonably).

(f)            Each Transaction Party must take all steps necessary to ensure that the accession of the relevant Entity as a Guarantor does not violate any law, result in any adverse tax event or cause breach of any obligation under a Senior Finance Document or any other obligation to any other person to which it is bound.

(g)           Delivery of a Guarantee Assumption Agreement to a Senior Finance Party constitutes confirmation by the new Guarantor that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

14.19      Release of Guarantor

If the entire issued share capital of a Guarantor which is a Subsidiary of the Australian Borrower, the US Borrower or AsiaHoldco is to be Disposed of as part of a Permitted Disposal, then upon request from a Borrower (as applicable) the Senior Agent and the Security Trustee without being required to obtain instructions from any other Senior Finance Party or any other “Beneficiary under and as defined in the Security Trust Deed or any Transaction Party shall (provided that it is given reasonable notice and provided that no Default subsists), at completion of such Disposal, release the Guarantor from all liability under the Senior Finance Documents and discharge its assets from any Security created under the Senior Finance Documents.

15           Indemnities and Break Costs

15.1        General indemnity

(a)           Each Borrower indemnifies each Senior Finance Party against any Loss which that Senior Finance Party, a Receiver (whether acting as agent of the Borrower or of a Senior Finance Party) or an Attorney pays, suffers, incurs or is liable for, in respect of any of the following:

(1)           a Funding Portion required by a Funding Notice not being made for any reason including any failure by a Transaction Party to fulfil any condition precedent contained in clause 2, but excluding any default by that Senior Finance Party;

(2)           the occurrence of any Default;

(3)           a Senior Finance Party exercising its Powers consequent upon or arising out of the occurrence of any Default;

(4)           the non-exercise, attempted exercise, exercise or delay in the exercise of any Power;

(5)           any act or omission of a Security Provider or any of its employees or agents;

(6)           the occupation, use or ownership of any Secured Property by a Security Provider or any of its employees or agents;

(7)           any workers’ compensation claim by any employee of a Security Provider;

(8)           any insurance policy in respect of any Secured Property;

(9)           any compulsory acquisition or statutory or judicial divestiture of any Secured Property;

(10)         a Senior Finance Party acting in connection with a Senior Finance Document in good faith on fax (or, only in the case of a Hedge Agreement, telephone) instructions purporting to originate from the offices of a Transaction Party (or, in the case of the Senior Agent, a Senior Finance Party) or to be given by a Transaction Party (or in the case of the Senior Agent, a Senior Finance Party);

(11)         an indemnity a Senior Finance Party gives a controller or administrator of a Transaction Party;

(12)         any statement in, conduct relying on or omission or alleged omission from:

(A)          any information memorandum or loan proposal; or

(B)          any document or information prepared or authorised by it or any other Transaction Party,

or any claim in respect of any of the above;

(13)         any other thing in respect of a Security or any Secured Property; and

(14)         any payment made by a Financier to the Senior Agent under clause 18.13.

(b)           The indemnity in clause 15.1(a), includes the amount determined by a Senior Finance Party as being incurred by reason of the liquidation or re-employment of deposits or other funds acquired or contracted for by the Senior Finance Party to fund or maintain its Commitment.

15.2        Break Costs

(a)           The Borrowers must, within 3 Business Days of demand by the Senior Agent, pay to the Senior Agent for the account of each Senior Finance Party its Break Costs attributable to all or any part of a Funding Portion being prepaid or repaid by the Borrower on a day other than the last day of the Interest Period for that Funding Portion.

(b)           Each Financier must, within 3 Business Days of determining that it has made, pay Break Benefits attributable to all or any part of a Funding Portion being prepaid or repaid by the Borrower on a day other than the last day of the Interest Period for that Funding Portion, pay such Break Benefits to the relevant Borrower.

15.3        Foreign currency indemnity

If, at any time:

(a)           a Senior Finance Party, a Receiver or an Attorney receives or recovers any amount payable by a Transaction Party including:

(1)           under any judgment or order of any Government Agency;

(2)           for any breach of any Senior Finance Document;

(3)           on the Liquidation or bankruptcy of the Transaction Party or any proof or claim in that Liquidation or bankruptcy; or

(4)           any other thing into which the obligations of the Transaction Party may have become merged; and

(b)           the Payment Currency is not the Relevant Currency,

the Borrowers indemnify each Senior Finance Party, Receiver or Attorney against any shortfall between the amount payable in the Relevant Currency and the amount actually or notionally received or recovered by each Senior Finance Party, Receiver or Attorney after the Payment Currency is converted or translated into the Relevant Currency under clause 15.4.

15.4        Conversion of currencies

In making any currency conversion under clause 15.3, a Senior Finance Party, Receiver or Attorney may itself or through its bankers purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and amounts and at the times it thinks fit.

15.5        Continuing indemnities and evidence of loss

(a)           Each indemnity of a Transaction Party in a Senior Finance Document is a continuing obligation of the Transaction Party, despite:

(1)           any settlement of account; or

(2)           the occurrence of any other thing,

and remains in full force and effect until:

(3)           the Secured Moneys are fully and finally repaid; and

(4)           each Security has been finally discharged.

(b)           Each indemnity of a Transaction Party in a Senior Finance Document is an additional, separate and independent obligation of a Transaction Party and no one indemnity limits the general nature of any other indemnity.

(c)           Each indemnity of a Transaction Party in a Senior Finance Document survives the termination of any Senior Finance Document, the Expiry Date of any Letter of Credit and the making of any payment under any Letter of Credit.

(d)           A certificate given by an Authorised Officer of a Senior Finance Party detailing the amount of any Loss covered by any indemnity in a Senior Finance Document is sufficient evidence unless the contrary is proved.

16           Fees, Tax, costs and expenses

16.1        Agent’s fees

The Borrowers must pay to the Senior Agent for its own account the fees and other amounts agreed between the Borrowers and the Senior Agent and the Borrower and the Senior Agent in the relevant Fee Letter.

16.2        Security Trustee’s Fees

The Borrowers must pay the Security Trustee for its own account the fees and other amounts agreed between the Borrowers and the Security Trustee in the relevant Fee Letter.

16.3        Commitment Fee – Facilities A, B, C and E

The Borrowers must pay the commitment fees for each of Facilities A, B, C and E set out in the Pricing Letter.

16.4        Line Fee – Facility D

The US Borrower must pay the line fee for Facility D set out in the Pricing Letter.

16.5        JLAs’ Fees

The Borrowers agrees to pay the Joint Lead Arrangers the arrangement and underwriting fee specified in the Fee Letter referred to in paragraph (a) of the definition of Fee Letter on Financial Close (even although under the terms of that letter the Sponsor is required to pay that fee).

16.6        Australian WC Facility Providers Fees

The Australian Borrower agrees to pay the line and other fees specified in the Australian WC Facility Documents.

16.7        Tax

(a)           The Borrowers must pay any Tax, which is payable in respect of a Senior Finance Document (including in respect of the execution, delivery, registration, performance, release, discharge, amendment or enforcement of a Senior Finance Document) other than an Excluded Tax in respect of any Senior Finance Party or any Tax which is compensated for by clause 9.4(a) (or which would be compensated under clause 9.4(a) but was not compensated solely because the exception in clause 9.4(b) applied).

(b)           The Borrowers must pay any fine, interest, penalty or other cost in respect of a failure to pay any Tax described in clause 16.7(a) except to the extent that the fine, interest, penalty or other cost is caused by the Senior Agent’s failure to lodge money received from a Borrower within 5 Business Days of receipt.

(c)           The Borrowers indemnify each Senior Finance Party against any Loss which that Senior Finance Party pays, suffers, incurs or is liability for in respect of any amount payable under clause 16.7(a) or (b) (including in respect of Taxes (other than Excluded Taxes) imposed or asserted on or attributable to amounts payable under this clause 16.7 whether or not such amounts were correctly or legally imposed or asserted by the relevant Government Agency).

16.8        Costs and expenses

The Borrowers must pay:

(a)           all reasonable costs and expenses of each Senior Finance Party in relation to the negotiation, preparation, execution, delivery, stamping, registration, completion, variation and discharge of any Senior Finance Document and, in the case of the Joint Lead Arrangers, in relation to the syndication of the Facilities;

(b)           all costs and expenses of each Senior Finance Party in relation to the enforcement, protection or waiver of any rights under any Senior Finance Document;

(c)           all reasonable costs and expenses of each Senior Finance Party in relation to the consent or approval of a Senior Finance Party given under any Senior Finance Document; and

(d)           all costs and expenses of each Senior Finance Party in relation to any enquiry by a Government Agency involving a Borrower or a Transaction Party,

including:

(e)           any administration costs of the Senior Agent and the Security Trustee in relation to the matters described in clause 16.8(c) or (d); and

(f)            any legal costs and expenses and any professional consultant’s fees, on a full indemnity basis.

16.9        GST

(a)           If GST or any Indirect Tax is or will be imposed on a supply made under or in connection with a Senior Finance Document by a Senior Finance Party, the Senior Finance Party may, to the extent that the consideration otherwise provided for that supply is not expressly stated to include an amount in respect of GST or relevant Indirect Tax on the supply:

(1)           increase the consideration otherwise provided for that supply under the Senior Finance Document by the amount of that GST or Indirect Tax; or

(2)           otherwise recover from the recipient of the supply the amount of that GST or Indirect Tax.

(b)           In the case of any GST, each Senior Finance Party must issue a Tax Invoice to the recipient of the supply no later than 5 Business Days after payment to the Senior Finance Party of the GST inclusive consideration for that supply.

17           Interest on overdue amounts

17.1        Payment of interest

(a)           Each Transaction Party must pay interest on:

(1)           any of the Secured Moneys due and payable by it, but unpaid; and

(2)           any interest payable but unpaid under this clause 17.

(b)           Interest payable under clause 17.1(a)(1) is payable in the same currency as the relevant Secured Moneys which are due and payable but unpaid.

(c)           Interest payable under clause 17.1(a)(2) is payable in the same currency as the relevant interest which is due and payable but unpaid.

17.2        Accrual of interest

The interest payable under this clause 17:

(a)           accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the Secured Moneys becomes merged; and

(b)           may be capitalised at monthly intervals.

17.3        Rate of interest

The rate of interest payable under this clause 17 on any part of the Secured Moneys is the higher of:

(a)           the Overdue Rate determined by the Senior Agent:

(1)           on the date that part of the Secured Moneys becomes due and payable but is unpaid; and

(2)           on each date which is 1 month after the immediately preceding date on which the Overdue Rate was determined under this clause 17.3(a); and

(b)           the rate fixed or payable under a judgment or other thing referred to in clause 17.2(a).

18           Relations between Agent and Financier

18.1        Appointment of Senior Agent

Each Financier (including in its capacity as Hedge Counterparty or an Australian WC Facility Provider or US LC Facility Provider where appropriate) appoints the Senior Agent to act as its agent under the Senior Finance Documents and authorises the Senior Agent to do the following on its behalf:

(a)           enter into the Senior Finance Documents in its capacity as Senior Agent and amend or waive compliance with any provision of the Senior Finance Documents in accordance with the Senior Finance Documents (including clause 18.7);

(b)           all things which the Senior Finance Documents expressly require the Senior Agent to do, or contemplate are to be done by the Senior Agent, on behalf of the Financiers; and

(c)           all things which are incidental or ancillary to the Powers of the Senior Agent described in clauses 18.1(a) or (b).

18.2        Duties of the Senior Agent

The Senior Agent agrees:

(a)           to promptly forward to each Financier (other than any Retired Financier) the original or copy of any document which is delivered to the Senior Agent for that Financier by any other Party;

(b)           upon receipt from the Senior Agent of a Funding Notice or Selection Notice, to promptly notify each Financier (other than any Retired Financier) at its relevant Facility Office of the amount, currency and interest rate of each Funding Portion and of that Financier’s participation in the Funding Portion; and

(c)           to co-ordinate with each Financier, the distribution and collection of all moneys associated with each transaction referred to in clause 18.2(b).

18.3        Senior Agent’s capacity

The Senior Agent:

(a)           in its capacity as a Financier, has the same obligations and Powers under each Senior Finance Document as any other Financier as though it were not acting as the Senior Agent; and

(b)           may engage in any kind of banking or other business with any Transaction Party without having to notify or account to the Financiers.

18.4        Role of Joint Lead Arrangers

Except as specifically provided in the Senior Finance Documents, the Joint Lead Arrangers have no obligations of any kind to any other party to a Senior Finance Document under or in connection with any Senior Finance Document.

18.5        Senior Agent’s obligations

(a)           The Senior Agent has only those duties and obligations which are expressly specified in the Senior Finance Documents.

(b)           The Senior Agent is not required to:

(1)           keep itself informed as to the affairs of any Transaction Party or its compliance with any Senior Finance Document; or

(2)           review or check the accuracy or completeness of any document or information it forwards to any Financier or other person.

18.6        Senior Agent’s powers

(a)           Except as specifically set out in the Senior Finance Documents (including clause 18.7), the Senior Agent may exercise its Powers under the Senior Finance Documents:

(1)           as it thinks fit in the best interests of the Financiers (not including any Retired Financier); and

(2)           without consulting with or seeking the instructions of the Financiers.

(b)           The exercise by the Senior Agent of any Power in accordance with this clause 18 binds all the Financiers.

18.7        Instructions to Senior Agent

(a)           The Senior Agent:

(1)           must exercise its Powers in accordance with any instructions given to it by the Majority Financiers or, if specifically required to do so under a Senior Finance Document, all Financiers (other than any Retired Financier) and in the absence of those instructions need not act. However, it may act as it thinks to be in the best interests of the Financiers (not including any Retired Financier);

(2)           must not:

(A)          amend or waive any provision of a Senior Finance Document or approve an amendment to the Australian WC Facility Documents which has the effect of:

(i)            increasing the obligations of any Financier or changing a Commitment (including any increase in the Commitment under the Australian WC Documents); or

(ii)           changing the terms of payment of any amounts payable under the Senior Finance Documents or changing an Availability Period (including under clause 8.2);

(iii)          the manner in which those payments are to be applied (including under clause 9.8 or clause 9.11);

(iv)          changing or which relates to the definition of “Majority Financiers” in clause 1.1;

(v)           waiving any of the conditions precedent under clause 2.1; or

(vi)          amending this clause 18.7(a)(2) or clause 3.3 or any provision under which the agreement or instructions of all Financiers (other than any Retired Financier) are required,

without the consent of all the Financiers (other than any Retired Financier);

(B)          give a direction to the Security Trustee to release (either in whole or in part) any Security (except where such release is required under the Senior Finance Documents, or is required in connection with a Permitted Disposal, including any release required or contemplated under clause 1.10(b), 1.11(b), 11.12(d) or 14.19) without the consent of all Financiers (other than any Retired Financier);

(C)          discharge or release any Guarantee (except where such release is required under the Senior Finance Documents, or is required in connection with a Permitted Disposal including any release required or contemplated under clause 1.10(a)(1), 1.11(a) or 14.19) without the consent of all Financiers (other than a Retired Financier);

(D)          amend or waive any other provision of any Senior Finance Document without the consent of the Majority Financiers (and may do so if that consent is provided) unless the Senior Agent is satisfied that the amendment is made to correct a manifest error or an error of a formal or technical nature only (in which case no consent will be required); or

(E)           otherwise exercise any Power which the Senior Finance Documents specify are to be exercised with the consent or in accordance with the instructions of the Majority Financiers or some other number of Financiers, or amend any such requirement, except with that consent or in accordance with those instructions; and

(3)           may refrain from acting, whether in accordance with the instructions of the Financiers or otherwise, until it has received security for any amount it reasonably believes may become payable to it by the Financiers under clause 18.13.

(b)           The Senior Agent is authorised to give instructions to the Security Trustee on behalf of the Financiers and the Hedge Counterparty in relation to the exercise of its rights in its capacity as Security Trustee in connection with the Security and the Senior Finance Documents in accordance with this agreement.

18.8        Assumptions as to authority

Each Transaction Party may assume, without inquiry, that any action of the Senior Agent under the Senior Finance Documents is in accordance with any required authorisations, consents or instructions from the Financiers.

18.9        Senior Agent’s liability

Neither the Senior Agent nor the Joint Lead Arrangers, nor any Related Body Corporate of the Senior Agent or the Joint Lead Arrangers nor any of their respective directors, officers, employees, agents, attorneys, Related Bodies Corporate or successors is responsible to the Financiers or a Transaction Party for:

(a)           any recitals, statements, representations or warranties contained in any Senior Finance Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Senior Finance Document;

(b)           the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Senior Finance Document (other than as against the Senior Agent or Joint Lead Arranger, as applicable) or any other certificate or document referred to or provided for in, or received by any of them under, any Senior Finance Document;

(c)           any failure by a Transaction Party or any Financier to perform its obligations under any Senior Finance Document;

(d)           any action taken or omitted to be taken by it or them under any Senior Finance Document or in connection with any Senior Finance Document except in the case of its or their own fraud or wilful misconduct or gross negligence; or

(e)           any conduct in or related to any loan proposal, prospectus, offering circular, information memorandum or other information, any document or agreement (including any Transaction Document) or any transaction.

18.10      Delegation

The Senior Agent may employ agents and attorneys.

18.11      Senior Agent entitled to rely

The Senior Agent may rely on:

(a)           any certificate, communication, notice or other document (including any facsimile transmission, telegram or email) it believes to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons; and

(b)           advice and statements of solicitors, independent accountants and other experts selected by the Senior Agent with reasonable care.

18.12      Provision of information

(a)           The Senior Agent must forward to each Financier (other than any Retired Financier):

(1)           notice of the occurrence of any Default promptly after the Senior Agent becomes actually aware of it; and

(2)           a copy of each report, notice or other document promptly after the Senior Agent receives it from a Transaction Party under any Senior Finance Document.

(b)           The Senior Agent is not to be regarded as being actually aware of the occurrence of a Default unless:

(1)           its officers who have day to day responsibility for the transaction become actually aware that any payment due by a Transaction Party under the Senior Finance Documents has not been made; or

(2)           has received notice from a Financier or a Transaction Party stating that a Default has occurred describing the same and stating that the notice is a “Default Notice”.

(c)           If the Senior Agent receives a Default Notice the Senior Agent may treat any such Default as continuing or subsisting until it has received a further Default Notice from the party giving the original notice stating that the Default is no longer continuing (and the Senior Agent is entitled to rely on such second notice for all purposes under the Senior Finance Documents) or its officers who have day to day responsibility for the transaction become actually aware such Default is no longer continuing or subsisting.

(d)           The Senior Agent is not to be regarded as having received any report, notice or other document or information unless it has been given to it in accordance with clause 21.3.

(e)           Except as specified in clause 18.12(a) and as otherwise expressly required by the Senior Finance Documents, the Senior Agent has no duty or responsibility to provide any Financier with any information concerning the affairs of any Transaction Party or other person which may come into the Senior Agent’s possession.

(f)            Nothing in any Senior Finance Document obliges the Senior Agent to disclose any information relating to any Transaction Party or other person if the Senior Agent believes that disclosure would or may constitute a breach of any law, duty of secrecy or duty of confidentiality.

(g)           Each Transaction Party authorises the Senior Agent to provide any Financier with any information concerning any Transaction Party or any Transaction Document. The Senior Agent is not obliged to do so (except as specified in clause 18.12(a)).

(h)           The Senior Agent is not required to keep itself informed as to the compliance by any party (including each Transaction Party) with any document or agreement (including any Senior Finance Document) or to inspect any asset of any person.

18.13      Indemnity by Financiers

The Financiers severally indemnify the Senior Agent (to the extent not reimbursed by any Transaction Party) in their Pro Rata Shares against any Loss which the Senior Agent pays, suffers, incurs or is liable for in acting as Senior Agent, except to the extent attributable to the Senior Agent’s fraud, wilful misconduct or gross negligence.

18.14      Independent appraisal by Financiers

Each Financier acknowledges that it has made and must continue to make, independently and without reliance on the Senior Agent or any other Financier or Senior Finance Party, and based on the documents and information it considers appropriate, its own investigation into and appraisal of:

(a)           the affairs of each Transaction Party;

(b)           the accuracy and sufficiency of any information on which it has relied in connection with its entry into the Senior Finance Documents; and

(c)           the legality, validity, effectiveness, enforceability and sufficiency of each Senior Finance Document.

18.15      Acknowledgements and role of Senior Agent

(a)           Each Financier acknowledges that:

(1)           the Senior Agent is not liable or responsible for any failure of a Borrower or any Transaction Party to observe and perform any of its obligations under this agreement;

(2)           it has not relied upon any information or advice or any appraisal of or investigation into the financial condition, creditworthiness, affairs, status, or nature of the Borrowers or Transaction Parties provided or effected by or on behalf of the Senior Agent and that each Financier has made, and relies solely upon, its own independent investigation in respect of such matters;

(3)           the Senior Agent is not under any obligation to provide any Financier with any such information or advice or to make such investigation or appraisal;

(4)           the Senior Agent has not made, nor will it make, any representation or warranty, and will not have any responsibility, as to the execution, value, validity, enforceability or effectiveness of any LC Contract;

(5)           the Senior Agent is not required to keep itself informed as to the performance or observance by the Borrowers under any LC Contract; and

(6)           the Senior Agent is not deemed to have knowledge of the occurrence of an event of default under any LC Contract.

(b)           Nothing in this agreement constitutes the Senior Agent as trustee or fiduciary of any other person.

(c)           The Senior Agent will not be bound to account to any Financier for any sum or the profit element of any sum received by it for its own account.

(d)           The Senior Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any Transaction Party.

18.16      Resignation and removal of Senior Agent

(a)           The Senior Agent may, by notice to the Borrowers and the Financiers, resign at any time and the Majority Financiers may, by notice to the Borrowers and the Senior Agent, remove the Senior Agent from office. The resignation or removal of the Senior Agent takes effect on appointment of a successor Agent in accordance with this clause 18.16.

(b)           When a notice of resignation or removal is given, the Majority Financiers may appoint a successor Senior Agent. If no successor Senior Agent is appointed within 20 Business Days, the retiring Senior Agent may appoint a successor Senior Agent.

(c)           When a successor Senior Agent is appointed, and executes an undertaking to be bound as successor Senior Agent under the Senior Finance Documents, the successor Senior Agent succeeds to and becomes vested with all the rights, Powers and duties of the retiring Senior Agent, and the retiring Senior Agent is discharged from its duties and obligations under the Senior Finance Documents.

(d)           After any retiring Senior Agent’s resignation or removal, this agreement continues in effect in respect of any actions which the Senior Agent took or omitted to take while acting as the Senior Agent.

18.17      Institution of actions by Financiers

(a)           A Financier must not institute any legal proceedings against a Transaction Party to recover amounts owing to it under the Senior Finance Documents, without giving the Senior Agent and each other Financier a reasonable opportunity to join in the proceedings or agree to share the costs of the proceedings.

(b)           If a Financier does not join in an action against a Transaction Party or does not agree to share in the costs of the action (having been given a reasonable opportunity to do so by the Senior Finance Party bringing the action), it is not entitled to share in any amount recovered by the action until all the Senior Finance Parties who did join in the action or agree to share the costs of the action have received in full all money payable to them under the Senior Finance Documents.

18.18      Identity of Financiers

(a)           A Financier must notify the Senior Agent of any assignment or novation of that Financiers’ rights or obligations under any Senior Finance Document in accordance with clause 19.

(b)           The Senior Agent may treat each Financier as the absolute legal and beneficial holder of its rights under the Senior Finance Documents for all purposes, despite any notice to the contrary, unless otherwise required by law.

18.19      Instructions

The parties acknowledge and agree that the Senior Agent in giving any notice, consent, approval, waiver, variation, direction, agreement or other communication, or forming an opinion, will be acting on the instructions of the Financiers in accordance with this agreement. References to “acting reasonably”, “in the opinion”, “being satisfied”, “acting in good faith” or similar expressions shall be construed accordingly and where used in connection with the Senior Agent shall be construed as referred to each of the Financiers from whom the Senior Agent is required, or does, obtain instructions in so acting.

18.20      Electronic transmission of notices

Commencing on a date to be determined by the Senior Agent and notified to the other parties to this agreement, notices, requests, demands, consents, approvals, agreements or other communications to or by the Senior Agent under the Senior Finance Documents:

(a)           may be given by means of a secure website established by the Senior Agent, access to which is restricted to the parties to the Senior Finance Documents (and, where applicable, their financial and legal advisers); and

(b)           will be taken to be given or made on:

(1)           a notice being posted on the secure website; and

(2)           receipt by the Senior Agent of a delivery receipt in respect of an e-mail the Senior Agent has sent to the relevant party’s nominated email address (as notified to the Senior Agent at least 5 days before any e-mail is sent by the Senior Agent or notice posted on the secure website) advising that the notice has become available on the secure website.

This clause 18.20 does not apply to Funding Notices, Selection Notices or any other notices relating to prepayments or payments under the Senior Finance Documents (which must always be given in writing in accordance with clause 21.3) and does not apply to any notices under clause 12.

19           Assignment and substitution

19.1        Assignment by Transaction Party

A Transaction Party must not assign or novate any of its rights or obligations under a Senior Finance Document without the Senior Agent’s prior written consent (acting on the instructions of all Financiers (other than any Retired Financier)).

19.2        Assignment by Financiers

(a)           Any Financier may assign any of its rights or novate any of its rights and obligations under a Senior Finance Document to any person if:

(1)           any necessary prior Authorisation from any Government Agency is obtained;

(2)           where the Financier is novating any of its rights and obligations under a Senior Finance Document the novation is effected in accordance with clause 19.3;

(3)           if the dealing is with part of the Commitments of that Financier (other than a dealing contemplated in clause 19.9), it must be in a minimum amount of A$10,000,000 (or A$5,000,000 if an Event of Default subsists) and an integral multiple of A$5,000,000 (or A$1,000,000 if an Event of Default subsists) (for which purpose Commitments under a USD Facility will be converted into Australian Dollars at the rate of USD0.78/AUD1.00) (or such amount approximating those levels as the Senior Agent may agree);

(4)           it notifies the Senior Agent and, unless an Event of Default subsists, it consults with the Borrowers prior to that assignment or novation (but nothing in this clause requires a Financier to obtain the consent of the Borrowers to that assignment or novation);

(5)           the person to which such assignment or novation is to be made:

(A)          if an Event of Default subsists or the Financier has no Undrawn Commitments under the Facilities the subject of the novation at that time (and in the case of the Australian WC Facility only, the Commitments under the Australian WC Facility Documents have been cancelled), is a bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including credit derivatives) but excluding such entities that primarily invest in distressed debt; and

(B)          otherwise, has a long term credit rating issued by Standard & Poor’s of no less than A- (or equivalent long term credit rating issued by Moody’s Investors Service) (or such other credit rating approved by the Senior Agent in writing) or is unconditionally guaranteed by, an entity with such a rating; and

(6)           the person to whom that assignment or novation is to be made is not a person whom the officers of that Financier involved on a day to day basis in the administration of the Facilities know to be an Offshore Associate of the Australian Borrower.

(b)           Without otherwise affecting the operation of a Substitution Certificate, any assigning Financier will continue to be entitled to the benefits of clauses 9.3, 9.4, 9.5, 13.1 and 16.7 with respect to facts and circumstances occurring prior to the effective date of the assignment or novation.

(c)           Any assignment, transfer or novation by a Financier to a Substitute Financier in relation to any Facility other than the Australian WC Facility or Facility D will only be effective if the Financier transfers, novates or assigns the Financiers’ Commitment for each Facility (other than the Australian WC Facility, in the case of the Australian WC Facility Provider and the US LC Facility Provider, in the case of the US LC Facility Provider) pro rata (to the intent that, if a Financier proposes to assign, transfer or novate any of its rights or obligations in respect of any Facility (other than the Australian WC Facility or Facility D) to any person (the Transferee), it must also transfer or novate to the Transferee at the same time a corresponding portion of its rights or obligations in respect of each other Facility (other than the Australian WC Facility or Facility D).

(d)           The Australian WC Provider may only assign, transfer or novate its Commitment and rights and obligations in respect of the Australian WC Facility in whole (and not in part) to a person which is already a Financier with aggregate Commitments under Facilities A, B, C and E of not less than A$5,000,000 (for which purpose Commitments under a USD Facility will be converted into Australian Dollars at the rate of USD0.78/AUD1.00).

(e)           The US LC Facility Provider may assign, transfer or novate its commitment and rights and obligations in respect of Facility D in whole or in part.

It is acknowledged and agreed for the purposes of clause 19.2(a) and 19.2(c) any Financier and its Related Bodies Corporate (including UBS AG, Australia Branch and UBS Loan Finance LLC) will be considered as a single “Financier”.

19.3        Substitution certificate

(a)           If a Financier wishes to novate any of its rights and obligations under a Senior Finance Document, it must notify the Senior Agent at least 5 Business Days before the substitution (or such shorter period as the Senior Agent approves), of the following:

(1)           the name of the Substitute Financier;

(2)           the proportion of its Commitments and its Principal Outstanding to be assumed by the Substitute Financier; and

(3)           the proposed date of the substitution; and

must pay to the Senior Agent (for its own account) a fee of A$3,000 plus GST.

(b)           The Retiring Financier and the Substitute Financier must execute a substitution certificate in the form of annexure B and deliver it to the Senior Agent at least 2 Business Days before the substitution (or such shorter period as the Senior Agent approves).

(c)           When the Senior Agent receives a substitution certificate under clause 19.3(b) it is authorised to, and must:

(1)           execute it on behalf of all the parties to this agreement other than the Retiring Financier;

(2)           notify each of the parties to this agreement of the substitution; and

(3)           deliver copies of it to the Borrowers, the Retiring Financier and the Substitute Financier.

(d)           If the Retiring Financier is the US LC Facility Provider and it wishes to novate any of its rights and obligations under Facility D and the US LC Facility Provider is liable under Letters of Credit which have not expired then:

(1)           the retiring US LC Facility Provider must notify the LC Beneficiaries under those Letters of Credit of the proposed substitution and ask the LC Beneficiaries whether they will accept substitute Letters of Credit to replace the unexpired Letters of Credit;

(2)           if an LC Beneficiary refuses, the retiring US LC Facility Provider and the substitute US LC Facility Provider must arrange between themselves (at no cost to the Transaction Parties) appropriate indemnification or other arrangements; and

(3)           if the LC Beneficiaries of the Letters of Credit agree to accept substitute Letters of Credit, then at the time when the substitution is effected the US Borrower authorises and directs the new US LC Facility Provider to cancel the unexpired Letters of Credit and issue Letters of Credit to replace the unexpired Letters of Credit. The replacement Letters of Credit must be in form and substance identical to those unexpired Letters of Credit except:

(A)          for the date of issue and the issue number; and

(B)          the issuer.

19.4        Assist

Each party must do any thing which the Senior Agent reasonably requests including, executing any documents or amending any Senior Finance Document, to effect any transfer, assignment, novation or substitution under this clause 19.

19.5        Securitisation Permitted

(a)           A Financier may, without having to obtain the consent of or notify a Transaction Party, assign, pledge, transfer, sub-participate or otherwise deal with any of its rights under this agreement to a trustee of a trust, a company or any other entity (including a US Federal Reserve Bank) which in each case is established for the purposes of securitisation (Securitisation Dealing).

(b)           Despite any Securitisation Dealing by a Financier:

(1)           the Financier must continue to perform all its obligations under this agreement; and

(2)           any amount paid by the Transaction Party to the Senior Agent for the account of the Financier will satisfy the Transaction Party’s obligation to make that payment until the Transaction Party is:

(A)          given notice by the Financier of the Securitisation Dealing; and

(B)          directed by the Financier to pay any amount payable by the Transaction Party under this agreement to the Senior Agent for the account of the relevant assignee, transferee or sub-participant.

19.6        Participation permitted

(a)           A Financier may grant a participation interest (being a right to share in the financial benefits of this agreement, without any rights against a Transaction Party) in any of the Financier’s rights and benefits under this agreement to any other person without having to obtain the consent of a Transaction Party.

(b)           The Financier must notify the relevant Borrower of the grant of that participation interest.

19.7        Facility Office

(a)           A Financier may change a Facility Office at any time.

(b)           A Financier must promptly notify the Senior Agent and the Borrowers of the change.

19.8        No increase in costs or illegality

(a)           If:

(1)           a Financier assigns or novates any of its rights or obligations under the Senior Finance Documents or changes a Facility Office (other than a change of US Facility Office from a place outside the USA to a place located in the USA); and

(2)           as a result of circumstances existing at the date the assignment, novation or change occurs, a Transaction Party would be obliged to make a payment to the assignee or novatee or Financier acting through its new Facility Office under clause 9.4(a) or 13.1(a), then the Substitute Financier or Financier acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Retiring Financier or Financier acting through its previous Facility Office would have been if the assignment, novation or change had not occurred. However, where the payment is in relation to Australian Withholding Tax and the Substitute Financier, or the Financier acting through its new Facility Office, is not an Offshore Associate of the Australian Borrower it will be entitled to full payment under clause 9.4(a).

(b)           A Financier may not assign or novate any of its rights or obligations under the Senior Finance Documents or change its Facility Office, if the Substitute Financier or the Financier acting through its new Facility Office would be entitled to exercise any rights under clause 13.2 as a result of circumstances existing at the date the assignment, novation or change is proposed to occur.

19.9        Right to require selldown by Financiers to facilitate a change in Australian WC Facility Provider

If the Australian Borrower proposes to change the identity of the Australian WC Facility Provider and the only impediment to that change is the requirement in clause 19.2(d) that the substitute Australian WC Facility Provider have aggregate Commitments under the Facilities A, B, C and E of not less than A$5,000,000 (as adjusted under that clause) then the Financiers must (in their Pro Rata Shares for the relevant Facilities and pro rata across those Facilities) assign or novate such a proportion of their Commitments for those Facilities to that substitute Australian WC Facility Provider so that the substitute Australian WC Facility Provider meets the minimum Commitment requirement in that clause provided that:

(a)           the Australian Borrower must:

(1)           ensure that:

(A)          any necessary prior Authorisation from any Government Agency is obtained;

(B)          if the case of a novation, it is effected in accordance with clause 19.3; and

(C)          the Substitute Financier meets the requirements of clause 19.2(a)(5); and

(2)           must prepare and finalise all documentation in connection with that substitution required under clause 19.3 and pay, or procure that the Substitute Financier pays, the fees contemplated in clause 19.3(a); and

(b)           the Substitute Financier must pay to each Financier in consideration of the substitution the principal amount of the drawn Commitment being assigned or novated by it under this clause and all accrued and unpaid interest of the Financier in respect of that amount at that time; and

(c)           the Borrower must pay the reasonable costs and expenses of the Financiers and other amounts incurred by them in connection with the assignment or novation (including amounts determined by the Financier as being incurred by reason of liquidation or reemployment of deposits or other funds acquired by the Financier to fund or maintain that part of its Commitment which is being novated), but not including amount which are paid in accordance with clause 19.9(b); and

(d)           the amount of costs, Taxes, fees or charges payable by the Transaction Parties (including amounts payable under clauses 9.4 and 13.1) will not be increased as a result circumstances existing at the time of that substitution. For the avoidance of doubt nothing in this clause 19.9(d) will disentitle any Substitute Financier or other Senior Finance Party to payment or reimbursement of any such increased cost, Taxes fees or charges in accordance with this agreement (this clause 19.9(d) being a restriction on the Australian Borrower)

20           Saving provisions

20.1        No merger of security

(a)           Nothing in this agreement merges, extinguishes, postpones, lessens or otherwise prejudicially affects:

(1)           any Encumbrance or indemnity in favour of any Senior Finance Party; or

(2)           any Power.

(b)           No other Encumbrance or Senior Finance Document which a Senior Finance Party has the benefit of in any way prejudicially affects any Power.

20.2        Exclusion of moratorium

To the extent not excluded by law, a provision of any legislation which directly or indirectly:

(a)           lessens, varies or affects in favour of a Transaction Party any obligations under a Senior Finance Document; or

(b)           stays, postpones or otherwise prevents or prejudicially affects the exercise by any Senior Finance Party of any Power,

is negatived and excluded from each Senior Finance Document and all relief and protection conferred on a Transaction Party by or under that legislation is also negatived and excluded.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Funding Portion, together with all fees, charges and other amounts which are treated as interest on such Funding Portion under applicable laws and regulations (collectively, the Charges), shall exceed the maximum lawful rate (the Maximum Rate) which may be contracted for, charged, taken, received or reserved by the Financier holding such Funding Portion in accordance with applicable laws and regulations, the rate of interest payable in respect of such Funding Portion hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Funding Portion but were not payable as a result of the operation of this clause 20.2 shall be cumulated and the interest and Charges payable to such Financier in respect of other Funding Portions or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Overdue Rate to the date of repayment, shall have been received by such Financier.

20.3        Conflict

Where any right, power, authority, discretion or remedy conferred on a Senior Finance Party, a Receiver or an Attorney by any Senior Finance Document is inconsistent with the powers conferred by applicable law then, to the extent not prohibited by that law, those conferred by applicable law are regarded as negatived or varied to the extent of the inconsistency.

20.4        Consents

(a)           Whenever the doing of any thing by a Transaction Party is dependent on the consent of a Senior Finance Party, the Senior Finance Party may withhold its consent or give it conditionally or unconditionally in its absolute discretion, unless expressly stated otherwise in a Senior Finance Document.

(b)           Any conditions imposed on a Transaction Party by a Senior Finance Party under clause 20.4(a) must be complied with by the Transaction Party.

20.5        Principal obligations

This agreement and each Collateral Security is:

(a)           a principal obligation and is not ancillary or collateral to any other Encumbrance (other than another Collateral Security) or other obligation; and

(b)           independent of, and unaffected by, any other Encumbrance or other obligation which any Senior Finance Party may hold at any time in respect of the Secured Moneys.

20.6        Non-avoidance

If any payment by a Transaction Party to a Senior Finance Party is avoided for any reason including any legal limitation, disability or incapacity of or affecting the Transaction Party or any other thing, and whether or not:

(a)           any transaction relating to the Secured Moneys was illegal, void, voidable or substantially avoided; or

(b)           any thing was or ought to have been within the knowledge of any Senior Finance Party,

the Transaction Party:

(c)           as an additional, separate and independent obligation, indemnifies each Senior Finance Party against that avoided payment; and

(d)           acknowledges that any liability of the Transaction Party under the Senior Finance Documents and any right or remedy of the Senior Finance Parties under the Senior Finance Documents is the same as if that payment had not been made.

20.7        Set-off authorised

If an Event of Default subsists, a Senior Finance Party may:

(a)           apply any credit balance in any currency in any account of the Transaction Party with the Senior Finance Party in or towards satisfaction of that amount; and

(b)           effect any currency conversion which may be required to make an application under clause 20.7(a).

20.8        Agent’s certificates and approvals

(a)           A certificate signed by any Authorised Officer of the Senior Agent in relation to any amount, calculation or payment under any Senior Finance Document is sufficient evidence of that amount, calculation or payment unless the contrary is proved.

(b)           Where any provision of a Senior Finance Document requires the Senior Agent’s approval, that approval will not be effective unless and until it is provided in writing.

20.9        No reliance or other obligations and risk assumption

Each Transaction Party acknowledges and confirms that:

(a)           it has not entered into any Senior Finance Document in reliance on any representation, warranty, promise or statement made by or on behalf of any Senior Finance Party (other than any express representation, warranty, promise or statement made by a Senior Finance Party in a Senior Finance Document);

(b)           in respect of the transactions evidenced by the Senior Finance Documents, no Senior Finance Party has any obligations other than those expressly set out in the Senior Finance Documents; and

(c)           in respect of interest rates or exchange rates, no Senior Finance Party is liable for:

(1)           any movement in interest rates or exchange rates; or

(2)           any information, advice or opinion provided by any Senior Finance Party or any person on behalf of any Senior Finance Party, even if:

(A)          provided at the request of a Transaction Party (it being acknowledged by each Transaction Party that such matters are inherently speculative);

(B)          relied on by a Transaction Party; or

(C)          provided incorrectly or negligently.

20.10      Power of attorney

(a)           For consideration received, each Transaction Party irrevocably appoints the Senior Agent and each Authorised Officer of the Senior Agent as the attorney of the Transaction Party to:

(1)           execute and deliver all documents; and

(2)           do all things,

which are necessary to give effect to each Senior Finance Document.

(b)           An attorney appointed under clause 20.10(a) may appoint a substitute attorney to perform any of its powers.

(c)           An attorney appointed under clause 20.10(a) may not exercise any of its powers until an Event of Default occurs and may exercise any of its powers at any time while an Event of Default subsists.

21           General

21.1        Confidential information

A Senior Finance Party must not disclose to any person:

(a)           any Senior Finance Document; or

(b)           any information about any Transaction Party,

except:

(c)           on a confidential basis, where the person to whom the information is to be disclosed has signed a confidentiality undertaking in favour of the disclosing party, on terms consistent with this clause 21.1, in connection with a permitted assignment, novation, participation or securitisation under clause 19 (including in connection with preparatory steps such as negotiating with any potential assignee or potential subparticipant or any other person who is considering contracting with a Senior Finance Party in connection with a Senior Finance Document);

(d)           on a confidential basis, where the person to whom the information is to be disclosed has signed a confidentiality undertaking in favour of the disclosing party, on terms consistent with this clause 21.1, to a person considering entering into (or who enters into) a credit default swap with a Senior Finance Party involving credit events relating to a Transaction Party or any of its Related Bodies Corporate;

(e)           on a confidential basis to any of its Affiliates or Related Bodies Corporate;

(f)            to any professional or other adviser consulted by it in relation to any of its rights or obligations under the Senior Finance Documents;

(g)           to the Reserve Bank of Australia, the Australian Tax Office or any Government Agency requiring disclosure of the information;

(h)           in connection with the enforcement of its rights under the Senior Finance Documents;

(i)            where the information is already in the public domain, or where the disclosure would not otherwise breach any duty of confidentiality;

(j)            if required by law; or

(k)           otherwise with the prior written consent of the relevant Transaction Party (such consent not to be unreasonably withheld or delayed).

21.2        Transaction Party to bear cost

Any thing which must be done by a Transaction Party under any Senior Finance Document, whether or not at the request of any Senior Finance Party, must be done, except to the extent prohibited by law, at the cost of the Transaction Party.

21.3        Notices

(a)           Any notice or other communication including, any request, demand, consent or approval, to or by a party to any Senior Finance Document:

(1)           must be in legible writing and in English addressed to the party in accordance with its details set out in schedule 3 or as specified to the sender by the party by notice;

(2)           must be signed by an Authorised Officer of the sender;

(3)           is regarded as being given by the sender and received by the addressee:

(A)          if by delivery in person, when delivered to the addressee;

(B)          if by post, when received or three Business Days after posting (or seven Business Days after posting if sent from Australia to a place outside Australia or sent from a place outside Australia); or

(C)          if by facsimile, when received by the addressee in legible form or at the time shown in the transmission report as the time the whole fax was sent,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day; and

(4)           can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b)           A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 21.3(a)(3) and informs the sender that it is not legible.

(c)           Any notice, certificate, consent, approval, waiver or other communication in connection with a Senior Finance Document received or deemed to be received by a Borrower under this clause 21.3(a)(3) is deemed to have been received by each Transaction Party.

21.4        Governing law and jurisdiction

(a)           This agreement is governed by the laws of New South Wales.

(b)           Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales and, each Transaction Party, to the extent relevant to the enforcement of a US Security Document or a US Guarantee, submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United

States District Court of the Southern District of New York and any appellate court from any thereof.

(c)           Each Transaction Party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

(d)           Each Transaction Party irrevocably waives any immunity in respect of its obligations under this agreement that it may acquire from the jurisdiction of any court or any legal process for any reason including the service of notice, attachment before judgment, attachment in aid of execution or execution.

(e)           Each Transaction Party (other than an Australian Transaction Party):

(1)           irrevocably appoints the Australian Borrower in relation to proceedings in New South Wales or any other jurisdiction in Australia as its agent to receive service of any legal process on its behalf (including under, in relation to or in connection with a Senior Finance Document) without excluding any other means of service permitted by the law of New South Wales or that other jurisdiction; and

(2)           agrees that failure by a process agent to notify the relevant Transaction Party of the process will not invalidate the proceedings concerned.

(f)            Each Transaction Party irrevocably appoints the US Borrower in relation to any proceedings in the State of New York or any other jurisdiction in the United States of America as its agent to receive service of any legal process on its behalf (including under, in relation to or in connection with a Senior Finance Document) without excluding any other means of service permitted by the law of New York or that other jurisdiction and agrees that failure by a process agent to notify the relevant Transaction Party of the process will not invalidate the proceeding concerned.

(g)           The Australian Borrower and the US Borrower accept their appointments as agent for service of process under clause 21.4(e) and clause 21.4(f).

(h)           Each party expressly agrees and consents to the provisions of this clause 21.4.

21.5        Prohibition and enforceability

(a)           Any provision of, or the application of any provision of, any Senior Finance Document or any Power which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)           Any provision of, or the application of any provision of, any Senior Finance Document which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

21.6        Waivers

(a)           Waiver of any right arising from a breach of this agreement or of any Power arising on default under this agreement or on the occurrence of an Event of Default or Potential Event of Default must be in writing and signed by the party granting the waiver.

(b)           A failure or delay in exercise, or partial exercise, of:

(1)           a right arising from a breach of this agreement or the occurrence of an Event of Default or Potential Event of Default; or

(2)           a Power created or arising on default under this agreement or on the occurrence of an Event of Default or Potential Event of Default,

does not result in a waiver of that right or Power.

(c)           A party is not entitled to rely on a delay in the exercise or non-exercise of a right or Power arising from a breach of this agreement or on a default under this agreement or on the occurrence of an Event of Default or Potential Event of Default as constituting a waiver of that right or Power.

(d)           A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e)           This clause may not itself be waived except in writing.

21.7        Variation

(a)           A variation of any term of this agreement must be in writing and signed by the parties (except that the Joint Lead Arrangers are not required to be a party to or sign any variation of any term of this agreement in their capacity as Joint Lead Arrangers where the variation does not affect its rights or obligations as Joint Lead Arranger).

(b)           The Senior Agent may sign a variation of any term of this agreement under clause 21.7(a) on behalf of the Financiers where it is permitted to do so in accordance with clause 18.7 or any other provision of a Senior Finance Document.

21.8        Cumulative rights

The Powers are cumulative and do not exclude any other right, power, authority, discretion or remedy of any Senior Finance Party, Receiver or Attorney.

21.9        Attorneys

Each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

21.10      Counterparts

(a)           This agreement may be executed in any number of counterparts.

(b)           All counterparts, taken together, constitute one instrument.

(c)           A party may execute this agreement by signing any counterpart.

21.11      Code of Banking Practice 2003

Each Australian Borrower and each Financier which has adopted the Australian Code of Banking Practice 2003 (released on 1 August 2003 by the Australian Bankers’ Association) (Code of Banking Practice) agrees that the provisions of the Code of Banking Practice do not apply and are excluded from application to the Facilities and the Senior Finance Documents.

21.12      Patriot Act

Each Senior Finance Party that is subject to the Patriot Act (as hereinafter defined) hereby notifies the US Borrowers and US Transaction Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the US Borrowers and US Transaction Parties, which information includes the name, address and US tax identification number of the US Borrowers and US Transaction Parties and other information regarding US Borrowers and US Transaction Parties that will allow such Senior Finance Party to identify Borrowers and Transaction Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Senior Finance Parties.

21.13      Waiver of Jury Trial

EACH TRANSACTION PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS AND REGULATIONS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER SENIOR FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO:

(A)          CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND

(b)           ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 21.13.

Schedule 1 – Borrowers and Guarantors

Clause 1.1 (Definitions)

Part 1 – Borrowers

Name	ABN/ACN/ARBN	Place of incorporation/ registration
Aus Bidco Pty Limited (the Australian Borrower)	113 833 391	Victoria
US Bidco, Inc. (the US Borrower)	N/A	Delaware, USA

Part 2 – Initial Guarantors

Name	ABN/ACN/ARBN	Place of incorporation/ registration
Collins Foods Holding Pty Limited	113 801 648	Victoria, Australia
US Holdco, Inc.	N/A	Delaware, USA
Aus Bidco Pty Limited	113 833 391	Victoria, Australia
US Bidco, Inc.	N/A	Delaware, USA
SingCo Trading Pte. Ltd.	Company registration number 200511993H	Singapore
US Mergeco, Inc.	N/A	Delaware, USA

Schedule 2 – Financiers

Clause 1.1 (Definitions)

Name	ABN/ACN/ ARBN	Australian Facility Office and Notice Details	US Facility Office and Notice Details	Facility A Commitment (AUD)	Facility B Commitment (AUD)	Facility C Commitment (USD)	Facility D Commitment (USD)	Facility E Commitment (AUD)
National Australia Bank Limited	ABN 12 004 044 937	Corporate Banking, 24/255 George Street, Sydney NSW Attention: Michael Voukenas Tel: +61 2 9237 1828	Corporate Banking, 24/255 George Street, Sydney NSW Attention: Michael Voukenas Tel: +61 2 9237 1828	25,921,559.41	25,921,559.41	10,783,368.72	5,000,000.00	9,331,761.39

UBS AG, Australia Branch	ABN 47 088 129 613	UBS AG, Australia Branch Address: Level 25, Governor Phillip Tower, 1 Farrer Place, Sydney NSW 2000 Attention: Luke Goldsworthy/ Celle Raguine Facsimile: +61 2 9324 3170	N/A	42,205,628.73	42,205,628.73	0	0	15,194,026.34

UBS Loan Finance LLC	N/A	N/A	Address: 677 Washington Blvd, Stamford CT 06901, United States of America Attention: Anthony Finocchi/ Chris Aitkins Facsimile: +1 203 719 3888	0	0	17,557,541.55	0	0

Westpac Banking Corporation	ABN 33 007 457 141	Level 3, 255 Elizabeth Street, Sydney NSW 2000 Simone Mulqueeney Tel: (02) 8254 8634 Fax: (02) 8254 8022	Level 39, 575 Fifth Avenue 10017-24, New York, NY Susan Wildstein Tel: (212) 551 1926 Fax: (212) 551 1995	6,872,811.86	6,872,811.86	2,859,089.73	0	2,474,212.27

Schedule 3 – Notice details

Clause 21.3

(a)           Borrowers:

(1)           prior to Financial Close:

Address:               Level 36, The Chifley Tower, 2 Chifley Square, Sydney  NSW  2000

Attention:             Rob Koczkar

Facsimile:            + 61 2 9231 2804

(2)           on or after Financial Close:

Address:               16 Edmondstone Street, Newmarket, Queensland 4051

Attention:             Simon Perkins

Facsimile:            + 61 7 3352 0894;

(b)           Guarantors:

(1)           prior to Financial Close:

Address:               Level 36, The Chifley Tower, 2 Chifley Square, Sydney  NSW  2000

Attention:             Rob Koczkar

Facsimile:            + 61 2 9231 2804

(2)           on or after Financial Close:

Address:               16 Edmondstone Street, Newmarket, Queensland 4051

Attention:             Simon Perkins

Facsimile:            + 61 7 3352 0894;

(c)           Financiers:

See schedule 2

(d)           Senior Agent:

Address:               Level 25, 225 George Street, Sydney, NSW 2000

Attention:             Madalina Chitiga, Portfolio Manager (Agency & Syndications)

Facsimile:              +61 9237 1634

Phone:                   +61 29237 9494

(e)           Security Trustee:

Address:               Level 1, 255 Elizabeth Street, Sydney, NSW 2000

Attention:             Ann Ang, Associate Director

Facsimile:              +61 2 9283 1846

Phone:                   + 61 2 9284 9342

(f)            Australian WC Facility Provider:

Address:               Level 14, 260 Queen Street Brisbane

Attention:             Scott Wimberley, Associate Director

Facsimile:              + 61 7 3221 9620

Phone:                   +61 7 3227 2348

(g)           US LC Facility Provider:

Address:               Corporate Banking, 24/255 George Street, Sydney NSW

Attention:             Attention: Michael Voukenas

Facsimile:              9237 1634

Phone:                   +61 2 9237 1828

Schedule 4 – Officer’s certificate

Clause 2.1(a)

Part A – Australian Transaction Parties

To:          [                 ] (Senior Agent)

I [insert name] am a [insert capacity - director/secretary] of each of [insert names of Transaction Parties] (each a Relevant Transaction Party) and am authorised to give this certificate on behalf of each Transaction Party.

I refer to the syndicated multi currency senior facilities agreement dated [insert date] between [                 ] (as Borrowers), each party listed in part 2 of schedule 1 of that agreement (as Guarantors), each party listed in schedule 2 of that agreement (as Financiers), National Australia Bank Limited (as Senior Agent) and Westpac Banking Corporation (as Security Trustee) (Facility Agreement).

A term defined in the Facility Agreement has the same meaning when used in this Certificate.

I have been authorised by each Transaction Party referred to above to give this certificate.

I certify as follows on behalf of each Relevant Transaction Party:

1             Transaction Documents

Attached to this certificate are true, complete and up-to-date copies of each of the following:

(a)           constitution: the constitution of each Relevant Transaction Party or other constituent documents;

(b)           power of attorney: a duly executed power of attorney granted by each Relevant Transaction Party authorising execution of the Senior Finance Documents to which it is a party (if those documents are executed pursuant to power of attorney); and

(c)           board minutes: extracts of minutes of a meeting of the directors of each Relevant Transaction Party approving the execution and performance of its obligations under the Senior Finance Documents to which it is expressed to be a party and the granting of the power of attorney referred to in paragraph (b) above and which acknowledge that the Senior Finance Documents will benefit that Transaction Party and which sets out the reasoning behind that conclusion.

2             No revocation

Each document, power of attorney and resolution referred to in paragraph 1 is in full force and effect and has not been amended, modified or revoked.

3             Authorised Officers

The following signatures are the true signatures of each of the Authorised Officers of each Transaction Party as at the date of this certificate:

Name	Position	Signature

[insert name]	[insert details of position]
[insert name]	[insert details of position]
[insert name]	[insert details of position]

4             Certification

(a)           each Relevant Transaction Party, before entering into any Senior Finance Document to which it is a party, has, in connection with the execution, delivery and performance of each such Senior Finance Document, complied with chapter 2E and Part 2J.3 of the Corporations Act; and

(b)           as at the date of execution of each Senior Finance Document, each Relevant Transaction Party is solvent and will not become insolvent by entering into and performing its obligations under each Senior Finance Document to which is a party.

Signed for each Relevant Transaction Party:
[insert name and capacity – director/secretary]

Date:

Part B – US Transaction Parties

CERTIFICATE OF SECRETARY

(                     )

The undersigned, being the Secretary of                                         , a                        corporation (the “Company”), hereby delivers this Certificate pursuant to the terms of that certain syndicated multi currency senior facilities agreement, dated as of [                ], 2005 (the “Senior Facility Agreement”) among US Bidco, Inc., a Delaware corporation, Aus Bidco Pty Limited ACN 113 833 391, an entity organized under the laws of Victoria, Australia, the transaction parties party thereto from time to time as guarantors, National Australia Bank Limited, in its capacity as Senior Agent (“Senior Agent”), Westpac Banking Corporation, in its capacity as Security Trustee and the lending institutions (“Lenders”) listed therein. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Senior Facility Agreement.

The undersigned hereby certifies to the Senior Agent and the Lenders, solely in my capacity as an officer of the company and not in my individual capacity, that:

1.     Attached hereto as Exhibit A is a true, correct and complete copy of the Articles of Incorporation of the Company, together with all amendments thereto.  Such Articles of Incorporation have not been amended, modified, revoked or rescinded in any respect and continue to be in full force and effect on the date hereof.

2.     Attached hereto as Exhibit B is a true, correct and complete copy of the Bylaws of the Company, together with all amendments thereto, which are in full force and effect as of the date hereof.

3.     Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance by the Company of the Senior Facility Agreement, the US Security Documents, the Mezzanine Finance Documents, the Power of Attorney (as defined below) and the other Senior Finance Documents to which Company is a party (collectively, the “Documents”), and the consummation of the transactions contemplated thereby, which are in full force and effect and have been duly ratified and affirmed by the board of directors of the Company in the form set forth therein.

4.     [Attached hereto as Exhibit D is a duly executed power of attorney (“Power of Attorney”) granted by the Company authorizing the execution of the Documents to which it is a party (if any such documents are executed pursuant to power of attorney)]

5.     The following named persons are the officers of the Company, duly elected, qualified and acting as such and the signatures set opposite their names are their genuine signatures and may be accepted as such by the Senior Agent and the Lenders pursuant to the above-referenced resolutions:

Name	Title	Signature
[insert name]	[insert details of position]
[insert name]	[insert details of position]
[insert name]	[insert details of position]
[insert name]	[insert details of position]
[insert name]	[insert details of position]

WITNESS the hand and seal of the undersigned on this            day of                       , 2005.

Name:

Title: Secretary

I, the undersigned,                                              of the Company, do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company that he/she is the duly elected and qualified Secretary of the Company and the signature above is the Secretary’s genuine signature.

Name:

Title:

Part C– AsiaHoldco

To:          [                 ] (Senior Agent)

I [insert name] am a [insert capacity - director/secretary] of [insert name of Transaction Party]  (Company Registration number [#])(the Transaction Party) and am authorised to give this certificate on behalf of the Transaction Party.

I refer to the syndicated multi currency senior facilities agreement dated [insert date] between [                 ] (as Borrowers), each party listed in part 2 of schedule 1 of that agreement (as Guarantors), each party listed in schedule 2 of that agreement (as Financiers), National Australia Bank Limited (as Senior Agent) and Westpac Banking Corporation (as Security Trustee) (Facility Agreement).

A term defined in the Facility Agreement has the same meaning when used in this Certificate.

I have been authorised by the Transaction Party referred to above to give this certificate.

I certify as follows on behalf of the Transaction Party:

1             Transaction Documents

Attached to this certificate are true, complete and up-to-date copies of each of the following:

(a)           constitution: the certificate of incorporation and the memorandum and articles of association of AsiaHoldco;

(b)           power of attorney: a duly executed power of attorney or other constituent documents authorising execution of the Senior Finance Documents to which it is a party (if those documents are executed pursuant to power of attorney); and

(c)           board minutes: extracts of minutes of a meeting of the directors of the Transaction Party approving the execution and performance of its obligations under the Senior Finance Documents to which it is expressed to be a party and the granting of the power of attorney referred to in paragraph (b) above and which acknowledge that the Senior Finance Documents will benefit that Transaction Party and which sets out the reasoning behind that conclusion.

2             No revocation

Each document, power of attorney and resolution referred to in paragraph 1 is in full force and effect and has not been amended, modified or revoked.

3             Authorised Officers

The following signatures are the true signatures of each of the Authorised Officers of the Transaction Party as at the date of this certificate:

Name	Position	Signature
[insert name]	[insert details of position]
[insert name]	[insert details of position]
[insert name]	[insert details of position]

4             Certification

(a)           the Transaction Party, before entering into any Senior Finance Document to which it is a party, has, in connection with the execution, delivery and performance of each such Senior Finance Document confirmed that it is not in contravention of section 76 of the Companies Act (Cap. 50) of Singapore; and

(b)           as at the date of execution of each Senior Finance Document, the Transaction Party is not unable to pay its debts (within the meaning of section 254 of the Companies Act (Cap. 50) of Singapore) by entering into and performing its obligations under each Senior Finance Document to which it is a party.

Signed for [insert details]:
[insert name and capacity – director/secretary]

Date:

Schedule 5 – Funding Notice

Clause 4.2 (Requirements for a Funding Notice)

To:          [               ] (Senior Agent)

Attention: [insert relevant name]

[Date]

We refer to the syndicated multi currency senior facilities agreement dated [                 ] between [                 ] (as Borrowers), each party listed in part 2 of schedule 1 of that agreement (as Guarantors), each party listed in schedule 2 of that agreement (as Financiers), National Australia Bank Limited (as Senior Agent) and Westpac Banking Corporation (as Security Trustee) (Facility Agreement).

Under clause 4 of the Facility Agreement:

we give you notice that we wish to draw under of Facility A/B/C/D/E on [                 ] (Funding Date);

(a)           [the amount to be drawn is A$/US$[                 ];]

[Must be an Available Currency for the Facility]

(b)           it is [an Australian/a US] Funding Portion;

(c)           the Funding Portion is to be provided [as a cash advance/by way of issue of a Letter of Credit];

[Note paragraph (d) to be included for Facility D only]

(d)           the currency in which the proposed drawing is to be made is Australian Dollars/US Dollars;

(e)           [particulars of each Funding Portion are:

Facility Amount	Principal Amount	Currency	Interest Period

(f)            The proceeds of each Funding Portion are to be used in accordance with clause 3.4 of the Facility Agreement.

(g)           [We request that the proceeds be remitted to account number [                 ] at [                 ];] [Delete paragraph (g) for Facility D]

(h)           [The following details relate to the above Funding Portion under the Sub Facility D:

(1)           the Expiry Date is to be [                 ]; [Note: must be before the Termination Date];

(2)           the Face Value Amount is US$[                 ];

(3)           the LC Beneficiary is [                 ];

(4)           the Letter of Credit is to be delivered to [                 ] at [                 ].

[Paragraph (g) only to be used for the Facility D]

(i)            We represent and warrant that no Default is subsisting or will result from the provision of any Funding Portion.

(j)            We confirm that each condition specified in clause 2.2 is satisfied on the date of this Funding Notice and will be satisfied on the Funding Date.

(k)           This Funding Notice is irrevocable.

Expressions defined in the Facility Agreement have the same meaning when used in this Funding Notice.

Date:

Signed for and on behalf of
[insert name of Borrower]
by

Authorised Officer

Name (please print)

Schedule 6 – Selection Notice

Clause 4.8 (Requirements for a Selection Notice)

To:          [                                       ] (Senior Agent)

Attention: [insert relevant name]

We refer to the syndicated multi currency senior facilities agreement dated [                 ] between [                 ] (as Borrowers), each party listed in part 2 of schedule 1 of that agreement (as Guarantors), each party listed in schedule 2 of that agreement (as Financiers), National Australia Bank Limited (as Senior Agent) and Westpac Banking Corporation (as Security Trustee) (Facility Agreement).

Under clause 4 of the Facility Agreement we give you notice that we wish to select the following Interest Period for the following Funding Portion with effect on the date that the current Interest Period applicable to the relevant Funding Portion ends: [insert details of Funding Portion including the Principal Amount, existing Interest Period, new Interest Period and Selection Date];

This Selection Notice is irrevocable.

Expressions defined in the Facility Agreement have the same meaning when used in this Selection Notice.

Date: [insert date]

Signed for and on behalf of [insert name of Borrower] by:

Authorised Officer

Name (please print)

Schedule 7 – Group Structure Diagram

Schedule 8 – Compliance Certificate

Clause 11.1(c)

To:          [                                ] (Senior Agent)

Compliance Certificate as at [Date]

We refer to the syndicated multi currency senior facilities agreement (Facility Agreement) dated [                 ] between [                 ] (as Borrowers), each party listed in part 2 of schedule 1 of that agreement (as Guarantors), each party listed in schedule 2 of that agreement (as Financiers), National Australia Bank Limited (as Senior Agent), and Westpac Banking Corporation (as Security Trustee).

A term defined in the Facility Agreement has the same meaning when used in this Compliance Certificate.

(a)           We certify as follows in relation to the period of 13 Trading Cycles (the Calculation Period) ending [                 ] (the Calculation Date):

(1)           the Debt Service Cover Ratio as at [insert date] for the Calculation Period from [                                 ] to [                                 ] was [                                 ]:1.

(2)           the Gearing Ratio in respect of the Calculation Period ending on [                                 ] was [                                 ]:1.

(3)           the Leased Adjusted Interest Cover Ratio in respect of the Calculation Period ending on [                                 ] was [                                 ]:1.

(4)           Capital Expenditure of the Consolidated Group for the 12 month period to [insert date] was A$ [                                 ].

(5)           the Guarantors comprise members of the Consolidated Group which, together with the Borrowers, own [                                 ]% of total gross assets of the Consolidated Group and those Entities earned [                                 ]% of EBITDA of the Consolidated Group during the Calculation Period;

(6)           each Subsidiary of a Borrower or other member of the Consolidated Group which has total gross assets in excess of 5% of total gross assets of the Consolidated Group or which earned more than 5% of EBITDA of the Consolidated Group for the Calculation Period is a Guarantor;

(7)           [Excess Cashflow of the Australian Group for the Financial Year (or, in the case of the first Financial Year, from Financial Close to the end of that Financial Year) ending [                                 ] was US$ [                                 ].]

[Delete except for compliance certificate for full Financial Year or, in the case of the first Financial Year, from Financial Close to the end of that Financial Year.]

(8)           [Excess Cashflow of the US Group for the Financial Year (or, in the case of the first Financial Year, from Financial Close to the end of that Financial Year) ending 30 April [                                 ] was A$ [                                 ].]

[Delete except for compliance certificate for full Financial Year (or, in the case of the first Financial Year, from Financial Close to the end of that Financial Year).]

(b)           We represent and warrant that no Default is subsisting except as follows: [                        ], and we have taken/propose the following remedial action [insert action]].

(c)           We certify continuous perfection (described in a current Perfection Certificate) of all liens, security interests and Encumbrances of the Security Trustee as required by the US Security Documents,

Date:

Director	Director

Name	Name

Schedule 9 – Facility A Repayment Dates and Amounts

Column 1 Facility A Repayment Date	Column 2 Facility A Repayment Amount
30 April 2006	A$	1,500,000
31 October 2006	A$	2,500,000
30 April 2007	A$	3,500,000
31 October 2007	A$	4,500,000
30 April 2008	A$	6,000,000
31 October 2008	A$	7,000,000
30 April 2009	A$	8,500,000
31 October 2009	A$	9,500,000
30 April 2010	A$	12,000,000
Termination Date	A$	20,000,000

Schedule 10 – Existing Finance Leases and Existing Bank Guarantees

Part 1 – Existing Finance Leases

Australian

Contract No.	Asset No.	Asset Description	Purchase Date	Disposal Date	No.of Rentals	Asset Cost	Residual Value	Net Rental
025-9008800-000	671850	Point of Sale Termin	5/06/02	30/06/07	60	$42,465.99	$4,246.60	$766.72
025-9008800-001	671851	Point of Sale Termin	28/06/02	30/06/07	60	$121,690.62	$12,169.06	$2,237.92
025-9008800-002	671852	IBM Computer Equipment	6/08/02	31/08/05	36	$20,542.96	$1.00	$640.50
025-9008800-003	671853	Point of Sale Termin	6/08/02	31/08/07	60	$31,110.73	$3,111.07	$572.26
025-9008800-004	671854	Point of Sale Termin	2/10/02	31/10/07	60	$114,447.70	$11,444.77	$2,097.63
025-9008800-005	671855	IBM Computer Equipment	2/10/02	31/10/05	36	$12,007.82	$1.00	$373.49
025-9008800-006	671856	Point of Sale Termin	17/12/02	31/12/07	60	$267,857.89	$26,785.79	$4,901.23
025-9008800-007	671857	Point of Sale Termin	20/12/02	31/12/07	60	$196,264.29	$19,626.43	$3,591.22
025-9008800-008	671858	IBM Computer Equipment	20/12/02	31/12/05	36	$10,614.65	$1.00	$330.16
025-9008800-009	671859	Point of Sale Termin	27/02/03	29/02/08	60	$41,155.01	$4,115.50	$748.05
025-9008800-010	671660	Point of Sale of Termin	30/05/03	31/05/08	60	$38,545.30	$3,854.53	$701.98
025-9008800-011	671861	Computer Equipment	30/05/03	31/05/06	36	$23,670.20	$1.00	$728.14
025-9008800-012	671862	IBM Computer Equipment	5/08/03	30/09/06	37	$77,578.25	$1.00	$2,387.92

Contract No.	Stamp Duty	GST	Total Payable	Pmt No	Monthly Payments Outstanding Inc GST	Residual Outstanding Inc GST	Total Outstanding Inc GST (A$)
025-9008800-000	$3.38	$79.01	$869.11	38 of 60	19,120	4,671	23,792
025-9008800-001	$9.62	$224.75	$2,472.29	38 of 60	54,390	13,386	67,776
025-9008800-002	$2.75	$64.33	$707.58	36 of 36	0	1	1
025-9008800-003	$2.46	$57.47	$632.19	36 of 60	15,173	3,422	18,595
025-9008800-004	$9.02	$210.66	$2,317.31	34 of 60	60,250	12,589	72,839
025-9008800-005	$1.61	$37.51	$412.61	34 of 36	825	1	826
025-9008800-006	$21.08	$492.23	$5,414.54	32 of 60	151,607	29,464	181,071
025-9008800-007	$15.44	$360.67	$3,967.33	32 of 60	111,085	21,589	132,674
025-9008800-008	$1.42	$33.16	$364.74	32 of 36	1,459	1	1,460
025-9008800-009	$3.22	$75.13	$826.40	30 of 60	24,792	4,527	29,319
025-9008800-010	$3.02	$70.50	$775.50	27 of 60	25,592	4,240	29,831
025-9008800-011	$3.13	$73.13	$804.40	27 of 36	7,240	1	7,241
025-9008800-012	$10.27	$239.82	$2,638.01	23 of 36	34,294	1	34,295

025-9008800-013	671863	Point of Sale Termin	5/08/03	30/09/08	61	$100,509.40	$10,050.94	$1,811.70
025-9008800-014	752213	POINT OF SALE TERMINALS	25/09/03	30/09/08	60	$191,628.74	$19,162.87	$3,535.58
025-9008800-015	752214	IBM COMPUTER EQUIPMENT	25/09/03	30/09/06	36	$7,199.26	$1.00	$223.39
025-9008800-016	757195	POINT OF SALE TERMINALS	21/11/03	30/11/06	60	$339,532.62	$33,953.26	$6,391.02
025-9008800-017	757196	COMPUTER EQUIPMENT	21/11/03	30/11/06	36	$212,262.71	$0.02	$6,636.86
025-9008800-018	771826	COMPUTER EQUIPMENT	8/01/04	31/01/07	36	$207,579.89	$0.21	$6,485.64
025-9008800-019	771827	POINT OF SALE TERMINALS	8/01/04	31/01/09	60	$482,636.66	$48,263.67	$9,072.29
025-9008800-020	786839	POINT OF SALE TERMINALS	30/03/04	31/03/09	60	$47,005.73	$4,700.57	$883.59
025-9008800-021	786841	COMPUTER EQUIPMENT	30/03/04	31/03/07	36	$44,123.58	$1.00	$1,378.60
025-9008800-022	822215	COMPUTER EQUIPMENT	29/06/04	30/06/09	60	$37,483.00	$2.00	$759.28
025-9008800-023	822779	POINT OF SALE TERMINALS	9/07/04	31/07/09	60	$41,387.70	$4,138.77	$777.96
025-9008800-024	822780	COMPUTER EQUIPMENT	9/07/04	31/07/07	36	$60,711.23	$1.00	$1,894.05
025-9008800-025	839399	COMPUTER EQUIPMENT	7/10/04	31/10/09	60	$125,600.20	$12,550.00	$2,348.08
025-9008800-026	841747	COMPUTER EQUIPMENT	22/10/04	31/10/09	60	$88,750.00	$1.00	$1,781.32
025-9008800-027	854847	POINT OF SALE TERMINALS	24/12/04	31/12/09	60	$336,122.93	$33,612.29	$6,148.63
025-9008800-028	854848	COMPUTER EQUIPMENT	24/12/04	31/12/07	36	$51,284.13	$1.00	$1,592.43
025-9008800-029	885647	COMPUTER EQUIPMENT	29/06/05	30/06/08	36	$90,056.34	$1.00	$2,790.96

025-9008800-013	$7.79	$181.95	$2,001.44	23 of 60	74,053	11,056	85,109
025-9008800-014	$15.20	$355.08	$3,905.86	23 of 60	144,517	21,079	165,596
025-9008800-015	$0.95	$22.44	$246.79	23 of 36	3,208	1	3,209
025-9008800-016	$27.48	$641.85	$7,060.35	21 of 60	275,354	37,349	312,702
025-9008800-017	$28.54	$666.54	$7,331.94	21 of 36	109,979	0	109,979
025-9008800-018	$27.89	$651.35	$7,164.88	19 of 36	121,803	0	121,803
025-9008800-019	$39.01	$911.13	$10,022.43	19 of 60	410,920	53,090	464,010
025-9008800-020	$3.80	$88.74	$976.13	17 of 60	41,974	5,171	47,144
025-9008800-021	$5.93	$138.45	$1,522.98	17 of 36	28,937	1	28,938
025-9008800-022	$3.26	$76.25	$838.79	14 of 60	38,584	2	38,587
025-9008800-023	$3.35	$78.13	$859.44	13 of 60	40,394	4,553	44,946
025-9008800-024	$8.14	$190.22	$2,092.41	13 of 36	48,125	1	48,127
025-9008800-025	$10.10	$235.82	$2,594.00	10 of 60	129,700	13,816	143,516
025-9008800-026	$7.66	$178.90	$1,967.88	10 of 60	98,394	1	98,395
025-9008800-027	$26.44	$617.51	$6,792.58	8 of 60	353,214	36,974	390,188
025-9008800-028	$6.85	$159.93	$1,759.21	8 of 36	49,258	1	49,259
025-9008800-029	$12.00	$280.30	$3,083.26	1 of 36	107,914	1	107,915

025-9008800-030	885648	POINT OF SALE EQUIPMENT	29/06/05	30/06/10	60	$74,409.85	$7,440.99	$1,380.07
025-9008800-031	887573	POINT OF SALE EQUIPMENT	8/07/05	31/07/10	60	$175,372.91	$17,537.29	$3,252.62

025-9008800-030	$5.93	$138.60	$1,524.60	1 of 60	89,951	8,185	98,136
025-9008800-031	$13.99	$326.66	$3,593.27		215,596	19,291	234,887
					2,887,702	304,466	3,192,169

US

NOTE PAYABLE TO	DATE OF NOTE	MATURITY	INTEREST RATE	INSTALLMENTS ARE PAID	BALANCE 7/24/05
Morris Lacman Trust	12-15-89	12-15-08	11.71%	MONTHLY	125,202
Arthur Gilbert	04-89	09-30-08	12.37%	MONTHLY	144,667
Applied Financial	1/10/2004	1/03/2008	7.48%	MONTHLY	292,072
Building Construction-Restatement	1/04/2004	1/03/2034	9.00%	MONTHLY	983,749

Part 2 – Existing Bank Guarantees

Collins Finance and Management Pty Ltd

Date	Beneficiary	$ Amount
20/11/04	FNQEB	2,500
22/12/04	Redland Shire Council	25,000
22/11/04	State Energy Commission WA	15,000
29/3/05	Sydney Electricity Board	25,000
20/11/04	Redland Shire Council	20,000

Collins Restaurants Management Pty Ltd

Date	Beneficiary	$ Amount
6/12/04	Twin Towns Services Ltd	6,833.33

Collins Restaurants Queensland Pty Ltd

Date	Beneficiary	$ Amount
20/3/02	Perpetual Trustees Vic Ltd	12,500
18/9/02	Gandel Asset Management Pty Ltd	35,000
4/12/02	Retail Investor Pty Ltd	22,881.43

Total		$164,714.76

Schedule 11 – Target Companies

Part 1 – Australian Target Companies

Name	ABN/ACN/ARBN
Club Sizzler Pty Ltd	110 279 215
Collins Finance and Management Pty Ltd	009 996 721
Collins Foods Australia Pty Ltd	009 914 103
Collins Foods Group Pty Ltd	009 937 900
Collins Property Development Pty Ltd	010 539 616
Collins Restaurants Management Pty Ltd	093 912 979
Collins Restaurants NSW Pty Ltd	094 786 142
Collins Restaurants Queensland Pty Ltd	009 988 381
Sizzler Restaurants Group Pty Ltd	010 102 388

Part 2 – US Target Companies

Name	Jurisdiction
Sizzler Asia Holdings, Inc.	Delaware
Sizzler International Marks, Inc.	Delaware
Sizzler USA, Inc.	Delaware
Sizzler USA Franchise, Inc.	Delaware
Sizzler USA Real Property, Inc.	Delaware
Sizzler USA Restaurants, Inc.	Delaware
Sizzler New Zealand Limited	Nevada
Sizzler Southeast Asia, Inc.	Nevada
Sizzler Restaurant Services, Inc.	Nevada
Affiliated Restaurant Corp.	California
Sizzler South Pacific Pty Ltd	Nevada

Schedule 12 – Corporate Restructure

No.	Step	To be completed by
1.	Australian Borrower acquires all of the shares in CFG (other than those held by WRC) pursuant to and in accordance with the CFG Share Sale Agreement.	5 Business Days after Financial Close
2.

P&O Holding Corp acquires all of the issued stock of FFPE, LLC in accordance with the Pat & Oscars Sale Agreement (the consideration for such acquisition being satisfied by the assignment or novation by P&O Holding Corp of all of its rights and obligations under the Pat & Oscars Loan Agreement to WRC).

90 days after Financial Close
3.

US Borrower acquires all of the issued stock of Restaurant Concepts of Australia Pty Ltd, Furnace Concepts Australia Corp, Collins Properties, Inc., Furnace Concepts International, Inc., Josephina’s, Inc., CFI Insurers Ltd and Affiliates Restaurant Corp for market value.

25 Business Days after Financial Close.
4.

The trademarks and other intellectual property relating to the Core Australian Business owned by SIM and its Subsidiaries are sold to CFG in consideration of the issue by CFG of the promissory note referred to in paragraph (b) of the definition of Corporate Restructure Loan.

25 Business Days after Financial Close.
5.

Australian Borrower acquires all of the shares in CFG held by WRC in consideration for market value, payment of the consideration for which will be deferred as contemplated in paragraph (c) of the definition of Corporate Restructure Loan.

25 Business Days after Financial Close.
6.

AsiaHoldco acquires the entire issued stock of SIM from WRC in consideration of the making of the loan contemplated in the the SIM Long Term Loan Agreement (with the rights of WRC under the SIM Long Term Loan Agreement being assigned to the Australian Borrower in consideration for a receivable from Australian Borrower for an equivalent amount as contemplated in the definition of SIM Long Term Loan Agreement).

25 Business Days after Financial Close
7.

US Borrower acquires the US Business (either by the transfer of all assets and liabilities of the US Business or the transfer of stock or shares) including all liabilities associated with carrying on the US Business (other than under the Continuing

25 Business Days after Financial Close.

SERP Guarantees and unless all of the stock in WRC is transferred:

(a)           the obligations and liabilities of WRC in connection with any Permitted UBOC Letter of Credit and related arrangements;

(b)           obligations and liabilities of WRC under or in connection with the Existing Pat & Oscars Lease Guarantees;

(c)           obligations and liabilities of WRC in respect of WRC Head Office Costs or otherwise relating to the US Business immediately prior to Financial Close;

(d)           obligations and liabilities of WRC in respect of SERP).

The intercompany loans and receivables which have arisen between US Group Members and Australian Group Members from any step of the Corporate Restructure will be repaid by netting off.

Schedule 13 – Trading Cycles

FY ‘06	Trading Cycle 1	Trading Cycle 2	Trading Cycle 3	Trading Cycle 4	Trading Cycle 5	Trading Cycle 6	Trading Cycle 7	Trading Cycle 8	Trading Cycle 9	Trading Cycle 10	Trading Cycle 11	Trading Cycle 12	Trading Cycle 13
Start	3 May 05	30 May 05	27 Jun 05	25 Jul 05	22 Aug 05	19 Sep 05	17 Oct 05	14 Nov 05	12 Dec 05	9 Jan 06	6 Feb 06	6 Mar 06	3 Apr 06
End	29 May 05	26 Jun 05	24 Jul 05	21 Aug 05	18 Sep 05	16 Oct 05	13 Nov 05	11 Dec 05	8 Jan 05*	5 Feb 06	5 Mar 06	2 Apr 06	30 Apr 06*

FY ‘07	Trading Cycle 1	Trading Cycle 2	Trading Cycle 3	Trading Cycle 4	Trading Cycle 5	Trading Cycle 6	Trading Cycle 7	Trading Cycle 8	Trading Cycle 9	Trading Cycle 10	Trading Cycle 11	Trading Cycle 12	Trading Cycle 13
Start	1 May 06	29 May 06	26 Jun 06	24 Jul 06	21 Aug 06	18 Sep 06	16 Oct 06	13 Nov 06	11 Dec 06	8 Jan 07	5 Feb 07	5 Mar 07	2 Apr 07
End	28 May 06	25 Jun 06	23 Jul 06*	20 Aug 06	17 Sep 06	15 Oct 06*	12 Nov 06	10 Dec 06	7 Jan 07*	4 Feb 07	4 Mar 07	1 Apr 07	30 Apr 07*

FY ‘08	Trading Cycle 1	Trading Cycle 2	Trading Cycle 3	Trading Cycle 4	Trading Cycle 5	Trading Cycle 6	Trading Cycle 7	Trading Cycle 8	Trading Cycle 9	Trading Cycle 10	Trading Cycle 11	Trading Cycle 12	Trading Cycle 13
Start	30 Apr 07	28 May 07	25 Jun 07	23 Jul 07	20 Aug 07	17 Sep 07	15 Oct 07	12 Nov 07	10 Dec 07	7 Jan 08	4 Feb 08	3 Mar 08	31 Mar 08
End	27 May 07	24 Jun 07	22 Jul 07*	19 Aug 07	16 Sep 07	14 Oct 07*	11 Nov 07	9 Dec 07	6 Jan 08*	3 Feb 08	2 Mar 08	30 Mar 08	30 Apr 08*

FY ‘09	Trading Cycle 1	Trading Cycle 2	Trading Cycle 3	Trading Cycle 4	Trading Cycle 5	Trading Cycle 6	Trading Cycle 7	Trading Cycle 8	Trading Cycle 9	Trading Cycle 10	Trading Cycle 11	Trading Cycle 12	Trading Cycle 13
Start	28 Apr 08	26 May 08	23 Jun 08	21 Jul 08	18 Aug 08	15 Sep 08	13 Oct 08	10 Nov 08	8 Dec 08	5 Jan 09	2 Feb 09	2 Mar 09	30 Mar 09
End	25 May 08	22 Jun 08	20 Jul 08*	17 Aug 08	14 Sep 08	12 Oct 08*	9 Nov 08	7 Dec 08	4 Jan 09*	1 Feb 09	1 Mar 09	29 Mar 09	30 Apr 09*

FY ‘10	Trading Cycle 1	Trading Cycle 2	Trading Cycle 3	Trading Cycle 4	Trading Cycle 5	Trading Cycle 6	Trading Cycle 7	Trading Cycle 8	Trading Cycle 9	Trading Cycle 10	Trading Cycle 11	Trading Cycle 12	Trading Cycle 13
Start	4 May 09	1 Jun 09	29 Jun 09	27 Jul 09	24 Aug 09	21 Sep 09	19 Oct 09	16 Nov 09	14 Dec 09	11 Jan 10	8 Feb 10	8 Mar 10	5 Apr 10
End	31 May 09	28 Jun 09	26 Jul 09*	23 Aug 09	20 Sep 09	18 Oct 09*	15 Nov 09	13 Dec 09	10 Jan 10*	7 Feb 10	7 Mar 10	4 Apr 10	30 Apr 10*

FY ‘11	Trading Cycle 1	Trading Cycle 2	Trading Cycle 3	Trading Cycle 4	Trading Cycle 5	Trading Cycle 6	Trading Cycle 7	Trading Cycle 8	Trading Cycle 9	Trading Cycle 10	Trading Cycle 11	Trading Cycle 12	Trading Cycle 13
Start	3 May 10	31 May 10	28 Jun 10	26 Jul 10	23 Aug 10	20 Sep 10	18 Oct 10	15 Nov 10	13 Dec 10	10 Jan 11	7 Feb 11	7 Mar 11	4 Apr 11

End	30 May 10	27 Jun 10	25 Jul 10*	21 Aug 10	19 Sep 10	17 Oct 10*	14 Nov 10	12 Dec 10	9 Jan 11	6 Feb 11	6 Mar 11	3 Apr 11	30 Apr 11

* identifies a Calculation Date

Executed as an agreement:

Borrowers:

Signed for
Aus Bidco Pty Limited
by its attorney in
the presence of:

Witness	Attorney

Name (please print)	Name (please print)

US BIDCO, INC.

By:
Name:
Title:

Guarantors:

Signed for
Aus Bidco Pty Limited
by its attorney in
the presence of:

Witness	Attorney

Name (please print)	Name (please print)

US BIDCO, INC.

By:
Name:
Title:

Signed for
Collins Foods Holding Pty Limited
by its attorney in
the presence of:

Witness	Attorney

Name (please print)	Name (please print)

US HOLDCO, INC.

By:
Name:
Title:

US MERGECO, INC.

By:
Name:
Title:

The common seal of )
SINGCO TRADING PTE LTD. )
was affixed to this agreement )
in the presence of: )

Director	Director/Secretary/

Name (please print)	Name (please print)

Financiers:

Signed for
UBS AG, Australia Branch
by its authorised signatories in
the presence of:

Authorised Signatory	Authorised Signatory

Name (please print)	Name (please print)

Signed for
UBS Loan Finance LLC
by its attorneys in
the presence of:

Witness	Attorney

Name (please print)	Name (please print)

Attorney

Name (please print)

Signed for
National Australia Bank Limited
by its attorney in
the presence of:

Witness	Attorney

Name (please print)	Name (please print)

Signed for
Westpac Banking Corporation
by its attorney in
the presence of:

Witness	Attorney

Name (please print)	Name (please print)

Senior Agent:
Signed for
National Australia Bank Limited
by its attorney in
the presence of:

Witness	Attorney

Name (please print)	Name (please print)

Security Trustee:
Signed for
Westpac Banking Corporation
by its attorney in
the presence of:

Witness	Attorney

Name (please print)	Name (please print)

Annexure A – Guarantee Assumption Agreement

Clauses 1.1 (Definitions) and 14.18 (Additional Guarantors)

This deed poll

is made on [                          ] by:

[                                            ]
ABN [                                   ]
of [                                                    ]
(New Guarantor)

Recitals

A.           Under the syndicated multi currency senior facilities agreement dated [                     ] between [                     ] (as Borrowers), each party listed in part 2 of schedule 1 of that agreement (as Guarantors), each party listed in schedule 2 of that agreement, (as Financiers), National Australia Bank Limited (as Senior Agent), and Westpac Banking Corporation (Security Trustee) (Facility Agreement) a person may become a Guarantor by execution of this deed.

B.            The New Guarantor wishes to become a Guarantor on the terms and conditions set out in this deed poll.

This deed witnesses as follows

1             Interpretation

(a)           Words and phrases defined in the Facility Agreement have the same meaning when used in this deed poll.

(b)           In this deed poll, Existing Guarantor means each person which is a Guarantor under the Facility Agreement at the time of execution of this deed poll.

2             Guarantee

In consideration of, among other things:

(a)           forbearance by the Senior Finance Parties to require repayment of the Secured Moneys in full; and

(b)           the payment to the New Guarantor of A$10 (receipt of which is acknowledged),

the New Guarantor jointly and severally with each Existing Guarantor irrevocably and unconditionally guarantees to the Senior Finance Parties the payment of the Secured Moneys on the terms contained in the Facility Agreement (including clause 14 of the Facility Agreement).

1

3             Representations and warranties

The New Guarantor represents and warrants to, and for the benefit of each Senior Finance Party, as set out in clause 10.1 of the Facility Agreement, on the basis that:

(a)           each reference to a Transaction Party in clause 10.1 of the Facility Agreement includes a reference to the New Guarantor;

(b)           each reference to a Senior Finance Document includes this deed and each other Senior Finance Document to which the New Guarantor is a party; and

(c)           clauses 10.2and 10.3 of the Facility Agreement apply to this clause 3 as if set out in full.

4             Status of New Guarantor

The New Guarantor agrees that it irrevocably becomes a “Guarantor” and a “Transaction Party” as defined in, and for all purposes under, the Facility Agreement as if named in and as a party to the Facility Agreement, and accordingly is bound by the Facility Agreement as a Guarantor and as a Transaction Party.

5             Governing law

This deed poll is governed by the laws of New South Wales.

6             Benefit of deed poll

This deed poll is given in favour of and for the benefit of each:

(a)           Senior Finance Party; and

(b)           Transaction Party,

under the Facility Agreement and their respective successors and permitted assigns.

7             Address for notices

The details for the New Guarantor for service of notices are:

Address:               [*].

Attention:             [*].

Facsimile:            [*].

2

8             Attorneys

Each of the attorneys executing this deed poll states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

Executed as a deed poll:

New Guarantor

Signed sealed and delivered for

[                     ]

by its attorney in the

presence of:

Witness	Attorney

Name (please print)	Name (please print)

3

Annexure B – Substitution certificate

Clause 19.2(b) (Substitution certificate)

This agreement

is made on [                     ] between the following parties:

1.            [                     ]
ABN [                     ]
 of [                     ]
(Retiring Financier)

2.            [                     ]
ABN [                     ]
of [                     ]
(Substitute Financier)

3.            [                     ]
ABN [                     ]
of [                     ]
(Senior Agent)

1             Interpretation

1.1          Definitions

In this agreement:

Facility Agreement means the syndicated multi currency senior facilities agreement dated [                     ] between [                     ] (as Borrowers), each party listed in part 2 of schedule 1 of that agreement (as Guarantors), each party listed in schedule 2 of that agreement (as Financiers), National Australia Bank Limited (as Senior Agent) and Westpac Corporation (as Security Trustee);

Substituted Commitment means the rights and obligations under the Facility Agreement of the Retiring Financier in respect of the Commitments and the Principal Outstanding of the Retiring Financier and all other related rights and obligations set out below:

Commitment	Facility A A$[ ]		Facility B A$[ ]		Facility C US$[ ]		Facility D US$[ ]		Facility E A$[ ]
Principal Outstanding	A$	[ ]	A$	[ ]	US$	[ ]	US$	[ ]	A$	[ ]

Substitution Date means [tbc]

1.2          Incorporated definitions

A word or phrase defined in the Facility Agreement has the same meaning when used in this agreement.

1

1.3          Interpretation

(a)           Clause 1 of the Facility Agreement applies to this agreement as if set out in full in this agreement (with necessary changes).

(b)           A reference in this agreement to “identical” rights or obligations is a reference to rights or obligations substantially identical in character to those rights or obligations rather than identical as to the person entitled to them or obliged to perform them.

1.4          Capacity of Senior Agent

The Senior Agent enters into this agreement for itself and as agent for each of the parties to the Facility Agreement (other than the Substitute Financier) and as attorney for each of the parties to the Security Trust Deed and the Intercreditor Deed (other than the Substitute Financier and the Retiring Financier).

2             Transfer and Substitution

2.1          Effect of substitution

From the Substitution Date:

(a)           no party to the Senior Finance Documents has any further obligation to the Retiring Financier in relation to the Substituted Commitment;

(b)           the Retiring Financier is released from and has no further rights or obligations to a party to the Senior Finance Documents in relation to the Substituted Commitment and any Senior Finance Document to that extent;

(c)           the Senior Agent grants to the Substitute Financier rights which are identical to the rights which the Retiring Financier had in respect of the Substituted Commitment and any Senior Finance Document to that extent;

(d)           the Substitute Financier assumes obligations towards each of the parties to the Senior Finance Documents (including towards the Senior Agent) which are identical to the obligations which the Retiring Financier was required to perform in respect of the Substituted Commitment before the acknowledgment set out in clause 2.1(b).

A reference in this clause 2.1 to a “Senior Finance Document” does not include a reference to the Security Trust Deed or to the Intercreditor Deed, which are dealt with in clause 2.2.

2.2          Substitute Financier a Financier

With effect on and from the Substitution Date:

(a)           the Substitute Financier is taken to be a party to the Facility Agreement as a Financier with Commitments equal to the Substituted Commitment and Schedule 2 of the Facility Agreement is amended accordingly;

(b)           a reference in the Facility Agreement to “Financier” is taken to includes a reference to the Substitute Financier;

2

(c)           the Substitute Financier is taken to be a party to the Security Trust Deed and the Intercreditor Deed;

(d)           the Substitute Financier becomes bound by the Security Trust Deed and the Intercreditor Deed and has the same rights and assumes the same obligation as if it were a party to the Security Trust Deed as a “Beneficiary” and a “Senior Creditor” and a party to the Intercreditor Deed as a “Senior Creditor”;

(e)           each reference in the Security Trust Deed to a “Beneficiary” or a “Senior Creditor” is taken to include a reference to the Substitute Financier; and

(f)            each reference in the Intercreditor Deed to a “Senior Creditor” is taken to include a reference to the Substitute Financier.

2.3          Preservation of accrued rights

(a)           The Retiring Financier and all other parties to the Senior Finance Documents remain entitled to and bound by their respective rights and obligations in respect of the Substituted Commitment and any of their other rights and obligations under the Senior Finance Documents which have accrued up to the Substitution Date (including, under clauses 9.3, 9.4, 9.5, 13.1 and 16.7 with respect to facts and circumstances occurring prior to the Substitution Date).

(b)           Without limiting the general application of clause 2.3(a), the Retiring Financier remains entitled to repayment from the Security Trustee of the Secured Moneys due to the Retiring Financier under the Security Trust Deed actually payable before the Substitution Date.

3             Acknowledgments

3.1          Copies of Senior Finance Documents

The Substitute Financier acknowledges that it has received a copy of the Senior Finance Documents and all other information which it has requested in connection with the Senior Finance Documents.

3.2          Acknowledgment

The Substitute Financier acknowledges and agrees as specified:

(a)           in clause 18.14 of the Facility Agreement, which applies as if references to the Senior Agent included the Retiring Financier and references to any Senior Finance Document included this agreement; and

(b)           clause 6 of the Security Trust Deed.

3.3          Appointment of Attorney

Without limiting general application of clause 2, the Substitute Financier, for consideration received, irrevocably appoints as its attorney each person who under the terms of the Security Trust Deed is appointed an attorney of a “Beneficiary” on the same terms and for the same purpose as contained in the Security Trust Deed.

3

4             Payments

4.1          Payments by Agent

With effect on and from the Substitution Date the Senior Agent must make all payments due under the Facility Agreement in connection with the Substituted Commitment to the Substitute Financier, without having any further responsibility to the Retiring Financier in respect of the same.

4.2          As between Financiers

The Retiring Financier and the Substitute Financier must make directly between themselves the payments and adjustments which they agree with respect to accrued interest, fees, costs and other rights or other amounts attributable to the Substituted Commitment which accrue before the Substitution Date.

5             Warranty

Each of the Retiring Financier and the Substitute Financier represent and warrant to the other parties that the requirements of clause 19 of the Facility Agreement have been complied with in relation to the Substituted Commitment.

6             Notices

The details of the Substitute Financier for the purpose of schedule 1 of the Facility Agreement are as follows:

Name	ABN/ACN/ARBN	Australian Facility Office and Notice Details	US Facility Office and Notice Details
[ ]	[ ]	Address: [ ] Attention: [ ] Facsimile: [ ]	Address: [ ] Attention: [ ] Facsimile: [ ]

7             General

Clause 21 of the Facility Agreement applies to this agreement as if it were fully set out in this agreement.

4

8             Attorneys

Each of the attorneys executing this agreement states that the attorney has no notice of revocation of that attorney’s power of attorney.

Executed as a deed:

Retiring Financier:

Signed, sealed and delivered
for
[ ]
by its attorney in the
presence of:

Witness	Attorney

Name (please print)	Name (please print)

Substitute Financier:

Signed, sealed and delivered
for
[ ]
by its attorney in the
presence of:

Witness	Attorney

Name (please print)	Name (please print)

5

Senior Agent:

Signed, sealed and delivered
for
[ ]
by its attorney in the
presence of:

Witness	Attorney

Name (please print)	Name (please print)

6